EXHIBIT 10(k)
EXECUTION VERSION

AGREEMENT OF PURCHASE AND SALE
by and between
CMS ENTERPRISES COMPANY,
as Seller
and
ABU DHABI NATIONAL ENERGY COMPANY PJSC,
as Buyer
dated as of
February 3, 2007

i

Page
Section 9.16 Headings	67
Section 9.17 Waiver	68
Section 9.18 Amendment	68
EXHIBITS

A	Buyer Access and Support Agreement
B	License Agreement
C	Transition Services Agreement
D	CGIC Term Sheet
E	Seller’s Certificate
F	Buyer’s Certificate
G	JLEC Term Sheet
H	Seller Access and Support Agreement

INDEX OF DEFINED TERMS

2006 Financial Statements	56
Action	2
Affiliate	2
Agreement	1
Applicable Law	2
Article	12
Business Day	2
Business Materials	55
Buyer	1
Buyer Access and Support Agreement	2
Buyer Disclosure Letter	31
Buyer Indemnified Parties	61
Cap Amount	62
Casualty Insurance Claims	51
CGIC Loan Agreement	2
Claims	3
Closing	13
Closing Date	13
Closing Deductible Amount	62
Closing Payment	13
CMS	54
CMS Generation Co	54
Code	3
Competition Laws	3
Confidentiality Agreement	3
Consent and Support Agreement	1
Consolidated Income Tax Return	46
Contract	3
Damages	3
Deposit	13
Dispute	69
Distribution	3
Elections	43
Employees	21
Energy	1
Energy Guarantee	1
Environmental Laws	3
Environmental Permit	4
ERISA	4
Exchange Act	4
Exhibit	12
FERC	4
Final Forms 8883	43
FPA	4

v

GAAP	4
Generation	1
Generation Interests	1
Generation Non-U.S. Subsidiary	4
Generation Shares	16
Generation Subsidiaries	4
Generation U.S. Subsidiary	4
Governmental Authority	5
Guarantees	55
Hazardous Substances	5
ICAICC	45
Indebtedness	5
Indemnified Party	62
Indemnifying Party	62
Indemnity Period	60
Initial Deductible Amount	62
Insurance Policies	52
Intellectual Property	5
JLE Financial Statements	29
JLEC Refinancing	41
JLH Financial Statements	28
JLPE Financial Statements	29
Jorf	6
Jorf Common Agreement	3
Jorf Financial Statements	27
Jorf Project	6
Jubail	6
Jubail Financial Statements	27
Jubail Project	6
Knowledge of Buyer	6
Knowledge of Seller	6
Liabilities	6
License Agreement	6
Liens	7
Material Adverse Effect	7
Material Contract	19
Material Subsidiaries	9
Merger	1
Minimum Claim Amount	63
New York Courts	69
Neyveli	9
Neyveli Financial Statements	27
Neyveli Project	9
Non-Hired Employee	42
Owned IP	23
Ownership Percentage	9

Pension Plans	9
Permits	21
Permitted Liens	9
Person	10
Plans	21
Policies	26
Post-Closing Taxes	46
Pre-Closing Taxes	45
Prepayment Notice Date	41
Project	10
Purchase Price	13
Redomiciliation	1
Related Agreements	10
Released Parties	55
Reorganization	1
Rules	69
Schedule 5.4(a) Debt	40
Schedule 5.4(b) Debt	41
Schedule 5.6(a) Employees	42
Section	12
Section 5.7(j) Subsidiary	50
Seller	1
Seller Access and Support Agreement	10
Seller Disclosure Letter	15
Seller Indemnified Parties	62
Seller Returns	44
Seller’s Marks	55
Senior Employee	35
Shuweihat	10
Shuweihat Financial Statements	28
Shuweihat Project	10
Special Indemnity Period	60
Straddle Period	44
Straddle Period Returns	44
Straddle Statement	44
Subsidiary	10
Takoradi	11
Takoradi Financial Statements	28
Takoradi Project	11
Taweelah	11
Taweelah Financial Statements	28
Taweelah Project	11
Tax Claim	48
Tax Elections	56
Tax Indemnified Party	48
Tax Indemnifying Party	48

Tax Return	11
Taxes	11
Third-Party Claim	65
Transfer Taxes	50
Transferred Employees	42
Transition Services Agreement	11
Treasury Regulation	11
UK Financial Statements	28
VAT	11

AGREEMENT OF PURCHASE AND SALE
     This AGREEMENT OF PURCHASE AND SALE (the “Agreement”), dated as of February 3, 2007, is made and entered into by and between CMS Enterprises Company, a Michigan corporation (“Seller”) and Abu Dhabi National Energy Company PJSC, a United Arab Emirates public joint stock company (“Buyer”).
W I T N E S S E T H:
     WHEREAS, CMS Generation Co., a Michigan corporation and wholly owned, direct subsidiary of Seller (“Generation”), itself and through its subsidiaries and various equity investments, is engaged in domestic and international independent power production;
     WHEREAS, prior to the Closing, Seller shall cause the reorganization pursuant to Section 5.15 to be completed (the “Reorganization”);
     WHEREAS, following the Reorganization, Generation will directly or indirectly hold ownership interests in energy projects located in Morocco, Saudi Arabia, India, Ghana and the United Arab Emirates;
     WHEREAS, prior to the Closing, Seller shall (a) cause Generation to be merged by operation of law into a Delaware limited liability company in accordance with Section 5.16 (the “Merger”) and (b) use its reasonable best efforts, following the Merger, to cause Generation to be redomiciled in the Cayman Islands (the “Redomiciliation”);
     WHEREAS, following the Merger, Seller will own all of the issued and outstanding limited liability interests of Generation (the “Generation Interests”) and all assets held directly or indirectly by Generation;
     WHEREAS, Buyer desires to purchase, and Seller desires to sell to Buyer, the Generation Interests, upon the terms and subject to the conditions set forth herein;
     WHEREAS, pursuant to a guarantee agreement, CMS Energy Corporation, the parent corporation of Seller (“Energy”), has agreed to guarantee Seller’s obligations under this Agreement (the “Energy Guarantee”); and
     WHEREAS, in connection with the transaction contemplated by this Agreement, Buyer and Seller are entering into an agreement, dated as of the date hereof, in respect of certain third party consents and refinancing matters (the “Consent and Support Agreement”);
     NOW, THEREFORE, in consideration of the foregoing, the representations, warranties, covenants and agreements set forth in this Agreement, and other good and valuable consideration, the adequacy and receipt of which are hereby acknowledged, the parties hereby agree as follows:

ARTICLE I
DEFINITIONS; INTERPRETATIONS
          Section 1.1 Specific Definitions. For purposes of this Agreement, the following terms shall have the meanings set forth below:

“Action” “Affiliate”	shall mean any administrative, regulatory, judicial or other formal proceeding, action, Claim, suit, investigation or inquiry by or before any Governmental Authority, arbitrator or mediator.

shall have the meaning set forth in Rule 12b-2 of the General Rules and Regulations under the Exchange Act.

“Applicable Law”	shall mean any statute, treaty, code, law, ordinance, executive order, rule or regulation (including a regulation that has been formally promulgated in a rule-making proceeding but, pending final adoption, is in proposed or temporary form having the force of law); guideline or notice having the force of law; or approval, permit, license, franchise, judgment, order, decree, injunction or writ of any Governmental Authority applicable to a specified Person or specified property, as in effect from time to time.

“Business Day”	shall mean any day that is not a Saturday, Sunday or other day on which banks are required or authorized by law to be closed in the City of New York.

“Buyer Access and Support Agreement”	shall mean the access and support agreement to be entered into on the Closing Date between Seller and Buyer, substantially in the form of the agreement attached hereto as Exhibit A.

“CGIC Loan Agreement”	shall mean the loan agreement between Buyer or an Affiliate thereof and CMS Generation Investment Company IV, together with the related guarantee (which shall be released at Closing) in respect of all obligations of CMS Generation Investment Company IV’s obligations thereunder from CMS Energy Corporation, which agreement shall be entered into prior to the Closing Date, substantially on the terms set forth in Exhibit D.

“Claims”	shall mean any and all claims, lawsuits, demands, causes of action, investigations and other proceedings (whether or not before a Governmental Authority).

“Code”	shall mean the Internal Revenue Code of 1986, as amended.

“Jorf Common Agreement”	shall mean the common agreement, dated as of September 4, 1997, among Jorf and various lenders and their agents party thereto.

“Competition Laws”	shall mean applicable U.S. state and federal and foreign antitrust or competition laws and regulations.

“Confidentiality Agreement”	shall mean the confidentiality agreement entered into by and between Buyer and Seller, dated June 19, 2006.

“Contract”	shall mean any contract, indenture, note, bond, loan, license, guarantee or other binding instrument or agreement.

“Damages”	shall mean out-of-pocket judgments, settlements, fines, penalties, damages, Liabilities, losses, Taxes or deficiencies, costs and expenses, including reasonable attorney’s fees, court costs, expenses of arbitration or mediation, and other out-of-pocket expenses incurred in investigating or preparing the foregoing; provided, however, that “Damages” shall not include incidental, indirect or consequential damages, damages for lost profits or other special, punitive or exemplary damages.

“Distribution”	shall mean, in relation to Generation or any Material Subsidiary:

(i) any dividend, distribution, repayment or repurchase of share capital or other return of capital to such Person’s shareholders or equivalent holders of its ownership interests;

(ii) any repayment of any loan owed to an Affiliate of such Person;

(iii) any loan made to an Affiliate of such Person, in each case, other than Generation or any Material Subsidiary, in each case, other than to Generation or any Material Subsidiaries.

“Environmental Laws”	shall mean all Applicable Laws in effect and existence as of the Closing Date where Generation and the Material Subsidiaries currently operate relating to pollution or protection of human health or the environment, natural resources or safety and health, including laws relating to releases or threatened releases of Hazardous Substances into the environment (including ambient air, surface water, groundwater, land, surface and subsurface strata).

“Environmental Permit”	shall mean any Permit, formal exemption, identification number or other authorization issued by a Governmental

Authority pursuant to an applicable Environmental Law.

“ERISA”	shall mean the Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated thereunder.

“Exchange Act”	shall mean the Securities Exchange Act of 1934, as amended.

“FERC”	shall mean the United States Federal Energy Regulatory Commission.

“FPA”	shall mean the Federal Power Act, as amended.

“GAAP”	shall mean generally accepted accounting principles applicable to the relevant entity, as in effect from time to time, applied on a consistent basis provided that, in relation to any Person, where that Person publishes financial statements in accordance with local generally accepted accounting principles and an international set of generally accepted accounting principles such as the generally accepted accounting principles in the United States of America or International Financial Reporting Standards, “GAAP” in relation to that Person shall mean the international set of generally accepted accounting principles.

“Generation Non-U.S. Subsidiary”	shall mean any Generation Subsidiary which is not a Generation U.S. Subsidiary.

“Generation Subsidiaries”	shall mean (a) those entities that are Subsidiaries of Generation following the Reorganization, (b) Jorf, (c) Jubail and (d) Neyveli.

“Generation U.S. Subsidiary”	shall mean any Generation Subsidiary that is organized or created under the laws of the United States or any state thereof, including the District of Columbia.

“Governmental Authority”	shall mean any executive, legislative, judicial, tribal, regulatory, taxing or administrative agency, body, commission, department, board, court, tribunal, arbitrating body or authority of the United States or any foreign country, or any state, local or other governmental subdivision thereof, including regulatory authorities that have relevant legal authority over the business, operations or assets of Generation and/or the Material Subsidiaries.

“Hazardous Substances”	shall mean any chemicals, materials or substances defined as or included in the definition of “hazardous substances”, “hazardous wastes”, “hazardous materials”, “hazardous constituents”, “restricted hazardous materials”, “extremely hazardous substances”, “toxic substances”, “contaminants”, “pollutants”, “toxic pollutants”, or words of similar meaning and regulatory effect under any Applicable Law.

“Indebtedness”	shall mean (i) all liabilities and obligations of a Person for borrowed money or evidenced by notes, bonds, commercial paper or similar instruments; (ii) indebtedness under any hedging instrument (including any interest rate swap, currency swap, cap, collar, floor, forward or option but excluding commodity swaps); (iii) obligations in respect of the deferred purchase price of property or services (other than in the ordinary course of business consistent with past practice) to the extent that such amount would be accrued as a liability on a balance sheet prepared in accordance with GAAP; (iv) obligations in respect of finance or capitalized leases or hire purchase contracts, in the amount accrued as a liability on a balance sheet prepared in accordance with GAAP; (v) receivables sold or discounted (other than any receivables sold on a fully non-recourse basis); (vi) any counter-indemnity obligation in respect of a guarantee, indemnity, bond, standby or other documentary letter of credit or any other instrument issued by a bank or financial institution; (vii) off-balance sheet arrangements (as defined in Item 303(a) of Regulation S-K of the Securities and Exchange Committee) of a Person that would be required to be recorded on the balance sheet of such Person by the Sarbanes-Oxley Act of 2002; or (viii) the amount of any liability in respect of a guarantee or indemnity for any of the items referred to in paragraphs (i) to (vii) above.

“Intellectual Property”	shall mean all U.S. and foreign (a) patents and patent applications, (b) trademarks, service marks, logos, slogans, and trade dress, (c) copyrights, (d) software (excluding commercial off-the-shelf software) and (e) all confidential and proprietary information and know-how.

“Jorf”	shall mean Jorf Lasfar Energy Company, SCA.

“Jorf Project”	shall mean CMS Enterprises International LLC, CMS Enterprises Investment Company I, CMS Generation Investment Company IV, CMS Generation Luxembourg S.A.R.L., CMS Generation Investment Company II, CMS Generation Netherlands B.V., CMS Generation Jorf Lasfar II Limited Duration Company, CMS Generation Jorf Lasfar I Limited Duration Company, Jorf Lasfar Power Energy Aktiebolag, Jorf Lasfar Energiaktiebolag, Jorf Lasfar Handelsbolag, Jorf Lasfar I Handelsbolag, Jorf Lasfar Power Energy Handelsbolag and Jorf Lasfar Energy Company, SCA, taken as a whole.

“Jubail”	shall mean Jubail Energy Company.

“Jubail Project”	shall mean CMS Generation Investment Company VII, CMS Jubail Investment Company I and Jubail Energy Company, taken as a whole.

“Knowledge of Buyer”	shall mean the knowledge, after due inquiry, of Buyer, Shuweihat Power PJSC and Emirates Power PJSC.

“Knowledge of Seller”	shall mean the actual knowledge of Daniel B. Dexter and the following officers of Seller: David W. Joos, Thomas W. Elward, Thomas J. Webb, John M. Butler, David G. Mengebier, Glenn P. Barba, Carol A. Isles, Thomas L. Miller, Laura L. Mountcastle, Catherine M. Reynolds, Michael J. Shore, Joseph P. Tomasik and Theodore J. Vogel, after having made due inquiry of the Persons set forth in Section 1.1(i) of the Seller Disclosure Letter with respect to the representations and warranties listed next to such Persons’ name.

“Liabilities”	shall mean any and all debts, liabilities, commitments and obligations, whether or not fixed, contingent or absolute, matured or unmatured, liquidated or unliquidated, accrued or unaccrued, known or unknown, whether or not required by GAAP to be reflected in financial statements or disclosed in the notes thereto.

“License Agreement”	shall mean the license agreement to be entered into on the Closing Date between Seller and Buyer, substantially in the form of the agreement attached hereto as Exhibit B.

“Liens”	shall mean any mortgage, pledge, lien (statutory or otherwise and including, without limitation, environmental, ERISA and tax liens), security interest, easement, right of way, limitation, encroachment, covenant, claim, restriction, right, option, conditional sale or other title retention agreement, charge or encumbrance of any kind or nature (except for any restrictions arising under any applicable securities laws).

“Material Adverse Effect”	shall mean a material adverse effect on (a) the business, financial condition or assets of Generation and the Material Subsidiaries, taken as a whole or (b) the ability of Seller to consummate the transactions contemplated hereby, in each case, other than any effect resulting from, relating to or arising out of: (i) the negotiation, execution, announcement of this Agreement and the transactions contemplated hereby, including the impact thereof on relationships, contractual or otherwise, with customers, suppliers, distributors, partners, joint owners or venturers and employees, (ii) the general state of the industries in which Generation or the Material Subsidiaries operate, to the extent Generation and the Material Subsidiaries, taken as a whole are not disproportionately affected (including (A) pricing levels, (B) changes in the international, national, regional or local wholesale or retail markets for fuel sources or electricity or (C) rules, regulations or decisions of Governmental Authorities, including FERC, or the courts affecting the electricity generation industry as a whole, or rate orders, motions, complaints or other actions affecting Generation or the Material Subsidiaries), (iii) any condition described in the Seller Disclosure Letter, (iv) general legal, regulatory, political, business, economic, capital market and financial market conditions (including prevailing interest rate levels and foreign exchange rates), or conditions otherwise generally affecting the industries in which Generation or the Material Subsidiaries operate, to the extent Generation and the Material Subsidiaries, taken as a whole are not disproportionately affected, (v) any change in law, rule or regulation or GAAP or interpretations thereof applicable to Generation, the Material Subsidiaries, Seller or Buyer, to the extent Generation and the Material Subsidiaries, taken as a whole are not disproportionately affected, (vi) acts of God, national or international political or social conditions, including the engagement by any nation or Person in hostilities, whether commenced before or after the date hereof, and whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack, to the extent Generation and the Material Subsidiaries, taken as a whole are not disproportionately affected, or (vii) general economic conditions in any of the geographic areas in which Generation or the Material Subsidiaries operates, to the extent Generation and the Material Subsidiaries, taken as a whole are not disproportionately affected; provided, that for purposes of determining a “Material Adverse Effect”, any effect on the business, financial condition or assets of the business of any Material Subsidiary shall include only the portion of such effect attributable to the ownership interest of Generation and its Affiliates and shall exclude any portion of such effect attributable to the ownership interest of any third party in such Material Subsidiary and, provided, further, that for the avoidance of doubt, without prejudice to the exclusions set forth in paragraphs (i) to (vii) (inclusive) above, which exclusions shall apply in all respects, in relation to any determination of whether a “Material Adverse Effect” has occurred, a Material Adverse Effect shall be deemed to have occurred, except for purposes of Section 6.2(a), if:

(A) any event or circumstance, which individually or in the aggregate, has resulted in Generation’s gross consolidated billed revenues (calculated in a manner consistent with past practice and the best practices of a reasonable and prudent operator of a similar business, Section 1.1(ii) of the Seller Disclosure Letter and including any amounts paid as a result of business interruption insurance (without double counting)) for the period commencing on the date hereof and ending on the Closing Date being $50,000,000 (fifty million dollars) less than the forecasted revenues for such period as set forth in Section 1.1(ii) of the Seller Disclosure Letter (which calculation, for the avoidance of doubt, shall include any such gross consolidated billed revenues for such period that are more than such forecasted revenues for such period as an offset to such gross consolidated billed revenues that are less than such forecasted revenues), or

(B) any event or circumstance that, in the opinion of a third party consultant to be mutually agreed upon by the parties, will result in a shutdown of a Project for a period of six (6) months (for any Project that has more than one generating unit) or eight (8) months (for any Project that has only one generating unit).

“Material Subsidiaries”	shall mean the Generation Subsidiaries, Shuweihat and Taweelah.

“Neyveli”	shall mean ST-CMS Electric Company Private Limited.

“Neyveli Project”	shall mean CMS International Ventures, L.L.C., CMS Generation Investment Company III, CMS Generation Neyveli Ltd., ST-CMS Electric Company (Mauritius) and ST-CMS Electric Company Pvt. Ltd., taken as a whole.

“Ownership Percentage”	shall mean, with respect to any Material Subsidiary, the percentage of the equity represented by securities or ownership interests, or, in the case of a partnership, the percentage of the profits and losses of such partnership, owned directly or indirectly by Generation as of the Closing Date.

“Pension Plans”	shall mean all Plans providing pensions, superannuation benefits or retirement savings, including pension plans, top up pensions or supplemental pensions.

“Permitted Liens”	shall mean (a) zoning, planning and building codes and other applicable laws regulating the use, development and occupancy of real property and permits, consents and rules under such laws, (b) encumbrances, easements, rights-of-way, covenants, conditions, restrictions and other matters affecting title to real property which do not materially detract from the value of such real property or materially restrict the use of such real property, (c) leases and subleases of real property requiring payments of less than $500,000, (d) all easements, encumbrances or other matters which are necessary for utilities and other similar services on real property, (e) Liens to secure Indebtedness in an amount less than $1,000,000 reflected in the financial statements of Generation or the Material Subsidiaries or Indebtedness incurred in the ordinary course of business, consistent with past practice, after the date thereof, (f) Liens for Taxes and other governmental levies, in each case in an amount less than $100,000 not yet due and payable or, if due, (i) not delinquent or (ii) being contested in good faith by appropriate proceedings during which collection or enforcement against the property is stayed and with respect to which adequate reserves have been established and are being maintained to the extent required by GAAP, (g) mechanics’, workmen’s, repairmen’s, materialmen’s, warehousemen’s, carriers’ or other Liens, including all statutory Liens, arising or incurred in the ordinary course of business, (h) original purchase price conditional sales contracts and equipment leases with third parties entered into in the ordinary course of business, (i) Liens that do not materially interfere with or materially affect the value or use of the respective underlying asset to which such Liens relate and (j) Liens that are reflected in any Material Contract.

“Person”	shall mean any natural person, corporation, company, general partnership, limited partnership, limited liability partnership, joint venture, proprietorship, limited liability company, or other entity or business organization or vehicle, trust, unincorporated organization or Governmental Authority or any department or agency thereof.

“Project”	shall mean Jorf Project, Jubail Project, Neyveli Project, Shuweihat Project, Takoradi Project or Taweelah Project.

“Related Agreements”	shall mean the Buyer Access and Support Agreement, the Seller Access and Support Agreement, the License Agreement, and the Transition Services Agreement.

“Seller Access and	shall mean the access and support agreement to be entered into

Support Agreement”	on the Closing Date between Seller and Buyer, substantially in the form of the agreement attached hereto as Exhibit H.

“Shuweihat”	shall mean Shuweihat General Partner Company, Shuweihat Limited Partnership, Shuweihat O&M Limited Partnership, Shuweihat O&M General Partner Company and Shuweihat CMS International Power Company.

“Shuweihat Project”	shall mean CMS Generation Investment Company VII, Shuweihat General Partner Company, Shuweihat Limited Partnership, Shuweihat CMS International Power Company and Shuweihat Shared Facilities Company LLC, taken as a whole.

“Subsidiary”	of any entity means, at any date, any Person of which securities or other ownership interests representing more than fifty percent (50%) of the equity or more than fifty percent (50%) of the ordinary voting power or, in the case of a partnership, more than fifty percent (50%) of the general partnership interests or more than fifty percent (50%) of the profits or losses of which are, as of such date, owned, controlled or held by the applicable Person or one or more subsidiaries of such Person.

“Takoradi”	shall mean Takoradi International Company.

“Takoradi Project”	shall mean CMS Generation Investment Company VI, CMS Takoradi Investment Company, CMS Takoradi Investment Company II and Takoradi International Company, taken as a whole.

“Taweelah”	shall mean Emirates CMS Power Company.

“Taweelah Project”	shall mean CMS Generation Taweelah Limited, Emirates CMS Power Company and Taweelah Shared Facility Company LLC, taken as a whole.

“Tax Return”	shall mean any report, return, declaration, or other information required to be supplied to a Governmental Authority in connection with Taxes including any schedule thereto, claim for refund or amended return.

“Taxes”	shall mean all United States federal, state or local or non-United States taxes, assessments, charges, duties, levies or other similar governmental charges of any nature, including all income, franchise, profits, capital gains, capital stock, transfer, sales, use, occupation, property, excise or excise duty, severance, windfall profits, stamp, stamp duty reserve, license, payroll, withholding, ad valorem, value added, alternative minimum, environmental, customs, social security (or similar), unemployment, sick pay, disability, registration, service and other taxes, assessments, charges, duties, fees, levies or other similar governmental charges of any kind whatsoever, whether disputed or not, together with all estimated taxes, deficiency assessments, additions to tax, penalties and interest.

“Transition Services Agreement”	shall mean the transition services agreement to be entered into on the Closing Date between Seller and Buyer, substantially in the form of the agreement attached hereto as Exhibit C.

“Treasury Regulation”	shall mean the income Tax regulations, including temporary and proposed regulations, promulgated under the Code, as amended.

“VAT”	shall mean (i) in member States of the European Union, taxes in those States imposed by or in compliance with the Sixth Council Directive of the European Communities (as amended from time to time) and (ii) in other states, any value added tax or other similar tax.
          Section 1.2 Interpretation.
               (a) Unless the context of this Agreement otherwise requires, (i) words of any gender include the other gender; (ii) words using the singular or plural number also include the plural or singular number, respectively; (iii) the terms “hereof,” “herein,” “hereby” and derivative or similar words refer to this entire Agreement; (iv) the terms “Article,” “Section” and “Exhibit” refer to the specified Article, Section and Exhibit of this Agreement, respectively; (v) “including,” shall mean “including, but not limited to;” and (vi) reference to any Person includes such Person’s successors and permitted assigns. Unless otherwise expressly provided, any agreement, instrument, law or regulation defined or referred to herein means such agreement, instrument, law or regulation as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of a law or regulation) by succession of comparable successor law and includes (in the case of agreements or instruments) references to all attachments thereto and instruments incorporated therein.
               (b) As of the Closing Date, the term “Generation” shall mean CMS Generation LLC, a Delaware limited liability company, if the Merger has occurred but the Redomiciliation has not yet occurred as of the Closing Date, and CMS Generation LLC, a Cayman Islands limited liability company, if the Redomiciliation has occurred as of the Closing Date.
               (c) For purposes of Article III, (i) all representations and warranties made by Seller (other than those representations and warranties set forth in

Section 3.1, 3.2 and 3.3(a)-(g) inclusive) with respect to Jorf, Jubail, Neyveli, Shuweihat and Taweelah (or which are picked up through references to Generation Subsidiaries or Material Subsidiaries) shall automatically be deemed to be qualified by the Knowledge of Seller and (ii) all representations and warranties made by Seller with respect to Shuweihat CMS International Power Company and Taweelah shall automatically be deemed to be qualified by the Knowledge of Seller and the Knowledge of Buyer.
               (d) For purposes of Article V, in the event that Seller shall be obligated to cause, or use its reasonable best efforts to cause, an Affiliate or Material Subsidiary over which it does not have voting control to act or not act, it shall be obligated to exercise all of its contractual and other rights to cause such action or inaction by such Affiliate or Material Subsidiary.
               (e) Unless otherwise indicated, all references to Generation or a Material Subsidiary in Articles I, III and V shall be to Generation and the Material Subsidiaries assuming the Reorganization has occurred.
ARTICLE II
SALE AND PURCHASE
          Section 2.1 Agreement to Sell and Purchase.
               (a) Buyer and Seller hereby agree that, upon the terms and subject to the satisfaction or waiver, if permissible, of the conditions hereof, at the Closing, Buyer shall purchase, acquire and accept from Seller, and Seller shall sell, convey, assign, transfer and deliver to Buyer, the Generation Interests, free and clear of all Liens. In consideration for the purchase of the Generation Interests pursuant to this Section 2.1(a), Buyer shall deliver to the Seller (i) the Deposit pursuant to Section 2.1(b) and (ii) the Closing Payment pursuant to Section 2.1(c) (collectively, together with any amounts disbursed to Seller or its Affiliates, on the one hand, by Buyer or its Affiliates, on the other hand, pursuant to the CGIC Loan Agreement, the “Purchase Price”).
               (b) Upon the receipt of the Energy Guarantee (together with a copy of the authorizing board resolutions of Energy), Buyer shall pay to Seller, in consideration for the execution by Seller of this Agreement and the covenants and agreements set forth herein, an amount in cash equal to $75,000,000 (the “Deposit”) by wire transfer of same day funds to an account or accounts and in such amounts as designated by Seller prior to the execution of this Agreement.
               (c) At the Closing, Buyer shall pay to Seller, in consideration for the purchase of the Generation Interests pursuant to Section 2.1(a), an amount in cash equal to the difference between (i) $825,000,000 and (ii) any amounts disbursed to Seller or its Affiliates, on the one hand, by Buyer or its Affiliates, on the other hand, pursuant to the CGIC Loan Agreement (the “Closing Payment”).
          Section 2.2 Time and Place of Closing.

               (a) Upon the terms and subject to the satisfaction or, if permissible, waiver, of the conditions of this Agreement, the consummation of the transactions contemplated by this Agreement (the “Closing”) shall take place on the fifth (5th) Business Day following the satisfaction or, if permissible, waiver of the conditions set forth in Article VI hereof (other than conditions which by their nature can be satisfied only at the Closing), at 10:00 a.m. New York City time, at the offices of Skadden, Arps, Slate, Meagher & Flom LLP, Four Times Square, New York, New York 10036, or at such other time and place as shall be agreed upon by the parties hereto. The date on which the Closing occurs is herein referred to as the “Closing Date.”
               (b) At the Closing, Seller shall deliver or cause to be delivered to Buyer (unless previously delivered), the following items:
               (i) a certificate or certificates representing the Generation Interests (or other appropriate certificates evidencing transfer of ownership), accompanied by stock or similar powers duly endorsed in blank by Seller or accompanied by instruments of transfer duly executed by Seller;
               (ii) the officer’s certificate referred to in Section 6.2(c);
               (iii) a duly executed counterpart of each of the Related Agreements;
               (iv) written resignations, effective as of the Closing Date, from each of the officers and directors of any of Generation or the Material Subsidiaries, to the extent such officers and directors are appointed or nominated by Seller or its Affiliates and will not continue to perform such roles following Closing;
               (v) such other duly executed instruments of transfer, assignment or assumption and such other documents as may be reasonably requested by Buyer to evidence the proper consummation of Closing in connection with the transactions contemplated hereby; and
               (vi) all documentation required to be executed by Seller or its Subsidiaries relating to the transactions contemplated by Section 5.4 hereof.
               (c) At the Closing, Buyer shall deliver or cause to be delivered to Seller (unless previously delivered), the following items:
               (i) the Closing Payment by wire transfer of same day funds to an account or accounts and in such amounts as designated by Seller in writing at least two Business Days prior to the Closing Date;

               (ii) the officer’s certificate referred to in Section 6.3(c);
               (iii) a duly executed counterpart of each of the Related Agreements;
               (iv) all documentation required to be executed by Buyer or its Affiliates relating to the transactions contemplated by Section 5.4 hereof; and
               (v) such other duly executed instruments of transfer, assignment or assumption and such other documents as may be reasonably requested by Seller to evidence the proper consummation of Closing in connection with the transactions contemplated hereby.
ARTICLE III
REPRESENTATIONS AND WARRANTIES OF SELLER
     Except as set forth in a letter delivered by Seller to Buyer on the date hereof (the “Seller Disclosure Letter”), Seller hereby represents and warrants to Buyer as follows:
          Section 3.1 Corporate Organization; Qualification. (a) Seller is duly incorporated, validly existing and in good standing under the Laws of Michigan. Each of Generation and the Material Subsidiaries is duly organized and validly existing and each of Generation (as of the date hereof) and the Material Subsidiaries organized in the United States is in good standing, in each case under the laws of its governing jurisdiction.
               (b) Each of Generation and the Material Subsidiaries has the requisite power to carry on its businesses as currently conducted in all material respects.
               (c) Each of Generation and the Material Subsidiaries is duly qualified to do business in each of the jurisdictions in which the ownership, operation or leasing of its properties or assets or the conduct of its business requires it to be so qualified, except where the failure to be so qualified would not materially and adversely affect the ability of, or timing for, Seller to consummate the transactions contemplated by this Agreement or Related Agreements or materially and adversely affect the business or operations of such entity.
          Section 3.2 Authority Relative to this Agreement.
               (a) Seller has full corporate power and authority to execute and deliver this Agreement, the Related Agreements, the Consent and Support Agreement and the other agreements, documents and instruments to be executed and delivered by it in connection with this Agreement and the Related Agreements and to consummate the transactions contemplated hereby and thereby.

               (b) The execution, delivery and performance of this Agreement, the Related Agreements, the Consent and Support Agreement and the other agreements, documents and instruments to be executed and delivered by Seller in connection with this Agreement, the Related Agreements or the Consent and Support Agreement and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by all the necessary action on the part of Seller, and no other corporate or other proceedings on the part of Seller are necessary to authorize this Agreement, the Related Agreements, the Consent and Support Agreement and the other agreements, documents and instruments to be executed and delivered by Seller in connection with this Agreement, the Related Agreements and the Consent and Support Agreement or to consummate the transactions contemplated hereby and thereby.
               (c) This Agreement and the Consent and Support Agreement have been, and the Related Agreements and the other agreements, documents and instruments to be executed and delivered in connection with this Agreement, the Related Agreements or the Consent and Support Agreement as of or prior to the Closing Date will be, duly and validly executed and delivered by Seller and, assuming that this Agreement, the Related Agreements, the Consent and Support Agreement and the other agreements, documents and instruments to be executed and delivered by Seller in connection with this Agreement, the Related Agreements or the Consent and Support Agreement constitute legal, valid and binding agreements of Buyer, are (in the case of this Agreement and the Consent and Support Agreement) or will be as of the Closing Date (in the case of the Related Agreements and the other agreements, documents and instruments to be executed and delivered on or prior to the Closing Date in connection with this Agreement, the Related Agreements or the Consent and Support Agreement) enforceable against Seller in accordance with their respective terms, except that such enforceability may be limited by applicable bankruptcy, insolvency, moratorium or other similar laws affecting or relating to enforcement of creditors’ rights generally or general principles of equity.
          Section 3.3 Generation Interests.
               (a) As of the date hereof, all of the outstanding shares of capital stock of Generation (the “Generation Shares”) are duly authorized, validly issued and fully paid and were not issued in violation of any preemptive rights. As of the date hereof, except as set forth in Section 3.3(a) of the Seller Disclosure Letter, (i) there are no shares of capital stock of Generation authorized, issued or outstanding or reserved for any purpose and (ii) there are no (A) existing options, warrants, calls, preemptive rights, subscriptions or other rights, agreements, arrangements or commitments of any character, relating to the Generation Shares, obligating Seller or any of its Affiliates to issue, transfer or sell, or cause to be issued, transferred or sold, any of the Generation Shares, (B) outstanding securities of Seller or its Affiliates that are convertible into or exchangeable or exercisable for any of the Generation Shares, (C) options, warrants or other rights to purchase from Seller or its Affiliates any such convertible or exchangeable securities, (D) outstanding Liabilities to pay any additional amounts on the Generation Shares (including any outstanding shareholder loan arrangements) or (E) other than this Agreement, Contracts of any kind relating to the issuance of any of the Generation

Shares, or any such options, warrants or rights, pursuant to which, in any of the foregoing cases, Seller or its Affiliates are subject or bound.
               (b) As of the Closing Date, the Generation Interests will be duly authorized and not issued in violation of any preemptive rights. As of the Closing Date, except as set forth in Section 3.3(b) of the Seller Disclosure Letter, (i) there will be no shares of capital stock or other equity interests of Generation authorized, issued or outstanding or reserved for any purpose and (ii) there will be no (A) existing options, warrants, calls, preemptive rights, subscriptions or other rights, agreements, arrangements or commitments of any character, relating to the Generation Interests, obligating Seller or any of its Affiliates to issue, transfer or sell, or cause to be issued, transferred or sold, any of the Generation Interests, (B) outstanding securities of Seller or its Affiliates that are convertible into or exchangeable or exercisable for any of the Generation Interests, (C) options, warrants or other rights to purchase from Seller or its Affiliates any such convertible or exchangeable securities, (D) outstanding Liabilities to pay any additional amounts on the Generation Interests (including any outstanding shareholder loan arrangements) or (E) other than this Agreement or Contracts of any kind relating to the issuance of any of the Generation Interests, or any such options, warrants or rights, pursuant to which, in any of the foregoing cases, Seller or its Affiliates are subject or bound.
               (c) As of the date hereof, except as set forth in Section 3.3(c) of the Seller Disclosure Letter, Seller owns all of the issued and outstanding Generation Shares and has good, valid and marketable title to the Generation Shares, free and clear of all Liens or other defects in title, and the Generation Shares have not been pledged or assigned to any Person. Except as set forth in Section 3.3(c) of the Seller Disclosure Letter, as of the date hereof, the Generation Shares owned by Seller are not subject to any restrictions on transferability other than those imposed by this Agreement and by applicable securities laws.
               (d) As of the Closing Date, except as set forth in Section 3.3(d) of the Seller Disclosure Letter, Seller will own all of the issued and outstanding Generation Interests and will have good, valid and marketable title to the Generation Interests, free and clear of all Liens or other defects in title, and the Generation Interests will not have been pledged or assigned to any Person. As of the Closing Date, the Generation Interests owned by Seller will not be subject to any restrictions on transferability other than those imposed by this Agreement and by applicable securities laws.
               (e) Assuming the Reorganization has occurred, except as set forth in Section 3.3(e)(i) of the Seller Disclosure Letter, Generation and each Person in which Generation, directly or indirectly, holds shares, outstanding capital stock or partnership or other ownership interests as described in the corporate organization chart set forth in Section 5.15 of the Seller Disclosure Letter, as applicable, has good, valid and marketable title to such shares of outstanding capital stock or partnership or other ownership interest of each Material Subsidiary as set forth in Section 3.3(e)(ii) of the Seller Disclosure Letter.

               (f) Section 3.3(f) of the Seller Disclosure Letter sets forth, as of the date hereof, assuming completion of the Reorganization, a complete and accurate list of each Material Subsidiary, including its name, its jurisdiction of incorporation, its authorized and outstanding capital stock or partnership or other ownership interest and the percentage of its outstanding capital stock or partnership or other ownership interest owned by Generation or its Subsidiaries. Except as set forth in Section 3.3(f) of the Seller Disclosure Letter, the shares of outstanding capital stock or partnership or other ownership interests of each Material Subsidiary held by Generation or its Subsidiaries are duly authorized, validly issued, fully paid and nonassessable, and are held of record by Generation or its Subsidiaries, free and clear of Liens. Except as set forth in Section 3.3(f) of the Seller Disclosure Letter, there are no (i) existing options, warrants, calls, preemptive rights, subscriptions or other rights, agreements, arrangements or commitments of any character, relating to the capital stock or partnership or other ownership interest of any Material Subsidiary held by Generation or its Affiliates, obligating Seller or Generation or any of their Affiliates to issue, transfer or sell, or cause to be issued, transferred or sold, any capital stock or partnership or other ownership interest of any Material Subsidiary, (ii) outstanding securities or partnership or other ownership interest of Seller or Generation or their Affiliates that are convertible into or exchangeable or exercisable for any of capital stock or partnership or other ownership interest of any Material Subsidiary, (iii) options, warrants or other rights to purchase from Seller or Generation or their Affiliates any such convertible or exchangeable securities or (iv) other than this Agreement, contracts, agreements or arrangements of any kind relating to the issuance of any of the capital stock or partnership or other ownership interest of any Material Subsidiary held by Generation or its Affiliates, or any such options, warrants or rights, pursuant to which, in any of the foregoing cases, Seller or its Affiliates are subject or bound.
               (g) Assuming completion of the Reorganization, other than the Material Subsidiaries or as otherwise set forth in Section 3.3(g) of the Seller Disclosure Letter, there are no Persons in which any of Generation or any Material Subsidiary owns any equity or other similar interest.
               (h) Except as set forth in Section 3.3(h) of the Seller Disclosure Letter, Generation or a Material Subsidiary (as applicable) has valid title to or leases, free and clear of any Liens (other than Permitted Liens) all material assets used or held for use by Generation or a Material Subsidiary (as applicable), except for such material assets the failure of which to so own or lease would not, individually or in the aggregate, materially impact the business or operations of Generation or a Project.

          Section 3.4 Consents and Approvals. Except as set forth in Section 3.4 of the Seller Disclosure Letter, Seller requires no Permit, consent, approval or authorization of, or filing, registration or qualification with, any Governmental Authority or any other Person (including pursuant to the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Acts of 2001) as a condition to the execution and delivery by Seller of this Agreement or the performance of its obligations hereunder, except where the failure to obtain such Permit, consent, approval or authorization of, or filing of, registration or qualification with, any Governmental Authority, or any other Person would not be material to the business, financial condition or assets of Generation and the Material Subsidiaries, taken as a whole.
          Section 3.5 No Conflict or Violation. Except as set forth in Section 3.5 of the Seller Disclosure Letter, the execution, delivery and performance by Seller (or Seller’s relevant Affiliates, if appropriate) of this Agreement, the Related Agreements and the Consent and Support Agreement do not:
               (a) violate or conflict with any provision of the organizational documents or bylaws of Seller, Generation or any Material Subsidiary;
               (b) violate any applicable provision of a law, statute, judgment, order, writ, injunction, decree, award, rule or regulation of any Governmental Authority, except where such violations that would not, individually or in the aggregate, be material;
               (c) violate, result in a breach of, constitute (with due notice or lapse of time or both) a default or cause any obligation, penalty or premium to arise or accrue under any Material Contract, lease, loan, mortgage, security agreement, trust indenture or other material agreement or instrument to which Generation or any Material Subsidiary is a party or by which any of them is bound or to which any of their respective properties or assets is subject, except for violations, breaches or defaults that would not, individually or in the aggregate, be material;
               (d) result in the imposition or creation of any Lien upon or with respect to any of the properties or assets owned or used by Generation or a Material Subsidiary; or
               (e) result in the cancellation, modification, revocation or suspension of any Permits or, to the Knowledge of Seller, in the failure to renew any Permit.
          Section 3.6 Contracts.
               (a) Except as set forth in Section 3.6(a) of the Seller Disclosure Letter, each Contract set forth in Section 3.6(d) of the Seller Disclosure Letter (each a “Material Contract”), is a valid and binding agreement of Generation or a Material Subsidiary and, to the Knowledge of Seller, is in full force and effect.

               (b) Except as set forth in Section 3.6(b) of the Seller Disclosure Letter, neither Generation nor any Material Subsidiary is in default under any Material Contract other than defaults that have been cured or waived or which do not, individually or in the aggregate, materially impact the business or operations of Generation or a Project;
               (c) Except as set forth in Section 3.6(c) of the Seller Disclosure Letter, to the Knowledge of Seller, there are no defaults under any Material Contract by a third party, other than defaults that do not, individually or in the aggregate, materially impact the business or operations of Generation or a Project;
               (d) Except as set forth in Section 3.6(d) of the Seller Disclosure Letter neither Generation nor any Material Subsidiary is currently bound by a Contract of the type described in paragraphs (i) through (iii) below:
               (i) any Contract involving the payment or receipt of greater than $10,000,000;
               (ii) any Contract by which Generation or a Material Subsidiary has any Indebtedness in excess of $2,500,000; or
               (iii) any Contract that establishes any joint venture, consortium or partnership agreement.
               (e) Except as set forth on Section 3.6(e) of the Seller Disclosure Letter, Seller has made available to Buyer accurate and complete copies of all Material Contracts on or prior to the date hereof, and, to the Knowledge of Seller, no Material Contract has been amended since being made available to Buyer, other than amendments made with Buyer’s consent pursuant to Section 5.1 hereof.
          Section 3.7 Compliance with Law.
               (a) Except for laws relating to employee benefit plans, labor and employment law, Environmental Laws and Tax laws, which are the subject of Section 3.10, Section 3.11, Section 3.13 and Section 3.14, respectively, and except as set forth in Section 3.7 of the Seller Disclosure Letter, Generation and the Material Subsidiaries are in compliance with all federal, state, local or foreign laws, statutes, ordinances, rules, regulations, judgments, orders, writs, injunctions or decrees of any Governmental Authority applicable to their respective properties, assets and businesses except where such noncompliance does not, individually or in the aggregate, materially impact the business or operations of Generation or a Project.
               (b) To the Knowledge of Seller, no Material Subsidiary or Employee of a Material Subsidiary is or has been engaged in any corrupt practice in connection with any asset of Seller, Generation or the Material Subsidiaries (including any arrangement to pay or receive any unlawful commission, bribe, pay-off or kickback), nor has any potential violation under the Foreign Corrupt Practices Act of 1977.

          Section 3.8 Permits. Except as set forth in Section 3.8 of the Seller Disclosure Letter, Seller, Generation and the Material Subsidiaries have all permits, licenses, certificates of authority, orders and approvals of, and have made all filings applications and registrations with Governmental Authorities required under Applicable Law, which are necessary for the conduct of the respective business operations of Generation and the Material Subsidiaries as presently conducted (collectively, the “Permits”), except for those Permits the absence of which does not, individually or in the aggregate, materially impact the business or operations of Generation or a Project. Each Permit has been complied with in all material respects and has not been, and is not reasonably likely to be, cancelled, modified, revoked or suspended or failed to be renewed, except for Permits that do not, individually or in the aggregate, materially impact the business or operations of Generation or a Project. No notice has been received by Seller, Generation or a Material Subsidiary that any material Permit will be revoked or will not be renewed or be renewed only on terms which would restrict or prevent the holder thereof from conducting its material operations in the ordinary course of business. None of Seller, Generation or a Material Subsidiary has taken any action or omitted to take any action which would reasonably be expected to result in any material grant from a Governmental Authority paid being refunded in whole or in material part.
          Section 3.9 Litigation. Except as set forth in Section 3.9 of the Seller Disclosure Letter, there are no lawsuits, actions, proceedings pending or in progress (including in respect of claims which may be brought by or on behalf of employees or former employees in respect of death or personal injury resulting from their employment by Generation or any Material Subsidiary), or to the Knowledge of Seller, proceedings or governmental, administrative or other investigations pending or in progress or, to the Knowledge of Seller, threatened against Seller or any of its Affiliates or any executive officer or director thereof relating to the Generation Interests or the respective assets or businesses of Generation or the Material Subsidiaries, except as would not be material to the business, financial condition or assets of Generation and the Material Subsidiaries, taken as a whole. Seller and its Affiliates are not subject to any outstanding judgment, order, writ, injunction, decree or award entered in an Action to which Seller or any of its Affiliates was a named party relating to the Generation Interests or the respective assets or businesses of Generation or the Material Subsidiaries, except as would not, individually or in the aggregate, materially impact the business or operations of Generation or a Project.
          Section 3.10 Employee Matters.
               (a) Section 3.10(a) of the Seller Disclosure Letter lists all material benefit and compensation plans and contracts, including “employee benefit plans” within the meaning of Section 3(3) of ERISA, and deferred compensation, stock option, stock purchase, stock appreciation rights, stock-based incentive bonus, severance, employment, change in control, vacation or fringe benefit programs, policies, agreements, arrangements or plans maintained by Generation or any Subsidiary of Generation for the benefit of any or their employees or former employees, (the “Employees”) (collectively, the “Plans”). True and complete copies of all material Plans, including any trust instruments and insurance contracts forming a part of any Plans, and all amendments thereto have been provided or made available to Buyer or its representatives.
               (b) Each Plan is registered, funded, administered and invested, as applicable, in compliance with the current terms of such Plan, and in accordance with Applicable Laws.
               (c) For any Plan where contributions are required to be made in accordance with an actuarial valuation report, all contributions required to be made to such Plan as of the date hereof have been made in accordance with the actuarial report most recently filed with the applicable Governmental Authority in a timely fashion.
               (d) For any Plan where contributions are not required to be made in accordance with an actuarial valuation report, all contributions required to be made to such Plan as of the date hereof have been made.
               (e) To the Knowledge of Seller, no event has occurred respecting any registered Plan that would result in the revocation of the registration of such Plan or that could otherwise reasonably be expected to adversely affect the tax status of any such Plan.
               (f) As of the date hereof, each of Generation and the Subsidiaries of Generation have made all contributions to the Pension Plans to which Generation and the Subsidiaries of Generation are required to make contributions.
               (g) With respect to each Plan, (i) no material Action is pending or, to the Knowledge of Seller, threatened and (ii) to the Knowledge of Seller no facts or circumstances exist that would give rise to any material Actions.
               (h) Except as set forth in Section 3.10(h) of the Seller Disclosure Letter, in the three (3) years prior to the date hereof there have been no partial or full wind-ups declared in respect of any Pension Plan.
               (i) Except as set forth in Section 3.10(i) of the Seller Disclosure Letter, neither Generation nor any Material Subsidiary has made any written promise to create any Plan or to improve or change the benefits provided under any Plan.
               (j) Except as set forth in Section 3.10(j) of the Seller Disclosure Letter, the consummation of the transactions contemplated hereby will not (i) entitle any current or former employee or officer of any of Generation or a Material Subsidiary to advance notice, termination pay, severance pay, unemployment compensation or any other payment, the liability for which would be borne by Buyer, or (ii) accelerate the time of payment or vesting, or increase the amount of compensation due any such employee or officer, the liability for which would be borne by Buyer.
          Section 3.11 Labor Relations. Except as set forth in Section 3.11 of the Seller Disclosure Letter; (a) none of Generation or any Material Subsidiary is a party to any labor or collective bargaining agreements, and there are no labor or collective bargaining agreements which pertain to any employees of Generation or any Material Subsidiary; (b) within the preceding twelve (12) months, there have been no representation or certification proceedings, or petitions seeking a representation proceeding, pending or, to the Knowledge of Seller, threatened in writing to be brought or filed with the National Labor Relations Board or any other labor relations tribunal or authority with respect to Generation or any Material Subsidiary; (c) within the preceding twelve (12) months, to the Knowledge of Seller, there have been no organizing activities involving Generation or any Material Subsidiary with respect to any group of their respective employees; (d) there are no pending or, to the Knowledge of Seller, threatened strikes, work stoppages, slowdowns or lockouts against Generation or a Material Subsidiary involving any of their respective Employees; and (e) there are no pending material unfair employment practice charges, grievances or complaints filed or, to the Knowledge of Seller, threatened to be filed with any Governmental Authority based on the employment or termination of employment by Generation or a Material Subsidiary of any Senior Employee.
          Section 3.12 Intellectual Property.
               (a) Section 3.12(a) of the Seller Disclosure Letter sets forth a list of all material U.S. and foreign: (i) patents and patent applications, (ii) trademark registrations and applications and (iii) copyright registrations and applications, owned by Generation or a Material Subsidiary (the “Owned IP”). The foregoing schedules set forth at Section 3.12(a) of the Seller Disclosure Letter are complete and accurate in all material respects. The foregoing registrations are in effect and subsisting.
               (b) To the Knowledge of Seller, Generation or a Material Subsidiary owns all of the rights and interests in and has title to, or has validly licensed to it, all of the Owned IP.
               (c) To the Knowledge of Seller, Generation or a Material Subsidiary owns or has a valid right to use all the Intellectual Property required to conduct the business of Generation and each Material Subsidiary as conducted as of the date of this Agreement.
               (d) To the Knowledge of Seller, (i) the payment of fees due that are necessary to maintain the material Owned IP have been made, and (ii) there is no valid basis for any material Owned IP to be cancelled.
               (e) No material compulsory licenses have been granted for the material Owned IP.
               (f) Except as would not, individually or in the aggregate, materially impact the business or operations of Generation or a Project, or as set forth in Section 3.12(f) of the Seller Disclosure Letter, (i) to the Knowledge of Seller, the conduct of the respective businesses of Generation and the Material Subsidiaries does not infringe or otherwise violate any Person’s Intellectual Property, and there is no such claim pending or, to the Knowledge of Seller, threatened against Generation or a Material

Subsidiary, and (ii) to the Knowledge of Seller, no Person is infringing or otherwise violating any Intellectual Property owned by Generation or a Material Subsidiary and no such claims are pending or threatened against any Person by Generation or a Material Subsidiary.
               (g) Each of Generation and the Material Subsidiaries owns all of the rights and interests in and has title to, or has validly licensed to it, all of the owned Intellectual Property free of any Lien, other than Permitted Liens.
          Section 3.13 Environmental Matters. Except as set forth in Section 3.13 of the Seller Disclosure Letter:
               (a) Generation and the Material Subsidiaries are in compliance with all applicable Environmental Laws, except for such noncompliance as would not, individually or in the aggregate, materially impact the business or operations of Generation or a Project;
               (b) Generation and the Material Subsidiaries have all of the Environmental Permits required in order to conduct their operations or, where such Environmental Permits have expired, have applied for a renewal of such Environmental Permits in a timely fashion, except where the failure to have an Environmental Permit or to have applied for a renewal of an Environmental Permit would not, individually or in the aggregate, materially impact the business or operations of Generation or a Project;
               (c) Generation and the Material Subsidiaries are in compliance with the Environmental Permits issued to them, except for such non-compliance that would not, individually or in the aggregate, materially impact the business or operations of Generation or a Project;
               (d) there is no pending or threatened written Claim, lawsuit, or administrative proceeding against Generation or the Material Subsidiaries under or pursuant to any Environmental Law that would, individually or in the aggregate, materially impact the business or operations of Generation or a Project;
               (e) none of Generation or the Material Subsidiaries is a party or subject to any administrative or judicial order, decree or other agreement with a Governmental Authority under or pursuant to any applicable Environmental Law that would, individually or in the aggregate, materially impact the business or operations of Generation or a Project;
               (f) to the Knowledge of Seller, none of Generation or the Material Subsidiaries have received written notice from any third party, including any Governmental Authority, alleging that Generation or any Material Subsidiary has been or is in violation or potentially in violation of any applicable Environmental Law or otherwise may be liable under any applicable Environmental Law, which violation or liability is unresolved and which, individually or in the aggregate, would materially impact the business or operations of Generation or a Project; and

               (g) with respect to the real property that is currently owned or leased by Generation or the Material Subsidiaries, there have been no spills or discharges of Hazardous Substances on or underneath any such real property that, individually or in the aggregate, would materially impact the business or operations of Generation or a Project.
The representations and warranties set forth in this Section 3.13 are Seller’s sole and exclusive representations and warranties related to environmental matters.
          Section 3.14 Tax Matters. Except as set forth in Section 3.14 of the Seller Disclosure Letter and, in the case of Takoradi, to the Knowledge of Seller:
               (a) Each of Generation and the Material Subsidiaries and each consolidated, combined, unitary, affiliated or aggregate group of which Generation or any of the Material Subsidiaries is or was a member has timely filed (or, in the case of Tax Returns due between the date hereof and the Closing Date, will timely file) all Tax Returns that it was required to file since January 1, 2002, except where the failure to timely file would not result in a Tax cost in excess of $10,000. All such returns are correct and complete in all material respects. All material Taxes owed by Generation or any of the Material Subsidiaries have been paid (or, if due between the date hereof and the Closing Date, will be timely paid). Neither Generation nor any of the Material Subsidiaries currently is the beneficiary of any extension of time within which to file any material Tax Return. No claim has ever been made by a taxing authority in a jurisdiction where Generation or any of the Material Subsidiaries does not file Tax Returns that it is or may be subject to taxation by that jurisdiction. There are no security interests on any of the assets of Generation or any of the Material Subsidiaries that arose in connection with any failure (or alleged failure) to pay any material Tax.
               (b) Generation and each of the Material Subsidiaries has withheld and paid all material Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, former employee, independent contractor, creditor, stockholder, affiliate, customer, supplier or other third party.
               (c) There is no dispute or claim concerning any material Tax liability of Generation or any of the Material Subsidiaries either claimed or raised by any taxing authority in writing. Section 3.14 of the Seller Disclosure Letter lists all United States federal, state, local and non-United States Tax Returns with respect to Taxes determined by reference to net income filed with respect to Generation and the Material Subsidiaries for any taxable period ended on or after January 1, 2002, indicates those Tax Returns that have been audited and indicates those Tax Returns that currently are the subject of audit.
               (d) Section 3.14 of the Seller Disclosure Letter sets out the classification for United States federal income tax purposes of Generation and each of the Material Subsidiaries.

               (e) Each Material Subsidiary that is subject to VAT (or sales tax) is registered for VAT, is a taxable person and has complied in all material respects with the requirements of the Laws relating to VAT. All VAT returns and payments due in respect of the VAT group of which the Material Subsidiaries are members have been made.
               (f) All stamp, transfer and registration taxes have been paid in respect of documents in the enforcement of which Generation or any Material Subsidiary is interested.
               (g) Neither Generation nor any of the Generation U.S. Subsidiaries at any time has engaged in any tax shelter, listed transaction or reportable transaction within the meaning of Section 6011, Section 6111 or Section 6112 of the Code and the Treasury Regulations thereunder, or in any transaction that would be considered a tax shelter under comparable provisions of state Tax law, except for those that have been disclosed on the applicable U.S. federal income Tax Returns. Neither Generation nor any of the Material Subsidiaries (i) has been a member of an affiliated group of corporations that file a consolidated income Tax Return, other than the affiliated group of which Energy is the common parent corporation, or (ii) has any liability for the Taxes of any person other than itself under Section 1.1502-6 of the Treasury Regulations (or any similar provision of state, local or foreign law), as a transferee or successor, by contract or otherwise. Neither Generation nor any of the Material Subsidiaries has extended or waived the application of any statute of limitations of any jurisdiction regarding the assessment or collection of any Tax.
          Section 3.15 Insurance.
               (a) Section 3.15(a) of the Seller Disclosure Letter sets forth a true and complete list of all current policies of all material property and casualty insurance, insuring the properties, assets, employees and/or operations of Generation and the Material Subsidiaries (collectively, the “Policies”). Premiums payable under such Policies have been paid in a timely manner and Generation and the Material Subsidiaries, as applicable, have complied in all material respects with the terms and conditions of all such Policies.
               (b) As of the date hereof, Seller has not received any written notification of the failure of any of the Policies to be in full force and effect. None of Generation or the Material Subsidiaries is in default under any provision of the Policies, and except as set forth in Section 3.15(b) of the Seller Disclosure Letter, there is no claim by Generation, the Material Subsidiaries or any other Person pending under any of the Policies as to which coverage has been denied or disputed by the underwriters or issuers thereof.
               (c) Each of the Policies is a valid binding agreement of Seller, its Affiliates or the relevant Material Subsidiary and, except as set forth in Section 3.15(c) of the Seller Disclosure Letter, to the Knowledge of Seller, there is no reasonable basis for an insurer or reinsurer to void such Policies.

               (d) Except as set forth in Section 3.15(d) of the Seller Disclosure Letter, there are no current material claims outstanding under any Policies.
          Section 3.16 Regulatory Matters. Seller (a) is not a “public utility” and (b) is a “holding company” in a “holding company system” that includes a “transmitting utility” or an “electric utility,” as each of the foregoing terms is defined in the FPA, as amended, or the regulations of the FERC promulgated thereunder.
          Section 3.17 Financial Statements.
               (a) Prior to the date hereof, Seller has made available to Buyer the audited balance sheet of Jorf as of December 31, 2005, and the related statements of income, shareholders’ equity, and cash flows for the year then ended (the “Jorf Financial Statements”). The Jorf Financial Statements were prepared, in all material respects, in accordance with GAAP and fairly present, in all material respects, the financial position, results of operations and cash flows of Jorf as of December 31, 2005 and for the periods covered thereby, except as disclosed by the Jorf Financial Statements (or the notes thereto).
               (b) Prior to the date hereof, Seller has made available to Buyer the audited balance sheet of Jubail as of December 31, 2005, and the related statements of income, shareholders’ equity and cash flows for the year then ended (the “Jubail Financial Statements”). The Jubail Financial Statements were prepared, in all material respects, in accordance with GAAP and fairly present, in all material respects, the financial position, results of operations and cash flows of Jubail as of December 31, 2005 and for the periods covered thereby, except as disclosed by the Jubail Financial Statements (or the notes thereto).
               (c) Prior to the date hereof, Seller has made available to Buyer the audited balance sheet of Neyveli as of March 31, 2006, and the related profit and loss account and cash flow statement for the year then ended (the “Neyveli Financial Statements”). The Neyveli Financial Statements were prepared, in all material respects, in accordance with GAAP and fairly present, in all material respects, the financial position, results of operations and cash flows of Neyveli as of March 31, 2006 and for the periods covered thereby, except as disclosed by the Neyveli Financial Statements (or the notes thereto).
               (d) Prior to the date hereof, Seller has made available to Buyer the audited balance sheet of Takoradi as of December 31, 2005, and the related statements of income and cash flows for the year then ended (the “Takoradi Financial Statements”). The Takoradi Financial Statements were prepared, in all material respects, in accordance with GAAP and fairly present, in all material respects, the financial position, results of operations and cash flows of Takoradi as of December 31, 2005 and for the periods covered thereby, except as disclosed by the Takoradi Financial Statements (or the notes thereto).

               (e) Prior to the date hereof, Seller has made available to Buyer the audited balance sheet of Shuweihat CMS International Power Company PJSC as of December 31, 2005, and the related statements of income, shareholders’ equity, and cash flows for the year then ended (the “Shuweihat Financial Statements”). The Shuweihat Financial Statements were prepared, in all material respects, in accordance with GAAP and fairly present, in all material respects, the financial position, results of operations and cash flows of Shuweihat CMS International Power Company PJSC as of December 31, 2005 and for the periods covered thereby, except as disclosed by the Shuweihat Financial Statements (or the notes thereto).
               (f) Prior to the date hereof, Seller has made available to Buyer the audited balance sheet of Taweelah as of December 31, 2005, and the related statements of income, shareholders’ equity and cash flows for the year then ended (the “Taweelah Financial Statements”). The Taweelah Financial Statements were prepared, in all material respects, in accordance with GAAP and fairly present, in all material respects, the financial position, results of operations and cash flows of Emirates CMS Power Company PJSC as of December 31, 2005 and for the periods covered thereby, except as disclosed by the Taweelah Financial Statements (or the notes thereto).
               (g) Prior to the date hereof, Seller has made available to Buyer the audited balance sheet of CMS Energy (UK) Limited as of December 31, 2004, and the related profit and loss account for the year then ended (the “UK Financial Statements”). The UK Financial Statements were prepared, in all material respects, in accordance with GAAP and fairly present, in all material respects, the financial position, results of operations and cash flows of CMS Energy (UK) Limited as of December 31, 2004 and for the periods covered thereby, except as disclosed by the UK Financial Statements (or the notes thereto).
               (h) Prior to the date hereof, Seller has made available to Buyer the audited balance sheet of Jorf Lasfar Handelsbolag as of December 31, 2005, and the related statements of income, shareholders’ equity, and cash flows for the year then ended (the “JLH Financial Statements”). The JLH Financial Statements were prepared, in all material respects, in accordance with GAAP and fairly present, in all material respects, the financial position, results of operations and cash flows of Jorf Lasfar Handelsbolag as of December 31, 2005 and for the periods covered thereby, except as disclosed by the JLH Financial Statements (or the notes thereto).
               (i) Prior to the date hereof, Seller has made available to Buyer the audited balance sheet of Jorf Lasfar Energiaktiebolag as of December 31, 2005, and the related statements of income, shareholders’ equity, and cash flows for the year then ended (the “JLE Financial Statements”). The JLE Financial Statements were prepared, in all material respects, in accordance with GAAP and fairly present, in all material respects, the financial position, results of operations and cash flows of Jorf Lasfar Energiaktiebolag as of December 31, 2005 and for the periods covered thereby, except as disclosed by the JLE Financial Statements (or the notes thereto).

               (j) Prior to the date hereof, Seller has made available to Buyer the audited balance sheet of Jorf Lasfar Power Energy Aktiebolag as of December 31, 2005, and the related statements of income, shareholders’ equity, and cash flows for the year then ended (the “JLPE Financial Statements”). The JLPE Financial Statements were prepared, in all material respects, in accordance with GAAP and fairly present, in all material respects, the financial position, results of operations and cash flows of Jorf Lasfar Power Energy Aktiebolag as of December 31, 2005 and for the periods covered thereby, except as disclosed by the JLPE Financial Statements (or the notes thereto).
               (k) Prior to Closing, Seller will make available to Buyer each of the 2006 Financial Statements, to the extent provided pursuant to Section 5.19. Each of the 2006 Financial Statements will be prepared, in all material respects, in accordance with GAAP and fairly present, in all material respects, the financial position, results of operations and cash flows of the relevant Material Subsidiary, as of the date of such 2006 Financial Statements and for the periods covered thereby, except as disclosed by such 2006 Financial Statements.
          Section 3.18 Absence of Certain Changes or Events.
               (a) Except as set forth in Section 3.18(a) of the Seller Disclosure Letter, since December 31, 2005, Generation and the Material Subsidiaries have conducted their respective businesses in the ordinary course of business, consistent with past practice in all material respects.
               (b) Except as set forth in Section 3.18(b) of the Seller Disclosure Letter, or in the financial statements of Generation or the Material Subsidiaries, and the notes thereto, since December 31, 2005, there has not been with respect to Generation or any Material Subsidiary, any event or development or change which has resulted or would reasonably be likely to result in a material adverse effect.
               (c) Section 3.18(c) of the Seller Disclosure Letter sets forth a true and complete list of the Distributions since the date of the last audited financial statement for each Material Subsidiary, as applicable.
          Section 3.19 Absence of Undisclosed Liabilities. None of Generation or the Material Subsidiaries has any Liabilities (whether absolute, accrued, contingent or otherwise) that are required by GAAP to be reflected in the financial statements of Generation or the Material Subsidiaries, except those Liabilities (a) disclosed and reserved against in the financial statements of Generation or the Material Subsidiaries (or notes thereto), (b) set forth in Section 3.19 of the Seller Disclosure Letter, (c) incurred in the ordinary course of business since December 31, 2005 or (d) which would not result in a material adverse effect.
          Section 3.20 Brokerage and Finders’ Fees. None of Seller, Generation or a Material Subsidiary, or any of their Affiliates or their respective stockholders, partners, directors, officers or employees, has incurred or will incur any brokerage, finders’ or similar fee in connection with the transactions contemplated by this Agreement, the Related Agreements, the CGIC Loan Agreement or the Consent and Support Agreement.
          Section 3.21 Affiliated Transactions. Except as described in Section 3.21 of the Seller Disclosure Letter, and except for trade payables and receivables arising in the ordinary course of business for purchases and sales of goods or services consistent with past practice, none of Generation or the Material Subsidiaries has been a party over the past twelve (12) months to any Material Contract with Seller or any Affiliate of Seller (other than Generation or the Material Subsidiaries) and no director or officer of Seller or its Affiliates (other than Generation or the Material Subsidiaries), has, directly or indirectly, any material interest in any of the assets or properties of Generation or a Material Subsidiary.
          Section 3.22 No Insolvency.
               (a) There has not been, with respect to any of Generation or a Material Subsidiary (i) any decree, judgment or order by a court of competent jurisdiction entered adjudging Generation or a Material Subsidiary as bankrupt or insolvent, or ordering relief against Generation or a Material Subsidiary in response to the commencement of an involuntary bankruptcy case, or approving as properly filed a petition seeking reorganization or liquidation of Generation or a Material Subsidiary under any Applicable Law or (ii) any decree, judgment or order of a court of competent jurisdiction entered with respect to the appointment of a receiver, liquidator, trustee or assignee in bankruptcy or insolvency of Generation or a Material Subsidiary, or of the property of, or for the winding up or liquidation of the affairs of Generation or a Material Subsidiary.
               (b) Generation or a Material Subsidiary has not (i) instituted a voluntary bankruptcy proceeding, (ii) consented to the filing of a bankruptcy proceeding against it, (iii) filed a petition or answer or consent seeking reorganization or liquidation under any Applicable Law or similar statute or consented to the filing of any such petition, (iv) consented to the appointment of a custodian, receiver, liquidator, trustee or assignee in bankruptcy or insolvency of it or any of its assets or property, (v) made a general assignment for the benefit of creditors, (vi) admitted in writing its inability to pay its debts generally as they become due, (vii) within the meaning of any Applicable Law, become insolvent or failed generally to pay its debts as they become due, or (viii) taken any corporate or other action in furtherance of or to facilitate, conditionally or otherwise, any of the foregoing.
          Section 3.23 No Other Representations or Warranties. Except for the representations and warranties contained in this Article III, none of Seller, Generation or the Material Subsidiaries, nor any other Person makes any other express or implied representation or warranty on behalf of Seller.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF BUYER
     Except as set forth in the letter delivered by Buyer to Seller on the date hereof (the “Buyer Disclosure Letter”), Buyer hereby represents and warrants to Seller as follows:
          Section 4.1 Corporate Organization; Qualification. Buyer (a) is duly incorporated, validly existing and in good standing under the Laws of its jurisdiction of incorporation, (b) has the requisite power to carry on its businesses as currently conducted and (c) is duly qualified to do business in each of the jurisdictions in which the ownership, operation or leasing of its properties or assets or the conduct of its business requires it to be so qualified, except where the failure to be so qualified would not adversely affect the ability of, or timing for, Buyer to consummate the transactions contemplated by this Agreement, the Related Agreements, the CGIC Loan Agreement or the Consent and Support Agreement.
          Section 4.2 Authority Relative to this Agreement. Buyer has full corporate, or other power, and authority to execute and deliver this Agreement, the Related Agreements, the CGIC Loan Agreement, the Consent and Support Agreement and the other agreements, documents and instruments to be executed and delivered by it in connection with this Agreement, the Related Agreements, the CGIC Loan Agreement or the Consent and Support Agreement, and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance of this Agreement, the Related Agreements, the CGIC Loan Agreement, the Consent and Support Agreement and the other agreements, documents and instruments to be executed and delivered by Buyer in connection with this Agreement, the Related Agreements, the CGIC Loan Agreement or the Consent and Support Agreement and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by all the necessary action on the part of Buyer, and no other corporate, or other proceedings on the part of Buyer, are necessary to authorize this Agreement, the Related Agreements, the CGIC Loan Agreement, the Consent and Support Agreement and the other agreements, documents and instruments to be executed and delivered by Buyer in connection with this Agreement. the Related Agreements, the CGIC Loan Agreement or the Consent and Support Agreement or to consummate the transactions contemplated hereby and thereby. This Agreement and the Consent and Support Agreement have been, and the Related Agreements, the CGIC Loan Agreement and the other agreements, documents and instruments to be executed and delivered by Buyer in connection with this Agreement, the Related Agreements, the CGIC Loan Agreement or the Consent and Support Agreement as of or prior to the Closing Date will be, duly and validly executed and delivered by Buyer and assuming that this Agreement, the Related Agreements, the CGIC Loan Agreement, the Consent and Support Agreement and the other agreements, documents and instruments to be executed and delivered by Buyer in connection with this Agreement, the Related Agreements, the CGIC Loan Agreement or the Consent and Support Agreement constitute legal, valid and binding agreements of Seller are (in the case of this Agreement and the Consent and Support Agreement) or will be as of the Closing Date (in the case of the Related Agreements, the CGIC Loan Agreement and the

other agreements, documents and instruments to be executed and delivered on or prior to the Closing Date in connection with this Agreement, the Related Agreements, the CGIC Loan Agreement or the Consent and Support Agreement), enforceable against Buyer in accordance with their respective terms, except that such enforceability may be limited by applicable bankruptcy, insolvency, moratorium or other similar laws affecting or relating to enforcement of creditors’ rights generally or general principles of equity.
          Section 4.3 Consents and Approvals. Except as set forth in Section 4.3 of the Buyer Disclosure Letter, Buyer requires no consent, approval or authorization of, or filing, registration or qualification with, any Governmental Authority, or any other Person as a condition to the execution and delivery of this Agreement or the performance of its obligations hereunder, except where the failure to obtain such consent, approval or authorization of, or filing of, registration or qualification with, any Governmental Authority, or any other Person would not adversely affect the ability of, or timing for, Buyer to consummate the transactions contemplated by this Agreement, the Related Agreements, the CGIC Loan Agreement or the Consent and Support Agreement.
          Section 4.4 No Conflict or Violation. Except as set forth in Section 4.4 of the Buyer Disclosure Letter, the execution, delivery and performance by Buyer of this Agreement do not:
               (a) violate or conflict with any provision of the organizational documents or bylaws of Buyer;
               (b) violate any applicable provision of a law, statute, judgment, order, writ, injunction, decree, award, rule or regulation of any Governmental Authority, except where such violation would not adversely affect the ability of, or timing for, Buyer to consummate the transactions contemplated by this Agreement, the Related Agreements, the CGIC Loan Agreement or the Consent and Support Agreement; or
               (c) violate, result in a breach of, constitute (with due notice or lapse of time or both) a default or cause any material obligation, penalty or premium to arise or accrue under any material contract, lease, loan, agreement, mortgage, security agreement, trust indenture or other material agreement or instrument to which Buyer is a party or by which it is bound or to which any of its properties or assets is subject, except as would not adversely affect the ability of, or timing for, Buyer to consummate the transactions contemplated by this Agreement, the Related Agreements, the CGIC Loan Agreement or the Consent and Support Agreement.
          Section 4.5 Litigation. Except as set forth in Section 4.5 of the Buyer Disclosure Letter, there are no lawsuits, actions, proceedings pending or, to knowledge of Buyer, threatened, against Buyer or any of its Affiliates or any executive officer or director thereof which would prohibit or impair Buyer or its Affiliates from undertaking any of the transactions contemplated by this Agreement, the Related Agreements, the CGIC Loan Agreement or the Consent and Support Agreement, except as would not materially affect the consummation of the transactions contemplated by this Agreement. Buyer and its Affiliates are not subject to any outstanding judgment, order, writ, injunction, decree or award entered in an Action to which Buyer or any of its Affiliates was a named party which would prohibit or impair Buyer or its Affiliates from undertaking any of the transactions contemplated by this Agreement, the Related Agreements, the CGIC Loan Agreement or the Consent and Support Agreement, except as would not adversely affect the ability of, or timing for, Buyer to consummate the transactions contemplated by this Agreement, the Related Agreements, the CGIC Loan Agreement or the Consent and Support Agreement.
          Section 4.6 Availability of Funds. Buyer has and will have on the Closing Date sufficient funds available in immediately available funds to pay the Purchase Price and to consummate the transactions contemplated hereby. The ability of Buyer to consummate the transactions contemplated hereby is not subject to any condition or contingency with respect to financing.
          Section 4.7 Brokerage and Finders’ Fees. Neither Buyer nor any of its Affiliates, or their respective stockholders, partners, directors, officers or employees, has incurred or will incur any brokerage, finders’ or similar fee in connection with the transactions contemplated by this Agreement, the Related Agreements, the CGIC Loan Agreement or the Consent and Support Agreement.
          Section 4.8 Investment Representations.
               (a) Buyer is acquiring the Generation Interests to be acquired by it hereunder for its own account, solely for the purpose of investment and not with a view to, or for sale in connection with, any distribution thereof in violation of the federal securities laws or any applicable foreign or state securities law.
               (b) Buyer is an “accredited investor” as defined in Rule 501(a) promulgated under the Securities Act of 1933, as amended.
               (c) Buyer understands that the acquisition of the Generation Interests to be acquired by it pursuant to the terms of this Agreement involves substantial risk. Buyer and its officers have experience as an investor in securities and equity interests of companies such as the ones being transferred pursuant to this Agreement and Buyer acknowledges that it can bear the economic risk of its investment and have such knowledge and experience in financial or business matters that Buyer is capable of evaluating the merits and risks of its investment in the Generation Interests to be acquired by it pursuant to the transactions contemplated hereby.
               (d) Buyer understands that the Generation Interests to be acquired by it hereunder have not been registered under the Securities Act on the basis that the sale provided for in this Agreement is exempt from the registration provisions thereof. Buyer acknowledges that such securities may not be transferred or sold except pursuant to the registration and other provisions of applicable securities laws or pursuant to an applicable exemption therefrom.

               (e) Buyer acknowledges that the offer and sale of the Generation Interests to be acquired by it in the transactions contemplated hereby have not been accomplished by the publication of any advertisement.
          Section 4.9 Regulation Matters. Buyer is not (a) “public utility,” or (b) (i) a “holding company,” or (ii) a “holding company” in a “holding company system” that includes a “transmitting utility” or an “electric utility,” as each of the foregoing terms is defined in the FPA, as amended, or the regulations of the FERC promulgated thereunder.
          Section 4.10 No Other Representations or Warranties. Except for the representations and warranties contained in this Article IV, neither Buyer nor any other Person makes any other express or implied representation or warranty on behalf of Buyer.
ARTICLE V
COVENANTS OF THE PARTIES
          Section 5.1 Conduct of Business
               (a) Except as expressly provided in this Agreement or as set forth in Section 5.1(a) of the Seller Disclosure Letter, from and after the date of this Agreement and until the Closing Date, Seller shall cause Generation and the Material Subsidiaries to conduct and maintain their respective businesses in the ordinary course of business, consistent with past practice.
               (b) Except as contemplated by this Agreement or as set forth in Section 5.1(b) of the Seller Disclosure Letter, from and after the date of this Agreement and prior to the Closing Date, without the prior written consent of Buyer (which consent shall not be unreasonably withheld, delayed or conditioned), Seller shall cause each of Generation and the Material Subsidiaries not to:
               (i) amend its charter or organizational documents or merge with or into or consolidate with any other Person;
               (ii) issue, sell, pledge, dispose of or encumber, or authorize or propose the issuance, sale, pledge, disposition or encumbrance of, any shares of, or securities convertible or exchangeable for, or options, puts, warrants, calls, commitments or rights of any kind to acquire, any of its capital stock or other membership or ownership interests or subdivide or in any way reclassify any shares of its capital stock or other membership or ownership interests or change or agree to change in any manner the rights of its outstanding capital stock or other membership or ownership interests;
               (iii) (A) split, combine or reclassify any shares of any class or series of capital stock or other equity interest of Generation or the Material Subsidiaries; or (B) redeem, purchase or otherwise acquire directly or indirectly any shares of any class or series of capital stock or other equity interests of Generation or the Material Subsidiaries, or any instrument or security which consists of or includes a right to acquire such shares or interests;
               (iv) except as may be required by agreements or arrangements currently in effect, grant any severance or termination pay to, or enter into, extend or amend any employment, consulting, severance or other compensation agreement with, or otherwise increase the compensation or benefits provided to any of its officers or other employees whose annual salary base is in excess of $150,000, other than in the ordinary course of business, consistent with past practice, or agreements, the liability for which shall be borne by Seller;
               (v) terminate the employment of or dismiss any Employee who is entitled to a base salary in excess of $200,000 per annum (“Senior Employee”);
               (vi) employ or agree to employ any new persons fully or part time at the Material Subsidiaries where the total staff costs of the business of the Material Subsidiaries would be increased in the aggregate by more than five percent (5%) per annum;
               (vii) sell, lease, license, mortgage or otherwise dispose of any properties or assets material to its business, other than (A) sales made in the ordinary course of business consistent with past practice or (B) sales of obsolete or other assets not presently utilized in its business;
               (viii) make any change in its material accounting principles, practices or methods, other than as may be required by GAAP, Applicable Law or any Governmental Authority;
               (ix) organize any new Subsidiary or acquire any capital stock of, or equity or ownership interest in, any other Person;
               (x) enter into, materially modify or amend or terminate any Material Contract or waive, release or assign any material rights or Claims under a Material Contract, except in the ordinary course of business consistent with past practice;
               (xi) make any capital expenditure in excess of ten percent (10%) of the budgeted capital expenditures set forth in Section 5.1(b)(xi) of the Seller Disclosure Letter for Generation or such Material Subsidiary other than as required by an emergency or a force majeure event;
               (xii) pay, repurchase, discharge or satisfy any of its material Claims, Liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than in the ordinary course of business and consistent with past practice;
               (xiii) enter into any new Contract with Seller or its Affiliates (other than Generation or a Material Subsidiary), except for any such Contracts in the ordinary course of business consistent with past practice or Contracts terminable on not more than 60 days’ notice;
               (xiv) except for non-material routine claims incidental to the business of Generation and the Material Subsidiaries, compromise or settle litigation or arbitration proceedings or any action, demand or dispute or waive a right in relation to litigation or arbitration proceedings, other than settlements requiring payments in the aggregate of less than $1,000,000 or for which Seller is obligated to indemnify Buyer pursuant to Section 8.2(a)(iv) hereof;
               (xv) merge or amalgamate Generation or a Material Subsidiary with or into any other body corporate or effect any restructuring of Generation or a Material Subsidiary, other than the Reorganization and Merger;
               (xvi) present any petition, apply for any order or pass any resolution for the winding up of Generation or a Material Subsidiary or for the appointment of a liquidator or provisional liquidator to, or an administrator in respect of, Generation or a Material Subsidiary, appoint a receiver over the whole or part of Generation or a Material Subsidiary’s business or assets; propose any voluntary arrangement with any of the creditors of Generation or a Material Subsidiary, agree to a composition, compromise, assignment or arrangement with any of creditors of Generation or a Material Subsidiary;
               (xvii) cancel, modify in any material respect, revoke, suspend or fail to renew any Permit, except to the extent a reasonable and prudent operator would take or fail to take such actions;
               (xviii) permit any asset of Generation or a Material Subsidiary to be subjected to any Lien, other than Permitted Liens and Liens that will be released at or prior to Closing;
               (xix) make any election or exercise any discretion in connection with any Plan outside the ordinary course of business;
               (xx) make available any Indebtedness to any other Person other than Generation or a Material Subsidiary) in excess of $100,000 to any Person or in excess of $1,000,000 in the aggregate;
               (xxi) except in connection with the prepayment of certain CMS Generation Investment Company IV Indebtedness using the proceeds of the CGIC Loan Agreement, make any voluntary prepayment of Indebtedness to an unaffiliated third party under any financing agreement;
               (xxii) enter into any contract or transaction relating to the purchase of material assets other than in the ordinary course of business consistent with past practice;
               (xxiii) (A) incur or assume any Indebtedness (other than Indebtedness owed to Generation or a Material Subsidiary and any Indebtedness incurred pursuant to Section 5.4 hereof); (B) modify the terms of any Indebtedness, other than modifications of short-term debt in the ordinary course of business, consistent with past practice; or (C) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the material obligations of any other Person;
               (xxiv) adopt a plan of complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization;
               (xxv) enter into any commitments to pursue new development projects;
               (xxvi) except as otherwise provided in Sections 5.15 and 5.16, make or change any election for Tax purposes, change an annual accounting period for Tax purposes, file any amended Tax Return, enter into any closing agreement for Tax purposes, settle any Tax claim or assessment relating to Generation or any of the Material Subsidiaries, surrender any right to claim a refund of Taxes, consent to any extension or waiver of the limitation period applicable to any Tax claim or assessment relating to Generation or any of the Material Subsidiaries, or take any other action relating to the filing of any Tax Return or the payment of any Tax, if such election, adoption, change, amendment, agreement, settlement, surrender, consent or other action would have the effect of increasing the Tax liability of Generation or any of the Material Subsidiaries for any period ending after the Closing Date or decreasing any Tax attribute of Generation or any of the Material Subsidiaries existing on the Closing Date; or
               (xxvii) authorize any of, or commit or agree to take any of, the actions referred to in the paragraphs (i) through (xxvi) above.
For purposes of U.S. dollar amounts set forth in this Section 5.1(b), amounts will be interpreted to include the equivalent thereof in foreign currency based on then current foreign exchange rates.

               (c) Except as contemplated by this Agreement, from and after the date hereof and prior to the Closing Date, without the prior written consent of Buyer (which consent shall not be unreasonably withheld, delayed or conditioned), Seller shall cause Generation not to make or permit any Distribution.
          Section 5.2 Access to Properties and Records.
               (a) Subject to Applicable Law and any applicable restrictions as to confidentiality, Seller shall use its reasonable best efforts to afford to Buyer and Buyer’s accountants, counsel and representatives reasonable access during normal business hours throughout the period prior to the Closing Date (or the earlier termination of this Agreement pursuant to Article VII hereof) to all of the properties, books, contracts, commitments, records (including all environmental studies, reports and other environmental records) and personnel of Generation and the Material Subsidiaries and, during such period, shall furnish to Buyer all information concerning the respective businesses, properties, Liabilities and personnel of Generation and the Material Subsidiaries as Buyer may request; provided, however, that Seller shall not be required to furnish or make available any such materials to the extent that they are subject to a legal privilege that, in the good faith judgment of Seller, may be lost or impaired by virtue of such disclosure. At the Closing, all of the books of accounts, minute books, record books and other records (including safety, health, environmental, maintenance and engineering records and drawings) pertaining to the business operations of Generation and the Material Subsidiaries shall be delivered to Buyer to the extent such materials are in Seller’s possession. Notwithstanding anything to the contrary herein, Buyer and its representatives shall not have the right to conduct any Phase II environmental due diligence, including the collection and analysis of any samples of environmental media or building materials.
               (b) The information contained herein and in the Seller Disclosure Letter, reviewed by Buyer or its representatives pursuant to Section 5.2(a) or heretofore or hereafter delivered to Buyer or its representatives in connection with the transactions contemplated by this Agreement shall be held in confidence by Buyer and its representatives in accordance with the terms of the Confidentiality Agreement.
          Section 5.3 Consents and Approvals.
               (a) Upon the terms and subject to the conditions of this Agreement, each of the parties hereto agrees to use, and will cause its respective Affiliates to use, its reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary or advisable under Applicable Law and regulations to consummate and make effective the transactions contemplated by this Agreement as promptly as practicable including the preparation and filing of all forms, registrations and notices required to be filed by such party in order to consummate the transactions contemplated by this Agreement, the taking of all appropriate action necessary, proper or advisable to satisfy each of the conditions to Closing that are to be satisfied by that party or any of its Affiliates and the taking of such actions as are necessary to obtain any approvals, consents, orders, exemptions or waivers of

Governmental Authorities required to be obtained by such party in order to consummate the transactions contemplated by this Agreement. Each party shall promptly consult with the other with respect to, provide any necessary information with respect to, and provide copies of all filings made by such party with any Governmental Authority or any other information supplied by such party to a Governmental Authority in connection with, this Agreement and the Related Agreements and the transactions contemplated hereby and thereby.
               (b) Without limiting the generality of the undertakings pursuant to this Section 5.3, each of Seller and Buyer shall use its reasonable best efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary under the Competition Laws to consummate and make effective the transactions contemplated by this Agreement and the Related Agreements, including furnishing all information required by applicable law in connection with approvals of or filings with any Governmental Authority, including filing, or causing to be filed, as promptly as practicable, any required notification and report forms under other applicable Competition Laws with the applicable non-U.S. Governmental Antitrust Authority. The parties shall consult with each other as to the appropriate time of filing such notifications and shall agree upon the timing of such filings. All filing fees under any applicable Competition Law shall be borne by the party responsible for making such filing, and each party will bear its own costs for the preparation of any such filing. Each party shall (i) respond promptly to any request for additional information made by the antitrust agency; (ii) promptly notify the other party of, and if in writing, furnish the other party with copies of (or, in the case of material oral communications, advise the other party orally of) any communications from or with the antitrust agency in connection with any of the transactions contemplated by this Agreement; (iii) not participate in any meeting with the antitrust agency unless it consults with the other party in advance and to the extent permitted by the agency gives the other party the opportunity to attend and participate thereat; (iv) furnish the other party with copies of all correspondence, filings and communications (and memoranda setting forth the substance thereof) between it and the antitrust agency with respect to any of the transactions contemplated by this Agreement; and (v) furnish the other party with such necessary information and reasonable assistance as may be reasonably necessary in connection with the preparation of necessary filings or submission of information to the antitrust agency and consistent with appropriate confidentiality safeguards. The Parties shall use their reasonable best efforts to cause the waiting periods under the applicable Competitions Laws to terminate or expire at the earliest possible date after the date of filing.
               (c) If any objections are asserted with respect to the transactions contemplated by this Agreement, the Related Agreements, the CGIC Loan Agreement or the Consent and Support Agreement under any Competition Law or if any suit or proceeding is instituted or threatened by any Governmental Authority or any private party challenging any of the transactions contemplated by this Agreement, the Related Agreements, the CGIC Loan Agreement or the Consent and Support Agreement as violative of any Competition Law, each of Seller and Buyer shall use its best efforts to promptly resolve such objections; provided, however, that notwithstanding anything to the contrary in this Agreement, none of Seller or Buyer or any of their respective

Affiliates shall have any obligation to hold separate or divest any property or assets of Seller or Buyer, or any of their respective Affiliates, or to defend against any lawsuit, action or proceeding, judicial or administrative, challenging this Agreement, any Related Agreement, the CGIC Loan Agreement or the Consent and Support Agreement or the transactions contemplated hereby or thereby.
          Section 5.4 Certain Subsidiary Level Debt.
               (a) Prior to Closing, Buyer shall use its reasonable best efforts to effect the prepayment in full by CMS Generation Investment Company IV of the debt set forth in Section 5.4(a) of the Seller Disclosure Letter (the “Schedule 5.4(a) Debt”) (including through entry into and draw down under the CGIC Loan Agreement). Seller shall use its reasonable best efforts to cooperate and assist Buyer in obtaining the approvals and consents necessary for the prepayment of the Schedule 5.4(a) Debt and Seller and Buyer shall use their reasonable best efforts to negotiate and enter into any documentation necessary in connection with the CGIC Loan Agreement.
               (b) Prior to Closing (beginning immediately following the execution of this Agreement), Seller and Buyer shall use their reasonable best efforts in obtaining from the lenders of Jorf, relevant Governmental Authorities and other third parties the approvals and consents listed in Section 6.3(d) of the Seller Disclosure Letter under the headings “Governmental consents” and “Jorf consents” and all other required approvals and consents of any Governmental Authority or other third party in relation to the debt set forth in Section 5.4(b) of the Seller Disclosure Letter (the “Schedule 5.4(b) Debt”) (without prejudice to the continuing obligations of Seller and Buyer under Section 5.4(c)).
               (c) Prior to Closing (beginning immediately following the execution of this Agreement), Seller and Buyer shall use their reasonable best efforts to prepare all documentation and obtain all consents necessary to effect the refinancing contemplated by the term sheet attached hereto as Exhibit G (the “JLEC Refinancing”) (without prejudice to the continuing obligations of Seller and Buyer under Section 5.4(b)). If the consents and approvals required pursuant to Section 5.4(b) have not been obtained prior to March 10, 2007, Seller and Buyer (including in its capacity as an indirect equity holder in Jorf and Neyveli) shall use their reasonable best efforts to effect the JLEC Refinancing on May 15, 2007 (or, if such day is not a Business Day as defined in the Jorf Common Agreement, on the next or preceding Business Day in accordance with the Jorf Common Agreement), in accordance with the term sheet attached hereto as Exhibit G, including, without limitation, entering into any necessary documentation related thereto and using reasonable best efforts to take all actions reflected in such term sheet by the dates specified therein (without prejudice to the continuing obligations of Seller and Buyer under Section 5.4(b)); provided, however, that Buyer will not be required to effect the JLEC Refinancing if the consents and approvals required pursuant to Section 5.4(b) are obtained prior to 11:59 p.m. (New York City time) on April 12, 2007 (or, if such day is not a Business Day as defined in the Jorf Common Agreement, on the next or preceding Business Day in accordance with the Jorf Common Agreement) (the “Prepayment Notice Date”). Seller shall use its reasonable best efforts to cooperate and assist Buyer in obtaining the approvals and consents necessary for the prepayment of the Schedule 5.4(b) Debt.
          Section 5.5 Further Assurances. On and after the Closing Date, Seller and Buyer shall cooperate and use their respective reasonable best efforts to take or cause to be taken all appropriate actions and do, or cause to be done, all things necessary or appropriate to consummate and make effective the transactions contemplated hereby as soon as reasonably possible following the date hereof, including the execution of any additional documents or instruments of any kind, the obtaining of consents which may be reasonably necessary or appropriate to carry out any of the provisions hereof and the taking of all such other actions as such party may reasonably be requested to take by the other party hereto from time to time, consistent with the terms of this Agreement and the Related Agreements, to effectuate the provisions and purposes of this Agreement and the Related Agreements and the transactions contemplated hereby and thereby.
          Section 5.6 Employee Matters.
               (a) Not less than thirty (30) Business Days prior to the Closing Date, Buyer may offer employment, commencing as of the Closing Date, to such individuals identified on Section 5.6(a) of the Seller Disclosure Letter (the “Schedule 5.6(a) Employees”) as it may determine in its discretion. Buyer shall take all steps necessary to ensure that its hiring decisions and practices in this regard are in accordance with Applicable Law. Not fewer than twenty (20) Business Days prior to the Closing Date, Buyer shall notify Seller of the Schedule 5.6(a) Employees who have accepted Buyer’s offer of employment. After the date hereof and prior to the Closing Date, Seller shall provide Buyer with access, during reasonable business hours and upon reasonable notice, to the Schedule 5.6(a) Employees, and Buyer agrees that it shall use its best efforts to conduct its hiring process, during reasonable business hours and upon reasonable notice, in a manner that causes minimum disruption to the operations of Seller. Each of the Schedule 5.6(a) Employees who commences employment with Buyer effective as of (or who is on approved leave of absence on) the Closing Date, together with the continuing employees of the Material Subsidiaries, shall be referred to herein as “Transferred Employees,” and each Schedule 5.6(a) Employee who is not a Transferred Employee shall be referred to herein as a “Non-Hired Employee.”
               (b) Following the Closing for a period of one (1) year, none of Buyer, Generation or their Affiliates shall hire in any capacity (whether as an employee, consultant, independent contractor or otherwise) any Non-Hired Employee who has been terminated by, and received severance compensation from, Seller unless and until Buyer reimburses Seller for a reasonable portion of such severance compensation.
               (c) Following the Closing for a period of one (1) year, none of Buyer, Generation or their Affiliates shall directly or indirectly solicit the employment or services of, or hire in any capacity (whether as an employee, consultant, independent contractor or otherwise) any employee (i) of Seller or its Affiliates who is not a Schedule 5.6(a) Employee or (ii) of Energy or its Affiliates without the prior written consent of Seller, which may not be unreasonably withheld, conditioned or delayed absent significant business rationale for Seller to retain such employee for a reasonable time and purpose.
               (d) Buyer, Generation and the Subsidiaries of Generation shall be responsible for all Liabilities and obligations under the Worker Adjustment and Retraining Notification Act and similar foreign, state and local rules, statutes and ordinances resulting from the actions of Buyer, Generation and the Subsidiaries of Generation after the Closing Date. Buyer agrees to indemnify Seller and to defend and hold Seller harmless for any breach of such responsibility and Buyer’s indemnification of Seller in this regard specifically includes any Claim by any of the Transferred Employees for back pay, front pay, benefits or compensatory or punitive damages, any Claim by any Governmental Authority for penalties regarding any issue of prior notification (or lack thereof) of any plant closing or mass layoff occurring after the Closing Date and Seller’s costs, including reasonable attorney’s fees, in defending any such Claims.
               (e) Buyer and Seller shall cooperate as reasonably necessary to implement the provisions of this Section 5.6 and agree to provide each other with such records and information as may be necessary and appropriate to carry out their respective obligations under this Section 5.6.
          Section 5.7 Tax Covenants.
               (a) Section 338(g) Elections. Buyer shall not make any election under Section 338(g) of the Code (or any analogous provision of state, local, or foreign income tax law) with respect to the deemed purchase of the equity interests of any Generation Non-U.S. Subsidiary.
               (b) Section 338(h)(10) Elections.
               (i) Seller and Buyer shall jointly make elections under Section 338(h)(10) of the Code (and any comparable provision of applicable state or local income tax law) with respect to the deemed purchase of the equity interests of each Generation U.S. Subsidiary that constitutes a corporation (within the meaning of Section 7701(a)(3) of the Code) as shown in Section 5.15 of the Seller Disclosure Letter, pursuant to this Agreement and shall cooperate with each other to take all reasonable actions necessary and appropriate (including filing such additional forms, returns, elections schedules and other documents as may be required) to effect and preserve such timely elections, in accordance with the provisions of Treasury Regulation Section 1.338(h)(10)-1 (or any comparable provisions of state or local tax law) (the “Elections”).
               (ii) In connection with the Elections, Buyer and Seller shall mutually prepare a Form 8023 (or successor form) with any attachments with respect to each such Generation U.S. Subsidiary. Seller shall prepare a draft Form 8883 (or successor form) with respect to each such Generation U.S. Subsidiary and provide such draft Forms 8883 to

Buyer no later than ninety (90) days prior to the due date of such Forms 8883. If, within thirty (30) days of the receipt of any draft Form 8883, Buyer notifies Seller that it disagrees with any draft Form 8883, then Seller and Buyer shall attempt to resolve their disagreement within the twenty (20) days following Buyer’s notification of Seller of such disagreement; otherwise, the draft Forms 8883 shall become “Final Forms 8883.” If Seller and Buyer are unable to resolve their disagreement, the dispute shall be submitted to a mutually agreed upon nationally recognized independent accounting firm, whose expense shall be borne equally by Seller and Buyer, for resolution within twenty (20) days of such submission. Any Form 8883 delivered by such accounting firm shall be a Final Form 8883. The Final Forms 8883 shall be binding on Buyer, Seller, and their respective Affiliates. Except as otherwise required by a final determination, Buyer and Seller shall take no position, and cause their respective Affiliates to take no position, inconsistent with the Final Forms 8883.
               (iii) Buyer and Seller shall mutually prepare, in a manner similar to the above procedure, any forms or schedules similar to Forms 8023 or 8883 that are required by provisions of Applicable Law that are comparable to Treasury Regulation Section 1.338(h)(10)-1. In the event that any Forms 8023 or Final Form 8883 (or similar forms or schedules required for provisions of Applicable Law) is disputed by any Taxing authority, the party receiving written notice of the dispute shall promptly notify the other party hereto concerning such dispute.
               (c) Tax Return Filings, Refunds, and Credits.
               (i) Seller shall timely prepare and file (or cause such preparation and filing) with the appropriate Tax authorities all Tax Returns (including any Consolidated Income Tax Returns) with respect to Generation and the Material Subsidiaries for Tax periods that end on or before the Closing Date (the “Seller Returns”), and will pay (or cause to be paid) all Taxes due with respect to the Seller Returns.
               (ii) Buyer shall timely prepare and file (or cause such preparation and filing) with the appropriate Tax authorities all Tax Returns (the “Straddle Period Returns”) with respect to Generation and the Material Subsidiaries for all Tax periods ending after the Closing Date that include the Closing Date (the “Straddle Period”). All Straddle Period Returns shall be prepared in accordance with past practice; provided that there is substantial authority (or analogous authority for purpose of the particular Tax) for such past practice. Buyer shall provide Seller with copies of any Straddle Period Returns at least forty-five (45) days prior to the due date thereof (giving effect to any extensions thereto), accompanied by a statement (the “Straddle Statement”) setting forth and calculating in reasonable detail the Pre-Closing Taxes of Generation and each Material

Subsidiary. If Seller agrees with the Straddle Period Return and Straddle Statement, Seller shall pay to Buyer (or Buyer shall pay to Seller, if appropriate) an amount equal to the Ownership Percentage of the Pre-Closing Taxes of Generation and each Material Subsidiary as shown on the Straddle Statement not later than two (2) Business Days before the due date (including any extensions thereof) for payment of Taxes with respect to such Straddle Period Return. If, within fifteen (15) days of the receipt of the Straddle Period Return and Straddle Statement, Seller notifies Buyer that it disputes the manner of preparation of the Straddle Period Return or the amount calculated in the Straddle Statement, then Buyer and Seller shall attempt to resolve their disagreement within the five (5) days following Seller’s notification of Buyer of such disagreement. If Buyer and Seller are unable to resolve their disagreement, the dispute shall be submitted to a mutually agreed upon nationally recognized independent accounting firm, whose expense shall be borne equally by Buyer and Seller, for resolution, if possible, within twenty (20) days of such submission. If the parties have not agreed on an independent accounting firm within fifteen (15) days following Seller’s notification of Buyer of such disagreement, on the request of any party such independent accounting firm shall be appointed by the International Court of Arbitration of the International Chamber of Commerce (the “ICAICC”). Any independent accounting firm appointed by the ICAICC shall be an impartial and disinterested senior partner in an internationally recognized accounting firm. The decision of such accounting firm with respect to such dispute shall be binding upon Buyer and Seller, and Seller shall pay to Buyer (or Buyer shall pay to Seller, if appropriate) an amount equal to the Ownership Percentage of the Pre-Closing Taxes of Generation and each Material Subsidiary as decided by such accounting firm not later than two (2) Business Days before the due date (including any extensions thereof) for payment of Taxes with respect to such Straddle Period Return.
               (iii) From and after the Closing Date, Buyer and its Affiliates (including Generation and, to the extent within the power of Buyer using its reasonable best efforts, the Material Subsidiaries) will not file any amended Tax Return, carryback claim, or other adjustment request with respect to Generation and any Material Subsidiary for any Tax period that includes or ends on or before the Closing Date unless Seller consents in writing or otherwise required by Applicable Law or as a result of a tax proceeding; provided, however, that (i) with respect to any Straddle Period Return, such consent shall not be unreasonably withheld, delayed or conditioned and (ii) to the extent that under Applicable Law, Buyer is not able to waive or forgo any carryback, (A) Buyer shall notify Seller of the amount and character of such item, (B) Seller shall reasonably cooperate with Buyer in obtaining any Tax refund or credit with respect to such item and (C) upon receipt of any such Tax refund or credit, Seller shall promptly pay over the amount of the Tax refund or credit to Buyer in immediately available funds.

               (iv) For purposes of this Agreement, any Taxes of Generation and any Material Subsidiary that are attributable to Tax periods ending on or before the Closing Date or, with respect to any Straddle Period, the portion of such period ending on and including the Closing Date, shall constitute “Pre-Closing Taxes” to the extent of the excess of (A) the amount of such Taxes over (B) any payment or advances of Taxes or any payments of estimated Taxes with respect to such period made on or before the Closing Date. For purposes of clause (A) of the preceding sentence, such Taxes shall be computed on the basis of an interim closing of the books as of the end of the Closing Date, except that any exemption, deduction, credit or other item that is calculated on an annual basis shall be allocated to the portion of the Straddle Period ending on the Closing Date on a pro rata basis determined by multiplying the total amount of such item allocated to the Straddle Period by a fraction, the numerator of which is the number of calendar days in the portion of the Straddle Period ending on the Closing Date and the denominator of which is the number of calendar days in the entire Straddle Period. Pre-Closing Taxes include any Taxes attributable to any Material Subsidiary that is treated as a partnership for U.S. federal income tax purposes as if the Material Subsidiary allocated Tax items to its partners in a manner consistent with this Section 5.7(b)(iv). The parties hereto will, to the extent permitted by Applicable Law, elect with the relevant Tax authority to treat as a short taxable period the portion of any Straddle Period ending as of the close of business on the Closing Date. For purposes of this Agreement, “Post-Closing Taxes” shall include any Taxes of Generation and any Material Subsidiary that are payable with respect to Tax periods beginning after the Closing Date or a Straddle Period, except for the portion of any such Taxes that constitutes Pre-Closing Taxes.
               (v) Except as provided in Section 5.7(c)(iii) with respect to carrybacks, if a Tax Indemnified Party actually receives a refund or credit or other reimbursement with respect to Taxes for which it would be indemnified under this Agreement, the Tax Indemnified Party shall pay over such refund or credit or other reimbursement to the Tax Indemnifying Party.
               (vi) Buyer shall not, and shall cause Generation and, to the extent within the power of Buyer using reasonable best efforts, any Material Subsidiary to not, make, amend or revoke any Tax election if such action would reasonably be expected to adversely affect any of Seller or its Affiliates with respect to any Tax period ending on or before the Closing Date or for the pre-Closing portion of any Straddle Period or any Tax refund or credit with respect thereto. Seller shall not, and shall cause Generation and any Material Subsidiary to not, make, amend or revoke any Tax election if such action would reasonably be expected to adversely affect any of Buyer or its Affiliates with respect to any Tax period beginning after the Closing Date or for the post-Closing portion of any Straddle Period or any Tax refund or credit with respect thereto.
               (vii) For purposes of this Agreement a “Consolidated Income Tax Return” is any income Tax Return filed with respect to any consolidated, combined, affiliated or unified group provided for under Section 1501 of the Code and the Treasury regulations under Section 1502 of the Code, or any comparable provisions of Applicable Law, other than any income Tax Return that includes only Generation or any Material Subsidiary.
               (d) Indemnity for Taxes.
               (i) Seller hereby agrees to indemnify Buyer and its Affiliates against and hold them harmless from the Ownership Percentage of any liability for (A) Pre-Closing Taxes of Generation and any Material Subsidiary, and (B) all Taxes that are attributable to Seller or any member (other than Generation and any Material Subsidiary) of an affiliated, consolidated, combined or unitary Tax group of which at least one of Generation or any Material Subsidiary was a member prior to the Closing Date that is imposed under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign Tax law) by reason of Generation or any Material Subsidiary being included in any such Tax group.
               (ii) Buyer hereby agrees to indemnify Seller and its Affiliates against and hold them harmless from the Ownership Percentage of any liability for Post-Closing Taxes of Generation or any Material Subsidiary.
               (iii) The obligation of Seller to indemnify and hold harmless Buyer, on the one hand, and the obligations of Buyer to indemnify and hold harmless Seller, on the other hand, pursuant to this Section 5.7, shall terminate thirty (30) days following the expiration of the applicable statutes of limitations with respect to the Tax Liabilities in question (giving effect to any waiver, mitigation or extension thereof) and shall not be subject to the limitations in Article VIII hereof.
               (iv) Any indemnification obligation under this Section 5.7(d) shall be net of any Tax Benefit realized by the indemnified party or any Material Subsidiary in a Tax period beginning after the Closing Date or, with respect to a Straddle Period, the portion of such Straddle Period beginning the day after the Closing Date. For purposes of this Agreement, “Tax Benefit” shall mean the actual Tax savings attributable to any deduction, expense, loss, credit or refund to the indemnified party or any Material Subsidiary, as and when incurred or received, calculated on a last item used basis, and in the case of a Material Subsidiary, limited to the Ownership Percentage thereof.
               (e) Certain Payments. Buyer and Seller agree to treat (and cause their Affiliates to treat) any payment under this Section 5.7 as an adjustment to the Purchase Price for all Tax purposes.
               (f) Contests.
               (i) After the Closing Date, Seller and Buyer each shall notify the other party in writing within ten (10) days of the commencement of any Tax audit or administrative or judicial proceeding affecting the Taxes of any of Generation or the Material Subsidiaries that, if determined adversely to the taxpayer would be grounds for indemnification under this Section 5.7 of one party (the “Tax Indemnified Party”) by the other party (the “Tax Indemnifying Party” and a “Tax Claim”). Such notice shall contain factual information describing any asserted Tax liability in reasonable detail and shall include copies of any notice or other document received from any Tax authority in respect of any such asserted Tax liability. Failure to give such notification shall not affect the indemnification provided in this Section 5.7 except to the extent the Tax Indemnifying Party shall have been actually prejudiced as a result of such failure. Thereafter, the Tax Indemnified Party shall deliver to the Tax Indemnifying Party, as promptly as possible but in no event later than ten (10) days after the Tax Indemnified Party’s receipt thereof, copies of all relevant notices and documents (including court papers) received by the Tax Indemnified Party.
               (ii) In the case of an audit or administrative or judicial proceeding involving any asserted liability for Taxes of Generation or any Material Subsidiary relating to any taxable years or periods ending on or before the Closing Date or any Straddle Period, as between Buyer and Seller, Seller shall have the right, at its sole expense, to control the conduct of such audit or proceeding; provided, however, that (A) with respect to Straddle Periods, Seller shall keep Buyer reasonably informed with respect to the status of such audit or proceeding and provide Buyer with copies of all written correspondence with respect to such audit or proceeding in a timely manner, (B) if such audit or proceeding would be reasonably expected to result in a material increase in Tax liability of Generation or any Material Subsidiary for which Buyer would be liable under this Section 5.7, Buyer may participate in the conduct of such audit or proceeding at its own expense and (C) Seller shall not consent to any settlement or adjustment with respect to such audit or proceeding without the written consent of Buyer if such settlement or adjustment would have the effect of materially increasing the Tax liability of Buyer, Generation or any Material Subsidiary after the Closing Date.

               (iii) In the case of an audit or administrative or judicial proceeding involving any asserted liability for Taxes of Generation or any Material Subsidiary relating to any taxable years or periods beginning after the Closing Date, as between Buyer and Seller, Buyer shall have the right, at its expense, to control the conduct of such audit or proceeding.
               (iv) Buyer and Seller shall reasonably cooperate in connection with any Tax Claim, and such cooperation shall include the provision to the Tax Indemnifying Party of records and information which are reasonably relevant to such Tax Claim and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder.
               (v) Notwithstanding anything to the contrary in this Section 5.7(f), and for the avoidance of doubt, in the case of any Tax Claim, audit or administrative or judicial proceeding with respect to any Material Subsidiary that is not a wholly-owned Subsidiary, the Tax Indemnified Party shall only be required hereunder to confer on the Tax Indemnifying Party such rights as it would otherwise have vis-à-vis third parties with respect to such Tax Claim, audit or administrative or judicial proceeding.
               (g) Assistance and Cooperation.
               (i) Seller and Buyer shall reasonably cooperate in preparing and filing all Tax Returns with respect to any of Generation or the Material Subsidiaries, including maintaining and making available to each other all records and personnel reasonably necessary in connection with Taxes of any of Generation or the Material Subsidiaries and in resolving all disputes and audits with respect to all Tax periods relating to Taxes of any of Generation or the Material Subsidiaries.
               (ii) For a period of seven (7) years after the Closing Date, Seller and its representatives shall have reasonable access to the books and records (including the right to make extracts thereof) of any of Generation or the Material Subsidiaries to the extent that such books and records relate to Taxes and to the extent that such access (i) is within the power of Buyer using reasonable best efforts and (ii) may reasonably be required by Seller in connection with matters relating to or affected by the operation of any of Generation or the Material Subsidiaries prior to the Closing Date. Such access shall be afforded by Buyer upon receipt of reasonable advance notice and during normal business hours. If Buyer shall desire to dispose of any of such books and records prior to the expiration of such seven-year period, Buyer shall, prior to such disposition, give Seller a reasonable opportunity, at Seller’s expense, to segregate and remove such books and records as Seller may select.

               (iii) For a period of seven (7) years after the Closing Date, Buyer and its representatives shall have reasonable access to the books and records (including the right to make extracts thereof) of Seller to the extent that such books and records relate to Taxes of Generation or the Material Subsidiaries and to the extent that such access (i) is within the power of Seller using reasonable best efforts and (ii) may reasonably be required by Buyer in connection with matters relating to or affected by the operation of any of Generation or the Material Subsidiaries after the Closing Date. Such access shall be afforded by Seller upon receipt of reasonable advance notice and during normal business hours. If Seller shall desire to dispose of any such books and records prior to the expiration of such seven year period, Seller shall, prior to such disposition, give Buyer reasonable opportunity, at Buyer’s expense, to segregate and remove such books and records as Buyer may select.
               (h) Transfer and Similar Taxes. Notwithstanding any other provisions of this Agreement to the contrary, all sales, use, transfer, stamp, duties, recording and similar Taxes (collectively, “Transfer Taxes”) incurred in connection with the transactions contemplated by this Agreement shall be borne by 50% by Seller and 50% by Buyer, and Buyer shall file all necessary Tax Returns and other documentation with respect to Transfer Taxes. If required by Applicable Law, Seller will join in the execution of any such Tax Return. Buyer shall provide copies of any Tax Returns with respect to Transfer Taxes to Seller no later than five (5) days after the due dates of such Tax Returns.
               (i) Termination of Tax Sharing Agreements. On or prior to the Closing Date, Seller shall cause all Tax sharing agreements between Seller or any of its Affiliates (as determined immediately after the Closing Date) on the one hand, and any of Generation or the Material Subsidiaries on the other hand, to be terminated, and all obligations thereunder shall be settled, and no additional payments shall be made under any provisions thereof after the Closing Date.
               (j) Post-Closing Actions Affecting Seller’s Liability for Taxes. During any Taxable year that includes the Closing Date, Buyer shall (i) consult in good faith with Seller prior to (A) the sale of all or a material portion of the assets of any Subsidiary listed on Section 5.7(j) of the Seller Disclosure Letter (a “Section 5.7(j) Subsidiary”) other than in the ordinary course of business or (B) the liquidation or dissolution of any Section 5.7(j) Subsidiary in a transaction that would be treated as a taxable liquidation of a corporation for United States federal income tax purposes and (ii) use reasonable best efforts, to the extent within its power, to structure such transaction (or to cause such transaction to be structured) in a manner intended (based on consultation in good faith with Seller) to minimize any increased United States federal income tax burden that Seller would suffer as a result of such actions; provided, however, that Buyer shall have reasonable discretion to conduct and manage the business and organize the ownership structure of the Section 5.7(j) Subsidiaries in a manner it deems reasonably advisable, and provided, further, that Buyer shall not be required to indemnify Seller for any increase in Taxes that occurs as a result of such actions. For the avoidance of doubt,

(i) this Section 5.7(j) does not apply to any Taxable year beginning after the end of the Taxable year that includes the Closing Date and (ii) each Taxable year shall be deemed to begin on January 1st and end on December 31st.
               (k) For purposes of applying this Section 5.7, but subject to Section 5.16, when applying the definitions “Pre-Closing Taxes,” “Post-Closing Taxes,” and “Straddle Period,” to Taxes of Material Subsidiaries other than Generation US Subsidiaries, the term “Closing Date” as used in such definitions shall mean September 30, 2006.
          Section 5.8 Intercompany Accounts. Except as set forth on Section 5.8 of the Seller Disclosure Letter, prior to the Closing Date, subject to Section 5.1(c), Seller shall, and shall cause its Affiliates (other than Generation and the Material Subsidiaries) to, settle intercompany accounts payable to Generation or the Material Subsidiaries and accounts receivable from Generation or the Material Subsidiaries. Except as set forth in Section 5.8 of the Seller Disclosure Letter, subject to Section 5.1(c), Seller shall determine the method by which such intercompany accounts are eliminated including, but not limited to, by means of setoff, settlement, capital contribution or reduction in capital, with the intent of such intercompany account elimination not to adversely affect the cash position of Generation and the Material Subsidiaries.
          Section 5.9 Maintenance of Insurance Policies.
               (a) Prior to the Closing Date, Seller shall (and shall ensure that each of its Affiliates shall) continue in force and comply with all Insurance Policies in respect of the businesses of Generation and the Material Subsidiaries.
               (b) If any insured event occurs before Closing in relation to Generation and the Material Subsidiaries, Seller shall use reasonable best efforts to make recovery under the relevant Insurance Policy prior to Closing. To the extent that recovery is made, Seller shall ensure that the proceeds are dealt with in accordance with procedures normally observed by the businesses of Generation and the Material Subsidiaries.
               (c) Seller shall ensure that each of its Affiliates shall take such steps as Buyer reasonably requires to make and/or pursue any claim (including giving notice of the claim to the insurer at the request of Buyer) or to assist Buyer, Generation or any Material Subsidiary in making the claim, and shall pay to Buyer (on behalf of Generation or any Material Subsidiary) any proceeds actually received by Seller or its Affiliates within fifteen (15) Business Days of their receipt.
               (d) Seller and Buyer agree that Casualty Insurance Claims relating to the businesses of Generation and the Generation Subsidiaries (including reported claims and including incurred but not reported claims) will remain with Generation and the Generation Subsidiaries immediately following the Closing. For purposes hereof, “Casualty Insurance Claims” shall mean workers’ compensation, auto liability, general liability, directors and officers liability and products liability claims, claims for damages caused to the facilities of Generation and the Generation Subsidiaries generally insured under all risk, real property, boiler and mechanical breakdown insurance coverage. The Casualty Insurance Claims are subject to the provisions of policies of insurance with insurance carriers and contractual arrangements with insurance adjusters maintained by Seller or its Affiliates prior to the Closing (collectively, the “Insurance Policies”). With respect to the Casualty Insurance Claims, the following procedures shall apply: (i) Seller or its Affiliates shall continue to administer, adjust, settle and pay, on behalf of Generation and the Generation Subsidiaries, all Casualty Insurance Claims with dates of occurrence prior to the date of Closing and (ii) Seller shall invoice Buyer at the end of each month for Casualty Insurance Claims paid on behalf of Generation and the Generation Subsidiaries by Seller. In the event that Buyer does not pay, or cause to be paid, to Seller such amount due within fifteen (15) days of such invoice, interest at the rate of ten percent (10%) per annum shall accrue on the amount of such invoice. Casualty Insurance Claims to be paid by Seller hereunder shall include all costs necessary to settle claims including compensatory, medical, legal and other allocated expenses. In the event that any Casualty Insurance Claim exceeds a deductible or self-insured retention under the Insurance Policies, Seller shall be entitled to the benefit of any insurance proceeds that may be available to discharge any portion of such Casualty Insurance Claim.
               (e) Seller makes no representation or warranty with respect to the applicability or adequacy or, except as set forth in Section 3.15 hereof, validity of any Insurance Policies, and Seller shall not be responsible to Buyer or any of its Affiliates for the failure of any insurer to pay under any such Insurance Policy.
               (f) Nothing in this Agreement is intended to provide or shall be construed as providing a benefit or release to any insurer or claims service organization of any obligation under any Insurance Policies. Seller and Buyer confirm that the sole intention of this Section 5.9 is to divide and allocate the benefits and obligations under the Insurance Policies between them as of the Closing Date and not to effect, enhance or diminish the rights and obligations of any insurer or claims service organization thereunder. Nothing herein shall be construed as creating or permitting any insurer or claims service organization the right of subrogation against Seller or Buyer or any of their Affiliates in respect of payments made by one to the other under any Insurance Policy.
               (g) If Buyer requests a copy of an Insurance Policy relating to a pending or threatened Casualty Insurance Claim, Seller shall provide a copy of all relevant insurance policies which insure such Casualty Insurance Claims within five (5) Business Days, provided, that if Seller cannot provide such policy within five (5) days after exercising reasonable best efforts to locate such policy, Seller shall continue to exercise its reasonable best efforts to provide such policy to Buyer as soon as possible thereafter.
     Section 5.10 Preservation of Records. Buyer agrees that it shall, at its own expense, preserve and keep the records held by it relating to the respective businesses of Generation and the Material Subsidiaries that could reasonably be required after the Closing by Seller for the greater of (a) the time periods required pursuant to the Access and Support Agreement and (b) the time periods required pursuant to the applicable document retention program in effect on the Closing Date (a copy of which has been provided to Buyer); provided, however, that upon expiration of such period, as applicable, Buyer shall give written notice to Seller if it or the custodian of such books and records proposes to destroy or dispose of the same. Seller shall have the opportunity for a period of thirty (30) days after receiving such notice to elect to have some or all of such books and records delivered, at Seller’s expense and risk, to a location chosen by Seller. In addition, at Seller’s expense Buyer shall make such records available to Seller as may reasonably be required by Seller in connection with, among other things, any insurance claim, legal proceeding or governmental investigation relating to the respective businesses of Seller and its Affiliates, including Generation and the Material Subsidiaries.
     Section 5.11 Public Statements. On or prior to the Closing Date, neither party shall, nor shall permit its Affiliates to, issue or cause the publication of any press release or other announcement with respect to this Agreement, the Related Agreements or the Consent and Support Agreement or the transactions contemplated hereby or thereby without the consent of the other party hereto. Notwithstanding the foregoing, in the event any such press release or announcement is required by law, court process or stock exchange rule to be made by the party proposing to issue the same, such party shall use its reasonable best efforts to consult in good faith with the other party prior to the issuance of any such press release or announcement.
     Section 5.12 Certain Transactions.
               (a) Buyer and Seller shall not, and shall not permit any of their respective Subsidiaries to, acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial portion of the assets of or equity in, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, or otherwise acquire or agree to acquire any assets if the entering into of a definitive agreement relating to, or the consummation of such acquisition, merger or consolidation would reasonably be expected to (i) impose any material delay in the obtaining of, or significantly increase the risk of not obtaining, any authorizations, consents, orders, declarations or approvals of any Governmental Authority necessary to consummate the transactions contemplated by this Agreement or the expiration or termination of any applicable waiting period, (ii) significantly increase the risk of any Governmental Authority entering an order prohibiting the consummation of the transactions contemplated by this Agreement, (iii) significantly increase the risk of not being able to remove any such order on appeal or otherwise or (iv) materially delay or prevent the consummation of the transactions contemplated by this Agreement; provided, however, that nothing in this Section 5.12(a) shall prevent the parties from engaging from the actions set forth in Section 5.12 of the Seller Disclosure Letter.
               (b) Prior to Closing, Buyer shall not, and shall not permit any of its Affiliates to, agree to divest or otherwise dispose of, or cause the divestiture or disposition of, any of the Generation Interests, except as set forth in Section 5.3.

          Section 5.13 Use of Corporate Name; Transitional Use of Seller’s Name.
               (a) As soon as reasonably practicable following the Closing Date, but in no event later than ninety (90) days following the Closing Date, Buyer shall cause each of Generation and the Subsidiaries of Generation located in North America to change its corporate name to a name that does not include “CMS” and to make any necessary legal filings with the appropriate Governmental Authorities to effectuate such changes. Buyer and its Affiliates shall hold harmless and indemnify Seller and any of its Affiliates against all Damages resulting from or arising in connection with the use by Buyer or any of its Affiliates of the “CMS” name as provided in this Section 5.13.
               (b) At Closing, Seller and Buyer shall enter into the License Agreement, pursuant to which Seller shall grant to Buyer a limited, non-transferable license to use the name and mark “CMS Generation Co” in jurisdictions outside North and South America on the terms and subject to the conditions set forth therein (including those with respect to quality control).
               (c) Seller hereby grants to Buyer and its Affiliates a limited, non-exclusive, royalty-free license to use the trademarks, service marks and trade names listed on 5.13(c) of the Seller Disclosure Letter, together with all slogans, logotypes, designs and trade dress associated therewith that are, in each case, in existence as of the Closing Date and currently being used in the conduct of the businesses of Generation and the Material Subsidiaries (collectively, the “Seller’s Marks”) solely on and in connection with the goods and services of the respective businesses of Generation and the Material Subsidiaries and that are embodied in or on any stationery, business cards, advertising and promotional materials, packaging and labels, equipment, manuals and other documentation, statements of work, trucks, hard hats, e-mail addresses, caller ID, printed facsimile headers and footers, web page content and URLs for web sites, Messenger screens and signs on facilities owned or leased by Generation or the Material Subsidiaries (“Business Materials”), and for any administrative, corporate and legal use in connection with the transition away from using the Seller’s Marks; provided, that not more than six (6) months following the Closing except as expressly provided in the License Agreement, Buyer shall cease to (i) make any use of Seller’s Marks and any names or marks related thereto or containing or comprising the Seller’s Marks, including any names or marks confusingly similar thereto or derivative thereof, and (ii) hold itself out as having any affiliation with Seller or its Affiliates.
               (d) Any use by Buyer or any of its Affiliates of any of the Seller’s Marks as permitted in this Section 5.13 is subject to their compliance with the quality control requirements and guidelines in effect for the Seller’s Marks as of the Closing Date and all such use shall be in a manner and at the level of quality consistent with that in effect as of the Closing Date. Buyer and its Affiliates shall hold harmless and indemnify Seller and any of its Affiliates for any Damages resulting from or arising in connection with the use by Buyer or any of its Affiliates of the Seller’s Marks pursuant to this Section 5.13.

          Section 5.14 Release of Guarantees. Prior to the Closing, Buyer shall, effective on the Closing Date, either (a) arrange for substitute letters of credit, guarantees and other obligations on commercially reasonable terms to replace in all respects the indemnities, performance bonds, performance guarantees, other guaranty obligations, letters of credit and other similar arrangements of Seller or its Affiliates (collectively, the “Released Parties”) in favor of any of Generation or a Material Subsidiary (collectively, “Guarantees”) or (b) assume all obligations under each such Guarantee, obtaining from the creditor or other counter-party a full release of the Released Parties. Section 5.14 of the Seller Disclosure Letter contains a true and accurate list of such Guarantees. Effective as of the Closing, Buyer shall terminate, or cause Buyer or one of its Affiliates to be substituted in all respects for the Released Parties in respect of, all obligations of the Released Parties under any such Guarantee. Buyer shall, to the extent the beneficiary or counter-party under any Guarantee refuses to accept such a substitute letter of credit, (i) obtain a letter of credit on behalf of a Released Party and (ii) indemnify and hold harmless the Released Parties for any Losses arising from payments under such Guarantees that relate to events or circumstances arising after the Closing. To the extent that any Released Party has performance obligations under any such Guarantee, Buyer shall (i) perform such obligations on behalf of such Released Party or (ii) otherwise take such action as reasonably requested by Seller so as to put such Released Party in the same position as if Buyer, and not such Released Party, had performed or was performing such obligations.
          Section 5.15 Reorganization. Prior to the Closing, Seller shall undertake the corporate restructuring steps set forth in Section 5.15 of the Seller Disclosure Letter; provided, however, that Seller shall be allowed to modify Section 5.15 of the Seller Disclosure Schedule to avoid any adverse regulatory or Tax implications to the extent such modifications do not materially and negatively impact Buyer. Seller shall be responsible for the payment of all costs, Taxes and expenses relating to the implementation of the Reorganization and Seller shall keep Buyer reasonably updated in relation to the progress of the Reorganization.
          Section 5.16 Merger and Redomiciliation. Prior to Closing, Seller shall (a) cause the Merger to be consummated and (b) use its reasonable best efforts to cause the Redomiciliation and the tax elections set forth in Section 5.16 of the Seller Disclosure Letter (the “Tax Elections”) to be consummated, and Seller shall keep Buyer reasonably updated in relation to the progress of the Merger, Redomiciliation and Tax Elections and allow Buyer and its advisors reasonable opportunity to review and comment on all documentation relating to the Merger, Redomiciliation and Tax Elections. Buyer shall be responsible for the payment of all costs, Taxes and reasonable expenses relating to the implementation of the Merger, Redomiciliation and Tax Elections, up to an aggregate amount of $100,000.

          Section 5.17 CGIC Loan Agreement. At least 30 days prior to Closing, Buyer shall, or shall cause one of its Affiliates to, and Seller shall cause CMS Generation Investment Company IV, to enter into the CGIC Loan Agreement.
          Section 5.18 Assignment of Contracts. At or prior to Closing, Seller shall use its reasonable best efforts to assign all Contracts, liabilities and obligations associated with the entities being transferred by Seller pursuant to the Reorganization such that such entities will not be held, directly or indirectly, by Generation.
          Section 5.19 Financial Statements. To the extent that an audit report for a more recent period that reflected in the representation set forth in Section 3.17 is provided to Seller at or prior to the Closing, with respect to the financial statements of Jorf, Jubail, Neyveli, Takoradi, Shuweihat CMS International Power Company PJSC, Taweelah or CMS Energy (UK) Limited, Jorf Lasfar Handelsbolag, Jorf Lasfar Power Energy Aktiebolag or Jorf Lasfar Energiaktiebolag (each, “2006 Financial Statements”), Seller shall provide Buyer with a copy of the 2006 Financial Statements as soon as reasonably practicable following its receipt thereof.
ARTICLE VI
CONDITIONS
          Section 6.1 Mutual Conditions to the Closing. The respective obligations of each party to consummate the transactions contemplated by this Agreement shall be subject to the satisfaction or waiver of each of the following conditions at or prior to the Closing Date:
               (a) Any waiting period (and any extension thereof) under any applicable Competition Law relating to the transactions contemplated by this Agreement, which, by its terms is required to have expired or been terminated prior to Closing, shall have expired or have been terminated;
               (b) No court of competent jurisdiction or other competent Governmental Authority shall have issued a statute, rule, regulation, order, decree or injunction or taken any other action restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement and the Related Agreements, except transactions that if prohibited would not have an adverse impact on the economic value of the transactions contemplated by the Agreement or the Related Agreements.
               (c) The Reorganization shall have been completed;
               (d) The Merger shall have been consummated; and
               (e) (i) if the consents required pursuant to Section 5.4(b) have been received prior to the Prepayment Notice Date, any consent of a third party required pursuant to Sections 5.4(a) and (b) shall have been obtained or (ii) if the consents required pursuant to Section 5.4(b) have not been received prior to the Prepayment

Notice Date, any consent of a third party necessary to effect the JLEC Refinancing shall have been obtained.
          Section 6.2 Buyer’s Conditions to the Closing. The obligations of Buyer to consummate the transactions contemplated by this Agreement shall be subject to the satisfaction or waiver of each of the following conditions at or prior to the Closing Date:
               (a) all representations and warranties of Seller in this Agreement (without taking into account any materiality or Material Adverse Effect qualification therein) shall be true and correct as of the Closing Date with the same effect as though such representations and warranties had been made as of the Closing Date (except for representations and warranties that speak as of a specific date or time, which shall be true and correct only as of such date or time), except (i) for changes specifically contemplated or permitted by this Agreement and (ii) where such failure to be so true and correct, either individually or in the aggregate, would not have a Material Adverse Effect as of the Closing Date;
               (b) Seller shall have performed in all material respects all of its obligations required to be performed by it under this Agreement at or prior to the Closing Date;
               (c) Seller shall have delivered to Buyer a certificate as to the satisfaction of the conditions set forth in Sections 6.2(a), (b) and (d), in the form set forth in Exhibit E hereto, dated as of the Closing and executed by an officer of Seller;
               (d) there shall not have occurred after the date hereof any event or circumstance, which individually or in the aggregate, has resulted in a Material Adverse Effect
               (e) Seller shall have complied in all material respects with its obligations pursuant to Section 5.4; and
               (f) To the extent that 2006 Financial Statements have been completed prior to Closing, Seller shall have provided such statements to Buyer (with the exception of Neyveli, which has a fiscal year end of March 31st).
          Section 6.3 Seller’s Conditions to the Closing. The obligations of Seller to consummate the transactions contemplated by this Agreement shall be subject to the satisfaction or waiver of each of the following conditions at or prior to the Closing Date:
               (a) all representations and warranties of Buyer in this Agreement (without taking into account any materiality or Material Adverse Effect qualification therein) shall be true and correct as of the Closing Date with the same effect as though such representations and warranties had been made as of the Closing Date (except for representations and warranties that speak as of a specific date or time, which shall be true and correct only as of such date or time), except (i) for changes specifically contemplated or permitted by this Agreement and (ii) where such failure to be so true and correct, either individually or in the aggregate, would not have a material adverse effect on

Buyer’s ability to consummate the transactions contemplated hereby as of the Closing Date;
               (b) Buyer shall have performed in all material respects all of its obligations required to be performed by it under this Agreement at or prior to the Closing Date;
               (c) Buyer shall have (i) complied in all material respects with its obligations pursuant to Section 5.4 and (ii) if the consents required pursuant to Section 5.4(b) have not been received prior to the Prepayment Notice Date, following Buyer’s receipt of a duly executed draw down notice submitted by Jorf in accordance with the agreed definitive documentation required to implement the JLEC Refinancing at or prior to Closing, the Schedule 5.4(b) Debt shall have been repaid in full as contemplated by the JLEC Term Sheet;
               (d) The written consents set forth in Section 6.3(d) of the Seller Disclosure Letter shall have been obtained; and
               (e) Buyer shall have delivered to Seller a certificate as to the satisfaction of the conditions set forth in Sections 6.3(a), (b), (c) and (d), in the form set forth in Exhibit F hereto, dated as of the Closing and executed by an officer of Buyer.
ARTICLE VII
TERMINATION AND ABANDONMENT
          Section 7.1 Termination.
     This Agreement may be terminated at any time prior to the Closing Date by:
               (a) mutual written consent of the parties;
               (b) either party, upon written notice to the other party, if the Closing shall not have occurred on or before May 31, 2007; provided that if Closing does not occur by May 31, 2007 the term of this Agreement automatically shall be extended until June 30, 2007, provided that no Material Adverse Effect has occurred at the time of such extension;
               (c) either party, upon written notice to the other party, if any of the mutual conditions to the Closing set forth in Section 6.1 shall have become permanently incapable of fulfillment and shall not have been waived in writing by the other party; and
               (d) either party, if any Governmental Authority shall have issued a law, order, decree or ruling or taken any other action, which permanently restrains, enjoins or otherwise prohibits the transactions contemplated by this Agreement and which order, decree, ruling or other action is final and not subject to appeal; unless failure to consummate closing because of such action by the Governmental Authority is due to the failure of the party seeking to terminate to have fulfilled its obligations under Sections 5.3 or 5.4.
          Section 7.2 Procedure and Effect of Termination.
               (a) Subject to Section 7.2(d), in the event of the termination of this Agreement pursuant to Section 7.1, (i) this Agreement, except for the provisions of Section 5.2(b), all of Article IX and this Section 7.2, shall become void and have no effect, without any Liability on the part of any party hereto or its Affiliates; provided, however, that nothing in this Section 7.2 shall relieve any party for liability for any breach of this Agreement and (ii) all filings, applications and other submissions made pursuant to this Agreement, to the extent practicable, shall be withdrawn from the agency or other Person to which they were made or appropriately amended to reflect the termination of the transactions contemplated hereby. Notwithstanding the foregoing, (x) nothing in this Section 7.2 shall relieve any party hereto of Liability for a material breach of any of its obligations under this Agreement, and (y) if it shall be judicially determined that termination of this Agreement was caused by an intentional breach of this Agreement, then, in addition to other remedies at law or equity for breach of this Agreement, the party so found to have intentionally breached this Agreement shall indemnify and hold harmless the other party hereto for its respective out-of-pocket costs, including the fees and expenses of their counsel, accountants, financial advisors and other experts and advisors, as well as fees and expenses incident to the negotiation, preparation and execution of this Agreement and related documentation.
               (b) In the event of the termination of this Agreement, except as set forth in Section 7.2(c), upon such termination, Seller shall pay to Buyer the Deposit, together with the interest thereon from the date hereof to the date of payment at a floating rate equal to the NAT’L AVG of the “Money market ann. yield" as published in the Wall Street Journal on the first business day of each applicable month and based on a year of 365 days and the number of days elapsed in each month since the date hereof.
               (c) In the event that this Agreement is terminated pursuant to Section 7.1(b) and at such time, all conditions in Article VI have been satisfied, except for the condition set forth in Section 6.3(c) and other than those conditions that by their nature would only be satisfied at Closing, upon such termination, Seller shall retain one hundred percent (100%) of the Deposit.
ARTICLE VIII
SURVIVAL; INDEMNIFICATION
          Section 8.1 Survival.
               (a) All representations and warranties contained herein shall survive for a period of twenty-four (24) months following the Closing Date, except for (i) representations and warranties contained in Section 3.1 (Corporate Organization; Qualification), Section 3.2 (Authority Relative to this Agreement), Section 3.3

(Generation Interests), Section 4.1 (Corporate Organization), and Section 4.2 (Authority Relative to this Agreement), which shall survive indefinitely, (ii) representations and warranties contained in Section 3.14 (Tax Matters), which shall survive for thirty (30) days following the expiration of the applicable statute of limitations and (iii) representations and warranties contained in Section 3.13 (Environmental Matters), which shall survive for a period of three (3) years following the Closing Date (such time periods set forth in clauses (i), (ii) or (iii) or such twenty-four (24) month period, together with the Special Indemnity Period are referred to herein as the relevant “Indemnity Period”). The “Special Indemnity Period” shall mean the period starting on the Closing Date and ending on the twenty-four (24) month anniversary of the Closing Date, and such Special Indemnity Period shall only apply to indemnification pursuant to Section 8.2(a)(v). If a written notice of claim for indemnification is made during the Indemnity Period in accordance with this Article VIII, such claim shall survive until its resolution. The parties intend to shorten the statute of limitations and agree that no claims or causes of action may be brought against Seller, Buyer or any of their respective directors, officers, employees, Affiliates, controlling persons, agents or representatives based upon, directly or indirectly, any of the representations and warranties contained in this Agreement after the applicable Indemnity Period.
               (b) All covenants and agreements contained herein that by their terms are to be performed in whole or in part, or which prohibit actions, subsequent to the Closing Date, shall survive the Closing in accordance with their terms. All other covenants and agreements contained herein shall not survive the Closing and shall thereupon terminate.
          Section 8.2 Indemnification.
               (a) Subject to the limitations set forth in this Article VIII, subsequent to the Closing, Seller shall indemnify, defend, save and hold harmless Buyer and its Affiliates, their respective successors and permitted assigns, and their officers and directors (collectively, the “Buyer Indemnified Parties”), from and against any and all Damages incurred by a Buyer Indemnified Party arising out of, resulting from or incurred in connection with:
               (i) except as set forth in 8.2(a)(ii), any breach or inaccuracy of any representation or warranty of Seller contained in this Agreement, in each case, as of the date hereof (except for representations and warranties that speak as of a specific date or time);
               (ii) any breach or inaccuracy of any representation or warranty of Seller contained in this Agreement, in each case, as of Closing (except for representations and warranties that speak as of a specific date or time) that is the result of events occurring after the date hereof and prior to the Closing Date (i.e., a representation or warranty that was true and correct as of the date hereof, but was breached or became inaccurate as of the Closing Date as a result of an event occurring after the date hereof and prior to the Closing Date), other than events permitted or contemplated by this Agreement or Material Contracts entered into after the date hereof and prior to Closing pursuant and subject to the terms of this Agreement;
               (iii) any breach in any material respect by Seller of any covenant or agreement contained in this Agreement;
               (iv) the matters set forth on Section 8.2(a)(iv) of the Seller Disclosure Letter; and
               (v) the matters set forth in Section 8.2(a)(v) of the Seller Disclosure Letter.
               (b) Subject to the limitations set forth in this Article VIII, subsequent to the Closing, Buyer shall indemnify, defend, save and hold harmless Seller and its Affiliates, their respective successors and permitted assigns, and their officers and directors (collectively, the “Seller Indemnified Parties”) from and against any and all Damages to the extent incurred by the Seller Indemnified Party arising out of, resulting from or incurred in connection with:
               (i) any breach or inaccuracy of any representation or warranty of Buyer contained in this Agreement, in each case, when made;
               (ii) any breach in any material respect by Buyer of any covenant or agreement contained in this Agreement; and
               (iii) the employment or termination of employment by Buyer of any of the Transferred Employees on or after the Closing Date.
               (c) Any Person providing indemnification pursuant to the provisions of this Section 8.2 is referred to herein as an “Indemnifying Party,” and any Person entitled to be indemnified pursuant to the provisions of this Section 8.2 is referred to herein as an “Indemnified Party.”
               (d) Seller’s indemnification obligations contained in Section 8.2(a)(i) (other than representations or warranties contained in Section 3.3(a) — 3.3(g), inclusive) shall not apply to any Claim for Damages unless and until the aggregate of all such Damages exceeds eight million dollars ($8,000,000) (the “Initial Deductible Amount”), in which event Seller’s indemnity obligation contained in Section 8.2(a)(i) shall apply to all Claims for Damages in excess of the Initial Deductible Amount.
               (e) Seller’s indemnification obligations contained in Section 8.2(a)(ii) (other than representations or warranties contained in Section 3.3(a) — 3.3(g), inclusive) shall not apply to any Claim for Damages unless and until the aggregate of all such Damages exceeds five million dollars ($5,000,000) (the “Closing Deductible

Amount”), in which event Seller’s indemnity obligation contained in Section 8.2(a)(ii) shall apply to all Claims for Damages in excess of the Closing Deductible Amount.
               (f) Seller’s indemnification obligations contained in Sections 8.2(a)(i) and 8.2(a)(ii) (other than representations or warranties contained in Section 3.3(a) — 3.3(g), inclusive) shall be subject to a maximum liability to Seller, in the aggregate, of thirty-three and one-third percent (33 1/3%) of the Purchase Price (the “Cap Amount”). Damages relating to any single breach or series of related breaches of Seller’s representations and warranties shall not constitute Damages, and therefore shall not be applied towards the Initial Deductible Amount or the Closing Deductible Amount (as applicable) or be indemnifiable hereunder, unless such Damages relating to any single breach or series of related breaches exceed $100,000 (the “Minimum Claim Amount”). Seller’s indemnification obligations contained in Section 8.2(a)(v) shall be subject to a maximum liability to Seller, in the aggregate, of $50,000,000.
               (g) Buyer’s indemnification obligations contained in Section 8.2(b)(i) shall not apply to any Claim for Damages unless and until the aggregate of all such Damages equals the Initial Deductible Amount, in which event Buyer’s indemnification obligation contained in Section 8.2(b)(i) shall apply to all Claims for Damages in excess of the Initial Deductible Amount, subject to a maximum liability to Buyer, in the aggregate, of the Cap Amount. Damages relating to any single breach or series of related breaches of Buyer’s representations and warranties shall not constitute Damages, and therefore shall not be applied towards the Initial Deductible Amount or be indemnifiable hereunder, unless such Damages relating to any single breach or series of related breaches exceed the Minimum Claim Amount.
               (h) The indemnification obligations of each party hereto under this Section 8.2 shall inure to the benefit of the Buyer Indemnified Parties and Seller Indemnified Parties, and such Buyer Indemnified Parties and Seller Indemnified Parties shall be obligated to keep and perform the obligations imposed on an Indemnified Party by this Section 8.2, on the same terms as are applicable to such other party.
               (i) In all cases in which a Person is entitled to be indemnified in accordance with this Agreement, such Indemnified Party shall be under a duty to take all commercially reasonable measures to mitigate all losses.
               (j) All amounts paid by Seller or Buyer, as the case may be, under this Article VIII shall be treated as adjustments to the Purchase Price for all Tax purposes.
               (k) Notwithstanding any other provision in the Agreement to the contrary, this Section 8.2 shall not apply to any Claim of indemnification permitted to be brought pursuant to Section 5.7.
               (l) Notwithstanding any other provision of this Agreement, in no event shall any Indemnified Party be entitled to indemnification pursuant to this Article VIII to the extent any Damages are judicially determined, or determined pursuant to

Section 9.7 hereof, to be attributable to such Indemnified Party’s own gross negligence or willful misconduct.
               (m) The remedies provided in this Article VIII shall be deemed the sole and exclusive remedies of the parties, from and after the closing Date, with respect to this Agreement and the transactions contemplated hereby.
               (n) If any deduction or withholding in respect of Taxes is required by law to be made on an indemnification payment pursuant to this Agreement, the amount of such indemnification payment shall be increased to any amount which, after making any such deduction or withholding in respect of Taxes, leaves an amount equal to the payment that would have been due if no such deduction or withholding in respect of Taxes had been required.
          Section 8.3 Calculation of Damages.
               (a) The amount of any Damages suffered by any party hereto shall be reduced by (i) any amount that is reserved or sums held in reserve in respect of the indemnifiable event on the balance sheet of Generation or a Material Subsidiary, as applicable, (ii) any amount that an Indemnified Party is entitled to receive with respect thereto under any third party insurance coverage or from any other party alleged to be responsible therefor or (iii) any Tax Benefit realized by an Indemnified Party or a Material Subsidiary.
               (b) If an Indemnified Party makes a claim for indemnification under this Article VIII, the Indemnified Party shall use its reasonable best efforts to collect any amounts available under such insurance coverage and from such other party alleged to have responsibility. If an Indemnified Party receives an amount under insurance coverage or from such other party with respect to Damages at any time subsequent to any indemnification provided by Seller or Buyer, as the case may be, pursuant to this Article VIII, then such Indemnified Party shall promptly reimburse the Indemnifying Party for any payment made or expense incurred by the Indemnifying Party in connection with providing such indemnification up to such amount received by the Indemnified Party, but net of any expenses incurred by the Indemnified Party in collecting such amount. To the extent the Indemnifying Party makes any indemnification payment pursuant to this Article VIII in respect of Damages for which an Indemnified Party has a right to recover against a third party (including an insurance company), the Indemnifying Party shall be subrogated to the right of the Indemnified Party to seek and obtain recovery from such third party; provided, however, that if the Indemnifying Party shall be prohibited from such subrogation, the Indemnified Party shall seek recovery from such third party on the Indemnifying Party’s behalf and pay any such recovery to the Indemnifying Party net of expenses.
               (c) For the avoidance of doubt, any Damages of Buyer shall include only the portion of such Damages attributable to the ownership interest of Generation and its Affiliates in a Material Subsidiary and shall exclude any portion of such Damages attributable to the ownership interest of any third party in such Material Subsidiary.
          Section 8.4 Procedures for Third-Party Claims. Subject to the Access and Support Agreement, the obligations of any Indemnifying Party to indemnify any Indemnified Party under this Article VIII with respect to Claim for Damages by third parties (including Governmental Entities) (a “Third-Party Claim”) shall be subject to the following terms and conditions:
          (a) The Indemnified Party shall give the Indemnifying Party written notice of any such Third-Party Claim promptly after learning of such Third-Party Claim, and the Indemnifying Party may, at its option, undertake the defense thereof by representatives of its own choosing and shall provide written notice of any such undertaking to the Indemnified Party. Failure to give prompt written notice of a Third-Party Claim hereunder shall not affect the Indemnifying Party’s obligations under this Article VIII, except to the extent that the Indemnifying Party is actually prejudiced by such failure to give prompt written notice. The Indemnified Party shall, and shall cause its employees and representatives to, cooperate with the Indemnifying Party in connection with the settlement or defense of such Third-Party Claim and shall provide the Indemnifying Party with all available information and documents concerning such Third-Party Claim. The Indemnifying Party shall provide the Indemnified Party with copies of all non-privileged communications and other information in respect of the Third-Party Claim. If the Indemnifying Party, within thirty (30) days after written notice of any such Third-Party Claim, fails to assume the defense of such Third-Party Claim or, after assuming defense, negligently fails to defend and fails to call after reasonable written notice of the same, the Indemnified Party against whom such Third-Party Claim has been made shall (upon further written notice to the Indemnifying Party) have the right to undertake the defense, compromise or settlement of such Third-Party Claim on behalf of and for the account and risk, and at the expense, of the Indemnifying Party, subject to the right of the Indemnifying Party to assume the defense of such Third-Party Claim at any time prior to settlement, compromise or final determination thereof upon written notice to the Indemnified Party.
          (b) Anything in this Section 8.4 to the contrary notwithstanding, (i) the Indemnified Party shall not settle a Third-Party Claim for which it is indemnified without the prior written consent of the Indemnifying Party, which consent shall not be unreasonably withheld, conditioned or delayed and (ii) the Indemnifying Party shall not enter into any settlement or compromise of any action, suit or proceeding, or consent to the entry of any judgment for relief other than monetary damages to be borne by the Indemnifying Party, without the prior written consent of the Indemnified Party, which consent shall not be unreasonably withheld, conditioned or delayed.
          Section 8.5 Procedures for Inter-Party Claims. In the event that an Indemnified Party determines that it has a Claim for Damages against an Indemnifying Party hereunder (other than as a result of a Third-Party Claim), the Indemnified Party shall give reasonably prompt written notice thereof to the Indemnifying Party, specifying the amount of such Claim and any relevant facts and circumstances relating thereto, and such notice shall be promptly given even if the nature or extent of the Damages is not then known. The notification shall be subsequently supplemented within a reasonable time as additional information regarding the Claim or the nature or extent of Damages resulting therefrom becomes available to the Indemnified Party. Any failure to give such reasonably prompt notice or supplement thereto or to provide any such facts and circumstances will not waive any rights of the Indemnified Party, except to the extent that the rights of the Indemnifying Party are actually materially prejudiced thereby. The Indemnified Party and the Indemnifying Party shall attempt to negotiate in good faith for a thirty (30) day period regarding the resolution of any disputed Claims for Damages. If for any reason, such dispute cannot be resolved by negotiation, on the request of any party it shall be resolved by arbitration in accordance with Section 9.7. Promptly following the final determination of the amount of any Damages claimed by the Indemnified Party, the Indemnifying Party, subject to the limitations of the Minimum Claim Amount, Initial Deductible Amount, the Closing Deductible Amount and the Cap Amount, shall pay such Damages to the Indemnified Party by wire transfer or check made payable to the order of the Indemnified Party.
          Section 8.6 Additional Procedures for Claims Made Pursuant to Section 8.2(a)(v).
          (a) Any claims for Damages by a Buyer Indemnified Party pursuant to Section 8.2(a)(v) shall be made during the Special Indemnity Period.
          (b) The Buyer Indemnified Parties shall have no right to bring a claim for Damages for any item listed on Section 8.2(a)(v) pursuant to Section 8.2(a)(i), (ii) or (iii).
          (c) The Buyer Indemnified Parties shall use their reasonable best efforts to limit the amount of Damages that may be payable by Seller pursuant to Section 8.2(a)(v), and shall not take any action to accelerate the timing of payment, or increase the amount, of any Damages payable pursuant to Section 8.2(a)(v).
ARTICLE IX
MISCELLANEOUS PROVISIONS
          Section 9.1 Disclosure Letters. The Seller Disclosure Letter and the Buyer Disclosure Letter are incorporated into this Agreement by reference and made a part hereof.
          Section 9.2 Payments. All payments set forth in this Agreement and the Related Agreements are in United States Dollars. Such payments shall be made by wire transfer of immediately available funds or by such other means as the parties to such payment shall designate.
          Section 9.3 Expenses. Except as expressly set forth herein, or as agreed upon in writing by the parties, whether or not the transactions contemplated hereby are consummated, each party shall bear its own costs, fees and expenses, including the expenses of its representatives, incurred by such party in connection with this Agreement and the Related Agreements and the transaction contemplated hereby and thereby.
          Section 9.4 Choice of Law. THIS AGREEMENT, INCLUDING ALL MATTERS OF CONSTRUCTION, VALIDITY AND PERFORMANCE, SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OR CHOICE OF LAWS OR ANY OTHER LAW THAT WOULD MAKE THE LAWS OF ANY OTHER JURISDICTION OTHER THAN THE STATE OF NEW YORK APPLICABLE HERETO.
          Section 9.5 Assignment. This Agreement may not be assigned by either party without the prior written consent of the other party; provided, however, that without the prior written consent of the other party, each party shall have the right to assign its rights and obligations under this Agreement to any third party successor to all or substantially all of its entire business.
          Section 9.6 Notices. All demands, notices, consents, approvals, reports, requests and other communications hereunder must be in writing, will be deemed to have been duly given only if delivered personally or by facsimile transmission (with confirmation of receipt) or by an internationally-recognized express courier service or by mail (first class, postage prepaid) to the parties at the following addresses or telephone or facsimile numbers and will be deemed effective upon delivery; provided, however, that any communication by facsimile shall be confirmed by an internationally-recognized express courier service or regular mail.

(i)	If to Seller:

CMS Enterprises Company
One Energy Plaza
Jackson, Michigan 49201
Attention: General Counsel
Telephone: (517) 788-0550
Facsimile: (517) 788-1671

With a required copy to:

Skadden, Arps, Slate, Meagher & Flom LLP
Four Times Square
New York, NY 10036
Attention: Sheldon S. Adler, Esq.
Marie L. Gibson, Esq.
Telephone: (212) 735-3000
Facsimile: (212) 735-2000

(ii)	If to Buyer:

Abu Dhabi National Energy Company PJSC
ADWEA Research Building
7th Floor
Jawazat Street
P.O. Box 55224
Emirate of Abu Dhabi
United Arab Emirates
Attention: Peter Barker Homek
Telephone: + 971 (2) 694 3662
Facsimile: + 971 (2) 642 2555

With a required copy to:

Simmons & Simmons
The ADNIC Building
Khalifa Street
P.O. Box 5931
Emirate of Abu Dhabi
United Arab Emirates
Attention: Ibrahim Mubaydeen
Telephone: + 971 2 627 5568
Facsimile: + 972 2 627 5223
or to such other address as the addressee shall have last furnished in writing in accord with this provision to the addressor.
          Section 9.7 Resolution of Disputes. Except for the resolution of disputes which shall be resolved in accordance with the procedures set forth in Sections 5.7 and 8.5 herein (which shall be governed only by subsection (d) of this Section 9.7), all disputes arising out of or relating to this Agreement or any Related Agreement or the breach, termination or validity thereof or the parties’ performance hereunder or thereunder (“Dispute”) shall be resolved as provided by this Section 9.7.
               (a) If the Dispute has not been resolved by executive officer negotiation within thirty (30) days of the disputing party’s notice requesting negotiation, or if the parties fail to meet within twenty (20) days from delivery of said notice, such Dispute shall be submitted to and finally settled by arbitration in accordance with the Rules of Arbitration of the International Chamber of Commerce (the “ICC”) then in effect (the “Rules”), except as modified herein.
               (b) The arbitration shall be held, and the award shall be rendered in London, England, in the English language. There shall be three arbitrators, one of whom shall be nominated by each of Buyer and Seller in accordance with the Rules. The two party appointed arbitrators shall have thirty (30) days from the confirmation of the nomination of the second arbitrator to agree on the nomination of a third arbitrator who shall serve as chair of the arbitral tribunal. On the request of any party, any arbitrator not timely appointed in accordance with this Agreement or the Rules shall be appointed by the ICAICC.
               (c) The award shall be final and binding upon the parties as from the date rendered and shall be the sole and exclusive remedy between the parties regarding any claims, counterclaims, issues, or accounting presented to the arbitral tribunal. The parties hereby expressly agree that leave to appeal under Section 45 or Section 69 of the English Arbitration Act 1996 may not be sought with respect to any question of law arising in the course of the arbitration or with respect to any award made. Judgment upon any award may be entered and enforced in any court having jurisdiction over a party or any of its assets. For the purpose of the enforcement of an award, the parties irrevocably and unconditionally submit to the jurisdiction of a competent court in any jurisdiction in which a party may have assets and waive any defenses to such enforcement based on lack of personal jurisdiction or inconvenient forum. This Agreement and the rights and obligations of the parties shall remain in full force and effect pending the award in any arbitration proceeding hereunder.
               (d) The Parties agree that any court action or proceeding to compel or in support of arbitration or for provisional remedies in aid of arbitration, including any action to enforce the provisions of this Section 9.7 or for temporary injunctive relief to maintain the status quo or prevent irreparable harm prior to the appointment of the arbitral tribunal, shall be brought exclusively in the federal or state courts located in London, England (the “London Courts”). The Parties hereby unconditionally and irrevocably submit to the exclusive jurisdiction of the London Courts for such purpose and to the non-exclusive jurisdiction of the London Courts in any action to enforce any arbitration award rendered hereunder, and waive any right to stay or dismiss any such actions or proceedings brought before the London Courts on the basis of forum non conveniens or improper venue. Without prejudice to such provisional remedies as may be available under the jurisdiction of a national court, the arbitral tribunal shall have full authority to grant provisional remedies and to direct the parties to request that any court modify or vacate any temporary or preliminary relief issued by such court, and to award damages for the failure of any party to respect the arbitral tribunal’s orders to that effect. The parties hereby irrevocably waive any and all rights to trial by jury in any such action or proceeding.
          Section 9.8 Language. The parties confirm that it is their wish that this Agreement, the Related Agreements and any other documents related hereto or thereto, including notices, schedules and authorizations, have been and shall be drawn up in the English language only.
          Section 9.9 No Right of Setoff. Neither party hereto nor any Affiliate thereof may deduct from, set off, holdback or otherwise reduce in any manner whatsoever any amount owed to it hereunder or pursuant to any Related Agreement against any amounts owed hereunder or pursuant to any Related Agreement by such Persons to the other party hereto or any of such other party’s Affiliates.

          Section 9.10 Time is of the Essence. Time is of the essence in the performance of the provisions of this Agreement.
          Section 9.11 Limitation on Liability. In the event that a party breaches this Agreement prior to, or in the absence of, Closing, neither party’s liabilities hereunder shall exceed $100,000,000 in the aggregate.
          Section 9.12 Entire Agreement. This Agreement, including the Seller Disclosure Letter, Buyer Disclosure Letter, and Schedules hereto, together with the Related Agreements and the Confidentiality Agreement constitute the entire agreement between the parties hereto with respect to the subject matter herein and supersede all previous agreements, whether written or oral, relating to the subject matter of this Agreement and all prior drafts of this Agreement, all of which are merged into this Agreement. No prior drafts of this Agreement and no words or phrases from any such prior drafts shall be admissible into evidence in any action or suit involving this Agreement. In the case of any material conflict between any provision of this Agreement and any other Related Agreement, this Agreement shall take precedence.
          Section 9.13 Binding Nature; Third Party Beneficiaries. This Agreement shall be binding upon and inure solely to the benefit of the parties hereto and their respective successors (whether by operation of law or otherwise) and permitted assigns. Except as expressly provided herein, none of the provisions of this Agreement shall be for the benefit of or enforceable by any third party, including any creditor of either party or any of their Affiliates. Except as expressly provided herein, no such third party shall obtain any right under any provision of this Agreement or shall by reasons of any such provision make any Claim in respect of any Liability (or otherwise) against either party hereto.
          Section 9.14 Counterparts. This Agreement may be executed in two (2) or more counterparts, each of which, when executed, shall be deemed to be an original and both of which together shall constitute one and the same document.
          Section 9.15 Severability. If any provision of this Agreement is held to be illegal, invalid or unenforceable under any applicable present or future law, and if the rights or obligations of either party under this Agreement will not be materially and adversely affected thereby, (i) such provision shall be fully severable, (ii) this Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part hereof, (iii) the remaining provisions of this Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance herefrom and (iv) in lieu of such illegal, invalid or unenforceable provision, there shall be added automatically as a part of this Agreement, a legal, valid and enforceable provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible.
          Section 9.16 Headings. The headings used in this Agreement have been inserted for convenience of reference only and do not define or limit the provisions hereof.

          Section 9.17 Waiver. Any term or condition of this Agreement may be waived at any time by the party that is entitled to the benefit thereof, but no such waiver shall be effective unless set forth in a written instrument duly executed by or on behalf of the party or parties waiving such term or condition. No waiver by any party of any term or condition of this Agreement, in any one or more instances, shall be deemed to be or construed as a waiver of the same or any other term or condition of this Agreement on any future occasion. All remedies, either under this Agreement or by law or otherwise afforded, will be cumulative and not alternative.
          Section 9.18 Amendment. This Agreement may be altered, amended or changed only by a writing making specific reference to this Agreement and signed by duly authorized representatives of each party.

     IN WITNESS WHEREOF, Seller and Buyer, by their duly authorized officers, have executed this Agreement as of the date first written above.

CMS ENTERPRISES COMPANY
By:	/s/ Thomas J. Webb
	Name:	Thomas J. Webb
	Title:	Executive Vice President and Chief Financial Officer

ABU DHABI NATIONAL ENERGY COMPANY PJSC
By:	/s/ Peter E. Barker Homek
	Name:	Peter E. Barker Homek
	Title:	Chief Executive Officer

Exhibit A

EXECUTION VERSION
BUYER ACCESS AND SUPPORT AGREEMENT
     BUYER ACCESS AND SUPPORT AGREEMENT, dated as of May 2, 2007 (this “Agreement”), by and between CMS Enterprises Company (“Seller”), a Michigan corporation, and Abu Dhabi National Energy Company PJSC, a United Arab Emirates public joint stock company (“Acquiror”).
     WHEREAS, pursuant to an Agreement of Purchase and Sale, dated as of February 3, 2007, by and between Seller and Acquiror (“Purchase Agreement”), Seller has agreed to sell to Acquiror, and Acquiror has agreed to purchase from Seller, all of the issued and outstanding limited liability interests of CMS Generation LLC, a Michigan limited liability company (together with its Subsidiaries, “Generation”);
     WHEREAS, Generation, through its Subsidiaries, indirectly holds ownership interests in the following energy projects: Jorf, Jubail, Neyveli, Shuweihat, Takoradi and Taweelah (collectively, the “Projects”);
     WHEREAS, pursuant to the Purchase Agreement, Acquiror (i) has the right and obligation to investigate, prosecute and defend certain matters set forth in Section 8.2(a)(v) of the Seller Disclosure Letter and (ii) will be responsible for certain other litigation matters involving Generation and the Projects relating to the period prior to Closing (collectively, the “Proceedings”);
     WHEREAS, in the normal course of investigating, prosecuting and/or defending the Proceedings, Acquiror and its counsel have, and will continue to have, a need (i) to refer to, and to use as evidence, certain books, records and other data, including electronic data maintained in computer files, relating to Generation or the Projects in the possession of Seller and (ii) for the support and cooperation of former employees of Generation or the Projects and current employees of Seller or its Affiliates, in the event that such persons’ assistance or participation is needed to aid in the defense or settlement of the Proceedings;
     WHEREAS, Acquiror will have discretion and authority as described in this Agreement to manage all litigation, activities and negotiations associated with the Proceedings; and
     WHEREAS, pursuant to the Purchase Agreement, Seller and Acquiror have agreed to enter into this Agreement.
     NOW, THEREFORE, in consideration of the premises and covenants contained herein and other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, Seller and Acquiror, intending to be bound legally, agree as follows:
     Section 1. Definitions. For purposes hereof, capitalized terms used and not otherwise defined herein shall have the respective meanings assigned to such terms in the Purchase Agreement, unless the context hereof shall otherwise require, and the same rules of construction as set forth under Section 1.2 of the Purchase Agreement shall apply herein; provided that the following terms shall have the following respective meanings:

     “Acquiror Representatives” shall mean the respective directors, officers, employees, agents, counsel, consultants, representatives, accountants and auditors of Acquiror, Generation and the Projects.
     “Business” shall mean the business conducted by Generation and the Projects after giving effect to the transactions contemplated by the Purchase Agreement.
     “Claims Data” shall mean all material and relevant current and historical sales records, customer files, contract records, accounting records, intercompany and intracompany communications, communications with any Governmental Authority, requests and responses to requests, construction, planning, engineering and operational documents, market studies or evaluations, and all other data (including, without limitation, electronic data maintained in computer files) of the Seller or its Affiliates relating to or associated with the Proceedings.
     “Seller’s Representatives” shall mean Seller’s respective directors, officers, employees, agents, counsel, consultants, representatives, accountants and auditors.
     Section 2. Control of Settlements and Disputes; Further Cooperation.
          (a) From and after the Closing Date, Acquiror shall have complete control over and shall have the sole and absolute right to conduct and control all negotiations and activities with respect to the Proceedings and all other aspects of investigation, prosecution and/or defense of the Proceedings. Such control shall include without limitation (i) preparing and filing all pleadings, motions and other documents filed with or provided to any court or other tribunal, (ii) preparing and sending or delivering all correspondence or other documents provided to any party in connection with the Proceedings, (iii) preparing, responding to and serving all discovery and discovery responses (and related matters), (iv) negotiating and, subject to Section 2(b) hereof, entering into any settlement or compromise agreement (including on behalf of Seller, Generation or the Projects) with any party in connection with the Proceedings and making all decisions with respect to the defense of the Proceedings, (v) selecting legal counsel, experts, accountants and other advisors or representatives to represent Seller, Generation or the Projects and/or to assist Acquiror with respect to the Proceedings and (vi) taking any and all such other actions as may be necessary, appropriate or deemed helpful by Acquiror in its sole and absolute discretion in order to effectuate the foregoing. Seller will notify Acquiror promptly of all matters relating to the Proceedings and will not, except with the prior written consent of Acquiror, make any payment of, or settle or offer to settle, consent to any compromise, make any admissions, file any pleadings, motions or documents, send any correspondence or respond to or serve any discovery requests with respect to the Proceedings.
          (b) To the extent that any settlement or compromise agreement entered into with respect to the Proceedings would require Seller or any of its Affiliates to provide any consideration, monetary or non-monetary (either directly or pursuant to its indemnification obligations set forth in Section 8.2(a) of the Purchase Agreement), then such settlement or compromise shall require the approval of Seller, which shall not be unreasonably withheld.

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          (c) Subject to paragraph (b) above, Seller or its Affiliates shall cause appropriate officers, duly authorized to act on behalf of Seller or its Affiliates, to execute (at Acquiror’s cost) any documents and instruments necessary or appropriate in connection with any investigation, settlement or compromise relating to, or the defense of, the Proceedings, including without limitation any settlement agreement and general release.
     Section 3. Seller’s Obligation to Maintain Records. Seller shall maintain and preserve in a manner and at a level consistent in all material respects with the manner and level applied immediately prior to the Closing Date, unless otherwise directed by a court order or governmental authority, and shall cause the Seller Representatives to, maintain and preserve all Claims Data until this Agreement is terminated in accordance with Section 9 hereof or until such time as Acquiror shall notify Seller in writing that it is no longer necessary to maintain such Claims Data. Seller shall not, and shall cause the Seller Representatives not to, destroy or dispose of the Claims Data, unless consented to in writing by Acquiror. Seller may move the Claims Data from its location(s) as of the Closing Date, provided that it notifies the Acquiror in writing of such new location.
     Section 4. Access to Claims Data. In connection with the defense, prosecution or settlement of the Proceedings, Seller shall, and shall cause the Seller Representatives to, reasonably cooperate with and give Acquiror or the Acquiror Representatives access to all Claims Data during regular business hours, and upon five (5) days prior written notice, at Seller’s principal place of business or at any location where such Claims Data is located, and Acquiror shall have the right, at its own expense, to make copies of such Claims Data. Seller shall make available to Acquiror or the Acquiror Representatives, upon written request and at Acquiror’s expense, Seller’s personnel to provide reasonable assistance (provided such assistance shall not materially affect the normal operations of Seller or its business) to Acquiror or the Acquiror Representatives in locating and obtaining any Claims Data maintained by Seller.
     Section 5. Cooperation in Litigation. Seller shall (a) make available to Acquiror or the Acquiror Representatives (provided such assistance shall not materially affect the normal operations of Seller or its business), upon five (5) days written request, any relevant employee of Seller from time to time necessary to authenticate the Claims Data, or any employee of Seller whose assistance or participation is reasonably required by Acquiror or the Acquiror Representatives in anticipation of, or in the investigation of or preparation for the defense or settlement of the Proceeding; provided that no employee or agent of the Acquiror or one of its Affiliates can reasonably provide the assistance requested from the employee of Seller, and (b) provide reasonable assistance to Acquiror in locating any employee who is no longer employed by Seller whose assistance or participation is reasonably required by Acquiror or the Acquiror Representatives in anticipation of, or in the investigation of or preparation for the defense or settlement of the Proceedings. Acquiror shall pay all reasonable out of pocket costs and expenses arising from such assistance or participation by such employee of Seller. Acquiror shall use their reasonable best efforts to minimize the interference with the duties of such employee of Seller caused by such assistance or participation.
     Section 6. Insurance. Seller hereby assigns, transfers and conveys to Acquiror all rights, benefits and causes in action under all insurance policies (the “Insurance Policies”) maintained

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by or for the benefit of Generation or any Project to the extent such Insurance Policies obligate (or potentially obligate) the insurers to defend or indemnify any insureds therein in connection with, arising from or related to the Proceedings. Seller agrees that Acquiror may pursue any claims and make any demands to any insurer under the Insurance Policies in the name of Seller to receive and enjoy the full benefits of this provision to the fullest extent permitted by law. Seller further agrees to immediately deliver to Acquiror all proceeds, payments or benefits received from any insurer under the Insurance Policies to the extent such proceeds, payments or benefits are made in connection with, arising from or relating to the Proceedings.
     Section 7. Indemnification. In the event Seller fails to perform or comply with any of its covenants and obligations described in hereunder, Acquiror shall promptly provide Seller with written notice of the assertion of such non-performance or non-compliance, such notice shall be given in accordance with Section 9.6 of the Purchase Agreement and shall specify, in reasonable detail, the nature of such breach. Subject to Section 8 of this Agreement, the provisions of Article VIII of the Purchase Agreement shall apply to the indemnification for breach of this Agreement by Seller, and by this reference such provisions of Article VIII of the Purchase Agreement are incorporated herein as if set forth in full herein. The obligation of Acquiror to indemnify the Seller Indemnified Parties pursuant to Section 8.2 of the Purchase Agreement shall not apply to the extent such Damages are attributable to Seller’s failure to comply with this Agreement. The remedies available to Acquiror under this Section 7 are in addition to those available to it under Section 8.
     Section 8. Specific Performance. The parties hereto agree that irreparable damage will occur if any of Seller’s covenants under this Agreement is not performed in accordance with its specific terms or otherwise is breached, and that Acquiror may not have an adequate remedy at law in respect of such non-performance or breach. It is accordingly agreed that Acquiror shall be entitled to an injunction or injunctions to prevent any non-performance or breach of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, in addition to any other remedy to which they are entitled at law or in equity. In addition, Seller agrees not to assert any defense against an action for specific performance of Seller’s covenants under this Agreement.
     Section 9. Survival; Modification, Termination and Waiver. This Agreement shall remain in full force and effect until the earlier of (a) the written consent of the parties hereto to terminate this Agreement, or (b) 30 days after termination of the Proceedings by a binding settlement or a final court order, not subject to appeal or review. This Agreement may be amended, supplemented or modified, and any provision hereof may be waived, only pursuant to a written instrument making specific reference to this Agreement signed by the parties hereto. No waiver of any of the provisions of this Agreement shall be deemed to or shall constitute a waiver of any other provision hereof (whether or not similar). No delay on the part of Acquiror in exercising any right, power or privilege hereunder shall operate as a waiver thereof.
     Section 10. Notices. All notices and other communications under this Agreement shall be in writing, shall refer to this Agreement, and shall otherwise be given in accordance with Section 9.6 of the Purchase Agreement.

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     Section 11. Governing Law. This Agreement, including all maters of construction, validity and performance, shall be governed by and construed in accordance with the law of the State of New York without regard to the principles of conflicts of laws or any other law that would make the laws of any other jurisdiction other than the State of New York applicable hereto.
     Section 12. Binding Effect; No Assignment. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. No assignment of this Agreement or of any rights or obligations hereunder may be made by any party (by operation of law or otherwise) without the prior written consent of the other party hereto, which consent may be withheld or granted by such party in its sole discretion, provided that such consent may not be unreasonably withheld or delayed by Acquiror if Seller complies with the provision of the last sentence of this Section 12. Any attempted assignment without required consents shall be void. In the event Seller proposes to sell all or substantially all of the assets of its business at any time subsequent to the date hereof, Seller shall provide Acquiror notice of such sale as soon as reasonably practicable, whereupon Acquiror shall have the right, at its option and expense, upon written notice to Seller, to make copies of any Claims Data (whether prior to or following such sale) for a reasonable period of time following receipt of such notice. Seller will cause such purchaser to assume Seller’s obligations under this Agreement utilizing a written instrument reasonably satisfactory to Acquiror.
     Section 13. Severability. If any provision of this Agreement is held to be illegal, invalid or unenforceable under any applicable present or future law, and if the rights or obligations of either party under this Agreement will not be materially and adversely affected thereby, (a) such provision shall be fully severable, (b) this Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part hereof, (c) the remaining provisions of this Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance herefrom and (d) in lieu of such illegal, invalid or unenforceable provision, there shall be added automatically as a part of this Agreement, a legal, valid and enforceable provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible.
     Section 14. Counterparts. This Agreement may be executed in two (2) or more counterparts, each of which, when executed, shall be deemed an original, and all of which together shall constitute one and the same Agreement.
     Section 15. Entire Agreement. This Agreement, including the Purchase Agreement, the Seller Disclosure Letter, Buyer Disclosure Letter, and Schedules thereto, together with the other Related Agreements and the Confidentiality Agreement constitute the entire agreement between the parties hereto with respect to the subject matter herein and supersede all previous agreements, whether written or oral, relating to the subject matter of this Agreement and all prior drafts of this Agreement, all of which are merged into this Agreement. No prior drafts of this Agreement and no words or phrases from any such prior drafts shall be admissible into evidence in any action or suit involving this Agreement.

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     Section 16. Headings. The headings used in this Agreement have been inserted for convenience of reference only and do not define or limit the provisions hereof.
     Section 17. Consent to Jurisdiction; Exclusive Forum. All disputes arising out of or relating to this Agreement or the breach, termination or validity thereof or the parties’ performance hereunder shall be resolved as provided by Section 9.7 of the Purchase Agreement.

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     IN WITNESS WHEREOF, the parties hereto have executed this Access and Support Agreement as of the date and year first written above.

CMS ENTERPRISES COMPANY

By:
Name:
Title:

ABU DHABI NATIONAL ENERGY COMPANY PJSC

By:
Name:	Peter Barker Homek
Title:	Chief Executive Officer

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Exhibit B
EXECUTION VERSION
          THIS LICENSE AGREEMENT (this “Agreement”), dated as of May 2, 2007 (the “Effective Date”), by and among CMS Enterprises Company, a Michigan corporation (“CMS”) and Abu Dhabi National Energy Company PJSC, a United Arab Emirates public joint stock company (“Licensee”). CMS and Licensee are hereinafter referred to collectively as the “Parties” or individually as a “Party”. Initially capitalized terms defined in this Agreement shall have the meaning ascribed to them herein.
          WHEREAS, CMS and Licensee have entered into an Agreement of Purchase and Sale (the “Purchase Agreement”) dated February 3, 2007; and
          WHEREAS, in connection with the Purchase Agreement, Licensee desires to receive from CMS, (i) a limited license during the Term to use the name and mark CMS GENERATION CO. (the “Mark”) in countries and jurisdictions located outside of the Western Hemisphere (i.e. all countries and jurisdictions of North, South and Central America, and all related islands generally considered to be in the Western Hemisphere) (the “Territory”) solely in connection with Licensee’s electric generation business (the “Business”), and (ii) a perpetual license to use all intellectual property rights owned by CMS in the items set forth on Schedule A (the “Licensed IP”) solely for Licensee’s internal use in the Business, on the terms and subject to the conditions of this Agreement.
          NOW, THEREFORE, in consideration of the foregoing and of the mutual covenants contained herein, the Parties hereby agree as follows:
1. License
1.1 CMS hereby grants to Licensee (i) solely during the Term and subject to the terms and conditions of this Agreement, a limited, non-exclusive, non-transferable, non-sublicenseable, paid-up and royalty-free license to use the Mark solely in the Territory in connection with the conduct of the Business, and (ii) a perpetual, worldwide, non-exclusive, paid-up and royalty-free license to use the Licensed IP solely for Licensee’s internal use in the Business (collectively, the “License”). For the avoidance of doubt, the Mark shall include only the word mark CMS GENERATION and shall not include any of CMS’s or its affiliates’ logos, designs, symbols, or slogans (“Related Marks”).
1.2 Licensee may (i) only use the Mark in the same manner, including in the same style, typeface and graphic appearance, depicted on Schedule B, and (ii) not combine the Mark with any other logo, design, symbol, trademark, service mark, company or corporate name or slogan or with any prefix or suffix.
1.3 Licensee acknowledges and agrees that it has no rights to, and shall not, use the Mark or the Licensed IP except as expressly permitted herein. All rights not expressly granted to Licensee herein are reserved to CMS.
1.4 Licensee acknowledges and agrees that the License in Section 1.1(ii) shall only cover the Licensed IP as it exists as of the Effective Date and shall not cover any modifications, improvements, fixes, patches and/or related intellectual property developed by CMS to any Licensed IP subsequent to the Effective Date. Nothing herein shall be construed to grant any license, ownership, or rights of any kind to Licensee to any new versions, upgrades, updates, patches, bug-fixes, or other iterations of the Licensed IP created subsequent to the Effective Date by, or on behalf of, CMS, and nothing herein shall be construed to require CMS to license, assign or provide any additional materials, versions, upgrades, updates, batches, bug fixes, or any other items created, developed, enhanced or improved after the Effective Date

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by, or on behalf of, CMS. Nothing herein shall be construed to grant any license, ownership, or rights of any kind to CMS to any new versions, upgrades, updates, patches, bug-fixes, or other iterations of the Licensed IP created subsequent to the Effective Date by, or on behalf of, Licensee.
2. Ownership of the Mark
2.1 Licensee acknowledges that CMS is the owner of the Mark and the Licensed IP throughout the world, and Licensee shall not challenge CMS’s ownership of the Mark or the Licensed IP anywhere.
2.2 Licensee shall not acquire any ownership rights in the Mark or the Licensed IP, or any other right adverse to CMS’s interests, by virtue of this Agreement or by virtue of Licensee’s use of the Mark or the Licensed IP. Licensee agrees that its use of the Mark under this Agreement shall inure to the benefit of CMS, and this Agreement does not confer on Licensee any goodwill or ownership interest in the Mark. Licensee hereby irrevocably assigns and transfers to CMS, and its successors and assigns, any and all right, title and interest that Licensee may have or otherwise acquire in and to all trademark, service mark, or other proprietary rights in and to the Mark throughout the world.
2.3 Licensee shall not directly or indirectly: (i) use the Mark in any way that may tend to impair its validity as a proprietary trademark or service mark; (ii) take any action that would jeopardize or impair CMS’s ownership of the Mark, or its legality and/or enforceability; (iii) apply for the registration or renewal of registration of the Mark or any variation thereon, or any trademark, service mark, trade name, symbol, word, or internet domain name (other than the Domain Names) which contains or is similar to, the Mark; (iv) use, advertise or promote any trademark, service mark, trade name, or internet domain name that is confusingly similar to the Mark or any contraction or abbreviation thereof; (v) use the Mark in any jurisdiction, including within the Territory, after such time that Licensee knows or has reason to know that such use infringes or is alleged to infringe the trademark rights or other proprietary rights of another person, or (vi) use the Licensed IP after such time that Licensee knows or has reason to know that such use infringes or otherwise violates the intellectual property or other proprietary rights of another person (including any rights to privacy or personal information).
3. Maintenance of Quality Control
3.1 Licensee shall not take any action, and/or shall cease taking any action, that in any way might tend to disparage or reflect negatively upon, or diminish the value of, the Mark or the reputation of CMS. Licensee acknowledges that upon expiration or termination of this Agreement, no monetary value shall be attributable to any goodwill associated with the use of the Mark by Licensee.
3.2 Licensee hereby covenants that in the course of conducting the Business under the Mark, Licensee shall not use any of CMS’s or its affiliates’ Related Marks.
3.3 Upon CMS’s request, Licensee shall submit to CMS for prior review and written approval any materials (whether in written, electronic, or other form) using the Mark in any manner other than that which has previously been approved by CMS, which approval shall be in CMS’s reasonable discretion.
4. Compliance With Law; Licenses, Permits, Regulations, Registrations, Etc.
4.1 Licensee shall comply in all material respects with all applicable laws, rules and regulations in connection with its use of the Mark and the Licensed IP, and its business, products, and services operated or offered in connection with the Mark.

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4.2 Licensee, at its sole expense, shall be responsible for obtaining and maintaining all licenses, permits, and regulatory approvals which are required by any executive, legislative, judicial, tribal, regulatory, taxing or administrative agency, body, commission, department, board, court, tribunal, arbitrating body or authority of the Territory or any country outside the Territory, or any state, local or other governmental subdivision thereof (“Governmental Authority”) with respect to this Agreement, and to comply with any requirements of such Governmental Authorities. Upon CMS’s request, Licensee shall furnish CMS written evidence from such regulatory authorities of any such licenses, permits, clearances, authorizations, or regulatory approvals.
4.3 In the event CMS deems recordation necessary, Licensee shall cooperate with CMS in connection with the recording of this Agreement with the appropriate Governmental Authorities in the Territory and in the renewal of such recordation. Licensee shall provide assistance and information to CMS as reasonably necessary to accomplish such recordation, including by submitting a revised version of this Agreement in a form necessary, but without change of substance (except where such change is necessary for purposes of recordation) hereof, for recordation. Upon expiration or termination of this Agreement, and in addition to the requirements of Section 8.5, the Parties shall cooperate to effect a cancellation or termination of any recordation of this Agreement with the appropriate Governmental Authorities in the Territory and the Parties will grant, and hereby do grant, to each other an irrevocable power of attorney coupled with an interest to effect such cancellation within twenty (20) days after the expiration or termination of this Agreement.
4.4 Upon expiration or termination of this Agreement and in addition to the requirements of Section 8.5, Licensee hereby agrees, and shall cooperate with CMS, to effect a cancellation or termination of any registration of Licensee of the Mark as a company name with a Governmental Authority in the Territory, and the Parties will grant, and hereby do grant, to each other an irrevocable power of attorney coupled with an interest to effect such cancellation within twenty (20) days after the expiration or termination of this Agreement.
4.5 Licensee may, at its sole expense and subject to CMS’s prior written approval, register Internet domain names containing the Mark solely in the Territory (i.e., a domain name with a country specific top-level domain that expressly identifies a country within the Territory (i.e. www.cmsgeneration.it for Italy) (the “Domain Names”) as internet domain names (but not as trademarks) with an appropriate domain name registrar.
4.6 In addition to the requirements of Section 8.4(e) of this Agreement, upon expiration or termination of this Agreement, Licensee hereby agrees to allow any such registration for the Domain Names to lapse or, at the request of CMS, to cancel or assign to CMS or its designated affiliate any such registration (if possible) without any payment by CMS or its affiliates. In the event that any such cancellation or assignment is not effectuated within thirty (30) days of any request by CMS, Licensee shall, and hereby does, grant to CMS an irrevocable power of attorney coupled with an interest, and shall otherwise cooperate with CMS, to effect such cancellation or assignment.
5. Intellectual Property Protection
5.1 Licensee shall, at its own expense, notify CMS promptly after it becomes aware thereof, of (i) any use or application or registration of any word, phrase, symbol, logo or design, or any combination of any of the foregoing, that might constitute infringement or other violation of the Mark in the Territory; (ii) any claim of any rights in the Mark adverse to CMS’s interests in and to such mark, or in any confusingly similar mark in the Territory or any claim that Licensee’s use of the Mark infringes or otherwise violates the trademark rights or other proprietary rights of any other person; or (iii) any claim of any rights in the

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Licensed IP adverse to CMS’s interests in and to such intellectual property, or any claim that Licensee’s use of the Licensed IP infringes or otherwise violates the intellectual property or other proprietary rights of another person (including any rights to privacy or personal information).
5.2 Licensee agrees, at its own expense and as CMS may reasonably request, to (i) cooperate fully with CMS in the prosecution and elimination of any unauthorized use or infringement or other violation of the Mark in the Territory or the Licensed IP, including joining in a suit or proceeding against a person making such unauthorized or infringing use; and (ii) execute any further agreements or documents as may become necessary.
5.3 CMS shall have the sole right, in its sole discretion, to commence or prosecute (or decide not to commence or prosecute) registration of the mark or suits or proceedings against third parties with respect to the Mark and the Licensed IP.
6. DISCLAIMER
6.1 CMS HEREBY SPECIFICALLY DISCLAIMS ANY AND ALL REPRESENTATIONS AND WARRANTIES, EXPRESS OR IMPLIED (INCLUDING WITHOUT LIMITATION ANY IMPLIED WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, VALIDITY, REGISTRABILITY, OR NON-INFRINGEMENT AND IMPLIED WARRANTIES ARISING FROM COURSE OF DEALING OR COURSE OF PERFORMANCE), REGARDING THE MARK OR THE LICENSED IP. WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, LICENSEE ACKNOWLEDGES THAT (A) THE LICENSE GRANTED IN THIS AGREEMENT, THE MARK, AND THE LICENSED IP ARE PROVIDED “AS IS,” AND (B) CMS SHALL NOT BE OBLIGATED TO PREPARE, CONVERT, TRANSLATE, OR OTHERWISE PRESENT THE LICENSED IP IN ANY PARTICULAR FORMAT.
7. Defense and Indemnification
7.1 Licensee, at its expense, hereby agrees to defend, indemnify and hold harmless CMS and its affiliates, and their respective directors, officers, employees and agents with respect to any damages, losses, liabilities, penalties, interest, judgments, assessments, costs and expenses, including reasonable attorney’s fees and disbursements, incurred, arising from or based in any respect on a claim by any third party arising, directly or indirectly, from any use by Licensee of the Licensed IP, the Mark or the Domain Names (a “Third-Party Claim”).
7.2 Licensee may, at its option, undertake the defense of a Third-Party Claim for which it has an obligation to indemnify CMS pursuant to Section 7.1 by representatives of its own choosing and shall provide written notice of any such undertaking to CMS; provided, however, that CMS shall have complete control and decision-making authority with respect to any Third-Party Claim to the extent it relates to the validity or enforceability of the Mark. CMS shall, and shall cause its employees and representatives to, reasonably cooperate with Licensee in connection with the settlement or defense of such Third-Party Claim and shall provide Licensee with all reasonably available information and documents concerning such Third-Party Claim. Licensee shall provide CMS with copies of all non-privileged communications and other information in respect of the Third-Party Claim. If Licensee, within thirty (30) days after written notice of any such Third-Party Claim, fails to assume the defense of such Third-Party Claim, or, after assuming defense, fails to reasonably defend the same, CMS shall (upon further written notice to Licensee) have the right to undertake the defense, compromise or settlement of such Third-Party Claim on behalf of and for the account and risk, and at the expense, of Licensee, subject

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to the right of Licensee to assume the defense of such Third-Party Claim at any time prior to settlement, compromise or final determination thereof upon written notice to CMS.
7.3 Anything in this Article 7 to the contrary notwithstanding, (a) CMS shall not settle a Third-Party Claim for which it is indemnified without the prior written consent of Licensee, which consent shall not be unreasonably withheld, conditioned or delayed, and (b) Licensee shall not enter into any settlement or compromise of any action, suit or proceeding, or consent to the entry of any judgment for relief other than monetary damages to be borne by Licensee, without the prior written consent of CMS, which consent shall not be unreasonably withheld, conditioned or delayed; provided, however, that to the extent such settlement, compromise, or consent to the entry of judgment for relief relates to the validity or enforceability of the Mark, CMS’s consent may be withheld at its sole discretion.
8. Term and Termination
8.1 This Agreement shall become effective on the Effective Date and shall continue for a period of five (5) years, unless earlier terminated as provided for in this Agreement (the “Term”).
8.2 CMS may terminate this Agreement immediately in case of occurrence of any of the following events (provided, however, that the right to terminate this Agreement pursuant to this Section 8.2 shall be without prejudice to the enforcement of any other rights or remedies that CMS may have):
     (a) Licensee has failed to comply with or has breached any of the provisions of Sections 2.1, 2.2, or 2.3 hereof;
     (b) (i) Licensee becomes insolvent, (ii) a liquidation committee or team has been formed pursuant to the liquidation rules of the laws of any jurisdiction in the Territory, or substantially all, of the property or assets of Licensee is under custody by the liquidation committee or team, (iii) the filing of a petition by, or of an involuntary petition against, Licensee occurs under the provisions of any bankruptcy, insolvency or similar act, or (iv) Licensee makes an assignment for the benefit of its creditors; or
     (c) all or a material part of Licensee’s assets are condemned, expropriated, or otherwise taken over by a Governmental Authority or are repossessed, foreclosed upon or otherwise seized by any Licensee creditor.
8.3 Licensee may terminate this Agreement at any time by giving CMS thirty (30) days prior written notice.
8.4 If any Party fails to discharge a material obligation or to correct a material default hereunder, CMS or Licensee may give written notice to such Party specifying the material obligation or material default and indicating an intent to terminate this Agreement if the material obligation is not discharged or the material default is not cured. The Party receiving such notice shall have twenty (20) days from the date of receipt of such notice to discharge such material obligation or cure such material default. If such material obligation is not discharged or such material default is not cured by the end of the twenty (20) day period set forth immediately above, CMS or Licensee (if it is the non-defaulting Party) may terminate this Agreement immediately by written notice given at any time after the end of such period.
8.5 Upon the expiration or termination of this Agreement:

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     (a) Subject to Section 8.4(b), Licensee’s License to use the Mark immediately and automatically shall terminate and all rights in the Mark granted to Licensee, including any associated goodwill, under this Agreement, shall revert to CMS;
     (b) Licensee shall, within thirty (30) days from the expiration or termination of this Agreement (such period, the “Transitional Period”), discontinue using the Mark and remove the Mark from all promotional and advertisement materials, stationery, computer and electronic systems, and any and all documents (whether in written, electronic, optical or other form) in the possession and control of Licensee, and during the Transitional Period (the last day of such period being the “Cessation Date”) all of the obligations of Licensee hereunder shall remain in force; provided, however, that Licensee shall not be required to remove the Mark from internal business records of Licensee;
     (c) Subject to Section 8.4(b), upon expiration of the Transitional Period, Licensee shall destroy all materials utilizing the Mark and provide confirmation of same to CMS;
     (d) Subject to Section 8.4(b), upon expiration of the Transitional Period, Licensee shall not use any name or mark (including any URL or domain name) that is confusingly similar to or dilutive of the Mark or any variation, derivation or colorable imitation thereof, and at CMS’s request Licensee will assign any rights to the Mark to CMS or an affiliate of CMS; and
     (e) Subject to Section 4.6, upon expiration of the Transitional Period, Licensee shall remove all content from any Internet web site corresponding to the Domain Names.
8.6 Upon expiration or termination of this Agreement, Licensee shall as soon as reasonably practicable but in no event later than ninety (90) days following the Cessation Date, (i) take all steps necessary, and fully cooperate with CMS and/or its affiliates, to de-register the Licensee’s corporate name if it includes the Mark and to cancel any recordation of this Agreement with any Governmental Authorities in the Territory; and (ii) change its corporate name to a name that does not include the Mark or any variation, derivation or colorable imitation thereof.
8.7 Notwithstanding any provisions of this Article 8 stating otherwise, Sections 1.1(ii), 4.3, 4.4, 4.6, 8.4, 8.5, and 8.6, and Articles 2, 7, 9, and 10 of this Agreement (and Sections 1.3, 4.1, 5.1, 5.2, and 5.3, solely to the extent such provisions relate to the Licensed IP or Licensee’s use thereof) shall survive any expiration or termination of this Agreement.
9. Confidentiality
9.1 Licensee shall maintain in confidence all non-public information or confidential aspects of the Licensed IP (collectively, the “Confidential Information”). Licensee shall not disclose or make available to any third party such Confidential Information except for disclosure to Licensee’s employees, vendors, contractors, parent, subsidiaries and representatives only to the extent necessary to enable Licensee to exercise its rights hereunder. Prior to Licensee’s disclosure of any Confidential Information to any such person as expressly permitted herein, Licensee shall obtain prior written agreement from any such person not already bound by a fiduciary or contractual duty or obligation of confidentiality covering the Confidential Information to hold in confidence and not make use of such Confidential Information for any purpose other than those permitted or contemplated by this Agreement. Licensee shall use at least the same standard of care as it uses to protect its own confidential information with respect to, and will take all reasonable steps to ensure that such employees, agents or consultants do not disclose or make any unauthorized use, of such Confidential Information. Licensee shall promptly notify CMS upon discovery of any unauthorized use or disclosure of the Confidential Information.

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9.2 Notwithstanding Section 9.1, Licensee may disclose Confidential Information subject to and in accordance with this Section 9.2, pursuant to a subpoena or order issued by a court, arbitrator or governmental body, agency or official. In the event that Licensee shall receive a request to disclose any Confidential Information under a subpoena or order, Licensee shall promptly notify CMS thereof (to the extent not unlawful to do so), and CMS may at its expense take steps to resist or narrow such request, or to obtain an order or other assurance that confidential treatment will be accorded the Confidential Information that is disclosed, and Licensee shall reasonably cooperate with CMS in connection therewith. In the event that Licensee is ultimately compelled to disclose such Confidential Information, Licensee shall use all reasonable efforts to cause disclosure only of such minimal amount of Confidential Information as is required to be so disclosed.
9.3 Licensee acknowledges and agrees that to the extent Licensee or its affiliates, or their respective directors, officers, employees or agents obtains knowledge of, possession of, or access to (1) “sensitive information” as described in the 2007 Code of Conduct and Statement of Ethics of CMS Energy Corporation (“Sensitive Information”), or (2) information or material that is (a) privileged or otherwise protected under the attorney-client privilege or any other applicable privilege or protection, or (b) is protected from discovery as work product within the meaning of Rule 26 of the Federal Rules of Civil Procedure (“Privileged Information”), in connection with this Agreement, such knowledge, possession, and/or access shall not (x) operate as or constitute a waiver of any attorney client, work product or other privilege belonging to CMS or its affiliates relating to Privileged Information, (y) operate as or constitute a waiver of any former CMS employee’s duty to maintain the confidentiality of Sensitive Information, whether arising under common law, the 2007 Code of Conduct and Statement of Ethics of CMS Energy Corporation, any confidentiality agreement, or any other requirement or obligation to maintain confidentiality, nor (z) otherwise render the Sensitive Information anything other than confidential information belonging exclusively to CMS. Upon obtaining any such knowledge, access, or possession of Privileged Information, Licensee shall (and shall cause it affiliates to) immediately notify CMS in writing of any such knowledge, possession, and/or access to such Privileged Information, and upon CMS’s request return and/or destroy such Privileged Information and cease and, if applicable, block access thereto.
10. Miscellaneous
10.1 Notice. All demands, notices, consents, approvals, reports, requests and other communications hereunder (each, a “Notice”) must be in writing, will be deemed to have been duly given only if delivered personally or by facsimile transmission (with confirmation of receipt) or by an internationally-recognized express courier service or by mail (first class, postage prepaid) to the Parties at the following addresses or telephone or facsimile numbers and will be deemed effective upon delivery; provided, however, that any communication by facsimile shall be confirmed by an internationally-recognized express courier service or regular mail.

(i)	If to CMS:

CMS Enterprises Company
One Energy Plaza
Jackson, Michigan 49201
Attention: General Counsel
Telephone: (517) 788-0550
Facsimile: (517) 788-1671

With a required copy to:

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Skadden, Arps, Slate, Meagher & Flom LLP
Four Times Square
New York, NY 10036
Attention: Sheldon S. Adler, Esq.
Marie L. Gibson, Esq.
Telephone: (212) 735-3000
Facsimile: (212) 735-2000

(ii)	If to Licensee:

Abu Dhabi National Energy Company PJSC
ADWEA Research Building
7th Floor
Jawazat Street
P.O. Box 55224
Emirate of Abu Dhabi
United Arab Emirates
Attention: Peter Barker Homek
Telephone: + 971 (2) 694 3662
Facsimile: + 971 (2) 642 2555

With a required copy to:

Simmons & Simmons
The ADNIC Building
Khalifa Street
P.O. Box 5931
Emirate of Abu Dhabi
United Arab Emirates
Attention: Ibrahim Mubaydeen
Telephone: + 971 2 627 5568
Facsimile: + 972 2 627 5223
or to such other address as the addressee shall have last furnished in writing in accord with this provision to the addressor.
10.2 Resolution of Disputes. All disputes arising out of or relating to this Agreement or the breach, termination or validity thereof or the Parties’ performance hereunder shall be resolved as provided by Section 9.7 of the Purchase Agreement
10.3 Specific Performance. The Parties hereto agree that irreparable damage would occur in the event that any provision of this Agreement was not performed in accordance with the terms hereof and that the Parties shall be entitled to specific performance of the terms hereof and preliminary injunctive or other equitable relief, in addition to any other remedy at law or equity.
10.4 No Agency. Subject to the power-of-attorney provisions of this Agreement: (i) the Parties are acting as independent contractors under this Agreement, and no Party is an employee or agent of the

8

other; (ii) nothing herein is intended to make any Party a general or special agent, legal representative, subsidiary, joint venturer, partner, fiduciary, employee or servant of any other Party for any purpose; (iii) no Party is authorized or empowered to act as an agent for any other Party or to enter into Agreements, transact business, or incur obligations for or on behalf of any other Party, nor to accept legal service of process for or on behalf of any other Party, nor to bind any other Party in any manner whatsoever; (iv) no Party shall do or omit to do anything that might imply or indicate that it is an agent or representative of another Party, or a branch, division, or affiliate of any other Party, or that such Party in any manner, either directly or indirectly, owns, Controls, or operates any of the other Party’s business or is in any way responsible for any other Party’s acts or obligations; provided, however, that CMS may indicate that it licenses to Licensee rights to use the Mark.
10.5 Entire Agreement; Amendment. This Agreement (including the Schedule hereto, which is hereby incorporated in the terms of this Agreement) constitutes the entire agreement between the Parties hereto with respect to the subject matter herein and supersedes all previous agreements, whether written or oral, relating to the subject matter of this Agreement and all prior drafts of this Agreement, all of which are merged into this Agreement. This Agreement may be altered, amended or changed only by a writing making specific reference to this Agreement and signed by duly authorized representatives of each Party.
10.6 No Waiver. Any term or condition of this Agreement may be waived at any time by the Party that is entitled to the benefit thereof, but no such waiver shall be effective unless set forth in a written instrument duly executed by or on behalf of the Party or Parties waiving such term or condition. No waiver by any Party of any term or condition of this Agreement, in any one or more instances, shall be deemed to be or construed as a waiver of the same or any other term or condition of this Agreement on any future occasion. All remedies, either under this Agreement or by law or otherwise afforded, will be cumulative and not alternative.
10.7 Severability. If any provision of this Agreement is held to be illegal, invalid or unenforceable under any applicable present or future law, and if the rights or obligations of either Party under this Agreement will not be materially and adversely affected thereby, (i) such provision shall be fully severable, (ii) this Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part hereof, (iii) the remaining provisions of this Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance herefrom and (iv) in lieu of such illegal, invalid or unenforceable provision, there shall be added automatically as a part of this Agreement, a legal, valid and enforceable provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible.
10.8 Governing Law. THIS AGREEMENT, INCLUDING ALL MATTERS OF CONSTRUCTION, VALIDITY AND PERFORMANCE, SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OR CHOICE OF LAWS OR ANY OTHER LAW THAT WOULD MAKE THE LAWS OF ANY OTHER JURISDICTION OTHER THAN THE STATE OF NEW YORK APPLICABLE HERETO.
10.9 No Assignment. Licensee may not assign or otherwise transfer its rights or obligations under this Agreement or the License granted hereunder in whole or in part (including by operation of law or change of control) without the express prior written consent of CMS, which consent may be withheld in CMS’s sole and absolute discretion. Any assignment or transfer in violation of the foregoing sentence shall be void and of no force and effect.

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10.10 Binding Nature; No Third-Party Beneficiaries. This Agreement shall be binding upon and inure solely to the benefit of the Parties hereto and their respective permitted successors and assigns. None of the provisions of this Agreement shall be for the benefit of or enforceable by any third party, including any creditor of either Party or any of their affiliates.
10.11 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original and all of which together shall constitute one instrument.
10.12 Language. This Agreement (including the Schedule hereto) has been prepared in the English language and may be translated into other languages of the Territory if necessary for recordation in such jurisdiction or otherwise required by a Governmental Authority; provided, however, that the English language version shall control all questions of interpretation and performance hereof. If there is any difference in meaning between any portion of the English version and the other-language version or versions, the English version shall prevail. Unless otherwise specifically required by law or by written agreement of the Parties or as otherwise provided herein, all Notices and other communications required or permitted under this Agreement shall be made in the English language.
10.13 Further Assurances and Cooperation. Each Party agrees to execute and deliver such other documents and to take all such other actions as the other Party may reasonably request to effect the terms of this Agreement.
10.14 No Strict Construction; Headings. The language used in this Agreement shall be deemed to be the language chosen by the Parties hereto to express their mutual intent and no rule of strict construction against either Party shall apply to any term or condition of this Agreement. The article and section headings of this Agreement are for reference purposes only and are to be given no effect in the construction or interpretation of this Agreement.
10.15 Interpretation. The words “herein”, “hereof” and “hereunder” and other words of similar import refer to this Agreement as a whole, including the Schedule hereto, as the same may from time to time be amended or supplemented and not to any particular subdivision contained in this Agreement. The word “including” when used herein is not intended to be exclusive, or to limit the generality of the preceding words, and means “including, without limitation”. References herein to an Article, Section, subsection, clause or Schedule shall refer to the appropriate Article, Section, subsection, clause or Schedule of this Agreement, unless expressly stated otherwise.

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          IN WITNESS WHEREOF, this Agreement has been duly executed on the day and year first above written.

CMS ENTERPRISES COMPANY

By:

Name:

Title:

ABU DHABI NATIONAL ENERGY COMPANY PJSC

By:

Name: Peter Barker Homek
Title: Chief Executive Officer

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SCHEDULE A
LICENSED IP
All references to Generation in this Schedule A shall be to CMS Generation LLC, a Michigan limited liability company, assuming the Reorganization (as defined in the Purchase Agreement) has occurred.
▪	HR Policies

▪	Business Development Process

▪	Transition Manual

▪	Operational Assessment Program

▪	Environmental Health and Safety Program

▪	Document retention program

▪	ILM Taxonomy and Policies

▪	KPI spreadsheet data (including historical data) solely to the extent related to Generation

▪	Current and historical photographs and marketing materials solely to the extent related to Generation

▪	The following electronic files:
Plant Assessments solely to the extent related to Generation

Plant Benchmarking solely to the extent related to Generation

Operating Procedures solely to the extent such Operating Procedures are generic

Plant Portfolio solely to the extent related to Generation

Project Development solely to the extent (i) related to Generation, or (ii) such project development is generic

2001 Safety Procedures Document

Safety Manual
▪	The Oracle Financials applications, data and databases provided to Licensee in connection with the Transition Services Agreement (as defined in the Purchase Agreement) during the Term (as defined in the Transition Services Agreement)

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SCHEDULE B
AUTHORIZED DEPICTION OF THE MARK
1. When appearing in text.
CMS Generation Co.
(If used in color must be in blue, specifically using the Pantone PMS 300 blue (when printing in 1 color) or 100C and 43M (when printing in two color).

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EXHIBIT C

EXECUTION VERSION

TRANSITION SERVICES AGREEMENT
between
CMS ENTERPRISES COMPANY
and
ABU DHABI NATIONAL ENERGY COMPANY PJSC
Dated as of May 2, 2007

i

Page
Section 7.13 Currency	12
Section 7.14 Specific Performance	12
Section 7.15 Construction	12
Section 7.16 Confidentiality	12

ii

TRANSITION SERVICES AGREEMENT
          This TRANSITION SERVICES AGREEMENT (the “Agreement”), dated as of May 2, 2007, by and between CMS Enterprises Company, a Michigan corporation (“Seller”), and Abu Dhabi National Energy Company PJSC, a United Arab Emirates public joint stock company (“Buyer”).
          WHEREAS, Buyer and Seller have entered into an Agreement of Purchase and Sale, dated as of February 3, 2007 (the “Purchase Agreement”), pursuant to which Seller has agreed to sell and Buyer has agreed to purchase all of the issued and outstanding limited liability interests of CMS Generation LLC, a [Delaware] limited liability company (together with its Subsidiaries, “Generation”).
          WHEREAS, Generation, through its Subsidiaries, indirectly holds ownership interests in (a) the following energy projects: Jorf, Jubail, Neyveli, Shuweihat, Takoradi and Taweelah (collectively, the “Projects”).
          WHEREAS, in connection with the Purchase Agreement, Seller and Buyer have agreed that Seller shall provide to Buyer the transition services described herein (the “Transition Services”) in accordance with the terms and conditions of this Agreement.
          NOW, THEREFORE, in consideration of the foregoing and the covenants and agreements contained in this Agreement, the parties hereto agree as follows:
ARTICLE I
DEFINITIONS
          Section 1.1 Definitions. Capitalized terms not defined in this Article I shall have the meanings ascribed to such terms in the Purchase Agreement. As used in this Agreement, the following terms shall have the following meanings:
          “Business” shall mean the business conducted by the Generation and the Projects after giving effect to the Reorganization.
          “Contact Person,” with respect to a Service, shall mean the person set forth opposite such Service on Schedule A, or such person’s successor or substitute.
          “Service” or “Services” shall mean each of the services described in Schedule A hereto to be provided by or on behalf of Seller to Buyer pursuant to the terms and conditions of this Agreement.

ARTICLE II
SERVICES
     Section 2.1 Services.
               (a) Subject to the terms of this Agreement, Seller shall provide, or shall cause a Subsidiary of Seller to provide, to Buyer or a Subsidiary of Buyer the Services during the Term in a manner and at a level of service consistent in all material respects with the services provided to the Business as it existed immediately prior to the Closing Date.
               (b) For each Service, the parties have set forth on Schedule A, among other things, the time period during which the Service will be provided (if different from the term of this Agreement determined pursuant to Article III), a summary of the Service to be provided, a description of the Service, the charge for the Service and any other terms applicable thereto.
               (c) Buyer understands that the Services provided hereunder are transitional in nature and are furnished by Seller for the purpose of facilitating the transactions contemplated by the Purchase Agreement. Buyer further understands that Seller is not in the business of providing Services to third parties and will not, unless otherwise agreed by the Seller and the Buyer in writing, provide the Services beyond the applicable Term. Buyer agrees to transition each Service to its own internal organization or other third party service providers by the expiration of the applicable Term.
               (d) For the avoidance of doubt, Seller shall grant to Buyer, or shall use its reasonable best efforts to cause Buyer to be granted, a non-exclusive licence to use (but not to modify) any software used in connection with the provision of the Services to the extent that a licence is needed for Buyer to receive the benefit of the Services.
               (e) The Seller agrees that in the event following Closing, it becomes apparent that Schedule A omits any services provided by Seller or its Affiliates to Generation and the Projects immediately prior to Closing, Seller shall, upon Buyer’s request, provide as soon as reasonably practicable such other services on a basis consistent with Section 2.1(a) hereof.
               (f) For the avoidance of doubt, legal services shall not be included in the Services.
          Section 2.2 Standard of Care. Seller shall provide such Services exercising the same degree of care as it exercises in performing the same or similar services for itself and its Affiliates.
          Section 2.3 Modification of Services. Schedule A identifies the Services to be provided by Seller and, subject to the mutual agreement of the parties hereto acting reasonably, it may be amended in writing from time to time, to add any additional Services or to modify or delete Services.

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          Section 2.4 Independence.
               (a) Unless otherwise agreed in writing, all employees and representatives of Seller shall be deemed for all purposes, including without limitation, all compensation and employee benefits matters to be employees or representatives of Seller and not employees or representatives of Buyer. In connection with provision of the Services, the employees and representatives of Seller shall be under the direction, control and supervision of Seller (and not Buyer) and Seller shall have the sole right to exercise all authority with respect to the employment (including termination of employment), assignment and compensation of such employees and representatives.
               (b) Unless otherwise agreed in writing, all employees and representatives of Buyer shall be deemed for purposes of all compensation and employee benefits matters to be employees or representatives of Buyer and not employees or representatives of Seller.
          Section 2.5 Non-Exclusivity. Nothing in this Agreement shall preclude Buyer from obtaining, in whole or in part, services of any nature that may be obtainable from Seller from its own employees or from providers other than Seller.
          Section 2.6 Cooperation. Buyer shall, in a timely manner, take all such actions as may be reasonably necessary or desirable in order to enable or assist Seller in the provision of the Services, including providing necessary information and specific written authorizations and consents, and Seller shall be relieved of its obligations hereunder to the extent that Buyer’s failure to take any such action renders performance by Seller of such obligations unlawful or impracticable.
          Section 2.7 Limitation On Services. Seller shall not be required to expand its facilities, incur new long-term capital expenses or employ additional personnel in order to provide the Services to Buyer. Furthermore, Seller shall not be obligated to provide Services hereunder that are significantly greater in nature or scope than the comparable services provided by Seller to the Business immediately prior to the Closing Date, or that are greater in nature or scope than comparable services provided by Seller during the Term to its own internal organizations.
          Section 2.8 Personnel.
               (a) In providing the Services, Seller as it deems necessary or appropriate, acting reasonably, may (a) use the personnel of Seller or its Affiliates or (b) employ the services of third parties to the extent such third party services are routinely utilized to provide similar services to other businesses of Seller or are reasonably necessary for the efficient performance of any of such Services. Buyer may retain consultants and other professional advisers at its sole expense.
               (b) Seller shall use its reasonable best efforts to ensure that asset level employees employed by Seller or its Affiliates will be available to support a twelve months transition; provided that Seller shall not be required to offer retention arrangements or other special arrangements to such employees in order to comply with its obligations hereunder.

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          Section 2.9 Right To Determine Priority. If there is an unavoidable conflict between the immediate needs of Seller and those of Buyer as to the use of or access to a particular Service, Seller shall have the right, acting reasonably and upon consulting the Buyer, if practicable, to establish reasonable priorities, at particular times and under particular circumstances, as between Seller and Buyer. In any such situation, Seller shall provide notice to Buyer of the establishment of such priorities at the earliest practicable time.
          Section 2.10 Contact Persons. The Contact Person for each Service shall deal with issues arising out of the performance by Seller of such Services and facilitate orderly provision and receipt of such Service. Each party agrees to provide reasonable access (in person, by telephone or electronically via e-mail) during normal business hours to the appropriate Contact Person for problem resolution.
ARTICLE III
TERM AND TERMINATION
          Section 3.1 Term. (a) This Agreement shall become effective on the Closing Date and shall remain in force for a period of three (3) months (except that Seller’s obligations under Section 2.8(b) shall remain in force for a period of one (1) year) (such three (3) month period, or with respect to Section 2.8(b) only, such one (1) year period, shall be referred to as the “Term”), unless terminated earlier pursuant to Section 3.2 below.
               (b) If Buyer requests to extend the Term, Seller may, in its sole discretion, agree to extend this Agreement.
               (c) Buyer shall not have any obligation to continue to use any of the Services and may delete any Service from Schedule A by giving Seller thirty (30) days notice thereof. In the event any Service is terminated by Buyer, Schedule A shall be amended to reflect termination of such Services.
          Section 3.2 Termination. (a) Termination Without Cause. The obligation of Seller to provide or cause to be provided each Service to be provided hereunder shall terminate on the earliest to occur of:
               (i) the expiration of the Term;
               (ii) the expiration of the term (including any available renewal term) during which such Service is to be provided as specified in Schedule A;
               (iii) the date thirty (30) days following written notice from Seller that Seller is discontinuing permanently the provision of such Service to its own internal organizations;
               (iv) the date thirty (30) days (or such longer period as is specified in Schedule A) after Seller receives written notice that Buyer no longer desires that such Service be provided; or

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               (v) the date of termination pursuant to Section 3.2(b) or 3.2(c).
               (b) Termination For Cause. Subject to Section 5.1, if either party shall fail to perform in any material respect any of its material obligations under this Agreement (other than a payment default) (the “Defaulting Party”), the other party entitled to the benefit of such performance (the “Non-Defaulting Party”) may give thirty (30) days’ written notice to the Defaulting Party specifying the nature of such failure or default and stating that the Non-Defaulting Party intends to terminate this Agreement, either in its entirety or partially as set forth in Section 3.2(c), if such failure or default is not cured within thirty (30) days of such written notice. If any failure or default so specified is not cured within such 30-day period, the Non-Defaulting Party may elect to immediately terminate this Agreement as set forth in this Section 3.2(b) or Section 3.2(c); provided, however, that if the failure or default relates to a dispute contested in good faith by the Defaulting Party, the Non-Defaulting Party may not terminate this Agreement pending the resolution of such dispute in accordance with Section 7.7. Such termination shall be effective upon the giving of a written notice of termination by the Non-Defaulting Party to the Defaulting Party and shall be without prejudice to any other remedy which may be available to the Non-Defaulting Party against the Defaulting Party.
               (c) Partial Termination. In the event that the Non-Defaulting Party is entitled to terminate this Agreement pursuant to Section 3.2(b), the Non-Defaulting Party shall have the following options to partially terminate this Agreement upon the same notice provisions as specified in Section 3.2(b):
               (i) if the default relates to the payment for a Service, Seller may terminate this Agreement as to the provision of that Service to Buyer, but continue this Agreement in all other respects; or
               (ii) if the default relates to the provision of a Service, Buyer may terminate this Agreement as to the provision of that Service by Seller, but continue this Agreement in all other respects.
          Section 3.3 Effect Of Termination. (a) Buyer specifically agrees and acknowledges that all obligations of Seller to provide each Service for which Seller is responsible hereunder shall immediately cease upon the termination of this Agreement. Upon the cessation of Seller’s obligation to provide any Service, Buyer shall immediately cease using, directly or indirectly, such Service (including any and all software of Seller or third party software provided through Seller, telecommunications services or equipment, or computer systems or equipment).
               (b) Upon termination of a Service with respect to which Seller holds books, records or files, including current or archived copies of computer files, owned by Buyer and used by Seller in connection with the provision of a Service to Buyer, Seller will return all such books, records or files as soon as reasonably practicable; provided, however, that Seller may make a copy, at its expense, of such books, records or files for archival purposes only.

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               (c) Without prejudice to the survival of the other agreements of the parties, the following obligations shall survive the termination of this Agreement: (i) the obligations of each party under Section 3.3, Section 7.16 and Article VI and (ii) Seller’s right to receive the Service Charges for the Services provided by it hereunder pursuant to Section 4.1 incurred prior to the effective date of termination.
ARTICLE IV
COMPENSATION
          Section 4.1 Service Charge. (a) Except for any third party costs relating to item 5 of Schedule A hereto (which shall be Buyer’s responsibility), Seller acknowledges that consideration for its provision of the Services for the first three (3) months of the Term pursuant to this Agreement have been made under the Purchase Agreement and hereby represents that such consideration is good and sufficient consideration and waives any right to claim from the Buyer additional consideration except as may be payable in relation to services provided by Seller in addition to the Services.
               (b) In the event the term of this Agreement is extended pursuant to Section 3.1(b), Seller shall provide the Services to Buyer at Seller’s cost to so provide, plus an amount to be mutually agreed upon by the parties.
          Section 4.2 Invoicing And Payments. (a) Invoices. If the Term is extended pursuant to Section 3.1(b), after the end of each month, Seller, together with its Affiliates and/or Subsidiaries providing Services, will submit one invoice to Buyer for all Services provided to Buyer and Buyer’s Subsidiaries by Seller during such month. Such monthly invoices shall be issued when Seller issues its invoices in the ordinary course of its business. Each invoice shall include a summary list of the previously agreed upon Services for which there are fixed dollar fees, together with documentation supporting each of the invoiced amounts that are not covered by the fixed fee agreements. The total amount set forth on such summary list and such supporting detail shall equal the invoice total, and shall be provided under separate cover apart from the invoice. All invoices shall be sent to the attention of Buyer at the address set forth in Section 7.1 or to such other address as Buyer shall have specified by notice in writing to Seller.
               (b) Payment. If the Term is extended pursuant to Section 3.1(b), payment of all invoices in respect of the Services shall be made by check or electronic funds transmission in U.S. Dollars, without any offset or deduction of any nature whatsoever, within thirty (30) days of the invoice date. Invoices unpaid as of such date shall accrue interest at an annual rate of the lower of (i) two (2) percentage points higher that the rate equal to the NAT’L AVG of the “Money market ann. Yield” as published in the Wall Street Journal on the first business day of each applicable month or (ii) the highest possible rate allowed by applicable law and the number of days elapsed since the date the invoice became due. All payments shall be made to the account designated by Seller to Buyer, with written confirmation of payment sent by facsimile to Seller or other Person designated thereby. If any payment is not paid when due, Seller shall have the right, without any liability to Buyer, or anyone claiming by or through Buyer, upon thirty (30) days’ notice, to cease providing any or all of the Services provided by Seller to Buyer, which right may be exercised by Seller in its sole and absolute discretion.

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          Section 4.3 Taxes. To the extent not included directly in the price Seller charges for Services, Buyer shall pay to Seller the amount of any taxes or charges set forth in clauses (a) through (c) below that are imposed now or in the future by any Governmental Authority, including any increase in any such tax or charge imposed on Seller after the Closing Date and during the Term of this Agreement:
               (a) Any applicable sales, use, gross receipts, value added or similar tax that is imposed as a result of, or measured by, any Service rendered hereunder unless covered by an exemption certificate;
               (b) Any applicable real or personal property taxes, including any special assessments, and any impositions imposed on Seller in lieu of or in substitution for such taxes on any property used in connection with any Service rendered hereunder; and
               (c) Any other governmental taxes, duties and/or charges of any kind, excluding any imposed on Seller that are determined by reference to net income, which Seller is required to pay with respect to any Service rendered hereunder.
          Section 4.4 Disputed Amounts. In the event Buyer disputes the accuracy of any invoice, Buyer shall pay the undisputed portion of such invoice and the parties hereto shall promptly meet and seek to resolve the disputed amount of the invoice. If Buyer fails to pay any undisputed amount owed under this Agreement, Buyer shall correct such failure promptly following notice of the failure, and shall pay Seller interest on the amount paid late at an annual interest rate equal to the lower of (i) two percentage points higher than the rate equal to the NAT’L AVG of the “Money market ann. yield” as published in the Wall Street Journal on the first business day of each applicable month or (ii) the highest possible rate allowed by applicable law and the number of days since the date the invoice became due.
ARTICLE V
FORCE MAJEURE
          Section 5.1 Event of Force Majeure. Seller shall not be liable to Buyer for any interruption of Service or delay or failure to perform under this Agreement when such interruption, delay or failure results from causes beyond its reasonable control including, but not limited to: (a) acts of God, the elements, epidemics, explosions, accidents, landslides, lightning, earthquakes, fires, storms (including but not limited to tornadoes and hurricanes or tornado and hurricane warnings), sinkholes, floods, or washouts; (b) labor shortage or trouble including strikes or injunctions; (c) inability to obtain material, equipment or transportation; or (d) national defense requirements, war, blockades, insurrections, sabotage, riots, arrests and restraints of the government, either federal or state, civil or military (including any governmental taking by eminent domain or otherwise); or (e) any applicable law, regulation or rule or the enforcement thereof by any governmental or regulatory agency having jurisdiction, that substantially limits or that prevents Seller from performing its obligations hereunder. In such event, the obligations hereunder of Seller in providing any Service, and the obligation of Buyer to pay for any such Service, shall be postponed for such time as its performance is suspended or delayed on account

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thereof. Upon learning of the occurrence of such event of force majeure, Seller shall promptly notify Buyer, either orally or in writing.
          Section 5.2 Reasonable Efforts. In the event of any failure, interruption or delay in performance of the Services, whether excused or unexcused, Seller shall use its reasonable best efforts to restore the Services as soon as may be reasonably possible in accordance with its existing contingency plans for such services.
ARTICLE VI
LIABILITIES
          Section 6.1 Consequential and Other Damages. Seller and its Affiliates, and their respective officers, directors, employees, shareholders, partners, representatives, consultants and agents (the “Seller Parties”) shall not be liable to Buyer or its Affiliates, or their officers, directors, employees, shareholders, partners, representatives, consultants or agents (the “Buyer Parties”), whether in contract, tort (including negligence and strict liability), or otherwise, for any special, indirect, incidental or consequential damages whatsoever, which in any way arise out of, relate to, or are a consequence of, Seller’s performance or nonperformance hereunder, or the provision of or failure to provide any Service.
          Section 6.2 Limitation of Liability. Seller shall not be liable for any claims, liabilities, damages, loses, costs, expenses (including settlements, judgments, court costs, and regardless of whether legal proceedings are instituted, reasonable attorneys’ fees), fines or penalties (“Losses”), which in any way arise out of, relate to, or are a consequence of, Seller’s performance or nonperformance hereunder, or the provision of or failure to provide any Service, except if due to the wilful breach of this Agreement, gross negligence, willful misconduct, bad faith or fraud by Seller or the Seller Parties. In the absence of wilful breach of this Agreement, willful misconduct, bad faith or fraud by Seller or the Seller Parties, in the event Seller commits an error with respect to or incorrectly performs or fails to perform any Service, at Buyer ‘s request, Seller shall use commercially reasonable efforts to correct such error or re-perform or perform such Service at no additional cost to Buyer; provided, that Seller shall have no obligation to recreate any lost or destroyed data to the extent the same cannot be cured by the re-performance of the Service in question.
          Section 6.3 Indemnification. (a) Buyer shall indemnify and hold harmless the Seller Parties from and against any Losses that any of the Seller Parties may sustain or incur by reason of any actual or threatened claim, demand, suit or recovery by any person or entity arising or allegedly arising in connection with this Agreement, unless such Loss arose out of the gross negligence, willful misconduct, bad faith or fraud by the Seller Parties.
               (b) Subject to Sections 6.1 and 6.2, Seller shall indemnify and hold harmless the Buyer Parties from and against any Losses that any of the Buyer Parties may sustain or incur by reason of any actual or threatened claim, demand, suit or recovery by any person or entity arising or allegedly arising in connection with this Agreement during the initial three (3) month Term for provision of Services, including, without limitation, any claim by a party alleging that the use by Buyer or Buyer Parties of any intellectual property materials provided by

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Seller in connection with its provision of the Services materially infringes the rights of any third party.
ARTICLE VII
MISCELLANEOUS
          Section 7.1 Notices. All notices, requests and other communications to any party hereunder shall be in writing (including facsimile transmission) and shall be given (a) by personal delivery to the appropriate address as set forth below (or at such other address for the party as shall have been previously specified in writing to the other party), (b) by reliable overnight courier service (with confirmation) to the appropriate address as set forth below (or at such other address for the party as shall have been previously specified in writing to the other party), or (c) by facsimile transmission (with confirmation) to the appropriate facsimile number set forth below (or at such other facsimile number for the party as shall have been previously specified in writing to the other party) with follow up copy by reliable overnight courier service the next Business Day:
               (a) if to Buyer, to:
Abu Dhabi National Energy Company PJSC
ADWEA Research Building
7th Floor
Jawazat Street
P.O. Box 55224
Emirate of Abu Dhabi
United Arab Emirates
Attention: Peter Barker Homek
Telephone: + 971 (2) 694 3662
Facsimile: + 971 (2) 642 2555
          With a required copy to:
Simmons & Simmons
The ADNIC Building
Khalifa Street
P.O. Box 5931
Emirate of Abu Dhabi
United Arab Emirates
Attention: Ibrahim Mubaydeen
Telephone: + 971 2 627 5568
Facsimile: + 972 2 627 5223
          and
               (b) if to Seller, to:

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CMS Enterprises Company
One Energy Plaza
Jackson, Michigan 49201
Attention: General Counsel
Telephone: (517) 788-0550
Facsimile: (517) 788-1671
          With a required copy to:
Skadden, Arps, Slate, Meagher & Flom LLP
Four Times Square
New York, NY 10036
Attention: Sheldon S. Adler, Esq.
                  Marie L. Gibson, Esq.
Telephone: (212) 735-3000
Facsimile: (212) 735-2000
          All such notices, requests and other communications shall be deemed received on the date of receipt by the recipient thereof if received prior to 5 p.m. (New York City time) and such day is a Business Day in the place of receipt. Otherwise, any such notice, request or communication shall be deemed not to have been received until the next succeeding Business Day in the place of receipt.
          Section 7.2 Headings. The headings used in this Agreement have been inserted for convenience of reference only and do not define or limit the provisions hereof.
          Section 7.3 Waiver. Any term or condition of this Agreement may be waived at any time by the party that is entitled to the benefit thereof, but no such waiver shall be effective unless set forth in a written instrument duly executed by or on behalf of the party or parties waiving such term or condition. No waiver by any party of any term or condition of this Agreement, in any one or more instances, shall be deemed to be or construed as a waiver of the same or any other term or condition of this Agreement on any future occasion. All remedies, either under this Agreement or by law or otherwise afforded, will be cumulative and not alternative.
          Section 7.4 Amendment. This Agreement may be altered, amended or changed only by a writing making specific reference to this Agreement and signed by duly authorized representatives of each party.
          Section 7.5 Counterparts. This Agreement may be executed in two (2) or more counterparts, each of which, when executed, shall be deemed to be an original and both of which together shall constitute one and the same document.
          Section 7.6 Entire Agreement. This Agreement, including the Schedules hereto, and the Purchase Agreement, Seller Disclosure Letter, Buyer Disclosure Letter, and Schedules thereto, together with the other Related Agreements and the Confidentiality Agreement constitute the entire agreement between the parties hereto with respect to the subject matter herein and supersede all previous agreements, whether written or oral, relating to the

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subject matter of this Agreement and all prior drafts of this Agreement, all of which are merged into this Agreement. No prior drafts of this Agreement and no words or phrases from any such prior drafts shall be admissible into evidence in any action or suit involving this Agreement. In the case of any material conflict between any provision of this Agreement and any other Related Agreement, this Agreement shall take precedence.
          Section 7.7 Governing Law. THIS AGREEMENT, INCLUDING ALL MATTERS OF CONSTRUCTION, VALIDITY AND PERFORMANCE, SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OR CHOICE OF LAWS OR ANY OTHER LAW THAT WOULD MAKE THE LAWS OF ANY OTHER JURISDICTION OTHER THAN THE STATE OF NEW YORK APPLICABLE HERETO.
          Section 7.8 Resolution of Disputes. All disputes arising out of or relating to this Agreement or the breach, termination or validity thereof or the parties’ performance hereunder shall be resolved as provided by Section 9.7 of the Purchase Agreement.
          Section 7.9 Assignment. This Agreement may not be assigned by either party without the prior written consent of the other party; provided, however, that without the prior written consent of the other party, each party shall have the right to assign its rights and obligations under this Agreement to any third party successor to all or substantially all of its entire business.
          Section 7.10 Binding Nature; Third-Party Beneficiaries. This Agreement shall be binding upon and inure solely to the benefit of the parties hereto and their respective successors (whether by operation of law or otherwise) and permitted assigns. Except as expressly provided herein, none of the provisions of this Agreement shall be for the benefit of or enforceable by any third party, including any creditor of either party or any of their Affiliates. Except as expressly provided herein, no such third party shall obtain any right under any provision of this Agreement or shall by reasons of any such provision make any Claim in respect of any Liability (or otherwise) against either party hereto.
          Section 7.11 Severability. This Agreement shall be deemed severable; the invalidity or unenforceability of any term or provision of this Agreement shall not affect the validity or enforceability of this Agreement or of any other term hereof, which shall remain in full force and effect, for so long as the economic or legal substance of the transactions contemplated by this Agreement is not affected in any manner materially adverse to any party. If it is ever held that any restriction hereunder is too broad to permit enforcement of such restriction to its fullest extent, each party agrees that such restriction may be enforced to the maximum extent permitted by law, and each party hereby consents and agrees that such scope may be judicially modified accordingly in any proceeding brought to enforce such restriction.
          Section 7.12 No Right of Setoff. Neither party hereto nor any Affiliate thereof may deduct from, set off, holdback or otherwise reduce in any manner whatsoever any amount owed to it hereunder or pursuant to any Related Agreement against any amounts owed hereunder

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of pursuant to any Related Agreement by such Persons to the other party hereto or any of such other party’s Affiliates.
          Section 7.13 Currency. All monetary amounts mentioned or referred to herein are in United States dollars unless otherwise indicated.
          Section 7.14 Specific Performance. The parties hereto agree that irreparable damage would occur in the event that any provision of this Agreement was not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or equity.
          Section 7.15 Construction.
               (a) For the purposes hereof, (i) words in the singular shall be held to include the plural and vice versa and words of one gender shall be held to include the other genders as the context requires, (ii) the words “hereof,” “herein,” and “herewith” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole (including the Schedules hereto) and not to any particular provision of this Agreement, and article, section, paragraph, exhibit and schedule references are to the articles, sections, paragraphs, and exhibits and schedules of this Agreement unless otherwise specified, (iii) the words “including” and words of similar import when used in this Agreement shall mean “including, without limitation” unless otherwise specified, (iv) the word “or” shall not be exclusive, (v) Buyer and Seller will be referred to herein individually as a “party” and collectively as “parties” (except where the context otherwise requires), and (vi) the phrase “transactions contemplated by this Agreement” or “transactions contemplated herein” shall include the transactions contemplated by the Schedules to this Agreement.
               (b) The parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement.
               (c) Any reference to any federal, state, local or non-U.S. statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context otherwise requires.
               (d) All references to dollars shall be to U.S. dollars.
          Section 7.16 Confidentiality. (a) Except as provided below, all data and information disclosed between Buyer and Seller pursuant to this Agreement, including information relating to or received from third parties, or to which Buyer or Seller otherwise have access pursuant to this Agreement, is deemed confidential (“Confidential Information”). A party receiving Confidential Information (the “Receiving Party”) will not use such information for any purpose other than for which it was disclosed and, except as otherwise permitted by this Agreement, shall not disclose to third parties any Confidential Information for a period of five (5) years from the termination or expiration of this Agreement. The Receiving Party shall view, access and use only such Confidential Information of the disclosing party as is necessary to

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provide or receive Services hereunder, as applicable, and shall not attempt to view, access or use any other Confidential Information of the disclosing party. Notwithstanding the foregoing, the Receiving Party’s obligation hereunder shall not apply to information that:
               (i) is already in the Receiving Party’s possession at the time of disclosure thereof;
               (ii) is or subsequently becomes part of the public domain through no action of the Receiving Party; or
               (iii) is subsequently received by the Receiving Party from a third party which has no obligation of confidentiality to the party disclosing the Confidential Information.
               (b) Notwithstanding Section 7.16(a), Confidential Information may be disclosed by the Receiving Party:
               (i) to the Receiving Party’s affiliates, directors, officers, employees, agents (including, in the case of the Service Provider, any third parties engaged to provide the Services), auditors, consultants and financial advisers (collectively, “Agents”); provided that the Receiving Party ensures that such Agents comply with this Section 17; and
               (ii) as required by Applicable Law; provided that, if permitted by law, written notice of such requirement shall be given promptly to the other party so that it may take reasonable actions to avoid and minimize the extent of such disclosure, and the Receiving Party shall cooperate with the other party as reasonably requested by the other party in connection with such actions.
               (c) If, at any time, any party determines that another party has disclosed, or sought to disclose, Confidential Information in violation of this Agreement, that any unauthorized personnel of another party has accessed Confidential Information, or that any other party or any of its personnel has engaged in activities that may lead or leads to the unauthorized access to, use of, or disclosure of such party’s Confidential Information, such party shall immediately terminate any such personnel’s access to the Confidential Information and immediately notify such other party. In addition, any party shall have the right to deny personnel of any other party access to such party’s Confidential Information upon notice to such other party in the event that such party reasonably believes that such personnel pose a security concern. Each party will cooperate with the other parties in investigating any apparent unauthorized access to or use of such party’s Confidential Information.

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     IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed as of the day and year first above written.

CMS ENTERPRISES COMPANY
By:
Name:
Title:

ABU DHABI NATIONAL ENERGY COMPANY PJSC
By:
	Name:	Peter Barker Homek
	Title:	Chief Executive Officer

SCHEDULE A
SERVICES

DURATION OF
SERVICES
	FOLLOWING	SERVICE	CONTACT
SERVICE DESCRIPTION	CLOSING DATE	CHARGE	PERSON
1. Accounts Management and support in relation to the Projects (including in relation to US GAAP). The following CMS employees who have been offered employment with TAQA and have accepted such offers will remain on the CMS payroll post closing and will continue to perform work for CMS until such time as CMS has completed certain accounting functions with regard to the businesses being acquired by TAQA: Michael F Bradford, Gopal S Gopalakrishnan, Kamlesh S Naik, Anthony C Nemorin, Abdelilah Nhaila, and Raymond A Whitton. Following completion of which, these individuals will become employees of TAQA. Such employees will also perform transitional accounting services, including assisting in establishing new accounting systems for TAQA, during the period covered by this TSA.
	3 Months	No charge for the first 3 months post Closing Date. Thereafter charges are to be agreed upon by Seller and Buyer.	Michael Sniegowski

2. General Human Resources Services including payroll services	3 Months	No charge for the first 3 months post Closing Date. Thereafter charges are to be agreed upon by Seller and Buyer.	Michael Sniegowski

DURATION OF
SERVICES
	FOLLOWING	SERVICE	CONTACT
SERVICE DESCRIPTION	CLOSING DATE	CHARGE	PERSON
3. Information Technology Services including access (and remote access where appropriate) to the following :

- office systems; continued use of laptops, desktops, printers, PDAs (all at the level of service as of the Closing Date);
- network, in the office as well as secured remote access (VPN);
- help desk services;
- software maintenance and support;
- hardware maintenance and support;
- network maintenance and support;
- operations support;
- e-mail services: exchange of e-mails forwarding incoming emails to TAQA email accounts
- internet access;
- communication: mobile telephony, cellular services (all at the level of service as of the Closing Date);
- VPN connectivity to plants as well as Internet and e-mail services where currently provided
	3 Months	No charge for the first 3 months post Closing Date. Thereafter charges are to be agreed upon by Seller and Buyer.	Michael Sniegowski

4. Provision of office space in Jackson, MI for former CMS employees (hired by TAQA post-closing and currently located in the Jackson, MI office (including all office facilities and utilities)	3 Months	No charge for the first 3 months post Closing Date. Thereafter charges are to be agreed upon by Seller and Buyer.	Michael Sniegowski

DURATION OF
SERVICES
	FOLLOWING	SERVICE	CONTACT
SERVICE DESCRIPTION	CLOSING DATE	CHARGE	PERSON
5. If requested directly by TAQA, provision of CMS labor (but not any third party costs) relating to the following services currently provided by Seller to the businesses being purchased by Buyer:	3 Months	No charge for the first 3 months post Closing Date. Thereafter charges are to be agreed upon by Seller and Buyer.	Michael Sniegowski

a. Support of Rapid Response Plans
b. Technical support necessary to support obligations under Technical Services Agreements

6. Michael Weber and Fredrick Phelps will remain employees of CMS until June 1, 2007, but will perform transitional duties for Taqa during such time.	June 1, 2007	No charge for the first 3 months post Closing Date. Thereafter charges are to be agreed upon by Seller and Buyer.	Michael Sniegowski

EXHIBIT D
ABU DHABI NATIONAL ENERGY COMPANY PJSC (“TAQA”)
REFINANCING OF CGIC DEBT

Borrower:	CMS Generation Investment Company IV (“CGIC”)

Guarantor:	CMS Energy Corporation

Lender:	TAQA or TAQA affiliate

Purpose:	To refinance all indebtedness of CGIC outstanding under the Credit Agreement, dated as of December 15, 2005, among CGIC and the lenders from time to time party thereto (as amended or supplemented from time to time, the “CGIC Credit Agreement”).

Amount:	CGIC’s debt’s principal outstanding (such amount to be adjusted to be equal to the aggregate principal amount of debt outstanding under the CGIC Credit Agreement at the time of the refinancing, plus any accrued but unpaid interest, fixed interest-rate breakage, prepayment premiums, breakage costs and other costs of prepayment of such debt:

(1)  US$53,588,000 (such amount to be adjusted to be equal to the aggregate principal amount of US$ term debt at the time of the refinancing, plus accrued interest and any fixed interest-rate breakage and other prepayment costs) and

(2)  €40,0007000 (such amount to be adjusted to be equal to the aggregate principal amount of € term debt at the time of the refinancing, plus accrued interest and any fixed interest-rate breakage and other prepayment costs).

Currency:	The refinanced loan will have two tranches — a USD Tranche and a Euro Tranche to correspond to the currency of the CGIC loans to be prepaid.

Tenor:	3 years from the date of the final disbursement.

Applicable Margin:	As set forth in Amendment No. 1, dated August 3 1, 2006, to the CGIC Credit Agreement.

Interest Rate Benchmark:	3 or 6 months Eurodollar Rate or Euro Rate, as applicable.

Availability Period:	From the date of when all conditions precedent have been satisfied or waived to the date of the termination of the Sale and Purchase Agreement (“SPA”) between TAQA and CMS Enterprises.

Financial Close and Timing:	Refinancing agreements to be agreed as soon as practically possible to allow to complete all of the following within the time periods specified:

(i)  conditions precedent being satisfied by no later than the day immediately preceding the Prepayment Notice Date (as defined below) on the basis that TAQA shall have an unconditional obligation to lend following its notification to CGIC that such conditions precedent have been satisfied;

(ii)  prefunding by TAQA into escrow of the full prepayment amount and confirmation of receipt of the escrow funds by no later than the day immediately preceding the Prepayment Notice Date (as defined below) or such other date that is mutually agreed upon by the parties;

(iii) submission by CGIC of the prepayment notice by no later than 4 Business Days (as defined in the CGIC Credit Agreement) prior to the date of prepayment of the CGIC Debt outstanding under the CGIC Credit Agreement (such date, the “Prepayment Notice Date”); and

(iv) financial close occurring sufficiently in advance to permit the completion of all actions necessary or required in order for JLEC to deliver the repayment notice with respect to the JLEC debt outstanding under the JLEC financing agreements by no later than April 13,2007 (or, if such date is not a Business Day as defined in the JLEC financing agreements, on the preceding Business Day in accordance with the JLEC financing agreements).

Repayment Schedule:	Bullet payment at maturity.

Final Maturity Date:	3 years after Financial Close.

Security:	Perfected security interest in the Account Collateral (as such term is defined in the CGIC Credit Agreement) as a condition subsequent following the repayment of the debt under the CGIC Credit Agreement.

Prepayments:	Mandatory: within 120 days from the termination of the SPA. Optional: at any time without premium or penalty but subject to payment of accrued interest.

Covenants:	Substantially the same as the existing facility, except that terms and provisions relating to the guarantor will not be required, i.e, covenants at CGIC level and below.

Cash sweep from the earlier of (i) December 15, 2008 and (ii) the termination of the SPA

Events of Default:	Substantially the same as the existing facility, except that events of default relating to the guarantor will not be required.

Terms and conditions:	To be substantially equivalent to the terms and conditions applying to the existing senior debt. However, terms and provisions relating to the guarantor and its credit will not be required.

EXHIBIT E

EXECUTION VERSION
CLOSING CERTIFICATE
OF
CMS ENTERPRISES COMPANY
          This certificate is being delivered pursuant to Section 6.2(c) of the Agreement of Purchase and Sale (the “Agreement”), dated as of February 3, 2007, by and between CMS Enterprises Company, a Michigan corporation (“Seller”) and Abu Dhabi National Energy Company PJSC, an United Arab Emirates public joint stock company (“Buyer”). Capitalized terms used and not otherwise defined herein shall have the meanings ascribed to such terms in the Agreement.
          The undersigned Thomas J. Webb, in his capacity as Executive Vice President and Chief Financial Officer, and not individually, hereby certifies as follows:
     1. The representations and warranties of Seller in the Agreement (without taking into account any materiality or Material Adverse Effect qualification therein) are true and correct as of the date hereof with the same effect as though such representations and warranties had been made as of the date hereof (except for representations and warranties that speak as of a specific date or time, which are true and correct as of such date or time), except (i) for changes specifically contemplated or permitted by the Agreement and (ii) where such failure to be so true and correct, either individually or in the aggregate, would not have a Material Adverse Effect as of the date hereof;
     2. Seller has performed in all material respects all of its obligations required to be performed by it under the Agreement at or prior to the date hereof; and
     3. As of the date hereof, there has not occurred any event or circumstance, which individually or in the aggregate, has resulted in a Material Adverse Effect.
[Signature Page Follows]

     IN WITNESS WHEREOF, the undersigned has caused this Certificate to be executed as of this 2 day of May, 2007.

CMS ENTERPRISES COMPANY
By:	Thomas J. Webb
	Name:	Thomas J. Webb
	Title:	Executive Vice President and Chief Financial Officer

EXHIBIT F

EXECUTION VERSION
CLOSING CERTIFICATE
OF
ABU DHABI NATIONAL ENERGY COMPANY PJSC
          This certificate is being delivered pursuant to Section 6.3(e) of the Agreement of Purchase and Sale (the “Agreement”), dated as of February 3, 2007, by and between CMS Enterprises Company, a Michigan corporation (“Seller”) and Abu Dhabi National Energy Company PJSC, an United Arab Emirates public joint stock company (“Buyer”). Capitalized terms used and not otherwise defined herein shall have the meanings ascribed to such terms in the Agreement.
          The undersigned Peter Barker Homek, in his capacity as Chief Executive Officer, and not individually, hereby certifies as follows:
     1. The representations and warranties of Buyer in the Agreement (without taking into account any materiality or Material Adverse Effect qualification therein) are true and correct as of the date hereof with the same effect as though such representations and warranties had been made as of the date hereof (except for representations and warranties that speak as of a specific date or time, which are true and correct as of such date or time), except (i) for changes specifically contemplated or permitted by the Agreement and (ii) where such failure to be so true and correct, either individually or in the aggregate, would not have a Material Adverse Effect as of the date hereof;
     2. Buyer has performed in all material respects all of its obligations required to be performed by it under the Agreement at or prior to the date hereof;
     3. Buyer has complied in all material respects with its obligations pursuant to Section 5.4 of the Agreement;
     4. The written consents set forth in Section 6.3(e) of the Seller Disclosure Letter have been obtained.
[Signature Page Follows]

EXHIBIT F
EXECUTION VERSION
     IN WITNESS WHEREOF, the undersigned has caused this Certificate to be executed as of this 2 day of May, 2007.

ABU DHABI NATIONAL ENERGY COMPANY PJSC
By:	/s/ Peter Barker Homek
	Name:	Peter Barker Homek
Title: Chief Executive Officer

Exhibit G to the Agreement of Purchase and Sale, dated February 3, 2007, by and between CMS Energy Corporation and Abu Dhabi National Energy Company PJSC (TAQA) (“TAQA”).
Exhibit A to the Letter Agreement, dated February 3, 2007 (the “Tri-party Agreement”), by and among CMS Energy Corporation, ABB Asea Brown Boveri Limited and TAQA.
ABU DHABI NATIONAL ENERGY COMPANY PJSC (“TAQA”)
REFINANCING OF JORF LASFAR PROJECT

Borrower:	Jorf Lasfar Energy Company S.C.A. (“JLEC”)

Lender:	TAQA or TAQA affiliate.[1]

Purpose:	To refinance JLEC’s senior debt subject to the Common Agreement, dated as of September 4, 1997 among JLEC and the lenders and relevant agents party thereto from time to time (as amended or supplemented, the “Common Agreement”).

Term Loan Facilities:
1)     Tranche A: US$122.5 million (such amount to be adjusted to be equal to the aggregate principal amount of JLEC’s U.S. Exim-Guaranteed Loans (as defined in the Common Agreement) outstanding at the time of the refinancing, plus any accrued but unpaid interest, fixed interest-rate breakage, swap breakage, prepayment premiums, breakage costs and other costs of prepayment under JLEC’s U.S. Exim-Guaranteed Loans).

2)     Tranche B: US$31.5 million (such amount to be adjusted to be equal to the aggregate principal amount of JLEC’s OPIC Loans (as defined in the Common Agreement) evidenced by installment A note and outstanding at the time of the refinancing, plus any accrued but unpaid interest, fixed interest-rate breakage, swap breakage, prepayment premiums, breakage costs and other costs of prepayment under JLEC’s OPIC Loans evidenced by installment A).

3)     Tranche C: US$6.9 million (such amount to be adjusted to be equal to the aggregate principal amount of JLEC’s OPIC Loans (as defined in the Common Agreement) evidenced by installment B note and outstanding at the time of the refinancing, plus any accrued but unpaid interest, fixed interest-rate breakage, swap breakage, prepayment premiums, breakage costs and other costs of prepayment under JLEC’s OPIC Loans evidenced by installment B note).

4)     Tranche D: €121.2 million (such amount to be adjusted to be equal to the aggregate principal amount of JLEC’s SACE Guaranteed Loans (as defined in the Common Agreement) outstanding at the time of the refinancing, plus any accrued but unpaid interest, fixed interest-rate breakage,

[1]	Nature of TAQA affiliate to be discussed to ensure no negative tax implications.

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swap breakage, prepayment premiums, breakage costs and other costs of prepayment under JLEC’s SACE Guaranteed Loans).

5)     Tranche E: €15.6 million (such amount to be adjusted to be equal to the aggregate principal amount of JLEC’s ERG-Guaranteed Loans (as defined in the Common Agreement) outstanding at the time of the refinancing, plus any accrued but unpaid interest, fixed interest-rate breakage, swap breakage, prepayment premiums, breakage costs and other costs of prepayment under JLEC’s ERG-Guaranteed Loans).

6)     Tranche F: €83.4 million (such amount to be adjusted to be equal to the aggregate principal amount of JLEC’s World Bank-Guaranteed Loans (as defined in the Common Agreement) outstanding at the time of the refinancing, plus any accrued but unpaid interest, fixed interest-rate breakage, swap breakage, prepayment premiums, breakage costs and other costs of prepayment under JLEC’s World Bank-Guaranteed Loans).

Facilities to be structured to ensure that JLEC’s tax position will not be changed as a result of the refinancing, including that no withholding tax should apply on interest payments made on the loans.

The loan tenor will be 11 (eleven) years from the date of TAQA’s final disbursement to JLEC and may additionally include TAQA lending through an affiliate resident in Sweden. JLEC shall not be liable for any withholding or similar tax associated with payments under the TAQA refinancing loan save to the extent that assessments would also have been made in respect of the existing financing.

By mutual agreement of JLEC and TAQA, for administrative simplification Tranches A, B, and C may be consolidated into one U.S. Dollar-denominated loan, and Tranches D, E, and F may be consolidated into one Euro-denominated loan.

Tenor and Repayment Schedule:	The loan tenor will be extended to a final maturity of 11 (eleven) years from the date of TAQA’s final disbursement to JLEC.

Debt service for each Tranche A to F will be calculated based on mortgage style equal quarterly debt service payments with final maturity of 11 years (as specified above) and interest rates specified below for the respective tranches.

Interest:	The following fixed all-in interest rate will be applicable for each of the tranches:

Tranche A: 7.200% per annum, payable quarterly on each repayment date
Tranche B: 6.480% per annum, payable quarterly on each repayment date
Tranche C: 6.170% per annum, payable quarterly on each repayment date
Tranche D: 5.730% per annum, payable quarterly on each repayment date
Tranche E: 8.596% per annum, payable quarterly on each repayment date
Tranche F: 8.287% per annum, payable quarterly on each repayment date

In the event JLEC and TAQA agree to consolidate the loans as provided above in “Term Loan Facilities”: (i) the applicable interest rate for the U.S. Dollar-denominated loan shall be the weighted average of the interest rates specified above for Tranches A, B, and C, and (ii) the applicable interest rate for the Euro-denominated loan shall be the weighted average of the interest rates specified above for Tranches D, E, and F.

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Fees	No upfront or commitment fees.

Terms and conditions:	To be substantially equivalent to the common terms and conditions applying to JLEC’s existing senior debt, as relevant, including, without limitation, in respect of financial covenants and project accounts.

However, terms specific to the requirements of any particular lender, financial participant, guarantor, or export credit agency will not be required, including in relation to national ownership or participation requirements.

Security:	To follow the security interests granted in respect of JLEC’s existing senior debt financing, with relevant security documents agreed and signed but not effective and security not perfected until the existing security has been released.

Due diligence:	TAQA has already substantially completed its due diligence on the Jorf Lasfar Project in connection with its potential indirect purchase of CMS’ 50% interest in JLEC. Accordingly, only limited due diligence by TAQA as a lender to JLEC will be required in relation to matters such as withholding tax and the tax effects to JLEC of providing the finance through a related party loan.

Timing:	If applicable pursuant to the Tri-Party Agreement, refinancing to be effected on May 15, 2007 (or, if such day is not a Business Day as defined in the Common Agreement, on the preceding Business Day in accordance with the Common Agreement) (such date, the “Refinancing Date”).

Refinancing agreements to be agreed as soon as practically possible to allow to complete all of the following within the time periods specified:

(i)   conditions precedent being satisfied by no later than the day preceding the Prepayment Notice Date (as defined below) on the basis that TAQA shall have an unconditional obligation to lend following its notification to JLEC that such conditions precedent have been satisfied;

(ii)  prefunding by TAQA into escrow of the full prepayment amount and confirmation of receipt of the escrow funds by no later than the day preceding the Prepayment Notice Date (as defined below) or such other date that is mutually agreed upon by the parties;

(iii) submission by JLEC of the prepayment notice by no later than April 13, 2007 (or, if such day is not a Business Day as defined in the Common Agreement, on the preceding Business Day in accordance with the Common Agreement) (such date, the “Prepayment Notice Date”);

(iv) prefunding of the prepayment of the OPIC loan from the amounts funded under (ii) not less than 20 (twenty) days prior to the Refinancing Date; and

(v) financial close occurring on the Refinancing Date.

Optional Prepayment:	JLEC will be permitted to prepay the refinancing loan from TAQA at any time without any provision for breakage costs, prepayment premium, penalties, or other fees or cost for early repayments/prepayments.

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Mandatory Prepayment	In addition to the mandatory prepayment obligations included in the existing financing agreements, if (i) the JLEC refinancing achieves final financial close, (ii) the Sale and Purchase Agreement (“SPA”) between TAQA and CMS Enterprises is subsequently terminated, and (iii) JLEC has not refinanced the refinancing debt provided by TAQA to JLEC within 12 (twelve) months from the termination of the SPA, then 100% of JLEC’s otherwise distributable cash shall be applied toward the accelerated repayment of the refinancing debt provided by TAQA until repaid in full.

Upon such termination of the SPA, (i) if TAQA or any of its affiliates hold directly or indirectly any ownership interest in JLEC, JLEC shall use its reasonable best efforts to refinance the debt provided by TAQA to JLEC within 24 (twenty four) months from the termination of the SPA, or (ii) if TAQA or any of its affiliates do not hold directly or indirectly any ownership interest in JLEC, JLEC shall refinance the debt provided by TAQA to JLEC within 24 (twenty four) months from the termination of the SPA.

Mutual Agreement	The implementation of the JLEC refinancing contemplated by the terms outlined above is subject in all respects to agreement on definitive terms and documentation that are mutually acceptable to TAQA, CMS, ABB, and JLEC.

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EXHIBIT H

EXECUTION VERSION
SELLER ACCESS AND SUPPORT AGREEMENT
     SELLER ACCESS AND SUPPORT AGREEMENT, dated as of May 2, 2007 (this “Agreement”), by and between CMS Enterprises Company (“Seller”), a Michigan corporation, and Abu Dhabi National Energy Company PJSC, a United Arab Emirates public joint stock company (“Acquiror”).
     WHEREAS, pursuant to an Agreement of Purchase and Sale, dated as of February 3, 2007, by and between Seller and Acquiror (“Purchase Agreement”), Seller has agreed to sell to Acquiror, and Acquiror has agreed to purchase from Seller, all of the issued and outstanding limited liability interests of CMS Generation LLC, a Michigan limited liability company (together with its Subsidiaries, “Generation”);
     WHEREAS, Generation, through its Subsidiaries, indirectly holds ownership interests in the following energy projects: Jorf, Jubail, Neyveli, Shuweihat, Takoradi and Taweelah (collectively, the “Projects”);
     WHEREAS, pursuant to the Purchase Agreement, Seller has agreed to indemnify Buyer for certain matters (the “Indemnification Matters”) pursuant to Section 8.2(a)(iv) thereof and to pursue certain insurance claims pursuant to Section 5.9 thereof (together with the Indemnification Matters, the “Proceedings”);
     WHEREAS, in the normal course of investigating, prosecuting and/or defending the Proceedings, Seller and its counsel have, and will continue to have, a need (i) to refer to, and to use as evidence, certain books, records and other data, including electronic data maintained in computer files, relating to Generation or the Projects and (ii) for the support and cooperation of present or former employees of Generation, or the Projects in the event that such persons’ assistance or participation is needed to aid in the defense or settlement of the Proceedings;
     WHEREAS, Seller will retain discretion and authority as described in this Agreement to manage all litigation, activities and negotiations associated with the Proceedings; and
     WHEREAS, pursuant to the Purchase Agreement, Seller and Acquiror have agreed to enter into this Agreement.
     NOW, THEREFORE, in consideration of the premises and covenants contained herein and other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, Seller and Acquiror, intending to be bound legally, agree as follows:
     Section 1. Definitions. For purposes hereof, capitalized terms used and not otherwise defined herein shall have the respective meanings assigned to such terms in the Purchase Agreement, unless the context hereof shall otherwise require, and the same rules of construction as set forth under Section 1.2 of the Purchase Agreement shall apply herein; provided that the following terms shall have the following respective meanings:

     “Acquiror Representatives” shall mean the respective directors, officers, employees, agents, counsel, consultants, representatives, accountants and auditors of Acquiror, Generation and the Projects.
     “Business” shall mean the business conducted by Generation and the Projects after giving effect to the transactions contemplated by the Purchase Agreement.
     “Claims Data” shall mean all material and relevant current and historical sales records, customer files, contract records, accounting records, intercompany and intracompany communications, communications with any Governmental Authority, requests and responses to requests, construction, planning, engineering and operational documents, market studies or evaluations, and all other data (including, without limitation, electronic data maintained in computer files) of the Business relating to or associated with the Proceedings.
     “Transferred Employees” shall mean all employees of Generation or the Projects employed on or following the Closing Date, including employees not actively at work by reason of layoff, sick leave, absence, vacation, short term disability, or other approved leave of absence and any employee of Seller or its Affiliates prior to Closing who is employed by Buyer on or following Closing.
     “Seller’s Representatives” shall mean Seller’s respective directors, officers, employees, agents, counsel, consultants, representatives, accountants and auditors.
     Section 2. Control of Settlements and Disputes; Further Cooperation.
          (a) From and after the Closing Date, Seller shall retain complete control over and shall have the sole and absolute right to conduct and control all negotiations and activities with respect to the Proceedings and all other aspects of investigation, prosecution and/or defense of the Proceedings. Such control shall include without limitation (i) preparing and filing all pleadings, motions and other documents filed with or provided to any court or other tribunal, (ii) preparing and sending or delivering all correspondence or other documents provided to any party in connection with the Proceedings, (iii) preparing, responding to and serving all discovery and discovery responses (and related matters), (iv) negotiating and, subject to Section 2(b) hereof, entering into any settlement or compromise agreement (including on behalf of Acquiror, Generation or the Projects) with any party in connection with the Proceedings and making all decisions with respect to the defense of the Proceedings, (v) selecting legal counsel, experts, accountants and other advisors or representatives to represent Acquiror, Generation or the Projects and/or to assist Seller with respect to the Proceedings and (vi) taking any and all such other actions as may be necessary, appropriate or deemed helpful by Seller in its sole and absolute discretion in order to effectuate the foregoing. Acquiror will, and will require Generation and the Projects to, notify Seller promptly of all matters relating to the Proceedings and will not, except with the prior written consent of Seller, make any payment of, or settle or offer to settle, consent to any compromise, make any admissions, file any pleadings, motions or documents, send any correspondence or respond to or serve any discovery requests with respect to the Proceedings.

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          (b) To the extent that any settlement or compromise agreement entered into with respect to the Proceedings would require Acquiror, Generation or the Projects to provide any consideration, monetary or non-monetary, for which the indemnity contained in Section 8.2 of the Purchase Agreement does not apply (or only applies in part), then such settlement or compromise shall require the approval of Acquiror, which shall not be unreasonably withheld.
          (c) Subject to paragraph (b) above, Acquiror, Generation or the Projects shall cause appropriate officers, duly authorized to act on behalf of Acquiror, Generation or the Projects, to execute (at Seller’s cost) any documents and instruments necessary or appropriate in connection with any investigation, settlement or compromise relating to, or the defense of, the Proceedings, including without limitation any settlement agreement and general release.
     Section 3. Acquiror’s Obligation to Maintain Records. Acquiror shall maintain and preserve in a manner and at a level consistent in all material respects with the manner and level applied immediately prior to the Closing Date, unless otherwise directed by a court order or governmental authority, and shall cause the Acquiror Representatives to, maintain and preserve all Claims Data until this Agreement is terminated in accordance with Section 9 hereof or until such time as Seller shall notify Acquiror in writing that it is no longer necessary to maintain such Claims Data. Acquiror shall not, and shall cause the Acquiror Representatives not to, destroy or dispose of the Claims Data, unless consented to in writing by Seller. Acquiror may move the Claims Data from its location(s) as of the Closing Date, provided that it notifies the Seller in writing of such new location.
     Section 4. Access to Claims Data. In connection with the defense, prosecution or settlement of the Proceedings, Acquiror shall, and shall cause the Acquiror Representatives to, reasonably cooperate with and give Seller or the Seller Representatives access to all Claims Data during regular business hours, and upon five (5) days prior written notice, at Acquiror’s principal place of business or at any location where such Claims Data is located, and Seller shall have the right, at its own expense, to make copies of such Claims Data. Acquiror shall make available to Seller or the Seller Representatives, upon written request and at Seller’s expense, Acquiror’s personnel to provide reasonable assistance (provided such assistance shall not materially affect the normal operations of Acquiror or the Business) to Seller or the Seller Representatives in locating and obtaining any Claims Data maintained by Acquiror.
     Section 5. Cooperation in Litigation. Acquiror shall (a) make available to Seller or the Seller Representatives (provided such assistance shall not materially affect the normal operations of Acquiror or the Business), upon five (5) days written request, any relevant employee of Acquiror from time to time necessary to authenticate the Claims Data, or any Transferred Employee who continues to be employed by Acquiror whose assistance or participation is reasonably required by Seller or the Seller Representatives in anticipation of, or in the investigation of or preparation for the defense or settlement of the Proceeding; provided that no employee or agent of the Seller or one of its Affiliates can reasonably provide the assistance requested from the employee of Acquiror or the Transferred Employee, and (b) provide reasonable assistance to Seller in locating any Transferred Employee who is no longer employed by Acquiror whose assistance or participation is reasonably required by Seller or the Seller Representatives in anticipation of, or in the investigation of or preparation for the defense or

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settlement of the Proceedings. Seller shall pay all reasonable out of pocket costs and expenses arising from such assistance or participation by such employee of Acquiror or Transferred Employees. Seller shall use their reasonable best efforts to minimize the interference with such employee of Acquiror or Transferred Employee’s duties caused by such assistance or participation.
     Section 6. Insurance. Acquiror hereby assigns, transfers and conveys to Seller all rights, benefits and causes in action under all insurance policies (the “Insurance Policies”) maintained by or for the benefit of Generation or any Project to the extent such Insurance Policies obligate (or potentially obligate) the insurers to defend or indemnify any insureds therein in connection with, arising from or related to the Proceedings. Acquiror agrees that Seller may pursue any claims and make any demands to any insurer under the Insurance Policies in the name of Acquiror to receive and enjoy the full benefits of this provision to the fullest extent permitted by law. Acquiror further agrees to immediately deliver to Seller all proceeds, payments or benefits received from any insurer under the Insurance Policies to the extent such proceeds, payments or benefits are made in connection with, arising from or relating to the Proceedings.
     Section 7. Indemnification. In the event Acquiror fails to perform or comply with any of its covenants and obligations described in hereunder, Seller shall promptly provide Acquiror with written notice of the assertion of such non-performance or non-compliance, such notice shall be given in accordance with Section 9.6 of the Purchase Agreement and shall specify, in reasonable detail, the nature of such breach. Subject to Section 8 of this Agreement, the provisions of Article VIII of the Purchase Agreement shall apply to the indemnification for breach of this Agreement by the Acquiror, and by this reference such provisions of Article VIII of the Purchase Agreement are incorporated herein as if set forth in full herein. The obligation of Seller to indemnify the Buyer Indemnified Parties pursuant to Section 8.2 of the Purchase Agreement shall not apply to the extent such Damages are attributable to Acquiror’s failure to comply with this Agreement. The remedies available to Seller under this Section 7 are in addition to those available to it under Section 8.
     Section 8. Specific Performance. The parties hereto agree that irreparable damage will occur if any of Acquiror’s covenants under this Agreement is not performed in accordance with its specific terms or otherwise is breached, and that Seller may not have an adequate remedy at law in respect of such non-performance or breach. It is accordingly agreed that Seller shall be entitled to an injunction or injunctions to prevent any non-performance or breach of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, in addition to any other remedy to which they are entitled at law or in equity. In addition, Acquiror agrees not to assert any defense against an action for specific performance of Acquiror’s covenants under this Agreement.
     Section 9. Survival; Modification, Termination and Waiver. This Agreement shall remain in full force and effect until the earlier of (a) the written consent of the parties hereto to terminate this Agreement, or (b) 30 days after termination of the Proceedings by a binding settlement or a final court order, not subject to appeal or review. This Agreement may be amended, supplemented or modified, and any provision hereof may be waived, only pursuant to a written instrument making specific reference to this Agreement signed by the parties hereto.

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No waiver of any of the provisions of this Agreement shall be deemed to or shall constitute a waiver of any other provision hereof (whether or not similar). No delay on the part of Seller in exercising any right, power or privilege hereunder shall operate as a waiver thereof.
     Section 10. Notices. All notices and other communications under this Agreement shall be in writing, shall refer to this Agreement, and shall otherwise be given in accordance with Section 9.6 of the Purchase Agreement.
     Section 11. Governing Law. This Agreement, including all maters of construction, validity and performance, shall be governed by and construed in accordance with the law of the State of New York without regard to the principles of conflicts of laws or any other law that would make the laws of any other jurisdiction other than the State of New York applicable hereto.
     Section 12. Binding Effect; No Assignment. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. No assignment of this Agreement or of any rights or obligations hereunder may be made by any party (by operation of law or otherwise) without the prior written consent of the other party hereto, which consent may be withheld or granted by such party in its sole discretion, provided that such consent may not be unreasonably withheld or delayed by Seller if Acquiror complies with the provision of the last sentence of this Section 12. Any attempted assignment without required consents shall be void. In the event Acquiror proposes to sell all or substantially all of the assets of the Business at any time subsequent to the date hereof, Acquiror shall provide Seller notice of such sale as soon as reasonably practicable, whereupon Seller shall have the right, at its option and expense, upon written notice to Acquiror, to make copies of any Claims Data (whether prior to or following such sale) for a reasonable period of time following receipt of such notice. Acquiror will cause such purchaser to assume Acquiror’s obligations under this Agreement utilizing a written instrument reasonably satisfactory to Seller.
     Section 13. Severability. If any provision of this Agreement is held to be illegal, invalid or unenforceable under any applicable present or future law, and if the rights or obligations of either party under this Agreement will not be materially and adversely affected thereby, (a) such provision shall be fully severable, (b) this Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part hereof, (c) the remaining provisions of this Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance herefrom and (d) in lieu of such illegal, invalid or unenforceable provision, there shall be added automatically as a part of this Agreement, a legal, valid and enforceable provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible.
     Section 14. Counterparts. This Agreement may be executed in two (2) or more counterparts, each of which, when executed, shall be deemed an original, and all of which together shall constitute one and the same Agreement.
     Section 15. Entire Agreement. This Agreement, including the Purchase Agreement, the Seller Disclosure Letter, Buyer Disclosure Letter, and Schedules thereto, together with the other

5

Related Agreements and the Confidentiality Agreement constitute the entire agreement between the parties hereto with respect to the subject matter herein and supersede all previous agreements, whether written or oral, relating to the subject matter of this Agreement and all prior drafts of this Agreement, all of which are merged into this Agreement. No prior drafts of this Agreement and no words or phrases from any such prior drafts shall be admissible into evidence in any action or suit involving this Agreement.
     Section 16. Headings. The headings used in this Agreement have been inserted for convenience of reference only and do not define or limit the provisions hereof.
     Section 17. Consent to Jurisdiction; Exclusive Forum. All disputes arising out of or relating to this Agreement or the breach, termination or validity thereof or the parties’ performance hereunder shall be resolved as provided by Section 9.7 of the Purchase Agreement.

6

     IN WITNESS WHEREOF, the parties hereto have executed this Access and Support Agreement as of the date and year first written above.

CMS ENTERPRISES COMPANY

By:
Name:	Sharon McIlnay
Title:	Vice President and General Counsel

ABU DHABI NATIONAL ENERGY COMPANY PJSC

By:
Name:	Peter Barker Homek
Title:	Chief Executive Officer

7

SELLER DISCLOSURE LETTER
Introduction
Reference is made to the Agreement of Purchase and Sale, dated as of February 3, 2007 (the “Agreement”) by and between CMS Enterprises Company, a corporation organized under the laws of the State of Michigan (“Seller” or “CMS”) and Abu Dhabi National Energy Company PJSC, a public joint stock company organized under the laws of the United Arab Emirates (“Buyer”), Capitalized terms used, but not defined herein, have the respective meanings given to such terms in the Agreement.
This Seller Disclosure Letter (the “Seller Disclosure Letter”) sets forth certain information or agreements intended to be treated as disclosed in the Seller Disclosure Letter pursuant to the Agreement.
The contents of this Seller Disclosure Letter are qualified in their entirety by reference to the specific provisions of the Agreement. This Seller Disclosure Letter is not intended to constitute, and shall not be deemed to constitute, representations and warranties of Seller except as. and to the extent provided in the Agreement. In particular, although this Seller Disclosure Letter may contain supplementary information not specifically required under the Agreement, such supplementary information is provided as general information for the parties to the Agreement and is not separately represented or warranted by Seller herein or in the Agreement. Moreover, the inclusion of any item hereunder shall not be deemed an admission by Seller that such item is, or may at anytime be or have been, material to Seller, Generation or any of its Material Subsidiaries or the transactions contemplated by the Agreement, or result in any determination that any matter has a Material Adverse Effect, nor shall it be deemed an admission of an obligation or liability to any third party.
Any matter set forth in the Seller Disclosure Letter shall be deemed disclosed with respect to such other sections of the Agreement or the Seller Disclosure Letter to which such disclosure on its face would reasonably pertain in light of the form and substance of the disclosure made. The section and subsection references set forth in this Disclosure Letter refer to sections or subsections of the Agreement to which the disclosure set forth in this Seller Disclosure Letter is intended to apply. The introductory language and headings in this Seller Disclosure Letter are inserted for convenience of reference only and will not create or be deemed to create a different standard for disclosure than the language set forth in the Agreement.
The information set forth herein is confidential and is subject to the terms of the Confidentiality Agreement, dated June 19, 2006, between Buyer and Seller.

1

Section l.l(i) Knowledge of Seller
1. Brian S. Jackson, Executive Managing Director, Taweelah, was consulted with respect to representations and warranties relating to Taweelah.
2. Rodak Iqbal, Site Manager, Jubaii, was consulted with respect to representations and warranties relating to Jubaii.
3. The following individuals were consulted with respect to representations and warranties relating to Jorf:
a) Larry De Witt, General Manager, Jorf; and
b) David O’Hanian, Executive Director Financial Advisory and Strategic Planning Group of Seller.
4. Douglas Lalleur, Plant Manager, Shuweihat, was consulted with respect to representations and warranties relating to Shuweihat.
5. The following individuals were consulted with respect to representations and warranties relating to Ncyveli:
a) CK Lakshminarayanan, President & Chief Executive Officer, Neyveli; and
b) Rahu! Mittal, Director Financial Advisory and Strategic Planning Group ofSeiler.
6. The following individuals were consulted with respect to representations and warranties relating to Takoradi:
a) R. Balachandar, General Manager, Takoradi;
b) Malcolm Wrigley, Director International Asset Management of Generation; and
c) Erik Granskog, Senior Director Financial Advisory and Strategic Planning Group of Seller.
7. Robert Frounfclker, Executive Director, Risk Management of Energy, was consulted with respect to representations and warranties relating to insurance matters.
8. Sue Koseck, Director of Human Resources of Seller, was consulted with respect to representations and warranties relating to human resources,
9. James Saunders, Project Leader of Generation, was consulted with respect to representations and warranties relating to intellectual property matters.
10. Mike Weber, Director of Environmental Affairs of Generation, was consulted with respect to representations and warranties relating to environmental matters.
11. The following individuals were consulted with respect to representations and warranties relating to tax matters:
a) Theodore Vogcl, Vice President of Energy;
b) Jay Silverman, Director of Tax Planning and Assistant Tax Counsel of Energy; and
c) Gary Grande, Principal Tax Analyst of Energy.
12. Beverly Burger, Assistant Treasurer, Consumers, was consulted with respect to representations and warranties relating to financial matters.
13. The following individuals were consulted with respect to representations and warranties generally:
a) David Baughman, Executive Director, Financial Advisory Services and Strategic Planning of Seller;
b) Doug Detterman, Director, Financial Advisory Services and Strategic Planning of Seller.
Section l.l(ii) Material Adverse Effect
See Attachment A with respect to Clause (A) of the definition of “Material Adverse Effect”.
Section 3.3(a) Generation Interests
1. See item 1 in Section 3.3(c).

2

Section 3.3(b) Generation Interests
None.
Section 3.3(c) Generation Interests
1. The Generation Shares are pledged to lenders under the CMS Energy Sixth Amended and Restated Secured Credit Facility.
2. Ability to transfer the Generation Shares is restricted under the Bank of America settlement documents with Seller, Generation and CMS ERM.
3. See matters identified in Section 3.4.
Section 3.3(d) Generation Interests
1. See matters identified in Section 3.4.
Section 3.3(e)(i) Generation Interests
See matters identified in Parts B and C of Section 3.3(f).
Section 3.3{e)(ii) Generation Interests
1. See matters identified in Part A of Section 3.3(f).

3

Section 3.3(f) Generation Interests
A. Capital Structure:

		Authorized/Outstanding
		Capital Stock (or
Entity Name	Jurisdiction	Ownership Interest)	% Ownership Interest
CMS Energy UK Limited	England and Wales limited liability company	100 shares authorized 100 shares outstanding	100%

JORF:

CMS Enterprises International LLC	Michigan limited liability company	Sole membership interest	100%

CMS Enterprises Investment Company 1	Cayman Islands corporation	50,000 shares authorized 100 shares outstanding	100%

CMS Generation Investment Company IV	Cayman Islands corporation	50,000 shares authorized 200 shares outstanding	100%

CMS Generation Luxembourg SA.R.L.	Luxembourg societc B rcsponsabilitc limitee	150 shares authorized 150 shares outstanding	100%

CMS Generation Investment Company 11	Cayman Islands corporation	50,000 shares authorized 100 shares outstanding	100%

CMS Generation Netherlands B.V.	Netherlands corporation	900 shares authorized 185 shares outstanding	100%

CMS Generation Jorf Lasfar I Limited Duration Company	Cayman Islands limited duration company	50,000 shares authorized 100 shares outstanding	100%

CMS Generation Jorf Lasfar II Limited Duration Company	Cayman Islands limited duration company	50,000 shares authorized 100 shares outstanding	100%

4

		Authorized/Outstanding
		Capital Stock (or
Entity Name	Jurisdiction	Ownership Interest)	% Ownership Interest
Jorf Lasfar Power Energy Akticbolag	Sweden corporation	1,000,000 shares authorized 10,000 shares outstanding	100%

Jorf Lasfar EnergiAktiebolag	Sweden corporation	10,000 shares authorized 10,000 shares outstanding	100%

JorfLasfar Handelsboiag	Sweden general partnership	Partnership interests	100%

Jorf Lasfar I Handelsboiag	Sweden general partnership	Partnership interests	100%

Jorf Lasfar Power Energy Handelsboiag	Sweden general partnership	Partnership interests	100%

Jorf Lasfar Energy Company, S.C.A.	Morocco partnership limited by shares	Class A Common: 220 shares authorized 220 shares outstanding (Generation indirectly holds 50%) Class B Common: 5,280 shares authorized 5,280 shares outstanding (Generation indirectly holds 50%) Class C Preferred:	50%
		20,231,086 shares authorized 20,231,086 shares outstanding (Generation holds 0%)

CMS International Operating Company	Cayman Islands corporation	50,000 shares authorized 100 shares outstanding	100%

CMS Generation Jorf Lasfar III Limited Duration Company	Cayman Islands limited duration company	50,000 shares authorized 100 shares outstanding	100%

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		Authorized/Outstanding
		Capital Stock (or
Entity Name	Jurisdiction	Ownership Interest)	% Ownership Interest
CMS Generation UK Operating Private Limited	England and Wales limited liability company	50,000 shares authorized 101 shares outstanding	100%

Jorf Lasfar Akticbolag	Sweden corporation	1,000 shares authorized 1,000 shares outstanding	100%

Jorf Lasfar Operations Handclsbolag	Sweden general partnership	Partnership interests	100%

CMS Morocco Operating Co., S.C.A.	Morocco partnership limited by shares	1,000 shares authorized 1,000 shares outstanding	100%

NEYVELI:

CMS Generation Investment Company III	Cayman Islands corporation	50,000 shares authorized 100 shares outstanding	100%

CMS Generation Ncyvcli Ltd.	Mauritius corporation	10,000 shares authorized 100 shares outstanding	100%

ST-CMS Electric Company Pvt. Ltd.	India corporation	450,000,000 shares authorized 400,492,332 shares outstanding	49.999%

CMS (India) Operations & Maintenance Company Private Limited	India corporation	400,000 shares authorized 263,177 shares outstanding	100%

JUBAIL:

CMS Generation Investment Company VII	Cayman Islands corporation	50,000 shares authorized 100 shares outstanding	100%

6

		Authorized/Outstanding
		Capital Stock (or
Entity Name	Jurisdiction	Ownership Interest)	% Ownership Interest
CMS Jubaii Investment Company 1	Cayman Islands corporation	50,000 shares authorized 100 shares outstanding	100%

Jubaii Energy Company	Saudi Arabia limited liability company	Membership interests	25%

SHUWEIHAT:

Shuweihat General Partner Company	Cayman Islands corporation	50,000 shares authorized 10 shares outstanding	50%

Shuweihat Limited Partnership	Cayman Islands limited partnership	Partnership interests	50%

Shuweihat O&M General Partner Company	Cayman Islands corporation	50,000 shares authorized 10 shares outstanding	50%

Shuweihat O&M Limited Partnership	Cayman Islands limited partnership	Partnership interests	50%

Shuweihat CMS International Power Company	U.A.E. Abu Dhabi Emirate private joint stock corporation	67,500,000 shares authorized 67,500,000 shares outstanding	20%

TAKORADI:

CMS Generation Investment Company VI	Cayman Islands corporation	50,000 shares authorized 100 shares outstanding	100%

CMS Takoradi Investment Company	Cayman Islands corporation	50,000 shares authorized 100 shares outstanding	100%

CMS Takoradi Investment Company 11	Cayman Islands corporation	50,000 shares authorized 100 shares outstanding	100%

7

Authorized/Outstanding
		Capital Stock (or	% Ownership
Entity Name	Jurisdiction	Ownership Interest)	Interest
Takoradi	Cayman Islands	Class A:	90% beneficial
International Company	corporation	10 shares authorized 10 shares outstanding (Generation owns 100%)	interest

Class B:

10 shares authorized 10 shares outstanding (Generation owns 0%)

Class C:

16,000,000 shares authorized 955,513 shares outstanding (Generation owns 613,351 shares)

Class D:

3,000,000 shares authorized 0 shares outstanding

Class E:

1,000,000 shares authorized 0 shares outstanding

TAWEELAH:

Taweelah A2 Operating Company	Michigan corporation	60,000 shares authorized 10 shares outstanding	100%

CMS Generation Taweelah Limited	Cayman Islands corporation	50,000 shares authorized 100 shares outstanding	100 ▪ %

Emirates CMS Power Company	UA.E. Abu Dhabi Emirate private joint stock corporation	41,324,000 shares authorized 41,324,000 shares outstanding	40%

8

B. Pledged Shares/Transfer Restrictions:
Shuweihat
1. Shares of Shuweihat held by Shuweihat Limited Partnership are pledged to secure the debt financing of Shuweihat pursuant to the US$1,286,500,000 Facility Agreement dated 1 December 2001 between, inter alia, Shuweihat CMS International Power Company, inter alia, Abu Dhabi Investment Company, Barclays Capital. Citibank N.A., Krcditanstalt fur Wiedcrautbau, National Bank of Abu Dhabi, The Bank of Tokyo-Mitsubishi, Ltd. and The Royal Bank of Scotland pic as lead arrangers, and Barclays Bank PLC as facility agent (together with all related Finance Documents, as such term is defined in the Facility Agreement) (“Shuweihat Financing”).
2. Ability to transfer ownership interest in Shuweihat, directly or indirectly, is restricted under the Shuweihat Financing documents (includes both restrictions and change in control provisions).
3. Ability to transfer ownership interest in Shuweihat, directly or indirectly, is restricted under the SI Shareholders Agreement (includes both restrictions and change in control provisions).
4. Ability to transfer ownership interest in Shuweihat CMS, directly or indirectly, is restricted under the Shuweihat Limited Partnership Agreement and the Shuweihat General Partner Shareholders Agreement (contains restrictions, change in control, and right of first refusal provisions).
Taweelah
1. Shares of Taweelah held by CMS Generation Taweelah Limited arc pledged to secure the debt financing of Taweelah pursuant to the US$391,000,000 Facility Agreement dated 15 March 2004 between, inter alia, Emirates CMS Power Company, Australia and New Zealand Banking Group Limited and Soctetc Generale as joint coordinating arrangers and Barclays Bank PLC as facility agent (together with all related Finance Documents as such term is defined in the Facility Agreement) (“Taweelah Financing”).
2. Ability to transfer ownership interest in Taweelah, directly or indirectly, is restricted under the Taweelah Financing documents (includes both restrictions and change in control provisions).

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3. Ability to transfer ownership interest in Taweeiah, directly or indirectly, is restricted under the A2 Shareholders Agreement (includes both restrictions and change in control provisions).
Takoradi
1. Ability to transfer ownership interest in Takoradi, directly or indirectly, is restricted under the Takoradi Shareholders Agreement (includes both restrictions and change in control provisions).
Jorf’
1. The ownership interests in Jorf held by Jorf Lasfar Power Energy Aktiebolag, Jorf Lasfar Energi Aktiebolag, and Jorf Lasfar Handclsholag have been pledged to secure the senior debt financing of Jorf described in the Common Agreement dated September 4, 1997 among Jorf, ABN AMRO Bank N.V., Chicago Branch, ABN AMRO Bank N.V., Amsterdam Branch, Credit Suisse First Boston, New York Branch, Banque Nationale De Paris, Bankers Trust Company, ABN AMRO Bank (Maroc) SA, Export-Import Bank of the United States and Overseas Private Investment Corporation (together with all related Financing Documents, as such term is defined in the Common Agreement), as amended by Amendment No, 1 to Common Agreement dated October 23, 2001 and Amendment No.2 to Common Agreement dated March 14, 2006 (“Jorf Financing”).
2. The ownership interests in Jorf Lasfar Power Energy Aktiebolag and Jorf Lasfar EnergiAktiebolag held by CMS Generation Netherlands B.V. have been pledged to secure the Jorf Financing.
3. The ownership interests in Jorf Lasfar Handelsbolag held by CMS Generation Jorf Lasfar I LDC and CMS Generation Jorf Lasfar il LDC have been pledged to secure the Jorf Financing,
4. The ownership interests in Jorf Lasfar I Handclsholag and Jorf Lasfar Power Energy Handelsbolag, who were the predecessors in interest of Jorf Lasfar Power Energy Aktiebolag and Jorf Lasfar EnergiAktiebolag with respect to their ownership interests in Jorf were also pledged by CMS Generation Jorf Lasfar I LDC and CMS Generation Jorf Lasfar II LDC to secure the Jorf Financing. To Liens in favor of the Jorf senior lenders will not be applicable ai the Closing Dale if the Jorf senior loans are repaid by Jorf with funds provided from or arranged by Buyer prior to ihe Closing Date as opposed to the consent of these lenders being obtained.
the Knowledge of Seller, these earlier share pledge agreements were not terminated at the time of the intercompany transfer of the ownership interests.
5. Ability to transfer ownership interest in Jorf directly or indirectly, is restricted under the Jorf Financing documents (includes both restrictions and change in control provisions).
6. Ability to transfer ownership interests in Jorf, directly or indirectly, is restricted under the CMS Generation Investment Company IV Credit Agreement (includes both restrictions and change in control provisions),
7. Ability to transfer ownership interest in Jorf, directly or indirectly, is restricted under the partnership agreement for Jorf (includes restrictions and right of first refusal).
8. The ability to transfer ownership interests of CMS Generation Investment Company IV outside of the indirect control of Energy is restricted under the CMS Generation Investment Company IV Credit Agreement.
Neyveli
1. The ownership interests in Neyveli held by CMS Generation Neyveli Limited have been pledged to secure the senior debt financing of Neyveli pursuant to the Loan Agreement dated 19th March 2005 among Neyveli and Punjab National Bank, Bank Of Baroda, Canara Bank, Central Bank Of India, Corporation Bank, Federal Bank Limited, Indian Overseas Bank, Karur Vysya Bank Limited, Oriental Bank Of Commerce, State Bank Of Bikaner And Jaipur, State Bank Of Hyderabad, State Bank Of Patiala, State Bank Of Saurashtra, State Bank Of Travancore, Syndicate Bank & Union Bank Of India as Lenders and Punjab National Bank as Lenders Agent and Punjab National Bank as Security Agent (together with all related Finance Documents, as such term is defined in the Loan Agreement) (“Neyveli Financing”).
2. Ability to transfer ownership interests in Neyveli held by CMS Generation Neyveli Limited is restricted under the Neyveli Financing documents (includes both restrictions and change in control provisions).
3. Ability to transfer ownership interests in Neyveli held by CMS Generation Neyveli Limited is restricted under the shareholders agreement of Neyveli (includes both restrictions and change in control provisions).

10

Jubail
1. All of the shares of CMS Jubail Investment Company I have been pledged by CMS Generation Investment Company VII to Riyad Bank, London Branch pursuant to that certain Share Legal Mortgage in Respect of Shares of CMS Jubail Investment Company I, dated as of July 14, 2003.
2, The shares in Jubail that arc owned by CMS Jubail Investment Company I are subject to the terms and conditions of (i) the Shareholders’ Agreement of Jubail Energy Company, dated as of June 23, 2003 between CMS Jubail Investment Company 1 and National Power Company Holdings, (ii) the Articles of Association of Jubail Energy Company, (iii) the Energy Conversion Agreement, dated as of July 9, 2003 between Jubail and Saudi Petrochemical Company, (iv) the Credit Agreement dated July 14, 2003 among Jubail, Banque Saudi Fransi and Credit Agricole Indosuez, as Arrangers, the Financial Institutions, Banque Saudi Fransi as Facility Agent, Issuing Bank and Onshore Account Bank, and Riyad Bank, London Branch as Offshore Account Bank and Global Security Agent, and (v) the Equity Agreement dated July 14, 2003 among Jubail, CMS Jubail Investment Company 1 and National Power Company Holding, as Shareholders, Generation, Mr. Khaled M. Elseif and Hamed A. Al-Zamil & Brothers Co., as Equity Parents, CMS Generation Investment Company VII and National Power Company, as Sponsors, Banque Saudi Fransi, as Facility Agent, and Riyad Bank, London Branch, as Global Security Agent.
General
1. Ability to transfer ownership interest in Takoradi, directly or indirectly, is restricted under the Memorandum and Articles of Association of Takoradi (includes both restrictions and change in control provisions).
2. Ability to transfer ownership interest in Jorf, directly or indirectly, is restricted under the Bylaws of Jorf (includes restrictions and right of first refusal).
3. Ability to transfer ownership interest in Neyveli, directly or indirectly, is restricted under the Memorandum and Articles of Association of Neyveli,
4. Ability to transfer ownership interest in Jubail, directly or indirectly, is restricted under the Articles of Association of Jubail.

11

5. Ability to transfer ownership interest in CMS (India) Operations & Maintenance Company Private Limited is restricted under the Articles of Association of CMS (India) Operations & Maintenance.
6. Ability to transfer ownership interest in CMS Generation Netherlands B.V. is restricted under the Articles of Association of CMS Generation Netherlands B.V.
7. Ability to transfer ownership interest in Jorf Lasfar Aktiebolag is restricted under the Articles of Association of Jorf Lasfar Aktiebolag.
8. Ability to transfer ownership interest in Jorf Lasfar Handelsboiag is restricted under the Partnership Agreement of Jorf Lasfar Handelsboiag.
9. Ability to transfer ownership interest in Jorf Lasfar I Handelsboiag is restricted under the Partnership Agreement of Jorf Lasfar I Handelsboiag.
10. Ability to transfer ownership interest in Jorf Lasfar Operations Handelsboiag is restricted under the Partnership Agreement of Jorf Lasfar Operations Handelsboiag.
11. Ability to transfer ownership interest in Jorf Lasfar Power Energy Handelsboiag is restricted under the Partnership Agreement of Jorf Lasfar Power Energy Handelsboiag.
C. Options, Warrants and Rights to Purchase:
1. Takoradi Power Company (Ghana) Limited has the right under the Shareholders Agreement for Takoradi to acquire up to fifty percent of the ownership interest in Takoradi.
2. Shareholder loans held by Emirates Power Company and CMS Generation Investment Company VI1 are convertible into common stock of Taweelah. These loans have been pledged to secure the Taweelah Financing.
3. Partner loans made by Jorf Lasfar Handelsboiag, Jorf Lasfar Power Energy Aktiebolag, Jorf Lasfar EnergiAktiebolag, and Tre Kronor Investment AB are convertible into common shares in Jorf. These loans have been pledged to secure the Jorf Financing.
4. Class C shares in Jorf held by subsidiaries of ABB are convertible into common shares of Jorf.
5. CMS Takoradi Investment Company II has agreed to transfer 21,930 Class C Shares in Takoradi to Takoradi Power Company (Ghana) Limited for $219,305 in connection with actions taken by those two shareholders to correct inaccuracies in the share register of Takoradi and to implement the shareholders’ intended percentage allocation of ownership interests in Takoradi,
6. The bylaws of Jorf contain provisions regarding the contribution of additional capital and the issuance of additional equity interests or adjustment of equity interests in connection with such contribution of additional capital.
7. The Memorandum and Articles of Association of Neyveli contain provisions regarding the issuance of additional shares.
8. The Articles of Association of Jubail contain provisions regarding the issuance of additional shares.

12

Section 3.3(h) Generation Interests

Entity Name	% Ownership Interest
INDIA:
ST-CMS Electric Company (Mauritius)	41.5%

SHUWEIHAT:
Shuweihat Shared Facilities Company LLC	33.33%

TAWEELAH:
Taweelah Shared Facilities Company LLC	15.8%
Section 3.3(h) Generation interests
1. Takoradi: A portion of the Takoradi facility was built outside of the boundaries of the site in which Takoradi was granted the right to use under the Power Purchase Agreement.

13

Section 3,4 Consents and Approvals
Governmental Consents:
1. Approval of one or more Moroccan governmental entities may be required for the matters provided for in Section 5.4 of the Agreement.
2. Notifications to FERC regarding change in ownership of Exempt Wholesale Generators and Foreign Utility Companies.
Joif Consents2:
1. Consent of the Jorf project lenders and/or ABB is required, including:3
a) Consent pursuant to 6.13(a)(z) of the Common Agreement for a transfer of ownership interests in Jorf;
b) Waiver pursuant to Section 6.13(b) of the Common Agreement that prohibits a general partner of Jorf from making any direct or indirect disposition of its interest in Jorf;
c) Consent pursuant to Section 6.9(f) of the Common Agreement which prohibits Jorf from entering into or permitting the assignment by Energy of its obligations pursuant to the CMS Capital Contribution Agreement;
d) Waiver of Section 5.11 of the Common Agreement which requires that the CMS Capital Contribution Guarantee by Energy be kept in full force and effect;
e) Waiver of Section 7.9(a) of the Common Agreement, which makes it an event of default if any transaction document ceases to be in full force and effect;
2Consents and approvals by the Jorf senior lenders will not be required if the senior debt is refinanced with funds provided from or arranged by Buyer prior to the Closing Date.
3Consents and approvals by the Jorf lenders will not be required if the senior debt is refinanced with funds provided from or arranged by Buyer prior to the Closing Date. Under the Partnership Agreement of Jorf, this would require the conseni of some or all of the ABB partners.

14

f) Consent pursuant to Section 8.05(b) of each of the CMS Capital Contribution Agreements, which prohibit the assignment of the obligations thereunder;
g) Waiver of Section 6.13(a)(i) of the Common Agreement which requires that there be not less than 25% beneficial US ownership of Jorf;
h) Consent for replacement of Energy guaranties; and
i) Consent for replacement of Seller’s guaranty of CMS Morocco Operating Company’s obligations under the Operations and Maintenance Agreement with Jorf
2. Consent of Office National de l’Eleclricite (“ONE”) may be required under Section 9.3 of Jorf Power Purchase Agreement as result of O&M operator not being an affiliate of CMS Generation Co., a Michigan corporation.
3. Implied consent of Jorf is required.4
Takoradi Consents:
1. Consent of Takoradi Power Company (Ghana) Limited under the Takoradi Shareholders Agreement.
Taweelah Consents:
1. Consent of the sixty-percent shareholder required for change in control under the Shareholders Agreement for Taweelah.
2. Project lender consent if Buyer does not meet the criteria for a “Qualifying Investor” as such term is defined in the Taweelah financing documents.
3. Consent of ADWEA necessary for the assignment by Energy of its indemnity obligation to ADWEA supporting the debt service reserve letter of credit provided in connection with the Taweelah Financing.
4Under the Partnership Agreement of Jorf, this would require the consent of some or all of the ABB partners.

15

4. Consent of Siemens AG under the Scheduled Maintenance Agreements.
Neyveli Consents:
1. Consent of Neyveli is required to convert Generation to LLC pursuant to the Neyveli Operations and Maintenance Guaranty,5
Restructuring Consents:
1. Severstal/Rouge consent needed for sale of Generation pursuant to the terms of the waiver, dated May 26, 2004, to the DIG comfort letter.
2. Replacement of $100,000 bond with City of Flint backed by Generation (MMR).
3. Replacement of $675,000 bond with Connecticut EPA backed by Generation (Exeter).
4. Pursuant to the Reimbursement and Credit Agreement for the Grayling Generating Station Limited Partnership (the “Partnership”), the consent of the Agent and the Majority Lenders will be required to amend or waive a provision regarding the continuing ownership interest of Generation in the Partnership. Consent of the partners to the Partnership Agreement will be needed to replace Generation as guarantor.
5. Pursuant to the Operation and Maintenance Agreement for the Filer City project, consent of Filer City LP will be required to amend or waive a provision regarding the continuing ownership interest of Generation in the partnership.
6. Third party consents to the assignment of various rights, obligations, instruments and agreements related to the development of wind generation projects in North America currently owned by Generation.
7. Consent of: (i) Peabody Energy Corp. and Prairie State Generating Company, LLC (“PSGC”), if required, to assignment of certain Guarantees delivered by Generation in connection with the investment of CMS Prairie State, LLC in Lively Grove Energy, LLC (“Lively Grove”) and indirect participation in the Prairie State Energy Campus Project (the “Prairie State Project”); (ii) consent of
5Under the Shareholders Agreement of Neyveli, this would require die consent of the ABB shareholder.
PSGC and the participants in the Prairie State Project to substitution of an Affiliate of Energy for Generation under the Term Sheets for construction and operation of the power plant delivered in connection with CMS Prairie State, LLC’s investment in Lively Grove and the Prairie State Project; and (iii) consent to assignment, if required, with respect to various agreements entered into by Generation with respect to the Prairie State Project.
Other Consents:
1. Consent of lenders under the CMS Energy Sixth Amended and Restated Secured Credit Facility with respect to release of Liens and sale of assets.
2. Waiver/Consent under the Bank of America Reimbursement Agreement as to transfer of ownership of CMS Interests.
3. Consent of lenders under the CMS Generation Investment Company IV Credit Facility with Barclays as administrative agent (the “CGIC Credit Agreement”) as to (i) the Change in Control of CMS Generation Investment Company IV, (ii) the replacement of Energy as Guarantor of the obligations of CMS Generation Investment Company IV under the CGIC Credit Agreement, (iii) the incurrence by Jorf of new or replacement indebtedness and the tenns thereof or any changes to the existing Jorf senior debt financing or project documents, (iv) the prepayment by Jorf of its senior debt with funding provided from or arranged by the Buyer, and (v) changes to or replacement of existing, or granting of new, consents, approvals, and waivers from any Moroccan governmental authorities.6
6
Approvals by these lenders will not be required because the loan will be refinanced with funds provided from or arranged by Buyer prior to the Closing Date.
Section 3.5 No Conflict or Violation
See matters identified in Section 3.4.
Section 3.6(a) Contracts
1. Escrow and Disbursement Agreement dated October 8, 1999 between Tamil Nadu Electricity Board (“TNEB”), Neyveli and State Bank of India, as Escrow Agent
2. Security and Hypothecation Agreement between TNEB and Neyveli, dated October 8, 1999

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Section 3.6(b) Contracts
Takoradi:
1. Under the Takoradi Shareholders Agreement, (i) the shareholders failed to cause shares to be issued as capital contributions were made as required under the terms of the Shareholders Agreement and (ii) as a result of (i), the shareholders have caused distributions and other economic benefits and liabilities to be allocated on a basis other than legal shareholding percentages as required under the terms of the Shareholders Agreement. Both shareholders are aware of this matter, and while corrective action has been commenced, the measures have not been finalized.
2. Takoradi may be in breach under its Power Purchase Agreement for failing to construct the electricity meters specified in the agreement. Although the Volta River Authority (“VRA”) is aware of this discrepancy, no formal waiver has been obtained.
3. Both parties may be in breach of the Power Purchase Agreement for the Takoradi project in that they have, through a course of conduct, varied from the express requirements of the power purchase agreement without formally amending the document, including with respect to allocation of fuel procurement responsibility, construction of a portion of the Takoradi plant outside of the site boundary specified in the power purchase agreement and failure to enter into a site lease on a timely basis, and failure of Takoradi to transfer certain interconnection facilities and fuel handling facilities to the Volta River Authority upon completion of their construction.
4. Takoradi may be in breach under its Power Purchase Agreement for failing to obtain insurance with the requisite deductible levels. The Volta River Authority has been informed of the variance, but no formal waiver has been obtained.
5. Takoradi may be in breach of the Government Consent and Support Agreement for failure to pay the Government of Ghana an amount equal to change in law gains achieved by Takoradi as a result of reductions in the corporate tax rale. Takoradi has reserved approximately $1,870,000 to cover the liability and has been in discussions with the Government of Ghana regarding how and when to pay this amount, including whether it can be offset against other possible amounts owed to Takoradi.
Jorf:
1. CMS Morocco Operating Co. SCA and Jorf may be in default under the O&M Direct Agreement for the Jorf financing as a result of amending the operation and maintenance agreement for the Jorf project without obtaining the formal consent of the Jorf senior lenders.
2. The pledge of shares of Seller and Generation in support of Energy corporate financings may constitute a breach of the transfer restrictions in the Jorf financing documents,
Neyveli:
1. See matters identified on Section 3.6(a).

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Section 3.6(c) Contracts
Sec matters identified on Section 3.6(a).
Takoradi:
1. Under the Takoradi Shareholders Agreement, (i) the shareholders failed to cause shares to be issued as capital contributions were made as required under the terms of the Shareholders Agreement and (ii) as a result of (i), the shareholders have caused distributions and other economic benefits and liabilities to be allocated on a basis other than legal shareholding percentages as required under the terms of the Shareholders Agreement. Both shareholders are aware of this matter, and while corrective action has been commenced, the measures have not been finalized.
2. The Volta River Authority may be in default under the Power Purchase Agreement for the Takoradi project for delinquent payments.
3. The Volta River Authority may be in default under the Escrow Agreement established to secure payments under the Power Purchase Agreement for the Takoradi project for failing to maintain the funding under that agreement at the required level.
4. Both parties may be in breach of the Power Purchase Agreement for the Takoradi project in that they have, through a course of conduct, varied from the express requirements of the Power Purchase Agreement without formally amending the document, including with respect to allocation of fuel procurement responsibility, construction of a portion of the Takoradi plant outside of the site boundary specified in the power purchase agreement and failure to enter into a site lease on a timely basis, and failure of Takoradi to transfer certain interconnection facilities and fuel handling facilities to the Volta River Authority upon completion of their construction.
5. The Volta River Authority may be in default under the Interim Services Agreement for the Takoradi project for failing to obtain insurance with the requisite deductible levels.
Neyveli:
1. The Tamil Nadu Electricity Board may be in default under the Power Purchase Agreement for the Neyveli project for failure to open the required escrow account.
2. The Tamil Nadu Electricity Board may he in default under the Power Purchase Agreement for the Neyveli project for failure to pay the Minimum Alternate Tax portion of the tariff.
3. Tamil Nadu Electricity Board may be in breach of the terms of the Power Purchase Agreement for the Neyveli project for failing to properly determine the final project cost.

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Section 3.6(d) Contracts
A. Material Contracts:
1. Offshore Technical Services Agreement dated July 11, 2003 between Generation and Jubail.
2. Onshore Technical Services Agreement dated July 11, 2003 between Generation and Jubail,
3. Site Services Agreement dated July 9, 2003 between Saudi Petrochemical Company and Jubail.
4. Paying Agent Agreement dated July 11. 2003 between Generation and Jubail,
5. Subordination Agreement dated July 9, 2003 between National Power Company Holding, CMS Jubail Investment Company I as Junior Creditors and Saudi Petrochemical Company as Senior Creditor and Jubail as Generator.
6. Credit Agreement dated July 14, 2003 relating to US$169,500,000 Facilities for Jubail arranged by Banque Saudi Fransi and Credit Argicole with Banque Saudi Fransi as Facility Agent (together with all related Finance Documents as such term is defined in the Credit Agreement),
7. SADAF Corporate Loan Agreement dated July 9, 2003 relating to a Credit Facility for Saudi Petrochemical Company (SADAF) arranged by Banque Saudi Fransi and Credit Agricolc with Banque Saudi Fransi as Facility Agent and Riyad Bank, London Branch as Global Security Agent (together with all related Finance Documents as such term is defined in the SADAF Corporate Loan Agreement).
8. Customer Treasury Agreement dated July 8, 2003 between Banque Saudi Fransi and Jubail.
9. Tripartite Letter dated July 9, 2003 between Jubail Energy Company, Banque Saudi Fransi and Riyad Bank, London Branch.
10. Sub-Lease Agreement dated July 9, 2003 between Saudi Petrochemical Company and Jubaii.
11. Shareholder’s Agreement dated June 23, 2003 by and between CMS Jubaii Investment Company I and National Power Company Holding.
12. Energy Conversion Agreement dated July 9, 2003 between Saudi Petrochemical Company (SADAF) and Jubaii as amended by Amendment Agreement dated April 25, 2006.
13. Turnkey Agreement dated July 10, 2003 between Jubaii and Siemens Aktiengescllschaft for the Engineering, Procurement, and Construction of a co-generation plant to be located at the petrochemical complex situated at Madinat, Al-Jubail, Kingdom of Saudi Arabia.
14. Performance Guarantee 57264 dated July 10, 2003 by and between Siemens Aktiengcsellschaft and Jubaii.
15. Retention Security No. 57278 dated July 10, 2003 by and between Siemens Aktiengescllschaft and Jubaii.
16. Consent to Sub-Lease Agreement dated July 9, 2003 between The Royal Commission for Jubaii and Yanbu and Saudi Petrochemical Company.
17. Deed of Novation dated July 9, 2003 between CMS Jubaii Investment Company I, Hamed Abdullah Al-Zamil & Brothers Co., Saudi Petrochemical Company and Jubaii.
18. Deed of Novation dated July 9, 2003 between CMS Jubaii Investment Company I, Hamed Abdullah Al-Zamil & Brothers Co., Siemens AG and Jubaii,
19. Long Term Parts and Services Contract dated September 20, 2005 between Jubaii and Siemens Limited.
20. Policies for the insurance for Jubaii listed in Section 3.15(a).
Neyveli:

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1. Power Purchase Agreement dated 20lh November, 1996 between Neyveli and TNEB), as amended by Addendum [ dated 9th October, 1997, Addendum II dated 27th January, 1998, Addendum III dated 22nd January, 1999 and Addendum IV dated 25th August, 1999, including the letter of credit issued in favor of Neyveli by TNEB pursuant to the obligations of TNEB under the Power Purchase Agreement, and as supplemented by the TNEB letter dated 15th March, 2005 approving refinancing of project debt, the Neyveli letter dated 18th March, 2005 acknowledging and agreeing to the terms of refinancing and the Letter Agreement dated 7th January, 2004 between TNEB and Neyveli changing the date of monthly invoice to 17th of every month.
2. Guarantee dated 10th December 1996 executed by the Government of Tamil Nadu in favor of Neyveli with respect to certain obligations of TNEB under the Power Purchase Agreement.
3. Amended and Restated Operations and Maintenance Agreement dated 15th November 1999 between Neyveli and CMS (India) Operations & Maintenance Company Private Limited.
4. O&M Guarantee dated 25th October 1999 between Neyveli and Generation in respect of the Operations and Maintenance Agreement, including the letter dated 18th March, 2005 providing consent to creation of security in respect of the Guarantee in favor of new project lenders.
5. Fuel Supply Agreement dated 29th April, 1998 between Neyveli and Neyveli Lignite Corporation.
6. Lignite Transportation Agreement dated 16 April 2002 between Neyveli and Chettinad Lignite Transport Services (P) Ltd, as supplemented by the Letter dated 22nd August, 2005 from Chettinad Lignite Transport Service (P) Ltd requesting a waiver of the requirement for a bank guarantee under the Lignite Transportation Agreement and agreeing to cancel the letters of credit provided by shareholders, and the Letter dated 6th April, 2006 from Neyveli closing the bank guaranty from Chettinad Lignite Transport Service (P) Ltd under the Lignite Transportation Agreement.
7. Indenture of Lease dated 16th April, 2002 between Neyveli as lessor and Chettinad Lignite Transport Services (P) Ltd as lessee,
8. Loan Agreement dated 19th March 2005 among Neyveli and Punjab National Bank, Bank of Baroda, Canara Bank, Central Bank of India, Corporation Bank,

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Federal Bank Limited, Indian Overseas Bank, Karur Vysya Bank Limited, Oriental Bank of Commerce, State Bank of Bikancr And Jaipur, State Bank of Hyderabad, State Bank of Patiala, State Bank of Saurashtra, State Bank of Travancore, Syndicate Bank & Union Bank of India as Lenders and Punjab National Bank as Lenders Agent and Punjab National Bank as Security Agent (together with all related Finance Documents, as such term is defined in the Loan Agreement).
9. Working Capital Consortium Agreement dated 18 March 2004 among Neyveli, State Bank of India and Indian Overseas Bank, together with the Deed of Accession to Working Capital Consortium Agreement dated 22nd March, 2004 for inclusion of Bank of Baroda as a member of the Working Capital Consortium, as amended by letter agreement dated 20 April, 2006.
10. DSRA LC Facility Agreement dated March 19, 2005 between Neyveli and Punjab National Bank as the DSRA LC Provider (together with the Letter of Credit as such term is defined in the DSRA LC facility Agreement).
11. Shareholders’ Agreement dated 2nd January, 1999 among ABB Power Investment (India) B.V., CMS Generation Neyveli Limited and Neyveli, as amended by three Letter Agreements each dated 29th January, 1999 and Amendment Agreement dated 15th May, 2003.
12. Subordinated Loan Agreement dated 9th November, 1999 between Neyveli and CMS Generation Neyveli Limited relating to the provision of subordinated debt.
13. Subordinated Loan Agreement dated 9th November, 1999 between Neyveli and ABB Power relating to the provision of subordinated debt.
14. Policies for the insurance for Neyveli listed in Section 3.15(a).
15. Escrow and Disbursement Agreement dated October 8, 1999 between TNEB, Neyveli and State Bank of India, as Escrow Agent.
16. Security and Hypothecation Agreement between TNEB and Neyveli, dated October 8, 1999.
Shuweihat:
1. Power and Water Purchase Agreement dated 31 July 2001 originally made between Abu Dhabi Water and Electricity Company and Shuweihat Limited Partnership, and to which Shuweihat CMS International Power Company became a party in place of Shuweihat Limited Partnership pursuant to a Novation Agreement dated as of 28 November 2001, as the same is interpreted and construed in accordance with the PWPA Direct Agreement dated 1 December 2001 between Shuweihat CMS International Power Company, the Abu Dhabi Water and Electricity Company, and National Bank of Abu Dhabi, as amended by First Amendment to Power and Water Purchase Agreement dated 28 November 2001, Second Amendment to Power and Water Purchase Agreement dated 28 January 2004, and Third Amendment to Power and Water Purchase Agreement dated 21 July 2004.
2. Connection, Use of System and Interface Agreement dated 28 May 2003, between the Shuweihat CMS International Power Company and Abu Dhabi Transmission and Despatch Company.
3. Operation and Maintenance Agreement dated as of 28 November 2001 between Shuweihat CMS International Power Company and Shuweihat O&M Limited Partnership.
4. Guarantee dated 28 November 200] issued by Generation in favor of Shuweihat CMS International Power Company and others with respect to the obligations of Shuweihat O&M Limited Partnership under the Operation and Maintenance Agreement,
5. Guarantee dated 28 November 2001 issued by International Power pic in favor of Shuweihat CMS International Power Company and others with respect to the obligations of Shuweihat O&M Limited Partnership under the Operation and Maintenance Agreement.
6. Shareholders’ Agreement dated 31 July 2001 between Shuweihat Power Company and Shuweihat Limited Partnership.
7. Land Lease Agreement dated as of 26 November 2001 between the Shuweihat Shared Facilities Company LLC and the Abu Dhabi Water and Electricity Authority.
8. Land Lease Agreement dated as of 26 November 2001 between the Shuweihat CMS Internationa] Power Company and the Abu Dhabi Water and Electricity Authority, as the same is interpreted and construed in accordance with the SI Lease Direct Agreement dated 1 December 2001 between Shuweihat CMS

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Internationa] Power Company, the Abu Dhabi Water and Electricity Authority, and National Bank of Abu Dhabi.
9. Shareholders Agreement for Shuweihat Shared Facilities Company LLC dated 26 November 2001 between Shuweihat CMS International Power Company and Abu Dhabi Power Corporation.
10. Guarantee dated 1 December 2001 issued by the Government of Abu Dhabi in favor of Shuweihat CMS International Power Company.
11. Long Term Maintenance Contract dated 19 December 2003 between Shuweihat O&M Limited Partnership and Siemens AG.
12. US$1,286,500,000 Facility Agreement dated 1 December 2001 between, inter alia, Shuweihat CMS International Power Company, inter alia, Abu Dhabi Investment Company, Barclays Capital, Citibank N.A., Kreditanstalt fur Wiederautbau, National Bank of Abu Dhabi, The Bank of Tokyo-Mitsubishi, Ltd. and The Royal Bank of Scotland pic as lead arrangers, and Barclays Bank PLC as facility agent (together with all related Finance Documents, as such term is defined in the Facility Agreement).
13. Islamic Facilities Agreement dated 1 December 2001 between, inter alia, Shuweihat CMS International Power Company, Abu Dhabi Islamic Bank as lead arranger and Islamic facilities agent, Dubai Islamic Bank and Kuwait Finance House as joint arrangers, and Barclays Bank pic as facility agent (together with all related Islamic Finance Documents, as such term is defined in the Islamic Facilities Agreement),
14. Subordinated Loan Agreement effective 15 August 2004 between International Power (Shuweihat) Limited and Shuweihat CMS International Power Company pursuant to which International Power (Shuweihat) Limited advanced the total sum of 259,942,269.40 dirhams to Shuweihat CMS International Power Company (together with any promissory note or other instruments evidencing such loan).
15. Subordinated Loan Agreement effective 15 August 2004 between Shuweihat Power Company and Shuweihat CMS International Power Company pursuant to which Shuweihat Power Company advanced the total sum of 379,413,404.09 dirhams to Shuweihat CMS International Power Company (together with any promissory note or other instruments evidencing such loan).

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16. Amended and Restated Limited Partnership Agreement for Shuweihat Limited Partnership dated 28 November 2001 between CMS Generation Investment Company VII, Internationa] Power (Shuweihat) Limited, and Shuweihat General Partner Company.
17. Amended and Restated Limited Partnership Agreement for Shuweihat O&M Limited Partnership dated 28 November 2001 between CMS Generation Investment Company VII, International Power (Shuweihat) Limited, and Shuweihat O&M General Partner Company.
18. Shareholders Agreement for Shuweihat General Partner Company dated November 28, 2001 between CMS Generation Investment Company VII and International Power (Shuweihat) Limited.
19. Shareholders Agreement for Shuweihat O&M General Partner Company dated November 28, 2001 between CMS Generation Investment Company Vll and International Power (Shuweihat) Limited.
20. Side Letter Agreement dated 28 November 2001 between CMS Generation Investment Company Vll and International Power (Shuweihat) Limited.
21. Turnkey Agreement dated 26 November 2001 between Shuweihat and Siemens Aktiengesellschaft and Fisia Italimpianti S.p.A.
22. Turnkey Agreement dated 28 November 2001 between Shuweihat and Logica UK Limited.
23. Performance guarantee issued by Siemens Financial Services GmbH in favor of Shuweihat in support of the Siemens/Fisia Turnkey Agreement,
24. Performance guarantee issued by San Paulo Imi in favor of Shuweihat in support of the Siemens/Fisia Turnkey Agreement.
25. Policies for the insurance for Shuweihat listed in Section 3.15(a),
Taweelah:
1. Power and Water Purchase Agreement dated 3 October 1998 originally made between Abu Dhabi Water and Electricity Company and CMS Generation Taweeiah Limited, and to which Emirates CMS Power Company became a party in place of CMS Generation Taweelah Limited pursuant to a Novation Agreement dated as of 20 December 1998, as the same is interpreted and construed in accordance with the PWPA Direct Agreement dated 15 March 2004 by and between Emirates CMS Power Company, the Abu Dhabi Water and Electricity Company, and HSBC Middle East Bank Limited, Abu Dhabi Branch, as amended by a First Amendment dated 19 March 2006 and a Second Amendment dated 31 October 2006.
2. Connection, Use of System and Interface Agreement dated March 3, 2001, between the Emirates CMS Power Company and Ahu Dhabi Transmission and Despatch Company.
3. Amended and Restated Management, Operation and Maintenance Agreement dated as of 25 April 1999 between Emirates CMS Power Company and Taweelah A2 Operating Company.
4. Guarantee dated 27 April 1999 issued by Generation in favor of Emirates CMS Power Company and others with respect to the obligations of Taweelah A2 Operating Company under the Amended and Restated Management, Operation and Maintenance Agreement.
5. Shareholders’ Agreement dated 3 October 1998 between Emirates Power Company and CMS Generation Taweelah Limited.
6. Amended and Restated Land Lease Agreement dated as of 22 March 1999 between the Taweelah Shared Facilities Company LLC and the Abu Dhabi Water and Electricity Authority.
7. Amended and Restated Land Lease Agreement dated as of 22 March 1999 between the Emirates CMS Power Company and the Abu Dhabi Water and Electricity Authority, as the same is interpreted and construed in accordance with the A2 Lease Direct Agreement dated 15 March 2004 between Emirates CMS Power Company, the Abu Dhabi Water and Electricity Authority, and HSBC Middle East Bank Limited, Abu Dhabi Branch.
8. Amended and Restated Shareholders Agreement for Taweelah Shared Facilities Company LLC dated 22 March 1999 between Emirates CMS Power Company, Bainounah Power Company and the Taweelah Power Company, as amended by a First Amendment dated 19 March 2006 and a Second Amendment dated 31 October 2006.

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9. Guarantee dated 27 April 1999 issued by the Government of Abu Dhabi in favor of Emirates CMS Power Company.
10. Scheduled Maintenance Agreement dated 26 September 1999 between Taweeiah A2 Operating Company and Siemens AG.
11. Scheduled Maintenance Agreement dated 2 March 2006 between Taweeiah A2 Operating Company and Siemens AG.
12. US$391,000,000 Facility Agreement dated 15 March 2004 between, inter alia, Emirates CMS Power Company, Australia and New Zealand Banking Group Limited and Societc Gencrale as joint coordinating arrangers and Barclays Bank PLC as facility agent (together with all related Finance Documents as such term is defined in the Facility Agreement).
13. Islamic Facilities Agreement dated 1 5 March 2004 between, inter alia. Emirates CMS Power Company, Abu Dhabi Islamic Bank as mandated lead arranger and Islamic facilities agent, and Barclays Bank pic as facility agent (together with all related islamic Financing Documents as such term is defined in the Islamic Facilities Agreement).
14. Loan Agreement dated 20 December 1998 between CMS Generation Taweeiah Limited and Emirates CMS Power Company pursuant to which CMS Generation Taweeiah Limited advanced the total sum of 108,800,000 dirhams to Emirates CMS Power Company (together with any promissory note or other instruments evidencing such loan).
15. Loan Agreement dated 20 December 1998 between Emirates Power Company and Emirates CMS Power Company pursuant to which Emirates Power Company advanced the total sum of 163,200,000 dirhams to Emirates CMS Power Company (together with any promissory note or other instruments evidencing such loan).
16. Turnkey Agreement dated 20 December 1998 between Emirates CMS Power Company and Siemens AG and Korea Heavy Industries & Construction Co. Ltd.
17. Performance guarantee issued by American Express Bank in favour of Taweeiah in support of the Turnkey Agreement.

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18. Performance guarantee dated 17 December 1998 issued by Siemens Finanzierungsgesellschaft fur Informationstechnik mbH in favor of Taweelah in support of the Turnkey Agreement.
19. Foreign Exchange Hedge Agreement Confirmation dated April 11, 2006 between Taweelah and Barclays Bank pic, together with related [SDA Master Agreement dated April 29, 1999.
20. Policies for the insurance for Taweelah listed in Section 3.15(a). Takoradi:
1. Restated Power Purchase Agreement dated 25 August, 1999 between Takoradi and Volta River Authority, as amended by Letter Agreement dated 31 May 2006 and Letter Agreement dated 26 September 2006.
2. Government Consent and Support Agreement dated 5 February 1999 between Takoradi and Government of Ghana, as amended by Amending Deed to the Government Consent and Support Agreement dated 11 January 2000.
3. Interim Services Agreement dated 24 November 1999 between Takoradi and Volta River Authority, as amended by Letter Agreement dated 4 October 2005 and supplemented by the Memorandum dated 2 May 2005.
4. Operations and Maintenance Agreement dated as of 1 1 February, 2000 between Takoradi and CMS International Operating Company.
5. O&M Side Letter Agreement dated 11 February 2000 between Takoradi, CMS International Operating Company, and Generation.
6. Long Term Service Agreement dated August 31, 2001 between Takoradi, GE Energy Parts, Inc., and GE International, Inc. as amended by First Amendment executed December 2004.
7. Letter of Agreement dated 12 May 2006 between Takoradi and GE Energy Parts, Inc. regarding gas conversion work.
8. Restated Shareholders Agreement dated 25 August 1999 between Takoradi, CMS Takoradi Investment Company II, Takoradi Power Company (Ghana) Limited, Volta River Authority, and Generation.
9. Joint Venture Agreement dated 27 September 1996 between Generation and Volta River Authority.
10.Collective Bargaining Agreement dated January 1, 2007.
11. Policies for the insurance for Takoradi listed in Section 3.15(a).
Jorf:
1. Agreement of Limited Partnership of Jorf Lasfar Energy Company dated April 30, 1997 updated as of September 12, 2001 by and between Jorf Lasfar Handelsbolag, Jorf Lasfar Power Energy Aktiebolag, Jorf Lasfar EnergiAktiebolag, Tre Kronor Investment AB, AB Cythere 61, AB Cythere 63 as amended by Amendment No. 3 dated December 24, 2004.
2. Side Bar Agreement dated December 11, 2000 among Tre Kronor Investment AB, AB Cythere 61, AB Cythere 63, Jorf Lasfar Handelsbolag, Jorf Lasfar Power Energy Aktiebolag and Jorf Lasfar EnergiAktiebolag.
3. General Manager Agreement dated March 20, 1998 by and between Jorf and ABB Energy Ventures Inc.
4. Transfer of Possession Agreement dated September 11, 1997 between ONE and Jorf, as amended by Amendment No. 1 to the Transfer of Possession Agreement dated November 3, 2004.
5. Power Purchase Agreement dated September 11,1997 between ONE and Jorf, as amended by Amendment Agreement No. 1 to Power Purchase Agreement dated January 15, 2001 and Amendment No. 2 to Power Purchase Agreement dated November 3, 2004.
6. ONE Letter of Credit dated August 3, 2006 in favor of Jorf.
7. Letter of Support and Guaranty of Termination Amount dated September 12, 1997 by The Kingdom of Morocco to Jorf, as confirmed by the Government of Morocco Confirmation of Letter of Support and Guaranty dated November 4, 2004.

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8. Agreement Establishing the Terms of Operation of the Coal Terminal at the Port of Jorf Lasfar dated September 11,1997 by and between The Office d’ExpIoitation des Ports and Jorf
9. Construction and Procurement Agreement Relating to Unit 3 and Unit 4 of the Coal Fired Power Station at Jorf Lasfar dated September 11, 1997 between ONE and Jorf.
10. Coal Handling and Storage Agreement dated September 11,1997 between ONE and Jorf.
11. Tax Convention between Jorf and the Government of Morocco dated July 11, 1997 between the Government and Jorf.
12. Equipment Supply Agreement dated September 4, 1997 between Jorf, ABB Power Generation Ltd., ABB Sae Sadclmi S.p.A. and Combustion Engineering, Inc. for the Jorf Lasfar Power Project (Units 3 and 4) in Jorf Lasfar, Morocco and as amended by Amendment No. I to Equipment Supply Agreement dated October 9, 1997.
13. Installation and Construction Agreement dated September 4, 1997 between Jorf and S.I.M, Societa Italiana Montaggi S.p.A. for the Installation and Construction of Jorf Lasfar Power Project (Units 3 and 4) in Jorf Lasfar, Morocco as amended by Amendment No. I to Installation and Construction Agreement dated October 9, 1997.
14. Coordination Agreement dated September 4, 1997 among Jorf, S.I.M. Societa Italiana Montaggi S.p.A., ABB Power Generation Ltd., ABB Sae Sadelmi S.p.A. and Combustion Engineering, Inc.
15. EPC Parent Guarantee dated September 12, 1997 by Asca Brown Boveri Ltd. to Jorf.
16. Operation and Maintenance Agreement dated September 4, 1997 by and between Jorf and CMS Morocco Operating Co. SCA, as supplemented by the Agreement Regarding the Operator’s Available Capacity Incentive Payments and Liquidated Damages dated October 24, 2000 between Jorf, ABB GP and CMS GP.
17. Guaranty dated September 4, 1997 by Seller in favor of Jorf.

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18. CSA 849 Coal Supply Agreement dated October 16, 2006 by and between Glencore International AG and Jorf.
19. CSA 851 Coal Supply Agreement dated November 3, 2006 by and between Energy Coal S.p.A. and Jorf.
20. CSA 853 Coal Supply Agreement dated December 9, 2006 by and between Energy Coal S.p.A. and Jorf.
21. CSA 855 Coal Supply Agreement dated December 21, 2006 by and between Coeclerici Coal and Fuels S.p.A. and Jorf.
22. CSA 857 Coal Supply Agreement dated January 1 2, 2007 by and between BHP Billiton Marketing AG and Jorf,
23. CSA 859 Coal Supply Agreement dated January 26, 2007 by and between Coal Marketing Company and Jorf.
24. CSA 734 LT Coal Supply Agreement dated September 15, 2005 by and between Bulk Trading and Jorf.
25. CSA 736 LT Coal Supply Agreement dated May 4, 2006 by and between Glencore International AG and Jorf.
26. CSA 738 LT Coal Supply Agreement dated September 20, 2006 by and between Glencore International AG and Jorf.
27. Jorf Pension Plan transfer agreements to (1) Caisse de Depot et de Gestion (“CDG”) and (2) CDG’s affiliates Regime CollectifdAllocation Retraite and Caisse Nationale de Retraites et dAssurances.
28. Caisse Interprofcssionclle Marocainc de Retraites retirement fund program statutes and Jorf affiliation form to this program.
29. Common Agreement dated September 4, 1997 among Jorf, ABN AMRO Bank N.V., Chicago Branch, ABN AMRO Bank N.V., Amsterdam Branch, Credit Suisse First Boston, New York Branch, Banque Nationale De Paris, Bankers Trust Company, ABN AMRO Bank (Maroc) SA, Export-Import Bank of the United States and Overseas Private Investment Corporation (together with all related Financing Documents, as such term is defined in the Common Agreement), as amended by Amendment No. 1 to Common Agreement dated October 23, 2001 and Amendment No.2 to Common Agreement dated March 14, 2006.
30. Eximbank Credit Agreement dated September 4, 1997 by and between Jorf, ABN AMRO Bank, N. V., Chicago Branch, as Agent and The Financial Institutions now and hereafter party thereto as Lenders (together with all related Company Documents, as such term is defined in the Eximbank Credit Agreement).
31. Funding and OPIC Guaranty Agreement dated September 4, 1997 among Overseas Private Investment Corporation, First Trust of New York, National Association, Bank of America, National Trust and Savings Association and Jorf (together with all related Company Documents and OPIC Funding Documents as such terms are defined in the Funding and OPIC Guaranty Agreement).
32. Finance Agreement dated September 4, 1997 between Jorf and Overseas Private Investment Corporation.
33. Sponsor Project Support Agreement dated September 4, 1997 between Generation and Overseas Private Investment Corporation.
34. SACE Facility Agreement dated September 4, 1997 among Jorf, ABN AMRO Bank N.V., Amsterdam Branch, as SACE-Guarantccd Agent, and The Financial Institutions now and hereafter party thereto as SACE-Guaranteed Lenders (together with SACE Facility Loans and SACE Facility Notes as defined in the SACE Facility Agreement).
35. World Bank Facility Agreement dated September 4, 1997 among Jorf, ABN AMRO Bank N.V., Chicago Branch, as World Bank Facility Agent, and the Financial Institutions now or hereafter party to as World Bank-Guaranteed Lenders (together with World Bank Facility Loans and World Bank Facility Notes as defined in the World Bank Facility Agreement).
36. ERG Facility Agreement dated September 4, 1997 among Jorf, Credit Suisse First Boston, New York Branch, as ERG-Guaranteed Agent and The Financial Institutions now or hereafter party thereto as ERG-Guaranteed Lenders (together with ERG Facility Loans and ERG Facility Notes as defined in the ERG Facility Agreement).

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37. Company Loan Agreement dated September 4, 1997 among Jorf, ABN Amro Bank N.V., Chicago Branch, as Company Loan Agent and The Financial Institutions now or hereafter party thereto as Company Lenders (together with Company Loan Intercreditor Agreement, Company Loan Interest Rate Hedge Agreements, Company Loan Pemiits, Company Loan Security Documents, Obligations, Security Agreement and Sharing Letter as defined in the Company Loan Agreement), as amended by Amendment No. 1 dated December 11, 2000 and Amendment No.2 dated January 1, 2003.
CGIC Loan
1. Credit Agreement dated December 15, 2005 among CMS Generation Investment Company IV, as Borrower, the Lenders party thereto as Lenders and Barclays Bank PLC, as Administrative Agent (together with Account Control Agreement, Fee Letters, Hedging Agreement, Loan Documents, Obligations, Loans, Security Documents and Subordination Agreement as defined in the Credit Agreement) as amended by Amendment No. 1 dated August 31, 2006.
2. Guaranty dated December 15, 2005 from Energy as Guarantor to Barclays Bank PLC, as Administrative Agent.
Prairie State:
1. CMS Buy-In Guaranty dated October 10, 2006.
2. CMS Development Period Guarantee and Indemnity dated October 10, 2006.
3. Peabody Buy-In Guaranty dated October 10, 2006.
Other:
1, Amended and Restated GPDC Consulting Agreement dated February 8, 1999 between General Power Development Company and CMS Energy U.K. Limited, as amended by Amending Deed in October, 2000, a Second Amending Deed in November, 2000, and a Third Amending Deed dated May 4, 2001.
2, Service Agreement dated March, 1998 originally between Arabian Construction Company and CMS Energy Asia Pte Ltd, as to which CMS Generation Investment Company VII became a party in place of CMS Energy Asia Pte Ltd pursuant to an Assignment and Assumption Agreement dated as of 1 November 2006.
3, Services Agreement dated October 25, 1997 originally between ADCECO Group and CMS Energy Asia Pte Ltd, as to which CMS Energy UK Limited became a

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party in place of CMS Energy Asia Pte Ltd pursuant to an Assignment of Services Agreement dated 20 December, 1999.
4. Master Consulting Services Agreement dated I August 2003 between Generation and Hawks, Giffels & Pullin (HGP) Inc., as amended by a First Amendment dated 29 March 2005 (together with all Task Releases issued in connection therewith).
5. Generation is a guarantor under the 5300,000,000 Sixth Amended and Restated CMS Energy Secured Credit Facility.
6. Reimbursement Agreement dated as of December 8, 2003 among, inter alia, Bank of America, N.A. and Generation.
7. Guaranty issued by Generation in favor of the State of Connecticut Department of Environmental Protection, dated May 14, 1996, in the amount of $675,000 relating to the closure or post-closure care of a facility owned by Exeter Energy Limited Partnership in Sterling, Connecticut
8. Share Sale Agreement dated 3 July. 2003 among Generation, CMS Generation Investment Company I, CMS Generation Loy Yang Holdings 1 Ltd, CMS Generation Loy Yang Holdings 2 Ltd, NRGenerating B.V. No. 4, Horizon Energy Investment Limited, GEAC Operations Pty Ltd, and Great Energy Alliance Corporation Pty Ltd, as amended by a Deed of Amendment dated 2 September 2003, a Second Deed of Amendment dated 19 December 2003, a Third Deed of Amendment dated 8 January 2004, a Fourth Deed of Amendment dated February 12, 2004, and a Fifth Deed of Amendment dated March 2004.7
9. Sale and Purchase Agreement dated 18 April 2002 among Mirant Toledo Holdings Corporation, A. Soriano Corporation, CMS Generation Investment Company 1, and Generation.
10. Generation has entered into an Agreement of Indemnity, dated as of December 9, 1994, in favor of Safeco Insurance Company of America and other named entities (“Safeco”) pursuant to which Generation has agreed to indemnify Safeco from all loss and expense in connection with any bonds issued by Safeco at Generation’s request. On December 9, 1994 Safeco issued a surety bond at Generation’s request in the amount of $100,000 in favor of the City of Flint, Michigan in connection with the performance of Mid-Michigan Recycling, L,C. (“MMR”)
7Seller will indemnify Buyer for liabilities arising in connection with this agreement.
under that certain Lease Agreement dated February 16, 1994 between MMR and the City of Flint.
11. Securities Purchase Agreement dated December 3 1, 2003 between CMS Energy Investment LLC, Generation, and UASGP LLC.
12. Contribution Agreement dated December 31, 2003 between Generation and CMS Energy Investment LLC,
13. Amended and Restated Limited Partnership Agreement dated as of January 1, 1992, between CMS Generation Grayling Company (“CMS Grayling GP”), CMS Generation Grayling Holdings Company (“CMS Grayling LP”) and Grayling Development Partners, which includes a guaranty by Generation of certain obligations of CMS Grayling GP and CMS Grayling LP.
14. Agreement dated as of July 7, 1995 by and among Generation, The AES Corporation and AES Argentina, Inc. relating to Generation’s retained 0.1% ownership interest in then-named CMS Generation San Nicolas Company, first exercisable on or about July 7, 2010.
B. Intercompany Loans;
Sec Attachment A,
Section 3.6(c) Contracts
1. Copies of certain Material Contracts with respect to Jubail have not been made available to Buyer for confidentiality reasons. These Material Contracts will be made available to the Buyer once the consent of the relevant third parties has been obtained.
2. Copies of the following Material Contracts have not been made available to Buyer for confidentiality reasons:
a) Share Sale Agreement dated July 3, 2003, as described in item 8 under “Other” of Part A in Section 3.6(d).
b) Sale and Purchase Agreement dated April 18, 2002, as described in item 9 under “Other” of Part A in Section 3.6(d).
3. Copies of the following Material Contracts with respect to Shuweihat have not been made available to the Buyer because the Seller docs not have copies of such documents within its possession or control:
a) Items 20 and 25 under “Shuweihat” of Part A in Section 3.6(d) hereto.

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Section 3.7 Compliance with Law
1. Takoradi may be in violation of Ghanaian law for failure to collect VAT on electricity sales pursuant to the power purchase agreement. This issue has been raised and is under discussion with the Ghanaian tax authorities. Sec item 1 under Takoradi in Section 3.14(c).
2. Sec matters identified in Section 3.8 and Section 3.9.
Section 3.8 Permits
1. The Takoradi plant is currently being operated without water injection for NOx control as a result of the VRA’s failure to provide adequate water for that purpose. The local office of the government’s environmental agency is aware of this and has neither expressly permitted the operation nor issued a formal notice of noncompliance.
2. The Takoradi plant is not currently meeting its noise requirements as a result of high ambient noise levels from the ocean. The local office of the government’s environmental agency is aware of this and has neither expressly permitted the operation nor issued a formal notice of noncompliance.
3. The Takoradi plant is currently being operated without a permanent generating license. A temporary license was issued and is effective to 31 March 2007 pending issuance of the permanent license, the application for which has been submitted.
4. TNPCB, Chennai

2006 — 2007
		Date for	Applied for	Approved
DESCRIPTION	REFERENCE	renewal	renewal on	on	Valid till	Remarks
Plant — Consent to Operate under Sec. 21 of the Air Act, 1981	16215 dt. 24/12/2004	31-Mar-2006	31 -Jan-06	5-Apr-06	30-Sep-06	In the earlier consent issued, TNPCB had stipulated certain directions. Neyveli filed an appeal before Appellate authority under Air/Water Act. TNPCB has been restrained from proceeding further. Neyveli has applied for extension of consent to operate up to 31st Mar 07 within the required time. In the past, TNPCB has not been prompt in providing consents to operate.

30

2006 — 2007
		Date for	Applied for	Approved
DESCRIPTION	REFERENCE	renewal	renewal on	on	Valid till	Remarks
Plant — Consent to operate under sec.25 of the Water Act, 1974	20166 dt. 24/12/2004	31-Mar- 2006	31-Jan-2006	5-Apr-06	30-Sep-06	Same as above

TNPCB consent for collection, storage and disposal ol” Hazardous waste under Rule 3(c) and 5(5) of hazardous wastes rules 1989	1900/04 dated 7.4.2004	Amendment for Revised qty.applied on 16.3.2006				This is generally a one time approval. Neyveli has applied tor increase in removal of used/waste oil which is pending. j
Section 3.9 Litigation
1. Jubail Co-Generation Plant — Warranty Claim: During a planned plant outage in April, 2006, the gas turbine blades and vanes were found to have thick layers of contamination. The project duiy submitted warranty notices under the EPC Contract with Siemens to complete the repairs and/or replacements necessary to remedy the contamination. Siemens rejected the notices, claiming that the contamination was the result of improper maintenance and operation. The necessary repairs and replacements were completed during an unscheduled outage under a change order that fully reserved the parties’ rights. The costs associated with the repairs and work, including the revenue loss associated with the outage, totaled approximately S19,000,000. The project has reached a settlement in principle with Siemens that would confer a benefit of $4,756,665 to the project. Siemens may, however, be attempting to renegotiate certain terms of the settlement. The project has also submitted an insurance claim relating to the contamination, which remains pending.
2. Jubail -Warranty Claim on Unit #12 FG Compressor: For a more detailed description of this matter, see the item 2 of Section 3.15(d).
3. Neyveli — Pollution Disputes:
a) Petition filed in Madras High Court by ST-CMS Environmental Affected Welfare Associations.
b) Petition filed in Madras High Court by Vadalur Sarvodaya Nagar and Boomidhan Residents Welfare Association.
c) Petition filed by Mr. Dhanasekharan and others of Vadalur Sarvodaya Nagar against Neyveli/CLTS.
4. Neyveli — Central Excise and Service Tax:
a) LSHS procurement without Excise duty — Appeals have been filed with CESTAT.
b) Service tax liability for O & M Services. For a more detailed description of this dispute, see the item noted under Neyveli in Part A of Section 3.14(c).

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Section 3.10(a) Employee Matters
1. Employee Handbook for Takoradi, including all benefit arrangements described therein, as modified by the Collective Bargaining Agreement dated January }, 2007.
2. Letter dated April 29, 2005 between Generation and Malcolm Wrigley regarding a grossed-up payment of US taxes for Mr, Wrigley for the year 2006 and for the first seven months of 2007.
3. Employment letter dated April 30, 2004 from CMS Morocco Operating Company SCA to Abdelmajid lraqui Houssaini.
4. Takoradi International Company/CMS International Operating Co. Staff Provident Fund Rules and Articles of Association.
Section 3.10(b) Employee Matters
None.
Section 3.10(h) Employee Matters
None.
Section 3.10IT) Employee Matters
None.
Section 3.10(1) Employee Matters
None.

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Section 3.11 Labor Relations
1. Takoradi: The employees at Takoradi have recently voted to join the Industrial and Commercial Union, The union will represent roughly 40 of the 64 employees currently working at the plant. A collective bargaining agreement dated January 1, 2007 was entered into between Takoradi and the union.
2. Neyveli’. Within the last 12 months there have been efforts to unionize employees. The Industrial Workers consist of 20 unskilled employees. In the past, they have expressed possible interest in joining a labor union. In the event of a successful unionization of these employees, there would be no effect on the operations of the plant as these particular employees are not involved in plant operations.
3. Jorf: The majority of Jorfs employees are unionized. A Moroccan Statute for Personnel is in effect providing worker rights, compensation, benefits, and other matters relating to Jorfs unionized employees. In addition, there are agreements that supplement core benefits accorded to such employees under this applicable Moroccan Statute. Non-union employees are covered under the Moroccan Labor Code. This Labor Code, which also applies to the unionized employees, provides workers rights under this Moroccan Law,
Section 3.12(a) Intellectual Property
None.
Section 3.12(f) Intellectual Property
None.

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Section 3.13 Environmental Matters
Neyveli:
1. The Neyveli plant received two separate notices from environmental authorities regarding fugitive dust, and has responded to those notices.
Takoradi:
1. The Takoradi facility shares space on the site of the VRA’s Takoradi Tl plant. VRA has responsibility for treatment of oily water and discharge of clean water to a surface drain which outfalls to an adjacent wetland. There have been several events of oily water discharges reaching the wetlands.
2. VRA has disposed of contaminated materials from the Tl plant in a waste pit located between the plant site and the ocean shore, reportedly with the verbal approval of the Ghana EPA. A limited amount of similar material from Takoradi has apparently also been deposited in this location.
Taweeiah A2:
1. In late 2004, the Taweeiah A2 facility experienced an accidental release of approximately 1250 gallons of oil onto the ground. Spilled oil did not reach groundwater or surface water. Contaminated soil was removed and bioremcdiated.
Other:
I. Sec matters identified in Section 3,8 and Section 3.9.
Section 3.14(a) Tax Matters
Jorf:
1. The 2005 Dutch Tax Return for CMS Generation Netherlands, B.V. has been extended until April 1, 2007.
2. No Luxembourg Tax Returns have been filed for CMS Generation Luxembourg S.A.R.L. for the years from 2001 through 2005.
3. The 2003 UK. Tax Return for CMS Generation UK Operating Company was filed late and a penalty in excess of $10,000 could be incurred depending upon the amount of tax ultimately determined to be due.
Takoradi:
1. A corporate tax audit for the years 2000-2004 was settled earlier this year with Takoradi making the payments proposed in the Ghanaian government’s October 24, 2005 tax audit report, a copy of which has been delivered as part of the due diligence.
Section 3.14(b) Tax Matters
Takoradi:
1. Takoradi has provided certain local employees with accommodations but failed to tax those benefits (as rent element) in the hands of the employees. Exposure is estimated at roughly $50,000.
2. Takoradi makes payments to CMS Resources relating to employment costs for seconded staff. CMS Resources invoices Takoradi at cost plus a 10% administration fee. For a period of time, Takoradi was not withholding on the 10% mark-up, but probably should have been withholding at a 20% rate.
3. Takoradi failed to withhold on GE invoices from January 1, 2005 through June 30, 2005 relating to the offshore work under the Long Term Services Agreement. (Under withholding for earlier periods was resolved as part of the audit referenced in Item 1 in Section 3.14(a) above.) The tax liability for 2005 is estimated at roughly $100,000.

34

Section 3.14(c) Tax Matters
A. Material Disputcs:
Entity. Jurisdiction Tax Type
Generation Maine (unitary filing) Income
Years 1998
Generation
Michigan
(consolidated filing)
SBT
1998
Issue
Sales factor treatment of sale of power purchase agreement. Resolution will not affect separate company liability. Use of business loss carryforwards in consolidation. Resolution will not affect the separate company liability.
Takoradi:
1. Takoradi wrote to the Ghanaian VAT Service on 29 November 2005 requesting a determination of the VAT status of Takoradi’s PPA invoices to the VRA. Several meetings have been held since that time variously amongst the VRA, Takoradi, the VAT Service, PricewaterhouseCoopers (PWC — tax advisors to Takoradi) and the Ministry of Finance to progress this issue. A resolution is still pending; however, based on these meetings CMS is of the view that there arc three potential alternative rulings from the VAT Service. These are that Takoradi’s supplies to the VRA should be either: (i) zero rated (thus no VAT payable); or (ii) normally rated at 15% VAT but that the VRA may provide “VAT Relief Purchase Orders” to Takoradi in lieu of payment which Takoradi then submits to the VAT Service along with the VAT return; or (iii) normally rated at 15% with a special arrangement (either directed from the VAT Service or to be agreed directly with the Ministry of Finance) to resolve the status of past invoices. There is the theoretical, though highly unlikely, possibility that Takoradi could be required to turn over to the government 15% VAT on all invoicings to date, but not be able to recover all such amounts from the VRA. This is held to be highly unlikely as it is believed that Takoradi was not in breach of the law in not invoicing for VAT pending a determination on the VAT status of Takoradi’s invoices based on meetings and correspondence with the VAT Service in early 2001. There is a strong possibility that the final determination from the VAT Service will allow Takoradi to recover input VAT going forward (worth roughly USD300k per year)

35

as well as the possibility that Takoradi could recover past input VAT going back three years.
2. Takoradi entered into a binding letter of intent with a non-Ghanaian affiliate of General Electric for the supply of parts and services in connection with the gas conversion project. While it is anticipated that this letter of intent will be replaced by a more detailed contract, parts were provided and paid for during 2006 under the letter of intent. Based on advice from its and General Electric’s tax advisors, Takoradi requested a ruling from the Ghanaian tax authority that such nonresident activities would not be subject to 20% nonresident withholding. The tax authority disagreed, however, and asserted that 20% withholding is required, although based upon past practices by the taxing authority it is anticipated that 20% of the invoices will be exempted from withholding as attributable to the actual cost of parts. If withholding is required, payment to the General Electric affiliate must be grossed-up. Assuming in accordance with past practices that the tax authority exempts 20% of the invoices as attributable to the actual cost of parts, the withholding obligation will be approximately $550,000. Takoradi is continuing discussions with the tax authority regarding its ruling, (n addition, Takoradi has notified the VRA that it would expect the VRA to be responsible for any increased costs as a result of the withholding as VRA has already agreed to reimburse Takoradi for the other costs of the gas conversion.
Neyveli:
1. Service Tax of approximately Rs 60 million ($1,300,000) exclusive of penalties and interest has been assessed against the CMS (India) O&M Company by the Indian government. Seller has been advised that there is a strong case against the applicability of such tax. However, under the terms of the Operations and Maintenance Agreement between Neyveli and the O&M Company, the liability would be passed through to Neyveli if such tax is determined to be due.
2. Regarding CMS (India) Operations and Maintenance Company, the Indian tax authorities have raised an income tax issue on audit for the assessment years ended March 31, 2003. 2004, and 2005. The amounts involved are approximately $116,000, $101,000, and $260,000, respectively. The issue involves the lack of payment of withholding tax on reimbursement of expatriate costs from CMS (India) Operations and Maintenance Company to CMS Resource Development Company and a resultant increase in income tax. The tax for the March 31, 2004 assessment year has been paid and the issue appealed to the Commissioner of Income-tax (Appeals) who has ruled in favor of CMS. Indications are, however, that the Indian tax authorities will continue to appeal the issue. At some point, the issue could be raised with respect to the March 31, 2006 and 2007 assessment years as well.
Jorf:

36

1. The United Kingdom government is asserting that interest income should be imputed with respect to certain dividends declared by Jorf Lasfar Aktiebolag (Sweden) for the time period between when such dividends were declared and paid to the United Kingdom. Maximum exposure is estimated at $500,000. Seller has been advised that most of such imputation is improper under European Union inter-country tax rules; however, CMS has offered to settle the issue for much lesser amount [e.g., $80,000] in order to avoid litigation costs.
Other:
1. See matters identified as item I in Section 3.7 and item 3 in Section 3.9.
B. In come Tax Return Filings (periods ending on or after January 1, 2002):

Entity	Jurisdiction	Years	Audii Status
CMS Energy Consolidated	federal	2002-2005	Not audited
Group
Generation	California	2002-2005	Not audited
Generation	Connecticut	2002-2005	Not audited
Generation	Flint, Michigan	2002-2003	Not audited
Generation	Jackson, Michigan	2002-2005	Not audited
Generation	Michigan	2002-2004	Under audit 2002-2003
CMS Enterprises International LLC	Michigan	2004	Not audited
CMS Generation Neyveli Ltd.	Mauritius	2002-2004	Not yet audited
ST-CMS Electric Company Private Limited	India	2002-2006	Audits complete for 2002, 2003, and 2004. 2005 and 2006 not yet audited.
Takoradi International Company	Ghana	2002-2005	Audits completed for 2002-2004; 2005 not audited.
Jubaii Lnergy Company	Saudi Arabia	2005	Not yet audited
CMS (India) Operations & Maintenance Company Pvl Ltd	India	2002-2005	Audited for year ended 3/03; oiher years not yet audited.
Jorf Lasfar Operations Handelsboiag	Sweden	200[2]-2005	No years audited
Jorf Lasfar Aktiebolag	Sweden	2002-2005	No years audited
Jorf Lasfar Power Energy Aktiebolag	Sweden	2002-2005	No years audited
Jorf Lasfar Energi Aktiebolag	Sweden	2002-2005	No years audited
Jorf Lasfar 1 Handelsboiag	Sweden	2002-2005	No years audited
Jorf Lasfar Power Energy	Sweden	2002-2005	No years audited
Handelsboiag
Jorf Lasfar Handelsboiag	Sweden	2002-2005	No years audited
CMS Generation UK Operating Pvt. Ltd.	United Kingdom	2002-2004	Currently under audit for 2003 and 2004; 2002 not audited.
CMS Morocco Operating Company SCA	Morocco	2002-2005	No years audited
CMS International Operating Ghana Branch	Ghana	2002-2005	No years audited
CMS Generation	Netherlands	2002-2005	No years audited
Netherlands B.V. Jorf	Morocco	2002-2005	Notification of audit of income tax for fiscal years ended August 2003, August 2004, December 2004, and December 2005, VAT for calendar years 2003,2004, and 2005, and payroll income tax for calendar years 2003,2004, and 2005
CMS Generation UK Limited	United Kingdom	2002-2004	No years audited
See Attachment A hereto.
Section 3.14(d) Tax Matters

37

Section 3.14(e) Tax Matters
1. SeeTakoradi — Item 1 on Section 3.14(c).
Section 3.14(a) Tax Matters
Waivers of Statute of Limitations:
Entity Jurisdiction Years Expiration Date
CMS Energy Consolidated Federal 2002 12/31/07
Group
CMS Energy Michigan Michigan 1998-2003 In abeyance while
Consolidated Group deficiency is contested

38

Section 3.15(a) Insurance
A. Summary of Significant Insurance Policies for Energy:
* The following insurance policies are specifically designed to cover Energy and its subsidiaries and partnerships. These insurance policies are not assignable or transferable to a buyer.

PoIicy___	Coverage	Insurer	Term	Limit of Liability	Deductibles

Primary and Excess Directors & Officers Liability Insurance	Insures Energy’s and subsidiaries directors and officers and individuals serving on partnerships and joint ventures For wrongful acts in their respective capacities, (claims made policy form)	AEGIS XL Specialty EIM American Casualty The Hartford (Twin City Fire)	December 27, 2006 to December 27, 2007	5100,000,000	Individuals: Snil deductible Company reimbursement: $10,000,000

Excess General Liability	Third party legal liability and automobile liability, (claims first-made policy form)	AEGIS EIM EIBL	June 30, 2006 to June 30, 2007	1135,000,000	£500,000 each occurrence and excess of primary and umbrella insurance tor Energy subsidiaries and certain partnerships and joint ventures

Fidelity Insurance	Insurers Energy and subsidiaries for Employee Dishonesty, Loss or money inside and outside the premises, credit card forgery and computer & funds transfer fraud coverage	National Union Great American	April 1, 2006 to April 1, 2007	$20,000,000	$150,000 perloss $10,000 Credit Card Forgery Coverage

Fiduciary Insurance	Insures Energy and subsidiary employee benefit plan sponsors and fiduciaries oTthe plans against claims arising out of administration and duties for the plans	AEGIS XL Specialty ESM	June 30, 2006 to June 30, 2007	$60,000,000	$2,500,000 Sponsor Organization for each wrongful act.

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B. Summary of Insurance Policies Provided by Energy for Seller and Generation:
* The following insurance policies are issued to Energy but specifically designed to cover Seller and Generation and subsidiaries and partnerships both in the U.S. and internationally. The insurance policies are generally not transferable to a buyer.

Policy	Coverage	Insurer	Terra	Limit of Liability	Deductibles

US Workers Compensation and Employers Liability	Injury to workers in US locations	Pacific Indemnity Company	November 1, 2006 to November 1, 2007	Statutory Workers Compensation EL $1,000,000 each accident/dis ease/employee	None

US Primary Automobile Liability	Third party bodily injury and property damage liability and physical damage to owned and hired vehicles	Federal Insurance Company	November 1, 2006 to November 1, 2007	$1,000,000 each accident	$500 collision and comprehensive

US Primary General Liability Including Products Completed Operations, Advertising, Employee Benefits, and Garage Keepers Liability	Third party personal injury and properly damage liability for occurrences, (occurrence based policy form)	Federal Insurance Company	November 1, 2006 to November 1, 2007	$5,000,000 Gen Aggregate Limit (per location) 51,000,000 occurrence limit	$10,000 per occurrence Subject to $5,000 per claim property damage liability Benefits Liability $1,000 per claim

International General Liability Includes Products Completed Operations, Advertising, Damage to Rental Premises	Third party personal injury and properly damage liability for occurrences that occur outside the USA. (occurrence based policy form)	Great Northern Insurance Company	November 1, 2006 to November 1, 2007	11,000,000 per occurrence and general aggregate	NA

International Workers Compensation	Non US voluntary workers compensation and Employers Liability	Great Northern Insurance Company	November 1, 2006 to November 1, 2007	Statutory benefits in Country of Origin or State of Hire EL limit $1,000,000

International Automobile Liability	Excess insurance for accidents involving automobiles owned or leased to	Great Northern Insurance Company	November 1, 2006 to November 1, 2007	S1,000,000	Excess and Difference in Condition over compulsory local limits in each country or $50,000 whichever is greater

40

C. Summary of Insurance Policies For Generation Owned and/or Operated Project Companies:
* The following insurance policies are specifically designed to cover Generation as operator and project owners or partnership interests; including those of lenders, offtakers, etc. The insurance policies are generally transferable to a buyer, but are subject to loan terms and other contractual requirements.
I. Jorf Project

Policy	Coverage	Insurer	Term	Limit of Liability	Deductibles

Property Damage and Business Interruption Package Policy	Insures against damage to plant property and equipment and resulting business interruption from all risk perils and boiler and machinery breakdown	Royale Marocaine d’Assuranccs (local insurer) supported by quota shared reinsurance: Zurich, AXA, Allianz, Liberty, AIG, ACE, Nurnberger, SCR	July 1, 2006 to July 1, 2009 (3 yr. term policy annually renewable)	S: ,319,060,000 Property damage 5146,368 fixed daily indemnity for Business Interruption subject to S427.400.000 overall Bl limits. Sub limits lor certain of co verage extensions	51,000,000 PD and Machinery Breakdown 60 days for Bl

Terrorism Insurance	Insurers against acts of terrorism for damage to property and business interruption	Royale Marocaine d’Assurances (local insurer) supported by quota shared reinsurance: Zurich, AIG, Interliamiover, SCR	July 1, 2006 to July 1, 2007	550,000,000	SI,000.000 PD 60 days for Bl

General Liability, Employers Liability, Contingent and non owned auto liability, Wharfingers Liability	Third party personal injury and property damage liability for occurrences.	Zurich Maroc (local) supported by reinsurance of Zurich Ins Co	July 1, 2004 to July 1, 2007	General Liability: 530,000,000 per occurrence and annual aggregate Wharfingers Liability: 520,000,000 per occurrence and annual aggregate	5100,000 perclaim property damage, bodily injury and wharfingers liability

Automobile Liability and Physical Damage	Liability insurance for local Moroccan law	RMA Watanaya	January 1, 2006 to January 1, 2007 tacit annual renewal	Statutory Limits in Morocco plus damage to vehicles

Workers Compensation	Statutory Insurance coverage in Morocco	RMA Watanaya	January 1, 2006 to January 1, 2007 tacit annual renewal	Statutory limits in with Workers laws in Morocco

Marine Cargo Insurance	All risks for coal shipments	Wafa Insurance and Zurich Maroc	January 1, 2006 to January 1, 2007 tacit annual renewal	DH 50,000,000	NA
2. Takoradi Project

Policy	Coverage	Insurer	Term	Limit of Liability	Deductibles

Property Damage and Business Interruption Package Policy	Insures Takoradi against damage to plant property and equipment and resulting business interruption from all risk perils and boiler and machinery breakdown	State Insurance Co Ghana (local insurer) supported by quota shared reinsurance: Zurich, A1G, ACE, Partner Re, AEGIS, African Re	March 1, 2006 to March 1, 2007	$112,063,000 Property damage $51,673,650 Bl limits. Sub limits for certain of coverage extensions	$250,000 PDand S 500,000 Mach Breakdown 45 days for BI (60 days tor T’G if spare rotor not available)

Terrorism Insurance	Insurers against acts of terrorism for damage to property and business interruption	State Insurance Co Ghana (local insurer) supported by quota shared reinsurance: Lloyds of London	March 1, 2000 to March 1, 2007	S 50,000,000	$1,000,000 PD 60 days forBI

General Liability, Employers Liability, Contingent and Non Owned Auto Liability, Named Peril Pollution	Third party personal injury and property damage liability for occurrences.	State Insurance Co Ghana (local insurer) supported by reinsurance from AEGIS and QBE International	March 1, 2006 to March 1, 2007	General Liability: $15,000,000 per occurrence and annual aggregate	55,000 per claim property damage liability subject to $25,000 per occurrence for pollution events

Automobile Liability and Physical Damage	Liability insurance for local Ghana law	Purchased Locally at the Plant		Statutory Limits in Ghana plus damage to vehicles

Workers Compensation	Statutory Insurance coverage in Ghana	Purchased Locally at the Plant		Statutory limits in accordance with Workers laws in Ghana

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3. Jubail Project

Policy	Coverage	Insurer	Term	Limit of Liability	Deductibles

Property Damage and Business Interruption Package Policy Coverage provided under a consol idated insurance policy provided by Saudi Basic Industries Co.	Insures Jubail against damage to plant property and equipment and resulting business interruption from all risk perils and boiler and machinery breakdown	NCC1 (.local insurer) supported by quota shared and layered reinsurance: Zurich, AXA, AMianz, Lloyds, A1G.ACE, AXIS, SCOR, Arch, etal.	June 1, 2006 to June 1, 2007	$155,016,000 Property damage $44,657,000 Business interruption Sub limits for certain of coverage extensions	S1,000,000 PD and Machinery Breakdown 60 days for Bl

Terrorism Insurance	Insurers against acts of terrorism for damage to property and business interruption	NCC1 (local insurer) supported by quota shared reinsurance: Lloyds	June 1, 2006 to June 1, 2007	$200,000,000 combined single limit	$1,000,000 PD 60 days for Bl

General Liability, Products, Employers Liability, Contingent and Non Owned Auto Liability	Third party-personal injury and properly damage liability for occurrences.	NCCI (local) supported by reinsurance of Zurich Ins Co	July 24, 2006 to June 24, 2007	General Liability: $25,000,000 per occurrence and annual aggregate	$10,000 per occurrence

Automobile Liability and Physical Damage Comprehensive Coverage and Excess of Contingency Cover	Liability insurance for local Saudi Arabian law	AXA Insurance Co	May 1, 2006 to April 30, 2007 tacit annual renewal	Statutory Limits in Saudi Arabia plus damage to vehicles

Workers Compensation, Employers Liability and Excess GQSI Coverage	Statutory Insurance coverage in Saudi Arabia	AXA Insurance Co	May 1, 2006 to April 30, 2007 tacit annual renewal	Statutory limits in accordance with Workers laws in Saudi Arabia

42

4. Neyveli (Neyveli Plant)

Policy	Coverage	Insurer	Term	Limit of Liability	Deductibles

Properly [Damage and Business Interruption Package Policy	Insures Neyveli against damage to plant properly and equipment and resulting business interruption from all risk perils and boiler and machinery breakdown	ICIC1 Lombard and New India Assurance	December 16, 2006 to December 15, 2007	1NR 14,741,000,000 Properly damage INK 3,976,000,000 overall 131 limits. Sub limits for certain of coverage extensions	INR 23,000,000 PD and Mach Breakdown 30 days for Bl

Terrorism Insurance	Insurers against acts of terrorism for damage to property and business interruption	1CICI Lombard	December 16, 2006 to December 15, 2007	Declared Value INR 14,741,000,G00PD INR 3,976,000,000 overall Bl limits. Sum Insured Rs. 5,000,000,000 (PD&BI combined)	INR 90.000.000 PD and Bl combined

General Liability	Third party personal injury and property damage liability for occurrences, (occurrence based policy form)	ICICI Lombard	December 16, 2006 to December 15, 2007	General Liability; INR 460,000,000 in excess of INR 1,150,000,000	INR 460,000 per occurrence

Automobile Liability and Physical Damage	Liability insurance for local India law	No Information -obtained at plain site		No Information - obtained at plant site

Workers Compensation And Employers Liability	Statutory Insurance coverage in India	No Information -obtained at plant site		No Information - obtained at plant site

Directors & Officers Liability Insurance	Insures Neyveli’s directors and key officers for wrongful acts in their respective capacities	ICICI Lombard	April 1, 2006 to March 31, 2007	Rs. 20,000.000	Rs. 100,000 for each claim

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5. Taweelah Project

Policy	Coverage	Insurer	Term	Limit of Liability	Deductibles

Property Damage and Business Interruption Package Policy	Insures Taweelah against damage to plant property and equipment and resulting business interruption from all risk perils and machinery breakdown	Emirates Insurance Company (local) Supported by a quota share and layered reinsurance program: ASG, Zurich, Liberty, XL, Partner Re, Hannover Re, Lloyds, ACE, Aspen	August 20, 2006 to August 20, 2007	$823,653,13° Property Damage and B) combined limits. Off premises $1,500,000 Transit $6,000,000 Hzd Materials $1,000,000 And additional Sub limits for certain other coverage extensions	$1,000,000 PD Bl: 45 days except 60 days for loss in respect of gas or steam turbines generators, HRSG, or main station transformers

Terrorism insurance	Insurers against acts of terrorism for damage to property on a site wide policy covering GTTPC (AI), Taweelah A2 and TAPCO (B) projects.	Arab Orient Insurance Company (local) Supported by Layered Reinsurance Program:	October 31, 2006 to October 31, 2007	$350,000,000 aggregate limit (to be confirmed)	$500,000 PD (to be confirmed)

General Liability, products, excess Employers Liability, Contingent and Non Owned auto Liability	Third party personal injury and properly damage liability for occurrences.	Emirates Insurance Company (local) Supported by reinsurance of Zurich Global Ins Co	Augusy 20, 2006 to August 20, 2007	General Liability: $50,000,000 per occurrence and annual aggregate	$10,000 per occurrence property damage and bodily injury liability

Third party Liability	Insures Taweelah A2 Operating Co. for liability lor operations not part of the Taweelah Project	Emirates Insurance Co.	Dec 16, 2006 to Dec 16, 2007	$1,000,000	NA

Office Combined Multicover Package	Insures Taweelah for leased office location includes contents, money, and third party liability coverage	Emirates Insurance Co.	Dec 16, 2006 to Dec 16, 2007	Oil 150,000 contents and fixtures $1,000,000 Third Party Liability Limit	NA

Automobile Liability and Physical Damage	Liability insurance for local UAE motor vehicles	Emirates Insurance Co.	Dec 16, 2006 to Dec 16, 2007	Statutory Limits in UAE plus damage to vehicles	NA

Workers Compensation for Taweelah and Taweelah A2 Operating Co,	Statutory Insurance coverage in UAE	Emirates Insurance Co.	Dec 16, 2006 to Dec 16, 2007	$1,000,000 based on Statutory limits in accordance with worker laws in UAE	NA

Fidelity Guarantee Policy	Covers employer for employee (hell	Emirates Insurance Co.	Dec 16, 2006 lo Dec 16, 2007	$1,750,000 or as scheduled per employee	None

Householder Comprehensive	Covers company-owned home furnishings in apts occupied by employees in UAE	Emirates Insurance Co	Dec 16, 2006 to Dec 16, 2007	NA	NA

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6. Shuweihat Project

Policy	Coverage	Insurer	Terra	Limit of Liability	Deductibles

Property Damage and Business Interruption Package Policy	Insures Shuweihat against damage to plant properly and equipment and resulting business interruption from all risk perils and boiler and machinery breakdown	Fronted by: Al Ain Ahlia Insurance Co. Main re insurers: ACE and Zurich	Renewal: l’1 November 1, 2006 to November 1, 2007	5400,000,000 Shared Facilities Limit 595,000,000 (no Bl)	Property All Risks (excluding shared Facilities):
• $500,000 each and every Occurrence due to natural hazards
▪ $1,000,000 each & every Occurrence re machinery breakdown of Gas Turbines
> $500,000 each & every Occurrence re all other machinery breakdown
« $250,000 each & every Occurrence re all other losses
Business Interruption 24 Mo ndemnily period (excluding Shared Facilities):
• 30 days one or a series of Occurrences, except
• 45 days machinery breakdown of Desalination Plan!
· 60 Days machinery breakdown of: Gas
Turbine Generators, Sleam Turbine Generators, Heat Recovery Steam Generators and main transformer
Shared Facilities insurance covers only Property All Risks and has a deductible of $250,000
					each and every Occurrence

Terrorism Insurance	Insurers against acts of terrorism for damage to property and business interruption	Fronted by: Al Ain Ahlia Insurance Co,	Renewal: November 1, 2006 to November 1, 2007	5100,000,000	Terrorism; $250,000 property damage; 30 days Bl

General Liability	Third party personal injury and property damage liability for occurrences.	Fronted by: Al Ain Ahlia Insurance Co. Main re insurers: ACE and Zurich	Renewal: November 1, 2006 lo November 1, 2007	$50,000,000	Public, Products &. Pollution Liability Reinsurance: $10,000 each and every occurrence

Automobile Liability and Physical Dajriage	Liability insurance for local Abu Dhabi law				All vehicles are leased and fully comprehensive insurance is provided through the leasing company

Workers Compensation And Employers Liability	Statutory Insurance coverage in Abu Dhabi	Fronted by: Al Ain Ahlia Insurance Co.	April, 1, 2006 to April 1,2007	$1,000,000

Fidelity Guarantee Insurance	none
Section 3.15(b) Insurance
None.
Section 3.15(c) Insurance
None.

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Section 3.15(d) Insurance
1. A preliminary claim submission was sent by Jubail to insurers advising them of the costs to repair and subsequent business interruption loss from a turbine fouling accident in April, 2006. The insurers have partially investigated the incident and prepared preliminary loss reports. At this time no coverage determination has been provided by the insurer to Jubail. Total expenses for the draft claim are $13,247,210 net after deductible for property damage and $1,335,437 net after deductible for business interruption.
2. A notice of loss and potential insurance claim was mailed to insurers on January 17, 2007 for damage to the Unit U12 Fuel Gas Compressor impeller blades and cooling tubes. The estimated gross business interruption loss referred to in the notice is $700,000 for the seven month estimated time to replace the compressor impeller subject to a sixty day deductible. A warranty claim was denied by Siemens and the supplier for the repair of the compressor impeller and the cooling tubes. The estimated cost to repair the compressor impeller is $144,728 plus additional installation and shipping. That claim for physical damage loss will likely not exceed the $1,000,000 insurance policy deductible.
Section 3.18(a) Absence of Certain Changes
1. Neyveli. There is an ongoing dispute between Neyveli and TNEB regarding the capital costs to be reflected in the tariff paid by TNEB to Neyveli. Neyveli filed a petition with the Madras High Court in India in May, 2006 seeking injunctive relief to prevent TNEB from reducing its tariff payments until the dispute is resolved pursuant to the dispute resolution provisions in the power purchase agreement, which provides for arbitration in London under the Rules of Arbitration of the International Chamber of Commerce. Neyveli filed a Request for Arbitration under the (English) Arbitration Act, 1996 in relation to this matter before the ICC Court of Arbitration, ICC, Paris on November 6, 2006. TNEB has taken the position that under the Power Purchase Agreement and Indian law the actual capital costs are to be determined by the Tamil Nadu Electricity regulatory Commission and has submitted to ICC that ICC did not have the jurisdiction to take up arbitration proceedings. TNEB also filed an application in the Queens Court in London on 20 December 2006 seeking a stay on the ICC arbitration.
2. Neyveli: Neyveli has filed a petition with the Railway Rates Tribunal (RRT) against its decision to increase the chargeable weight from 48.5 tonnes to 58.5 tonnes and subsequently to 60 tonnes. Final arguments are taking place and it is expected that it would take another six months for the completion of the case and for RRT to pass orders. Should Neyveli prevail, it will lead to reduction of freight charges and consequent benefit to TNEB.
3. Neyveli: Neyveli Lignite Company has claimed electricity consumption tax for the years 2003-04 (Rs.8.4 mn of which Rs.7.1 mn was paid by Neyveli under protest) and for 2004-05 (Rs.3,8 mn). These claims have been disputed by Neyveli, and arbitration is in progress. Neyveli has informed TNEB that it is disputing this levy, but that if the outcome of the dispute resolution process is adverse, then the levy will be passed through to TNEB.
4. Jorf: A Complaint was filed in the United States District Court for the Western District of Pennsylvania to enforce the arbitration award against AMCI Export Coiporation. Two of the defendant’s bank accounts in Pittsburg, Pennsylvania and two of the defendant’s bank accounts in New York, New York have been attached, although no funds were present in the first two, with information on the second two due shortly. A related Complaint was filed in the United Slates District Court for the Western District of Pennsylvania on Friday, October 13, 2006, on behalf of Jorf against Xcoal Energy & Resources, Xcoal Energy & Resources LLC, American Metals & Coal International, Inc., K-M Investment Corporation, Ernie Thrasher, Hans J. Mendc, and Fritz R, Kundrun for damages in the amount of approximately $7,900,000 for claims arising out of AMCI Export Corporation’s breach of the Coal Supply Agreement dated October 4, 2004

46

between Jorf and AMCI Export Corporation. This action relates largely to the believed looting of the assets of AMCI Export Corporation by these defendants and is presently in the discovery phase with all of the defendants having filed answers to the Complaint and none having moved for dismissal, in a related matter, a Complaint was filed in the Circuit Court of the 11th Judicial District in and for Miami-Dade County, Florida on November 16, 2006 on behalf of Jorf against Ernie Thrasher for judgment in the amount of 53,300,000 and an equitable lien in this amount on property Jorf alleges Thrasher purchased with funds fraudulently transferred from AMCI Export Corporation. Jorf is currently responding to motions to strike certain allegations (although Thrasher’s answer to the Complaint did not attempt to dismiss any claim in full), following which the discovery phase will commence.
5. In connection with the Reorganization, Generation transferred the following promissory notes to Seller pursuant to an Assignment dated February 2, 2007:
a) Promissory Note dated December 13, 1995 in the principal amount of $1,325,000 given by Genesee Power Station Limited Partnership (“GFSLP”);
b) Promissory Note dated December 31,1995 in the principal amount of $846,000 given by GPSLP.
6. See matters identified in Section 3.9 and Section 3.13.
7. Sec matters identified in Section 5.1(a) and (b).
Section 3.18(b) Absence of Certain Changes
1. Sec matters identified in Section 3.6(a), Section 3.6(b), Section 3.6(c), Section 3.7, Section 3.9 and Section 3.13.
2. The Government of Ghana and VRA have indicated to Generation that they are focusing the country’s near term efforts on procuring short term power solutions as a priority matter. The Government has conveyed its continued interest in completing the Takoradi expansion and intention of pursuing the project expeditiously as part of Ghana’s long term power plan following the resolution of the country’s short term capacity needs.
3. In 2006, as a result of a change in international accounting applicable to Saudi Arabia, the Jubail power purchase agreement must be shown for accounting purposes as a financial lease. Although not certain, there is a good possibility that such financial lease accounting will have to be followed for Saudi tax purposes resulting in an elimination of fixed assets for tax purposes and therefore a higher annual Zakat liability. The proposed tax treatment for 2006 is still being studied. If financial lease accounting is followed, Generation estimates its annual share of Zakat for Jubail at between $1,500,000 and $2,000,000 annually.
4. At the request of the Moroccan Government, officials of the Moroccan Government and the Swedish Ministry of Finance have met to discuss possible changes to the tax treaty between Morocco and Sweden.
5. Shuweihat was recently informed by the Siemens that certain inspections needed to be carried out to determine if a product enhancement/modernization was required for the Siemens provided generators. During the normal winter outage cycles, now in progress, the requested inspections were carried out on three different generators, and it appears the enhancement/ modernization is in fact required on these three machines. As Shuweihat’s allowed outage season is nearly at an end, Shuweihat initially assumed the enhancement/ modernization work could be carried during the next scheduled outage cycle and that the other generators could be inspected during that period as well. Siemens is now saying the enhancement/modernization is more critical. If this work is required to be done before the next outage cycle, it could impact Shuweihat’s availability thus adding extra costs above and beyond any actual generator work. This issue is still unclear, and is being followed up by Shuweihat management.

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See Attachment A
Section 3.18(c) Absence of Certain Changes
Section 3.19 Absence of Undisclosed Liabilities
None,
Section 3.21 Affiliated Transactions’

	Loans, between:	Balance 01/31/07
(1)	CMS Enterprises International LLC (Holder) and Energy (Borrower)	$53,763,652
00	Generation (Holder) and Energy (Borrower)	28,318,259
(iii)	CMS Enterprises International LLC (Holder) and CMS Capital (Borrower)	211,339,101
(iv)	CMS Enterprises Investment Co 1 (Holdcr)and Atacama Finance (Borrower)	26,099,868
(v )	CMS Generation (Holder) and Hidroinvest (Borrower)	19,480,490
(vi)	Jcgurupadu O & M Company (Holder) and CMS Enterprises Investment Co I (Borrower)	2,763,870
(vii)	Jegurupadu O&M Company (Holder) and CMS International Operating Co (Borrower)	1,280,713
(viii)	Jegurupadu CMS Generation (Holder) and CMS Generational Investment Co. VI (Borrower)	9,819,584
(IX)	Cuyana S.A. De lnversiones (Holder) and CMS Generation Investment Co VI (Borrower)	12,484,339
(x )	CMS Gas Argentina (Holder) and CMS Enterprises Investment Co I (Borrower)	1,026,333
(xi)	CMS Generation Investment Company VI (Holder) and CMS Distribuidora (Borrower)	8,200,000	*

*	Repaid in lull February 24, 2006.
2. Intercompany Cash Pooling Arrangement (as between Generation, Subsidiaries of Generation and CMS Capital LLC):
CMS Generation and its Subsidiaries Asset/(Liability) as of January 31, 2007
(i) CMS Capital LLC owes to:
(a) CMSG Investment Company III $22,894
(b) Generation 23,324,829
(c) Taweelah A2 Operating Company 4,692,264
(ii) CMS Enterprises Internationa] LLC owes to:
CMS to provide updated information through end tit” 2006.

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2. Intercompany Cash Pooling Arrangement (as between Generation, Subsidiaries of Generation and CMS Capital LLC):
CMS Generation and its Subsidiaries Asset/(Liability) as of January 31, 2007
(a) CMS Capital LLC $ (5,579,231)
TOTAL INTERCOMPANY CASH POOL BALANCE $22,460,756
3. Amended and Restated Agreement for the Allocation of Income Tax Liabilities and Benefits, as of January 1, 1994, between Energy and its consolidated (domestic) subsidiaries.
4. Grayling Generating Station Limited Partnership Agreement among CMS Generation Grayling Company, CMS Generation Grayling Holdings Company and Grayling Development Partners and Generation as to a guaranty thereunder.
5. Guarantee by Seller of the obligations of CMS Morocco Operating Company S.C.A. under the Operations and Maintenance Agreement for the Jorf project.
6. Secondment Agreement between CMS Resources Development Company and Jorf.

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Section 5.1 (a) Conduct of Business
See matters identified in Section 5.1(b).
A. Jubail:
1. Generation may take such actions as may be necessary or desirable to document settlement of the dispute with Siemens AG on the terms described in item 1 of Section 3.9.
2. Generation may take such actions to document the waiver of the project lenders described as the Jubail item of Section 3.6(b).
3. Generation may take all such actions as may be necessary or desirable to address the consequences of the extended outage that occurred at Jubail in April 2006, including negotiations with SADAF regarding replacement power costs and renegotiation of LTSA; subject to the restrictions set forth in Section 5.1 (b) of the Agreement.
B. Prairie State Project:
1. Assignment of various agreements entered into by Generation with respect to the Prairie State Project to one or more Affiliates of Energy.
2. Substitution of an Affiliate of Energy for Generation under those certain Term Sheets delivered in connection with CMS Prairie State, LLC’s investment in Lively Grove and the Prairie State Project.
C. Neyveli:
1. Generation will take such actions that it deems necessary or desirable in connection with the resolution of the Neyveli matters referenced in Sections 3.6(c), 3.8, 3.9, 3.13, and 3.14(c), subject to the restrictions set forth in Section 5.1 (b) of the Agreement.
2. Generation will take such actions as it deems necessary or desirable in connection with the resolution of the Neyveli matter referenced in Section 3.18, subject to Buyer’s right to consent to any settlement.
3. Generation will take such actions that it deems necessary or desirable in connection with the prospective divestiture of ABB’s interest in Neyveli, subject to the restrictions set forth in Section 5.1 (b) of the Agreement and consistent with the Consent and Support Agreement.
D. Takoradi Opportunities:
1. Ongoing Activities
a) Takoradi may continue to negotiate, finalize, and put into place the site lease in conformance in all material respects with the drafts of such site lease and related side letter dated_December, 2006 and provided to Buyer on lntralinks.
b) Takoradi may continue to pursue the application and put into place the permanent generation license for the two existing combustion turbines.
c) Takoradi may continue to negotiate, finalize, and put into place the documentation for the conversion of the combustion turbines to allow firing on natural gas, including the on-shore and off-shore contracts with affiliate of General Electric in conformance in all material respects with the draft of such documents dated December __, 2006 and provided to Buyer on lntralinks. Takoradi may continue to negotiate and discuss with affiliates of General Electric an amended and restated long term service agreements relating to major maintenance of the combustion turbines following their conversion to gas-firing, including both an on-shore and an off-shore agreement, subject to the restrictions set forth in Section 5.1(b) of the Agreement.
d) Generation may continue to negotiate, finalize, and put into place the documentation for correction of the matter described as Takoradi item 1 in Section 3.6(b), Takoradi item 1 in Section 3.6(c) in conformance in all material respects with the draft of the shareholder resolution dated November, 2006 and provided to Buyer on lntralinks.
e) Takoradi may discuss with VRA and the Government of Ghana possible amendments to the project documents to, among other things, reflect the

50

conversion of the T2 project to gas firing capability, subject to the restrictions set forth in Section 5.1(b) of the Agreement.
2. Modification, Expansion, and Financing
Takoradi and Generation may continue negotiations and discussion with VRA, the Government of Ghana, the prospective EPC consortium, the prospective project lenders, and other third parties relating to the expansion of the existing project from approximately 220 megawatts to approximately 330 megawatts, subject to the restrictions set forth in Section 5.1(b) of the Agreement.
Jorf:
1. Discussions ongoing with ONE regarding the potential development, construction, and operation of additional power generating units at the Jorf site, subject to the restrictions set forth in Section 5.1(b) of the Agreement.
2. Generation will take such actions that it deems necessary or desirable in connection with the prospective divestiture of ABB’s interest in Jorf, subject to the restrictions set forth in Section 5.1(b) of the Agreement and consistent with the Consent and Support Agreement.
Other:
1. Nothing in the Agreement restricts any activities taken with respect to the development projects that will be transferred to Seller or one of its affiliates (other than Generation or its Subsidiaries) at or prior to the closing.
2. Generation may continue with activities relating to a possible bid for the Cap Ghir project proposed for Morocco, subject to the restrictions set forth in Section 5.1(b) of the Agreement.
3. Generation may take all actions to obtain necessary consents from third parties in order to assign its obligations described in items 11 and 12 under “Other” of Part A in Section 3.6(d).
Section 5.1(b) Conduct of Business
Section 5.1(b)(i)-(iii)
1. Compliance with requirements under the Jorf Partnership Agreement, Company Loan Agreement, and By-Laws relating to potential conversion of Company Loans and Class C shares of convertible preferred stock into Jorf common stock (and associated obligations to amend Jorf organizational documents in order to effect such conversions)
Section 5.l(b)(x)
1. Holder (as defined below) will assign its rights and obligations under the following promissory notes to Seller:
a) CMS Enterprises Investment Co. I (Holder) and Atacama Finance (Borrower) 526,099,868 balance at 12/31/06
Section 5.1 (b)(xi)
1. See matter identified in item 1(c) of Part D in Section 5.1(a).
Section 5. l(b)(xx) and (xxiii)
2. Employees at Jorf are eligible forborne mortgage loans and automobile loans. Employee loans have a defined maximum amount and are at a government approved interest rate. All loans are guaranteed by Jorf. Employees repay the loans through payroll deduction.
Section 5.4(a) Certain Subsidiary Debt Level
Indebtedness of CMS Generation Investment Company IV provided for in the CGIC Loan Agreement.

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Section 5.41b) Certain Subsidiary Debt Level
Indebtedness provided for in (i) the Eximbank Credit Agreement with the Export-Import Bank of the United States dated as of September 4, 1997, (ii) the Finance Agreement with the Overseas Private Investment Corporation dated as of September 4, 1997, (hi) the World Bank Facility Agreement dated as of September 4, 1997, (iv) the SACE Facility Agreement dated as of September 4, 1997, (v) the ERG Facility Agreement dated as of September 4, 1997, and (vi) related interest rate, risk guaranty, and other agreements.
Section 5.6(a) Employee Matters
See Attachment A.

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Section 5.7(j) Tax Covenants
1. CMS Enterprises Investment Company I
2. CMS Generation Investment Company IV
3. CMS Generation Luxembourg S.A.R.L.
4. CMS Generation Investment Company II
5. CMS Generation Netherlands B.V.
6. CMS Generation Jorf Lasfar I Limited Duration Company
7. CMS Generation Jorf Lasfar II Limited Duration Company
S. Jorf Lasfar Power Energy Aktiebolag
9. Jorf Lasfar Energi Aktiebolag
10. Jorf Lasfar Handelsboiag
11. Jorf Lasfar I Handelsboiag
12. Jorf Lasfar Power Energy Handelsboiag
13. CMS Generation Investment Company VI
14. CMS Takoradi Investment Company
15. CMS Takoradi Investment Company II
16. Takoradi International Company
17. CMS Generation Investment Company VII
18. CMS Generation Taweelah Limited
19. CMS Energy UK Limited
20. CMS International Operating Company
21. CMS Generation UK Operating Private Limited
22. CMS Generation Jorf Lasfar III Limited Duration Company
23. Jorf Lasfar Aktiebolag
24, Jorf Lasfar Operations Handelsbolag
25. CMS Morocco Operating Co., S.C.A.
Section 5.8 Intercompany Accounts
None.
Section 5.12 Certain Transactions
1. Discussions between ABB and Buyer or its Affiliates relating to the possible acquisition by Buyer of ABB’s interest in Jorf and Neyveli and related matters.

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Section 5.13(c) Use of Corporate Name; Transitional Use of Seller’s Name
1. CMS Energy logo
2. CMS Energy Corporation
3. CMS Energy
4. CMS Enterprises
5. CMS Enterprises Company
6. CMS Generation Co.

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Section 5.14 Guarantees
Letters of Credit/Guarantees:

	Current		Minimum Required
	Approximate		Rating or
Emily	Amount ($ Mn)	Beneficiary	Qualification
1. LETTERS OF CREDIT
(ii) Energy
Shuweihat Debt Service Reserve LC	13.0	Barclays Bank Pie	(a)
Jubaii	2.0	Banque Saudi Fransi	(b)
Jorf Lasfar Fuel LC	3,0	Deutsche Bank Trust Co Americas	(c)
Jorf Lasfar Super Reserve LC	10 0	Deutsche Bank Trust Co. Americas	to
Jorf Lasfar $ Denominated DSRA LC	o.7	Deutsche Dank Trusi Co Americas	(c)
jorf Lasfar Euro Denominated DSRA LC	16.7 (d)	Deutsche Bank Trusi Co. Americas	Ce)
Jorf Lasfar Fixed O&M Reserve	4 8	Deutsche Bank Trust Co Americas	(c)
Jorf Uslar Major Maintenance Reserve	51!	Deutsche Bank Trust Co Americas	&

Sub Total (Lcltcrs ol’Credit)	64.2
11. GUARANTY
(a) Hnerpv
Jorf Lasfni Fuel Termination	50	Deutsche Bank Trust Co Americas
Joif Lasfar Change m Law Contribution	20 3	Deutsche Bank Trust Co. Americas	(c)
“taweelah A2 Debt Service Reserve	12.0	ADWEA
CMS Generation Invest Co. IV*	106.2	Barclays Bank Pie	(e)
(b) Seller
CMS Morocco Operating Company	45.0	Jorf Lasfar Energy Company	(ej

Sub Total (Guaranty) 188.5
Total (I+ 11) _ _ 252.7

*	Energy guaranty of $53,588,000 loan plus Euro 40,000,000 loan.
Notes

(a)	A bank which (1) is a credit institution or financial institution (2) has its registered head office situated in a member state of the Organization for Economic Cooperation and Development, and (3) has a credit rating for long term debt of A or better by Standard and Poor’s or an equivalent rating from another rating agency acceptable to the majority banks.

(b)	A bank which maintains a long term unsecured debt rating of “A-” by Standard and Poor’s and “A3” by Moody’s;

(c)	Any bank of financial institution (1) organized under the laws of any member country of the Organization for Economic Cooperation and Development, (2) which has a combined capital and surplus at least equal to $500,000,000, (3) whose unsecured long-term indebtedness is rated no less than A by Standard an Poor’s or A2 by Moody’s.

(d)	The actual amount of this letter of credit is 12,800,000 Euros.

(e)	Any transferee must be a direct or indirect subsidiary of an entity with a long term unsecured debt credit rating of at least BBB by Standard and Poors or Baa2 by Moodys.
Section 5.15 Reorganization
See Attachment A,
Section 5.16 Merger and Redomiciliation
See Attachment A.

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Section 6.3(d) Seller’s Conditions to the Closing
Governmental Consents:
1. Approval of one or more Moroccan governmental entities may be required for the matters provided for in Section 5.4 of the Agreement.
Jorf Consents9:
1. Consent of the Jorf project lenders and/or ABB is required, including:
a) Consent pursuant to 6.13(a)(z) of the Common Agreement for a transfer of ownership interests in Jorf;
b) Waiver pursuant to Section 6.13(b) of the Common Agreement that prohibits a general partner of Jorf from making any direct or indirect disposition of its interest in Jorf;
c) Consent pursuant to Section 6.9(f) of the Common Agreement which prohibits Jorf from entering into or permitting the assignment by Energy of its obligations under the CMS Capital Contribution Agreements;
d) Waiver of Section 5.11 of the Common Agreement which requires that the CMS Capital Contribution Guarantee by Energy be kept in full force and effect;
e) Waiver of Section 7.9(a) of the Common Agreement, which makes it an event of default if any transaction document ceases to be in full force and effect;
f) Consent pursuant to Section 8.05(b) of each of the CMS Capital Contribution Agreements, which prohibit the assignment of the obligations thereunder;
9Consents and approvals by the Jorf senior lenders will not be required if the senior loans will be refinanced with funds provided from or arranged by Buyer prior to the Closing Date.
g) Waiver of Section 6.13(a)(i) of the Common Agreement which requires that there be not less than 25% beneficial US ownership of Jorf;
h) Consent for replacement of Energy guaranties; and
i) Consent for replacement of Seller’s guaranty of CMS Morocco Operating Company’s obligations under the Operations and Maintenance Agreement with Jorf.
2. Consent of ONE may be required under Section 9.3 of Jorf Power Purchase Agreement as result of O&M operator not being an affiliate of CMS Generation Co., a Michigan corporation.
3. Implied consent of Jorf is required.10
Takoradi Consents;
1. Consent of Takoradi Power Company (Ghana) Limited under the Takoradi Shareholders Agreement.
Taweeiah Consents:
1. Majority shareholder consent required for change in control and Energy guaranty needs to be replaced.
2. Project lender consent if Buyer does not meet the criteria for a “Qualifying Investor” as such term is defined in the Taweeiah financing documents.
3. Consent of ADWEA necessary for the assignment by Energy of its indemnity obligation to ADWEA supporting the debt service reserve letter of credit.
4. Consent of Siemens AG under the Long Term Service Agreements.
10Under the Partnership Agreement of Jorf, this would require the consent of some or all of the ABB partners.

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Neyveli Consents:
1. Consent of Neyveli is required to convert Generation to LLC pursuant to the Neyveli Operations and Maintenance Guaranty.”
Prairie State Project:
1. The consents set forth in Section 3.4 of this Seller Disclosure Letter with respect to the Prairie State Project.
Other Consents:
1. Replacement of $100,000 bond with City of Flint backed by Generation (MMR).
2. Replacement of $675,000 bond with Connecticut EPA backed by Generation (Exeter).
3. Pursuant to the Reimbursement and Credit Agreement for the Partnership project the consent of the Agent and the Majority Lenders will be required to amend or waive a provision regarding the continuing ownership interest of Generation in the Partnership. Consent of the partners to the Partnership Agreement will be needed to replace Generation as guarantor.
4. Consent of lenders under the CMS Energy Sixth Amended and Restated Secured Credit Facility with respect lo release of Liens and sale of assets.
5. Waiver/Consent under the Bank of America Reimbursement Agreement as to transfer of ownership of CMS Interests.
6. Consent of lenders under the CG1C Credit Agreement as to (i) the Change in Control of CMS Generation Investment Company IV, (ii) the replacement of Energy as Guarantor of the obligations of CMS Generation Investment Company IV under the CGIC Credit Agreement, (hi) the incurrence by Jorf of new or replacement indebtedness and the terms thereof or any changes to the existing Jorf senior debt financing or project documents, (iv) the prepayment by Jorf of its senior debt with funding provided from or arranged by the Buyer, (v) and changes
11Under the Shareholders Agreement of Neyveli, this would require the consent of the ABB shareholder.
to or replacement of existing, or granting of new, consents, approvals, and waivers from any Moroccan governmental authorities.12
12Approvals by these lenders will not be required because the loan will be refinanced with funds provided from or arranged by Buyer prior to the Closing Date.

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Section 8.2(a)(iv) Indemnification
1. Toledo Power Co.: CMS Generation Investment Company 1 sold its portion of Toledo Power Company and associated businesses to Mirant Toledo Holdings Inc., now known as Mirant Global Corporation (“Mirant”) on April 18, 2002. Under the share purchase agreement, CMS Generation Investment Company I retained certain tax liabilities for TY 2002, with all of such liabilities supported by a guaranty from Generation. On or about July 12, 2004, Mirant requested indemnification for a Branch Profit Remittance Tax for 2002 in the amount of P6,351,829 (approximately $115,000 at the time) assessed by the Philippine Bureau of Internal Revenue (“B1R”). SGV, Generation’s former Philippine accountants on the project, was retained to negotiate with the BIR to resolve the issue. SGV has proposed a settlement with the BIR for P2,052,000 (approximately 540,000). At last check, several months ago, the compromise application was pending before the Management Committee of the BIR for review and final approval. The application was referred to this committee after review by the Technical Working Group of the Collection Enforcement Division of the BIR evaluated the application for compromise and, in the words of the SGV letter, “found it meritorious”. SGV is speaking informally with members of the Management Committee to help garner its support since a majority of the members are needed to accept the proposal.
2. Seller will indemnify Buyer for liabilities arising in connection with the Share Sale Agreement dated 3 July, 2003 among Generation, CMS Generation Investment Company J, CMS Generation Loy Yang Holdings 1 Ltd, CMS Generation Loy Yang Holdings 2 Ltd, NRGenerating B.V. No. 4, Horizon Energy Investment Limited, GEAC Operations Pty Ltd, and Great Energy Alliance Corporation Pty Ltd, as amended by a Deed of Amendment dated 2 September 2003, a Second Deed of Amendment dated 19 December 2003, a Third Deed of Amendment dated 8 January 2004, a Fourth Deed of Amendment dated February 12, 2004, and a Fifth Deed of Amendment dated March 2004.
3. Seller will indemnify Buyer for liabilities arising in connection with the Sale and Purchase Agreement dated 18 April 2002 among Mirant Toledo Holdings Corporation, A. Soriano Corporation, CMS Generation Investment Company 1, and Generation.
4. Seller will indemnify Buyer for liabilities arising in connection with the Securities Purchase Agreement dated December 31, 2003 between CMS Energy Investment LLC, Generation, and UASGP LLC.
5. Seller will indemnify Buyer for liabilities arising in connection with the Contribution Agreement dated December 31, 2003 between Generation and CMS Energy Investment LLC.
6, Seller will indemnify Buyer for liabilities arising in connection with the Amended and Restated Limited Partnership Agreement dated as of January I, 1992, between CMS Grayling GI\ CMS Grayling LP and Grayling Development Partners, which includes a guaranty by Generation of certain obligations of CMS Grayling GP and CMS Grayling LP.

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Section 8.2(a)(v) Indemnification
Takoradi:
1. Under the Takoradi International Company Shareholders Agreement, the shareholders failed to cause additional shares of Class C Shares in Takoradi International Company to be issued as required under the terms of the Shareholders Agreement as they made certain additional capital contributions. Despite their failure to cause these issuances and the resulting recordation in the share register of Takoradi International Company, the shareholders have caused Takoradi International Company distributions and other economic benefits and liabilities to be allocated on a basis other than their formally recorded shareholding percentages and substantially in accordance with their respective interests as if such additional shares had been issued and recorded as required under the terms of the Shareholders Agreement. Both shareholders are now aware of this matter, and corrective action has been initiated by the shareholders but has not been completed as of February 2, 2007. Seller’s indemnification obligations will be limited to any Damages suffered by the Buyer Indemnified Parties during the Special Indemnity Period as a result of Takoradi International Company failing to issue the number of shares to CMS Takoradi Investment Company II required to be issued pursuant to the provisions of the Takoradi Shareholders Agreement or failure to make distributions to CMS Takoradi Investment Company II on a basis consistent with such ownership level.
2. The Takoradi plant is currently being operated without a permanent generating license from the Ghanaian Energy Commission. A temporary license has been issued and is effective until 31 March 2007 pending issuance of the permanent generation license, the application for which is pending. Seller’s indemnification obligations will be limited to any Damages suffered by the Buyer Indemnified Parties during the Special Indemnity Period as a result of Takoradi being prohibited from operating its facilities as a result of the Ghanaian Energy Commission failing to issue such permanent generating license, and shall be subject to Buyer using its reasonable best efforts to cause Takoradi to take all actions necessary to have such permanent generating license issued by the Ghanaian Energy Commission as soon as reasonably practicable.
3. Pursuant to the Takoradi Power Purchase Agreement, the VRA granted to Takoradi the unrestricted and exclusive access to, and quiet enjoyment of, the Site (as such term is defined in the Power Purchase Agreement) for purposes of constructing the Takoradi project. In addition, both Takoradi and the VRA agreed in the Power Purchase Agreement to endeavor to enter into a site lease for the Site within 30 days after execution of the Power Purchase Agreement and on the commercial terms specified in the Power Purchase Agreement, following which the contractual right of use to the Site under the Power Purchase Agreement

59

would terminate. As of February 2, 2007, Takoradi and the VRA have not entered into a site lease. A portion of the Takoradi project was also built outside of the boundaries of the Site described in the Power Purchase Agreement. Takoradi and the VRA arc aware of the boundary discrepancy and continue to engage in good faith discussions with regard to a site lease that would correct this potential defect as well as satisfy the Power Purchase Agreement for a site lease to replace the right of use grant in the Power Purchase Agreement, Seller’s indemnification obligations will be limited to any Damages suffered by the Buyer Indemnified Parties during the Special Indemnity Period as a result of Takoradi being prohibited from operating its facilities as a result of its failure to have an executed site lease or agreement or comparable contractual right to use of the site on which the Takoradi was constructed and shall be subject to Buyer using its reasonable best efforts to cause Takoradi to take all actions necessary to negotiate in good faith and enter into such site lease or agreement or contractual right as soon as reasonably practicable.
Neyveli:
1, There is an ongoing dispute between Neyveli and TNEB regarding the capital costs to be reflected in the tariff paid by TNEB to Neyveli. Neyveli filed a petition with the Madras High Court in India in May, 2006 seeking injunctive relief to prevent TNEB from reducing its tariff payments until the dispute is resolved pursuant to the dispute resolution provisions in the power purchase agreement, which provides for arbitration in London under the Rules of Arbitration of the International Chamber of Commerce. Neyveli, on November 6, 2006, filed a Request for Arbitration under the (English) Arbitration Act of 1996 in relation to this matter before the ICC Court of Arbitration. TNEB has taken the position that under the Power Purchase Agreement and Indian law the actual capital costs are to be determined by the Tamil Nadu Electricity regulatory Commission and has submitted to ICC that ICC did not have the jurisdiction to take up arbitration proceedings. TNEB also filed an application in the Queens Court in London on 20 December 2006 seeking a stay on the ICC arbitration. Seller’s indemnification obligations to the Buyer Indemnified Parties will be limited to any Damages (limited to those Damages attributable to periods prior to the Closing Date) that are awarded to TNEB as a result of such arbitration, or that are agreed to be paid to TNEB pursuant to a settlement agreement in each case during the Special Indemnity Period, provided that such settlement agreement is consented to by Seller, whose consent shall not be unreasonably withheld or delayed. Buyer shall continue to pursue such arbitration in good faith.
CORPORATE VERSION OF ACTION STEPS CARVE OUT OF THE AMERICAS ASSETS Last Revised:
October 5, 2006

Action Step	Entity Interest Directly Affected (Domicile) (% Ownership by Transferor)	Subsidiary Entiry/Entin’es Interest(s) Indirectly Affected (Domicile) (% Ownership by Entity Directly Effected)	Consents and/or Action Required Notes

Step 1: Transfer CMS Land out of CMS Enterprises.

1. CMS Enterprises Company (MI) dividends CMS Land Company (MI) to CMS Energy Corporation (MI)	CMS Land Company (MI) (100%)	Beeland Group LLC (MI) (100%)	Note: Consents drafted; effective 10/10/06. DIG or DIL not triggered by sale to Taqa

Step 2: Transfer two MCVsheti entities out of CMS Generation.

2. CMS Generation Co. (MI) dividends its interests in MCV2 Development Company (Ml) and Midland Cogeneration Venture Expansion, LLC (DE) to CMS Enterprises Company (MI)	MCV2 Development Company (MI) (58.68%) Midland Cogeneration Venture Expansion, LLC (DE) (50%)	None	Note: Consents drafted; effective 10/10/06. DIG or DIL not triggered by sale to Taqa

Step S: Convert CMS Generation to Michigan LLC.

3. Convert CMS Generation Co. (MI) to CMS Generation LLC (MI)	CMS Generation Co (MI)	CMS (India) Operations & Maintenance Company Private Limited (India) (1%)
CMS Centrales Termicas S.A. (Argentina) (99%)
CMS Enterprises International LLC (MI) (100%)
CMS Exeter LLC (MI) (100%)’
CMS Generation Filer City Operating LLC (MI) (100%)
CMS Generation Filer City, Inc. (MI) (100%)
		CMS Generation Genesee Company (MI) (100%)	Note: Neyveii consent by ST-CMS Electric Company Pvt. Ltd. required for conversion to LLC, per SIR. Note: Taweelah A2 Operating Company is a MI corporation. Transfer to LLC? Taxfrce 332 liquidation;
A $675,000 bond with the Connecticut EPA backed by Generation will have to be replaced.

60

Action Step	Entity Interest Directly Affected (Domicile) (% Ownership by Transferor)	Subsidiary Entity/Entities Interests) Indirectly Affected (Domicile) (% Ownership by Entity Directly Effected)	Consents and/or Action Required Notes
CMS Generation Grayling Company (MI) (100%)
CMS Generation Grayling Holdings Company (MI) (100%)
CMS Generation Holdings Company (MI) (100%)
CMS Generation Honey Lake Company (MI) (100%)
CMS Generation Investment Company VI (Cayman) (100%)
CMS Generation Investment Company VII (Cayman) (100%)
CMS Generation Michigan Power L.L.C. (MI) (100%)
CMS Generation Operating LLC (MI) (100%)
CMS Generation Recycling Company (MI) (100%)
CMS International Operating Company (Cayman) (100%)
CMS International Ventures, L.L.C. (MI) (21.02%)
CMS Morocco Operating Co., SC. A. (Morocco) (0.1%)
CMS Palermo Energy Company (Nova Scotia) (100%)
CMS Prairie State LLC (MI) (100%)
Dearborn Generation Operating, L.L.C. (MI) (100%)
Exeter Energy Limited Partnership (CT) (50%)
Hidroelectrica E! Chocon S.A. (Argentina) (2.48%)
Honey Lake Energy I L.P. (CA) (1%)
Honey Lake Energy II, L.P. (CA) (1%)
HYDRA-CO Enterprises, Inc. (NY) (100%)
Idaho Wind Generation Company, LLC (DE) (100%)
Lassen Wind Generation LLC (MI) (100%) [Currently in formation)
Oxford Tire Recycling, Inc. (DE) (100%)
Oxford/CMS Development Limited Partnership (MI) (99%)
Servicios de Aguas de Chile CMS y Compania Limitada (Chile) (99.99%)
		Taweeiah A2 Operating Company (MI) (100%)	Generation no longer in SBT combined group

61

Action Step	Entity Interest Directly Affected (Domicile) (% Ownership by Transferor)	Subsidiary Entity/Entities Interest(s) Indirectly Affected (Domicile) (% Ownership by Entity Directly Effected)	Consents and/or Action Required Notes

Step 4: Transfer Jegurupadu entities related to historic Indian operations to CMS International Ventures.

4a. CMS Generation Investment Company III (Cayman) transfers its interests in the Jegurupadu entities related to historic Indian operations to CMS International Ventures LLC (MI)	CMS Generation Jegurupadu I Limited Duration Company (Cayman) (99%)	Jegurupadu O&M Company Mauritius (Mauritius) (50%)	Nothing for tax

4a.	CMS Generation Jegurupadu II Limited Duration Company (Cayman) (99%)	Jegurupadu O&M Company Mauritius (Mauritius) (50%)

4a.	Jegurupadu CMS Generation Company Ltd. (Mauritius) (100%)	None

4b. CMS Enterprises Investment Company I (Cayman) transfers its interests in the Jegurupadu entities related to historic Indian operations to CMS Enterprises International LLC (Ml)	CMS Generation Jegurupadu I Limited Duration Company (Cayman) (1%)	Jegurupadu O&M Company Mauritius (Mauritius) (50%)	De minimis taxable distribution to Enterprises International LLCn

4b.	CMS Generation Jegurupadu II Limited Duration Company (Cayman) (1%)	Jegurupadu O&M Company Mauritius (Mauritius) (50%)

4c. CMS Enterprises International LLC (MI) transfers its interests in the Jegurupadu entities related to historic Indian operations to CMS Generation LLC (MI)	CMS Generation Jegurupadu I Limited Duration Company (Cayman) (1%)	Jegurupadu O&M Company Mauritius (Mauritius) (50%)	De minimis taxable distribution to Enterprises

4c.	CMS Generation Jegurupadu II Limited Duration Company (Cayman) (1%)	Jegurupadu O&M Company Mauritius (Mauritius) (50%)

62

Action Step	Entity Interest Directly Affected] (Domicile) (% Ownership by Transferor)	Subsidiary Entity/Entities Interest(s) Indirectly Affected (Domicile) (% Ownership by Entity Directly Effected)	Consents and/or Action Required Notes

4d. CMS Generation LLC (Ml) transfers its interests in the Jegurupadu entities related to GVK (India) to CMS International Ventures LLC (MI)	CMS Generation legurupadu 1 Limited Duration Company (Cayman) (1%)	Jegurupadu O&M Company Mauritius (Mauritius) (50%)

4d.	CMS Generation Jegurupadu II Limited Duration Company (Cayman) (1%)	Jegurupadu O&M Company Mauritius (Mauritius) (50%)	Note: After this Step, CIV will own 100% of Jeg LDC I and 11, and Jeg CMS Generation (and indirectly Jeg O&M Company Mauritius, held 50/50 by LDC I and II).

Step 5: Transfer CMS Generation Investment Company III (Neyveli) to CMS Generation.

5a. CMS International Ventures LLC (MI) transfers its interest in CMS Generation Investment Company III (Cayman) pro rata to members (CMS Generation LLC (MI), CMS Gas Transmission Company (MI) and CMS Enterprises Company (MI))
	CMS Generation Investment Company III (Cayman)(100%)	CMS Generation Neyveli Ltd. (Mauritius) (100%)	Note: Enter agreement with UW re 1.5% distribution. Taxfree under Section 731

5b. CMS Gas Transmission Company (MI) transfers its interests in CMS Generation Investment Company III (Cayman) to CMS Enterprises Company (MI)	CMS Generation Investment Company III (Cayman) (GT’s pro rata ownership interests of GIC III)	CMS Generation Neyveli Ltd, (Mauritius) (100%)	DIG or DIL not triggered bv sale to Taqa

5c. CMS Enterprises Company (MI) transfers the interests it holds in CMS Generation Investment Company III (Cayman) to CMS Generation LLC (MI)	CMS Generation Investment Company III (Cayman) (Enterprises^ pro rata share of GIC III, plus GT’s pro rata share transferred lo ENT in previous Step)	CMS Generation Neyveli Ltd. (Mauritius) (100%)	Note: After this Step, CMS Generation LLC will own 100% of GIC III. Nothing for tax

Action Step	Entity Interest Directly Affected (Domicile) (% Ownership by Transferor)	Subsidiary Entity/Entities Interests) Indirectly Affected (Domicile) (% Ownership by Entity Directly Effected)	Consents and/or Action Required Notes

Step 6: Transfer CMS Generation’s interest in CMS International Ventures to CMS Enterprises.

6. CMS Generation LLC (MI) transfers its 21.02% interest in CMS International Ventures LLC (MI) to CMS Enterprises Company (MI)	CMS International Ventures LLC (MI) (21.02%)	CMS Electric & Gas, L.L.C. (Ml) (100%)
CMS Gas Transmission del Sur Company (Cayman) (100%)
CMS Generation Investment Company V (Cayman)(100%)
CMS Generation S.R-L. (Argentina) (100%)
CMS Luxembourg S.a.r.l. (Luxembourg) (100%)
		CMS Operating S.R.L. (Argentina) (100%)	Note: Per Jay, no UW approval needed for this transfer. [SJR checking whether ANEEL consent is required.) Nothing

Step 7: Transfer fPP entities not included in the transaction to HYDRA-CO.

7. CMS Generation LLC (MI) transfers its holdings in assets (transfer of direct and indirect interests) not included in the transaction to HYDRA-CO Enterprises, Inc. (NY)	CMS Centrales Termicas S.A. (Argentina) (99%)	Cuyana S.A. de Inversiones (Argentina) (1%)	Tax free contributions by Enterprises; Section 362(e)(2)(C) elections need to be made to preserve inside basis on “loss” assets. Need to consider requirements to qualify HCE for combined SBT return in place of Generation

7.	CMS Exeter LLC (MI) (100%)	Exeter Energy Limited Partnership (CT) (2%) Oxford/CMS Development Limited Partnership (MI) (1%)

7.	CMS Generation Filer City Operating LLC (MI) (100%)	None

7.	CMS Generation Filer City, Inc. (MI) (100%)	T.E.S. Filer City Station Limited Partnership (MI) (50%)

7.	CMS Generation Genesee Company (Ml) (100%)	Genesee Power Station Limited Partnership (DE)(1%)

63

Action Step	Entity Interest Directly Affected (Domicile) (% Ownership by Transferor)	Subsidiary Entity/Entities Interest(s) Indirectly Affected (Domicile) (% Ownership by Entity Directly Effected)	Consents and/or Action Required Notes

7.	CMS Generation Grayling Company (Ml) (100%)	Grayling Generating Station Limited Partnership (MI) (1%) Grayling Partners Land Development, L.L.C. (MI) (1%)

7.	CMS Generation Grayling Holdings Company (MI) (100%)	Grayling Generating Station Limited Partnership (Ml) (49%) Grayling Partners Land Development, L.L.C. (MI) (49%)

7.	CMS Generation Holdings Company (Ml) (100%)	CMS Centrales Termicas S.A. (Argentina) (1%)
CMS Comercializadora de Energia S.A. (COMESA) (Argentina) (1%)
CMS Ensenada S. A. (Argentina) (1%)
CMS Generation S.K.L. (Argentina) (0.01%)
Genesee Power Station Limited Partnership (DE) (48.75%)
		GPSNewco, L.L.C. (KS) (50%)	Note: Moose River Properties (DE) (50% by Gen Co) was dissolved Feb. 26, 2003.

7.	CMS Generation Honey Lake Company (MI) (100%)	HL Power Company, a California Limited Partnership (CA) (.5%) Honey Lake Energy I L.P. (CA) (99%) Honey Lake Energy II, L.P. (CA) (99%)

7.	CMS Generation Michigan Power L.L.C. (MI) (100%)	None	Note: Potential notice re CMS Revolver lenders and AIG pledge, per SJR. Entity is pledged to St. Paul until November 24, 2006. per SJR.

7.	CMS Generation Operating LLC (MI) (100%)	None

7.	CMS Generation Recycling Company (MI) (100%)	Mid-Michigan Recycling, L.C. (MI) (50%)*
A $100,000 bond with City of Flint backed by Generation will have to be replaced.

64

Action Step	Entity Interest Directly Affected (Domicile) (% Ownership by Transferor)	Subsidiary Entity/Entities Interest(s) Indirectly Affected (Domicile) (% Ownership by Entity Directly Effected)	Consents and/or Action Required Notes

7.	Dearborn Generation Operating, L.L.C. (MI) (100%)	None

7.	Exeter Energy Limited Partnership (CT) (50%)	None

7.	Hidroelectrica E) Chocon S.A. (Argentina) (2.48%)	None

7.	Honey Lake Energy I L.P. (CA) (1%)	HL Power Company, a California Limited Partnership (CA) (18.65%)

7.	Honey Lake Energy 11, L.P. (CA) (1%)	HL Power Company, a California Limited Partnership (CA) (18.65%)

7.	Oxford Tire Recycling, Inc. (DE) (100%)	None

7.	Oxford/CMS Development Limited Partnership (MI) (99%)	Exeter Energy Limited Partnership (CT) (48%)

7.	Servicios de Aguas de Chile CMS y Compania Limitada (Chile) (99.99%)	None

Step 8: Transfer HYDRA-CO to CMS Enterprises.

8. CMS Generation LLC (MI) transfers its interest in HYDRA-CO Enterprises, Inc. (NY) to CMS Enterprises Company (MI)	HYDRA-CO Enterprises, Inc. (NY) (100%)	CMS Centrales Termicas S.A. (Argentina) (99%)
CMS Exeter LLC (MI) (100%)
CMS Generation Filer City Operating LLC (MI) (100%)
CMS Generation Filer City, Inc. (MI) (100%)
CMS Generation Genesee Company (Ml) (100%)
CMS Generation Grayling Company (MI) (100%)
CMS Generation Grayling Holdings Company (MI) (100%)
		CMS Generation Holdings Company (MI) (100%)	Note: Copenhagen Associates (49.99% by HYDRA-CO) andHCE Pepperell, Inc. (100% by HYDRA-CO) are no longer CMS entities and should be removed from the Corporate Secretary’s records.

65

Action Step	Entity Interest Directly Affected (Domicile) (% Ownership by Transferor)	Subsidiary Entity /Entities Interests) Indirectly Affected (Domicile) (% Ownership by Entity Directly Effected)	Consents and/or Action Required Notes
CMS Generation Honey Lake Company (MI) (100%)
CMS Generation Michigan Power L.L.C. (MI) (100%)
CMS Generation Operating Company II, Inc. (NY) (100%)
CMS Generation Operating LLC (MI) (100%)
CMS Generation Recycling Company (Ml) (100%)
Craven County Wood Energy Limited Partnership (DE) (44.99%)
Dearborn Generation Operating, L.L.C. (MI) (100%)
Exeter Energy Limited Partnership (CT) (50%)
HCE-Btopower, Inc. (NY) (100%)
HCE-Jamaica Development, Inc. (NY) (100%)
HCE-Rockfort Diesel, Inc. (NY) (100%)
Hidroelectrica El Chocon S.A, (Argentina) (2,48%)
Honey Lake Energy I L.P. (CA) (1%)
Honey Lake Energy II, L.P. (CA) (1%)
1PP Investment Partnership (MI) (49%)
Little Falls Hydroelectric Associates, L.P. (NY) (0.63%)
Little Falls Hydropower Associates (NY) (33.33%)
Lock 17 Group (NY) (33.33%)
Lock 17 Management Group (NY) (33.33%)
New Bern Energy Recovery, Inc. (DE) (100%)
Oxford Tire Recycling, Inc. (DE)(100%)
Oxford/CMS Development Limited Partnership (Ml) (99%)
PowerSmith Cogeneration Project, LP (DE) (6.25%)
		Servicios de Aguas de Chile CMS y Compania Limitada (Chile) (99.99%)	Nothing for tax

66

Action Step	Entity Interest Directly Affected (Domicile) (% Ownership by Transferor)	Subsidiary Entity/Entities Interest(s) Indirectly Affected (Domicile) (% Ownership by Entity Directly Effected)	Consents and/or Action Required Notes

9: Address intracompany lending transactions.

9. Intercompany lending transactions Note : don’t forget that Atacma Finance Company note has to be distributed all the way up to Enterprises and Hidroinvest note needs to be distributed up from Genration LLC to Enterprises
	Entities to be determined	N/A	Note: Bev Burger, SJR, Tax, et al are working on the treatment of intercompany loans. Check -the box election is required on Enterprises International LLC to convert it to a disregarded entity, which election should be made after the distribution of the Atacama Finance note receivable up from Enterprises investment Co. into Enterprises International LLC but before the further distribution of such note up to Generation LLC and then up to Enterprises

67

schedule 5.16 pro forma corporate structure as of closing
(Last Revised: October 5, 2006}
CMS Paten™ ErfirgyCoiipany
CMS £ menu rises lnternationaRLC
Generation LLC
CMS Generation investment
CHS Prairie State LLC
CMS ::■-■!■■:■ i.■:’ or LLC
Idafca Win* Generation Company.. LLC
Palermo Energy General Partner Ltd”.
:. MS General on Fn«5trneni Company VU
Taweeiah A’ I Operaijng CoT-pan*
CMS Energy
UK LimJiefl*
CMS G*n<tfaUOn Lfi vastTTrafl” Compary 111
CMS En!erp4**s IriVftslmanl C C ■ ■ i ;■■ * ■ v I
_    Palermo Energy
CMC General ion investnenl Camp-any IV
CMS Generation L uxcriibu u rg S.A.H.L
CMS Generation Inveslmenl Company II
CMS Ger*ralkiri Niv.“i ■ and. BV.
CMS G&Pflfaikin Jorf L Hilar E L.irv\j Duration Companv
Jorf Laisfar Puwei Energy Aktiebolag
CMS Takoradr Investment Company
Shuweihat O&M General Partner Company
Shuweihsfl General Partner Company
Shuweihat DIM Lrmrtad Partnership
ShuweihaJLiroilerJ ]_
Partnership
CMS -iuttai Investment Company I
CMS Generation Ts.weelah Lirnjlsd
CMS Generation Neyveli L \.
CMS rmefnalkmaf Operating Company
I Uairrtflrianit Compaq I
75*
Company
Ernirfllefi CMS Power company
ST-CMS Electric Company (Vjtjrttiusi
ST-CMS eteclFK Company PJ. Ltd.
CMS Generation Jqrf Lasfir || LJmilerJ
Duration Company
50% |
Jorf Lit.-; Fa i EnefgiAfcti’ebolafl
L
Jorf Lasfar Handehbolag
Jorf Lasfar Energy Company,. SCA
!
50%
Jorf Lasfar I t-ffl
Stiuweihal CMS Intern alionaf Power Company <UAEJ
Taweeiah Shareu Facilities Company LLC
| South India Natural I    Gas Marketing I Company Private
Shuweihat Shared Fatf lilies Company LLC
CMS Generation LrK i Operating; Private I Limited
50%
Jorf Ustsr
WdJabDJag
CMS General on
Jorf Lasfar lit Limilerf Duration Company
Jorf Lasfaf Power 50^|     Energy HB
CMS Morocco Operating Co.. SCA

EXECUTION VERSION
AMENDMENT NO. 1
TO AGREEMENT OF PURCHASE AND SALE
          Amendment No. 1, dated as of April 12, 2007 (this “Amendment”), to the Agreement of Purchase and Sale, dated as of February 3, 2007 (the “Agreement”), by and between CMS Enterprises Company, a Michigan corporation (“Seller”), and Abu Dhabi National Energy Company PJSC, a United Arab Emirates public joint stock company (“Buyer”). Capitalized terms used but not defined herein shall have the meanings ascribed to them in the Agreement.
          WHEREAS, Section 9.18 of the Agreement provides that no amendment to the Agreement shall be effective unless it shall be in writing and signed by each party to the Agreement; and
          WHEREAS, the parties wish to amend the Agreement and the Seller Disclosure Letter as provided in this Amendment.
          NOW, THEREFORE, in consideration of the mutual promises and covenants set forth herein and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, and intending to be legally bound, the parties hereby agree as follows:
          1. Amendment to Table of Contents. Section 5.16 of the Table of Contents is hereby amended and restated in its entirety to read as follows:
     Section 5.16 Merger
          2. Amendment to Index of Defined Terms. The term “Redomiciliation” is hereby deleted from the Index of Defined Terms.
          3. Amendment to the fourth WHEREAS clause. The fourth WHEREAS clause is hereby amended and restated in its entirety to read as follows:
WHEREAS, prior to the Closing, Seller shall cause Generation to be merged by operation of law into a Michigan limited liability company in accordance with Section 5.16 (the “Merger”);
          4. Amendment to Section 1.2(b). Section 1.2(b) of the Agreement is hereby amended and restated in its entirety to read as follows:
As of the Closing Date, the term “Generation” shall mean CMS Generation LLC, a Michigan limited liability company.
          5. Amendment to Section 5.16. Section 5.16 of the Agreement is hereby amended and restated in its entirety to read as follows:

Prior to Closing, Seller shall (a) cause the Merger to be consummated and (b) cause the tax elections set forth in Section 5.16 of the Seller Disclosure Letter (the “Tax Elections”) to be consummated, and Seller shall keep Buyer reasonably updated in relation to the progress of the Merger and Tax Elections and allow Buyer and its advisors reasonable opportunity to review and comment on all documentation relating to the Merger and Tax Elections. Buyer shall be responsible for the payment of all costs, Taxes and reasonable expenses relating to the implementation of the Merger and Tax Elections, up to an aggregate amount of $100,000.
          6. Amendment to the Seller Disclosure Letter. The Seller Disclosure Letter Schedules 5.15 and 5.16 are hereby amended and replaced in their entirety with the documents attached hereto as Annex A and Annex B, respectively.
          7. Governing Law. This Amendment shall be governed by and construed in accordance with the Laws of the State of New York applicable to agreements made and to be performed entirely within such State, without regard to the conflict of laws principles of such State.
          8. Miscellaneous.
     (a) Except as expressly amended and supplemented hereby, the Agreement remains in full force and effect.
     (b) This Amendment may be executed in two (2) or more counterparts, each of which, when executed, shall be deemed to be an original and both of which together shall constitute one and the same document.
     (c) This Amendment is limited by its terms and does not and shall not serve to amend or waive any provision of the Agreement except as expressly provided for in this Amendment.
     (d) Any reference to the Agreement in the Agreement or any other document (except as specifically indicated to the contrary) shall be deemed to be a reference to the Agreement as amended hereby.
     (e) This Amendment may be amended, modified or supplemented only by written mutual agreement of Seller and Buyer.
     9. Acknowledgement. Buyer acknowledges that this Amendment effects the termination of any and all obligations, responsibilities and use of reasonable best efforts by Seller to (i) cause CMS Generation Co. to be merged into a Delaware limited liability company, or (ii) to redomiciliate CMS Generation LLC in the Cayman Islands. Buyer acknowledges that any and all adverse impact to Buyer that has been or may be caused by the matters agreed to herein shall not be considered to be a Material Adverse Effect or a violation by Seller under the original Section 5.16 of the Agreement. Buyer acknowledges that Seller fulfilled its obligations in Section 5.4(b) of the agreement with respect to using its reasonable best efforts to obtain from relevant Governmental

Authorities the approvals and consents listed in Section 6.3(d) of the Seller Disclosure Letter under the headings “Governmental Consents” and “Jorf Consents” (subparagraph 2 only).

EXECUTION VERSION
     IN WITNESS WHEREOF, each of Seller and Buyer has caused this Amendment to the Agreement to be duly executed on its behalf by an authorized officer as of the date first above written.

CMS ENTERPRISES COMPANY
By:
Name:
Title:

ABU DHABI NATIONAL ENERGY COMPANY PJSC
By:
	Name:	Peter Barker Homek
	Title:	Chief Executive Officer

Annex A
Schedule 5.15

SCHEDULE 5.15 CORPORATE RESTRUCTURING

Subsidiary Entity/Entities Interest(s)
	Entity Interest Directly Affected	Indirectly Affected
	(Domicile)	(Domicile)
Action Step	(% Ownership by Transferor)	(% Ownership by Entity Directly Effected)
Step I : Convert Taweelah A2 Operating Company, a Michigan corporation, to a Michigan LLC (via several steps).

1. Merge Taweelah A2 Operating Company (MI) into New Taweelah LLC (MI) Note: Entity name following merger will be Taweelah A2 Operating LLC.	Taweelah A2 Operating Company (MI)	None

Step 2: Transfer Jegurupadu entities related to historic Indian operations to CMS International Ventures.

2a. CMS Generation Investment Company III (Cayman) transfers its interests in the Jegurupadu entities, related to historic Indian operations to CMS International Ventures LLC (MI)	CMS Generation Jegurupadu I Limited Duration Company (Cayman) (99%)	Jegurupadu O&M Company Mauritius (Mauritius) (50%)

2a.	CMS Generation Jegurupadu II Limited Duration Company (Cayman) (99%)	Jegurupadu O&M Company Mauritius (Mauritius) (50%)

2a.	Jegurupadu CMS Generation Company Ltd. (Mauritius) (100%)	None

2b. CMS Enterprises Investment Company I (Cayman) transfers its interests in the Jegurupadu entities related to historic Indian operations to CMS Enterprises International LLC (MI)	CMS Generation Jegurupadu I Limited Duration Company (Cayman) (1%)	Jegurupadu O&M Company Mauritius (Mauritius) (50%)

Subsidiary Entity/Entities Interest(s)
	Entity Interest Directly Affected	Indirectly Affected
	(Domicile)	(Domicile)
Action Step	(% Ownership by Transferor)	(% Ownership by Entity Directly Effected)
2b.	CMS Generation Jegurupadu II Limited Duration Company (Cayman) (1%)	Jegurupadu O&M Company Mauritius (Mauritius) (50%)

2c. CMS Enterprises International LLC (MI) transfers its interests in the Jegurupadu entities related to historic Indian operations to CMS Generation LLC (MI)	CMS Generation Jegurupadu I Limited Duration Company (Cayman) (1%)	Jegurupadu O&M Company Mauritius (Mauritius) (50%)

2c.	CMS Generation Jegurupadu II Limited Duration Company (Cayman) (1%)	Jegurupadu O&M Company Mauritius (Mauritius) (50%)

2d. CMS Generation LLC (MI) transfers its interests in the Jegurupadu entities related to historic Indian operations to CMS Enterprises Company (MI)	CMS Generation Jegurupadu I Limited Duration Company (Cayman) (1%)	Jegurupadu O&M Company Mauritius (Mauritius) (50%)

2d.	CMS Generation Jegurupadu II Limited Duration Company (Cayman) (1%)	Jegurupadu O&M Company Mauritius (Mauritius) (50%)

Step 3: Transfer Indian entities related to historic Indian operations to HYDRA-CO.

3a. CMS (India) Operations & Maintenance Company Private Limited (India) transfers its ownership interests in South India Natural Gas Marketing Company Private Limited (India) and TN-LNG Power Co. Pvt. Ltd. (India) pro rata to its owners (CMS International Operating Company (Cayman) and CMS Generation LLC (MI))
	South India Natural Gas Marketing Company Private Limited (India) (36.94%) TN-LNG Power Co. Pvt. Ltd. (India) (36.04%)	None

Subsidiary Entity/Entities Interest(s)
	Entity Interest Directly Affected	Indirectly Affected
	(Domicile)	(Domicile)
Action Step	(% Ownership by Transferor)	(% Ownership by Entity Directly Effected)
3b. CMS International Operating Company (Cayman) transfers its inerests in South India Natural Gas Marketing Company Private Limited (India) and TN-LNG Power Co. Pvt. Ltd. (India) to CMS Generation LLC (MI)
	South India Natural Gas Marketing Company Private Limited (India) (Intl Operating’s pro rata ownership interests) TN-LNG Power Co.Pvt. Ltd. (India) (Intl Operating’s pro rata ownership interests)	None

3c. CMS Generation LLC (MI) transfers the interests it holds in South India Natural Gas Marketing Company Private Limited (India) and TN-LNG Power Co. Pvt. Ltd. (India) to HYDRA-CO Enterprises, mc. (NY)
South India Natural Gas Marketing Company Private Limited (India) (Generation’s pro rata share, plus Intl Operating’s pro rata share transferred to Generation in the previous Step)

	TN-LNG Power Co. Pvt. Ltd. (India) (Generation’s pro rata share, plus Intl Operating’s pro rata share transferred to Generation in the previous Step)	None

Step 4: Transfer CMS Generation Investment Company III (Neyveli) to CMS Generation.

4a. CMS International Ventures LLC (MI) transfers its interest in CMS Generation Investment Company III (Cayman) pro rata to members (CMS Generation LLC (MI), CMS Gas Transmission Company (MI) and CMS Enterprises Company (MI)
	CMS Generation Investment Company III (Cayman) (100%)	CMS Generation Neyveli Ltd. (Mauritius) (100%)

4b. CMS Gas Transmission Company (MI) transfers its interests in CMS Generation Investment Company III (Cayman) to CMS Enterprises Company (MI)	CMS Generation Investment Company III (Cayman) (GT’s pro rata ownership interests of GIC III)	CMS Generation Neyveli Ltd. (Mauritius) (100%)

Subsidiary Entity/Entities Interest(s)
	Entity Interest Directly Affected	Indirectly Affected
	(Domicile)	(Domicile)
Action Step	(% Ownership by Transferor)	(% Ownership by Entity Directly Effected)
4c. CMS Enterprises Company (MI) transfers the interests it holds in CMS Generation Investment Company 111 (Cayman) to CMS Generation LLC (MI)	CMS Generation Investment Company III (Cayman) (Enterprises’ pro rata share of GIC III, plus GT’s pro rata share transferred to ENT in previous Step)	CMS Generation Neyveli Ltd. (Mauritius) (100%)

Step 5: Transfer CMS Generation’s interest in CMS International Ventures to CMS Enterprises.

5. CMS Generation LLC (MI) transfers its 21.02% interest in CMS International Ventures LLC (MI) to CMS Enterprises Company (MI)	CMS International Ventures LLC (MI) (21.02%)	CMS Electric & Gas, L.L.C. (MI) (100%)
CMS Gas Transmission del Sur Company (Cayman) (1 00%)
CMS Generation Investment Company V (Cayman) (100%)
CMS Generation S.R.L. (Argentina) (100%)’
CMS Luxembourg S.a.r.l. (Luxembourg) (100%)
CMS Operating S.R.L. (Argentina) (100%)’

Step 6: Transfer IPP entities not included in the transaction to HYDRA-CO.

6. CMS Generation LLC (MI) transfers its holdings in assets (transfer of direct and indirect interests) not included in the transaction to HYDRA-CO Enterprises, Inc. (NY)	CMS Centrales Termicas S.A. (Argentina) (99%)’	Cuyana S.A. de Inversiones (Argentina) (1%)’

6.	CMS Exeter LLC (MI) (100%)	Exeter Energy Limited Partnership (CT) (2%) Oxford/CMS Development Limited Partnership (MI) (1%)

6.	CMS Generation Filer City Operating LLC (MI) (100%)	None

6.	CMS Generation Filer City, Inc (MI) (100%)	T.E.S. Filer City Station Limited Partnership (MI) (50%)

6.	CMS Generation Genesee Company (MI) (100%)	Genesee Power Station Limited Partnership (DE) (1%)
1 Ownership interests in this entity have been transferred by CMS Generation Co. pursuant to the sale of Argentine assets (March 2007).

Subsidiary Entity/Entities Interest(s)
	Entity Interest Directly Affected	Indirectly Affected
	(Domicile)	(Domicile)
Action Step	(% Ownership by Transferor)	(% Ownership by Entity Directly Effected)
6.	CMS Generation Grayling Company (MI) (100%)	Grayling Generating Station Limited Partnership (MI) (1%) Grayling Partners Land Development, L.L.C. (MI) (1%)

6.	CMS Generation Grayling Holdings Company (MI) (100%)	Grayling Generating Station Limited Partnership (MI) (49%) Grayling Partners Land Development, L.L.C. (MI) (49%)

6.	CMS Generation Holdings Company (MI) (100%)	CMS Centrales Termicas S.A. (Argentina) (1%)’
CMS Comercializadora de Energia S.A. (COMESA) (Argentina) (1%)’
CMS Ensenada S. A. (Argentina) (1%)’
CMS Generation S.R.L. (Argentina) (0.01%)’
Genesee Power Station Limited Partnership (DE) (48.75%)
GPS Newco, L.L.C. (KS) (50%)

6.	CMS Generation Honey Lake Company (MI) (100%)	HL Power Company, a California Limited Partnership (CA) (.5%) Honey Lake Energy I L.P. (CA) (99%) Honey Lake Energy II, L.P. (CA) (99%)

6.	CMS Generation Michigan Power L.L.C. (MI) (100%)	None

6.	CMS Generation Operating LLC (MI) (100%)	None

6.	CMS Generation Recycling Company (MI) (100%)	Mid-Michigan Recycling, L.C. (MI) (50%)

6.	CMS Generation San Nicolas Company (MI) (0.1%)’	Inversora de San Nicolas, S.A. (0.1%)’

6.	CMS Palermo Energy Company (Nova Scotia) (100%)	Palermo Energy General Partner Ltd. (Nova Scotia) (100%) Palermo Energy Limited Partnership (Ontario) (99.999%)

6.	CMS Prairie State LLC (MI) (100%)	Lively Grove Energy, LLC (DE) (50%)

6.	Dearborn Generation Operating, L.L.C. (MI) (100%)	None

Subsidiary Entity/Entities Interest(s)
	Entity Interest Directly Affected	Indirectly Affected
	(Domicile)	(Domicile)
Action Step	(% Ownership by Transferor)	(% Ownership by Entity Directly Effected)
6.	Exeter Energy Limited Partnership (CT) (50%)	None

6.	Hidroelectrica El Chocon S.A. (Argentina) (2.48%)’	None

6.	Honey Lake Energy I L.P. (CA) (1%)	HL Power Company, a California Limited Partnership (CA) (18.65%)

6.	Honey Lake Energy II, L.P. (CA) (1%)	HL Power Company, a California Limited Partnership (CA) (18.65%)

6.	Idaho Wind Generation Company, LLC (DE) (100%)	None

6.	Lassen Wind Generation LLC (MI) (100%)	None

6.	Oxford Tire Recycling Inc. (DE) (100%)	None

6.	OxfordiCMS Development Limited Partnership (MI) (99%)	Exeter Energy Limited Partnership (CT) (48%)

6.	Servicios de Aguas de Chile CMS y Compania Limitada (Chile) (99.99%)	None

Step 7: Transfer HYDRA-CO to CMS Enterprises.

7. CMS Generation LLC (MI) transfers its interest in HYDRA-CO Enterprises, Inc. (NY) to CMS Enterprises Company (MI)	HYDRA-CO Enterprises, Inc. (NY) (100%)	CMS Centrales Termicas S.A. (Argentina) (99%)’
CMS Exeter LLC (MI) (100%)
CMS Generation Filer City Operating LLC (MI) (100%)
CMS Generation Filer City, Inc. (MI) (100%)
CMS Generation Genesee Company (MI) (100%)
CMS Generation Grayling Company (MI) (100%)
CMS Generation Grayling Holdings Company (MI) (100%)
CMS Generation Holdings Company (MI) (100%)
CMS Generation Honey Lake Company (MI) (100%)
CMS Generation Michigan Power L.L.C. (MI) (100%)
CMS Generation Operating Company 11, Inc. (NY) (100%)

Subsidiary Entity/Entities Interest(s)
	Entity Interest Directly Affected	Indirectly Affected
	(Domicile)	(Domicile)
Action Step	(% Ownership by Transferor)	(% Ownership by Entity Directly Effected)
CMS Generation Operating LLC (MI) (100%)
CMS Generation Recycling Company (MI) (100%)
CMS Generation San Nicolas Company (MI) (0.1%)’
CMS Palermo Energy Company (Nova Scotia) (100%)
CMS Prairie State LLC (MI) (100%)
Craven County Wood Energy Limited Partnership (DE) (44.99%)
Dearborn Generation Operating, L.L.C. (MI) (100%)
Exeter Energy Limited Partnership (CT) (50%)
HCE-Biopower, Inc. (NY) (100%)
HCE-Jamaica Development, Inc. (NY) (1 00%)
HCE-Rockfort Diesel, Inc. (NY) (1 00%)
Hidroelectrica El Chocon S.A. (Argentina) (2.48%)’
Honey Lake Energy I L.P. (CA) (1%)
Honey Lake Energy 1I, L.P. (CA) (1%)
Idaho Wind Generation Company, LLC (DE) (100%)
IPP Investment Partnership (MI) (49%)
Lassen Wind Generation ILC (MI) (100%)
Little Falls Hydroelectric Associates, L.P. (NY) (0.63%)
Little Falls Hydropower Associates (NY) (33.33%)
Lock 17 Group (NY) (33.33%)
Lock 17 Management Group (NY) (33.33%)
New Bern Energy Recovery, Inc. (DE) (100%)
Oxford Tire Recycling, Inc. (DE) (100%)
Oxford/CMS Development Limited Partnership (MI) (99%)
PowerSmith Cogeneration Project, LP (DE) (6.25%)
Servicios de Aguas de Chile CMS y Compania Limitada (Chile) (99.99%)

Subsidiary Entity/Entities Interest(s)
	Entity Interest Directly Affected	Indirectly Affected
	(Domicile)	(Domicile)
Action Step	(% Ownership by Transferor)	(% Ownership by Entity Directly Effected)
South India Natural Gas Marketing Company Private Limited (India) (36.94%) TN-LNG Power Co. Pvt. Ltd. (India) (36.04%)

Step 8: Transfer CMS Energy UK Limited to CMS Generation.

8. CMS Enterprises Company (MI) contributes its interest in CMS Energy UK Limited (England) to CMS Generation LLC (MI)	CMS Energy UK Limited (England) (100%)	None

Step 9: Address intercompany lending transactions.

9. Intercompany lending transactions	Entities to be determined.	N/A

Annex B
Schedule 5.16

SCHEDULE 5.16
MERGER AND TAX ELECTION
5.16(a): Merger

Subsidiary Entity/Entities Interest(s)
	Entity Interest Directly Affected	Indirectly Affected
	(Domicile)	(Domicile)
Action Step	(% Ownership by Transferor)	(% Ownership by Entity Directly Effected)
Step 1: Convert CMS Generation Co. (MI) to a Michigan LLC (via several steps).

la. Merge CMS Generation Co. (MI) into New Generation LLC (MI) Note: Entity name following merger will be CMS Generation LLC	CMS Generation Co. (MI)	CMS (India) Operations & Maintenance Company Private Limited (India) (1%)
CMS Centrales Termicas S.A. (Argentina) (99%)’
CMS Enterprises International LLC (MI) (100%)
CMS Exeter LLC (MI) (100%)
CMS Generation Filer City Operating LLC (MI) (100%)
CMS Generation Filer City, Inc. (MI) (100%)
CMS Generation Genesee Company (MI) (100%)
CMS Generation Grayling Company (MI) (100%)
CMS Generation Grayling Holdings Company (MI) (100%)
CMS Generation Holdings Company (MI) (100%)
CMS Generation Honey Lake Company (MI) (100%)
CMS Generation Investment Company VI (Cayman) (100%)
CMS Generation Investment Company VII (Cayman) (100%)
CMS Generation Michigan Power L.L.C. (MI) (100%)
CMS Generation Operating LLC (MI) (100%)
CMS Generation Recycling Company (MI) (1 00%)
CMS Generation San Nicolas Company (MI) (0.1%)’
CMS International Operating Company (Cayman) (100%)
CMS International Ventures, L.L.C. (MI) (21.02%)
CMS Morocco Operating Co., S.C.A. (Morocco) (0.1%)
1 Ownership interests in this entity have been transferred by CMS Generation Co. pursuant to the sale of Argentine assets (March 2007).

Subsidiary Entity/Entities Interest(s)
	Entity Interest Directly Affected	Indirectly Affected
	(Domicile)	(Domicile)
Action Step	(% Ownership by Transferor)	(% Ownership by Entity Directly Effected)
CMS Palermo Energy Company (Nova Scotia) (100%)
CMS Prairie State LLC (MI) (100%)
Dearbom Generation Operating, L.L.C. (MI) (100%)
Exeter Energy Limited Partnership (CT) (50%)
Hidroelectrica El Chocon S.A. (Argentina) (2.48%)’
Honey Lake Energy I L.P. (CA) (1%)
Honey Lake Energy II, L.P. (CA) (1%)
HYDRA-CO Enterprises, Inc. (NY) (100%)
Idaho Wind Generation Company, LLC (DE) (100%)
Lassen Wind Generation LLC (MI) (100%)
Oxford Tire Recycling, Inc. (DE) (100%)
Oxford/CMS Development Limited Partnership (MI) (99%)
Servicios de Aguas de Chile CMS y Compania Limitada (Chile) (99.99%)
Taweelah A2 Operating Company (MI) (100%)’
5.16(b): Tax Election

Subsidiary Entity/Entities Interest(s)
	Entity Interest Directly Affected	Indirectly Affected
	(Domicile)	(Domicile)
Action Step	(% Ownership by Transferor)	(% Ownership by Entity Directly Effected)
Step 1: Complete election related to tax status.

1. Change tax status of CMS Enterprises International LLC (MI) to a disregarded entity	CMS Enterprises International LLC (MI)	N/A
2 Taweelah A2 Operating Company, a Michigan corporation, will be converted to a Michigan LLC pursuant to the Reorganization.